Exhibit 15.1

Excerpt containing the pages and sections of the 2022 Universal Registration Document that are incorporated by reference into the 2022 Annual Report on Form 20-F(1)

(1)   The following document contains certain pages and sections of the Orange 2022 Universal Registration Document which are being incorporated by reference into the 2022 Annual Report on Form 20-F of Orange. Where information within a subsection has been deleted, such deletion is indicated with a notation that such information has been redacted.

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1.1     Overview

Orange is one of the world’s leading telecommunications operators with revenue of 43.5 billion euros in 2022 and 136,000 employees worldwide at December 31, 2022, including 75,000 in France. The Group has a total customer base of 287 million customers worldwide at December 31, 2022, including 242 million mobile customers and 24 million fixed broadband customers. The Group is present in 26 countries. Orange is also a leading provider of global IT and telecommunication services to multinational companies, under the brand Orange Business. In February 2023, the Group presented its strategic plan Lead the future, built on a new company model and guided by responsibility and efficiency. Lead the future capitalizes on network excellence to reinforce Orange’s leadership in service quality.

Orange SA has been listed since 1997 on Euronext Paris (symbol: ORA) and on the New York Stock Exchange (symbol: ORAN).

Orange’s purpose is to be the trusted partner that gives everyone the keys to a responsible digital world.

1.1.1      Group’s main footprint and key figures

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1.1.3      History

Orange is France’s incumbent telecommunications operator. The Group has its origins in the Ministry for Mail, Telegraphs and Telephone. It was renamed France Telecom in 1991 and became a société anonyme (limited company) on December 31, 1996. In October 1997, France Telecom shares were listed on the Paris and New York stock exchanges, allowing the French government the disposal of 25% of its shares to the public and Group employees. Subsequently, the public sector gradually reduced its holding to 53%. Between 2004 and 2008 the public sector sold a further 26% of the capital, and then again 4% in 2014 and 2015. On December 31, 2022, the French State retained 22.95% of the share capital, held either directly or jointly with Bpifrance Participations.

France Telecom’s area of activity and its regulatory and competitive environment have undergone significant changes since the 1990s. In a context of increased deregulation and competition, the Group has, over that period, undertaken several strategic investments, in particular the acquisition of the mobile operator Orange Plc and its brand created in 1994, and the acquisition of a controlling stake in Poland’s incumbent operator, Telekomunikacja Polska.

Since 2005, the Group has expanded strategically in Spain by acquiring the mobile operator Amena, then in 2015 the fixed-line operator Jazztel.

The Group is pursuing a policy of selective, value-creating acquisitions by concentrating on the markets in which it is already present. In the emerging markets of Africa and the Middle East where the Group is historically present (in particular Cameroon, Côte d’Ivoire, Guinea, Jordan, Mali and Senegal), this strategy was implemented through the acquisition of Mobinil in Egypt (2010) and of Méditel in Morocco (2015) and more recently by the acquisition of a number of African operators (in Liberia, Burkina Faso, Sierra Leone and the Democratic Republic of the Congo) (2016).

It also resulted in the joint venture with Deutsche Telekom that combined UK activities under the EE brand (2010) followed by the disposal of EE in 2016, as well as the disposal of Orange Switzerland (2012), Orange Dominicana (2014), Orange Armenia (2015) and Telkom Kenya (2016).

In Europe where Orange implements a convergence strategy, this policy has resulted in the takeover of Telekom Romania Communications and the strengthening of the majority shareholding in Orange Belgium (2021), as well as the signing in 2022 of agreements, with MásMóvil to combine their activities in Spain, and with Nethys for the takeover of the Belgian operator VOO.

As part of its corporate services and since the acquisition of Equant in 2000, Orange has been pursuing its strategy of becoming a global player in digital transformation and has accelerated its shift to services through a number of targeted acquisitions, notably in the fields of cybersecurity and Cloud services, such as those of Business & Decision and Basefarm in 2018 and SecureLink and SecureData in 2019.

Orange aims to optimize, develop and enhance the value of its fixed and mobile infrastructure while retaining control of its strategic assets. In 2021, to support its development in fiber, the Group partnered with long-term investors to create two FiberCos in Europe. It also launched Totem, its European TowerCo, to pool its mobile towers in order to enhance their value and optimize their management.

In 2006, Orange became the Group’s main brand for Internet, television and mobile telephony services in the majority of countries where it operated. In 2013, the Company adopted the Orange name, offering the full range of its telephony services in France under the Orange brand. This policy continued with the gradual adoption of the Orange brand by most of the Group’s subsidiaries in Europe and Africa. Corporate services in the world are offered primarily under the Orange Business brand.

In February 2023, the Group presented its strategic plan "Lead the future". For more information on Orange’s strategic plan and its business model, see Section 1.2 Business model, market and strategy.

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1.2.2      Key changes in the telecom services market

Network development and growth in telecommunication uses

Around the world, the demand for connectivity continues to grow. The adoption of new uses is accelerating thanks to the increased capacity of existing networks (fiber and 4G/5G), the penetration of smartphones and the multiplicity of screens available (computers, smartphones, tablets, connected TVs, augmented reality glasses and headsets). The development of 5G technology has prompted the emergence of new uses for businesses (optimization of production time, remote machine operation, predictive maintenance, etc.), and for B2C customers (immersive videos, Web 3.0, Cloud gaming, etc.).

In Africa & Middle East, Internet access networks are developing primarily through the roll-out of 4G and 5G mobile networks, and fiber is taking off in targeted zones in large cities. In Europe, network investments are focused on very high-speed broadband access, with the development of fiber, improved performance of 4G mobile networks and commercial launches of 5G. At the same time, operators are constantly upgrading their networks in order to make them more agile and easier to manage (through the virtualization of network functions and automation), and to optimize their value through pooling.

New consumer and business expectations

Since the public health crisis, the need for connectivity has been a vital issue both for individuals and for businesses (teleworking, e-commerce, etc.). Immersive technologies (Web 3.0, metaverse) create the opportunity for new customer experiences. Cybersecurity is becoming a need for individuals, businesses, and governments alike. More than ever, customers count on networks being reliable and resilient and on the protection of their personal data, prompting awareness of the importance of a relationship of trust with their operator.

Born out of the new geopolitical situation (war in Ukraine), inflation has added to the context of the economic and public health crisis and further aggravated inequalities in access to digital technology. Customers therefore expect accessible services for the most disadvantaged and support for first-time users. Moreover, with the growing number of extreme weather events, society as a whole expects more commitment from businesses in the face of major environmental and social challenges, but also a better foothold and more presence in the regions and territories.

Transformation of the telecoms industry

Against this new backdrop, the transformation of the telecoms industry is gathering pace.

The major US digital players are continuing to grow ever more powerful. More than 50% of network capacity in Europe is used by five of them (the GAFAM [4]), raising the question of fair value sharing: Smartphone manufacturers and digital service providers are challenging the operators’ ability to differentiate themselves. Over-The-Top (OTT) service providers are focusing on voice substitution in B2B and in international wholesale.

The major digital players are also speeding up the development of their proprietary infrastructure by building new Data centers and international networks that they are promoting in the B2B and wholesale markets. At the same time, Chinese network and smartphone providers are increasingly being bypassed due to security and sovereignty risks.

To face the increasingly steady growth of uses (video, data), European operators must continue to invest in tomorrow’s very high-speed broadband, fixed (fiber) and mobile (4G/5G) networks. Regulatory constraints (imposed rates, complex mergers) and competition (low cost, price wars) are still very intense in Europe. Operators are therefore seeking to pool and share their networks, while some of them are looking to transfer all or part of their infrastructure to financial funds or infrastructure companies (Towerco). Rising energy prices put pressure on costs and inflation complicates the economic equation.

The digital sector also has a unique ability to help reduce CO2 emissions. Thanks to their network infrastructure and service platforms, operators are particularly well positioned to create solutions dedicated to better resource management (energy, rare metals, etc.) for businesses and governments.

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1.2.3      The Orange group strategy

Launched in February 2023, the strategic plan Lead the future aims to generate value from the Group’s recognized excellence in its core business and to grow sustainably in Europe, Africa and the Middle East. Orange also intends to re-position its Enterprise activities in next generation connectivity solutions and accelerate in cybersecurity.

This plan was designed to project Orange into the future and capitalize on its unique strengths in the telecoms sector. The quality of its core assets combined with a solid financial position allow it to address the many structural and economic challenges facing the industry. The explosion of digital uses is accompanied by ever-increasing customer demands, notably in terms of resilience, making the telecoms sector essential for years to come.

Lead the future aims to respond to these challenges and focus Orange on its core business. This ambitious and pragmatic plan aims to build on the Group’s strengths to create value. Orange, a pioneer in fiber, continues to deploy, innovate and invest in the best technologies to respond to its customers’ needs for reliability, security and resilience. In addition, Orange consolidates its strong position in cybersecurity and re-positions its B2B activities to better meet the expectations of its customers. Finally, this plan is expected to allow the Group to strengthen its position in Africa and the Middle East, a region of high growth.

Lead the future is built on four pillars:

1.    Capitalizing on Orange’s core business to reinforce excellence and quality of service;

2.    Capitalizing on infrastructure in all the countries where the Group is active;

3.    Transforming Orange Business Services, rebranded as Orange Business, to accelerate growth in the Enterprise segment and strengthen Orange’s position in cybersecurity;

4.    Continuing to grow in Africa and the Middle East.

Accompanying the 2025 plan is a new company model.

Capitalizing on the core business to reinforce excellence and quality of service

Standing out for the quality of networks and service

The quality of the networks and the excellence of Orange’s customer service in Europe is renowned, as evidenced by the massive increases in its NPS over the past three years and its reduced mobile plan cancellation rate. This has allowed the Group to increase its mobile and convergent customer bases in Europe by 5% and 8% respectively over the same period. The power of the Orange brand, ranked the second most-valued telecoms brand in Europe in 2023, has thus been strengthened. As the leader in fiber optic deployment in Europe with nearly 46 million FTTH connections deployed by the Group by the end of 2022, Orange now has considerable technology assets. The excellence of the network, following significant investments, is expected to enable the Group to strengthen its leadership in terms of customer experience.

Using Data and Artificial Intelligence (AI) to offer customers a customized experience

Orange intends to develop its use of Data and AI to offer customers a personalized and seamless experience across its digital and physical channels. The Group thus aims to continue to increase the share of digital technology in sales and in customer support. By leveraging AI, it intends to improve its ability to predict customer expectations, focusing on services that are secure (through network-integrated cybersecurity), transparent (offering customized, modular, seamless connectivity on-the-go) and "green" with, for example, repaired and refurbished devices.

Capitalizing on roll-out progress and leadership in networks

In addition to fiber, 5G and "4G Home" which are already widely available, Orange will enhance its satellite offer in 2023 by launching, in partnership with Eutelsat, a commercial offer in mainland France (see Section 1.5.1 Access networks).

In Spain, the combination with MásMóvil will endow the future entity with the financial capacity and scale necessary to continue to invest and contribute to the development of competition through infrastructure, for the benefit of consumers and businesses.

Through this leadership in networks, customer satisfaction and enriched offers, Orange intends to improve average revenue per offer (ARPO) despite difficult macroeconomic conditions and intense competition.

Finally, with its sights firmly set on the usages of tomorrow, Lead the future will capitalize on the expertise of researchers and other employees dedicated to innovation to build new services and applications such as on-demand enterprise networks or the Wi-Fi of the future for the home.

Capitalizing on infrastructure in all the countries where the Group is active

Continuing the extension of very high-speed fixed and mobile broadband and increasing the value of Totem

The Group intends to continue to invest in the development of fixed and mobile networks within a responsible financial framework. To do so, Orange will continue to engage in strategic partnerships (RAN Sharing and joint entities) to share financial costs and secure investments.

Across the fixed-line network, Orange will continue to deploy, operate, and market fiber connections; by 2025, it plans to deploy of 5 million additional fiber connections in Europe, where peak investment has already been reached, and 2 million connections in Africa & Middle East.

Across the mobile network, Orange will increase the value generated from its passive infrastructure by aiming to raise the third-party operator hosting rate from 1.37 in 2022 to 1.5 by 2026 for pylons owned by Totem, the Group’s European TowerCo. Totem, a wholly owned Orange subsidiary, has all the strengths needed to be a key player in European consolidation.

The Group will continue to modernize its fixed and mobile networks moving to very high-speed broadband with the decommissioning of the copper network in France and 2G and 3G networks in all its European countries by 2030. In Africa, Orange will continue to deploy fixed and mobile networks (4G and 5G), to enable solid growth in its results and to support the continent’s economic and social development.

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Rolling out Network Integration Factories

Orange intends to enhance the value of its infrastructures through technology and strengthen the use of data and Artificial Intelligence (AI) to put in place a new industrial model for the management of its network: more effective, more resilient, and higher performing. Group-wide Network Integration Factories will also accelerate the automation and virtualization of network operations. They will also make it possible to offer new on-demand network services operating in "Network-as-a-Service" mode (available via app programming interfaces), thus creating new business opportunities. Lastly, they will increase the resilience and security of networks thanks to considerably faster operations of network restoration, security updates or anomaly detection. This transformation is already contributing to optimizing capital and operating expenditure and reducing network electricity consumption by up to 20%.

Transforming Orange Business Services, rebranded as Orange Business, to accelerate growth in the Enterprise segment and strengthen Orange’s position in cybersecurity

Positioning Orange Business as the leader for next generation connectivity solutions

The Internet, the Cloud and collaborative software have all revolutionized companies’ digital usage, for example through the shift away from fixed line telephony and private networks. These developments call into question the traditional B2B Telco operator model. With Lead the future, Orange is profoundly transforming its model to adapt to the new realities of a market where the boundaries between networks and digital services are disappearing. Orange will therefore capitalize on its unique mastery of connectivity, security and resilience challenges.

In this context, Orange Business Services is evolving to become Orange Business. This new name embodies the simplification that characterizes its entire transformation plan and underpins its purpose to forge the closest possible relationship with its customers. Orange Business will position itself as the leader for next generation connectivity solutions. This ambition is rooted in its globally recognized expertise in secure and trusted connectivity solutions which provide the foundation for companies’ digital transformation. It will also rest on a re-focusing of the range of services it offers, the evolution of its company model and a far-reaching program of cost optimization.

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Continuing the growth of Orange Cyberdefense to open up to new markets (B2C/micro-businesses)

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Orange Cyberdefense intends to continue with its organic growth and a strategy of targeted acquisitions, accelerate its push into the professional/SME segment and enter new markets such as B2C. Driven by the growing needs of both individuals and large businesses, the market is expected to experience double-digit growth over the coming years and the Group has already demonstrated its ability to outperform the market.

Continuing to grow in Africa and the Middle East

Maintaining growth in the Africa & Middle East region

The Africa and Middle East region has been a growth driver for the Group for many years and remains at the heart of its strategy. There is significant potential in this region linked to strong demographics, the adoption of the Internet and increasing usage, the capture of which is made possible by the roll-out of networks and infrastructure. As the telecoms operator serving one in ten Africans, Orange intends to continue to invest in the deployment of its networks to further strengthen its position as a digital partner of reference in Africa and the Middle East. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

Accelerating the transformation of Orange Money

On these solid foundations, the Group plans to accelerate the provision of services in the financial field (Orange Money, Orange Bank), content, energy, e-agriculture, health and B2B. Orange will thus accelerate the transformation of Orange Money toward a digital platform model that will offer other services in addition to transfers and payments. This will be offered to all consumers, whether or not they are Orange customers, across all the countries in which the Group is present. At the end of 2022, Orange Money’s revenues had returned to growth, driven by the increase in its customer base to more than 29 million active users and by the volume of transactions, which exceeded 100 billion euros in value during the year.

Strengthening the Group’s foothold, in particular through its "Orange Digital Centers"

The Group’s digital inclusion policy - from the provision of services at attractive prices to digital training - strengthens its positioning. A local partner in Africa and the Middle East through a dedicated subsidiary, Orange will continue to invest in infrastructure and work to promote digital inclusion across the African continent. The Group will build on its strong local relationships and its position as a multi-service operator, pursuing the deployment of its "Orange Digital Centers".

A new company model guided by responsibility and efficiency

The Group’s environment is undergoing profound changes and Orange is therefore facing major challenges in terms of transformation. To overcome these challenges, Lead the future will put in place a new company model guided by an ambitious policy of social and environmental responsibility.

Social and environmental responsibility

Environmental and social issues profoundly change the way Orange manages its activities. Its achievements are already recognized by high ESG scores. Orange now aims to transform itself and develop a more efficient and resilient company model. This ESG-by-design transformation is underpinned by three major areas of commitment: Environment, Trust and Digital Inclusion.

In terms of the environment, the Group faces multiple challenges: climate emergencies as well as structural changes, such as access to natural resources, legislation and regulations, and society’s expectations. The Group’s main source of energy consumption comes from networks and information system (84% of the Group’s energy consumption and CO2 emissions across scopes 1 and 2 in 2022). In 2021, the Green ITN program saved nearly 960 GWh of electricity and 80 million liters of fuel. With global warming representing a major concern for us all, the Group intends to be a driving force for the environmental transition [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]. The long-term objective of reaching Net Zero Carbon by 2040 remains unchanged.

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The Group’s second area of commitment is to work toward building a society of trust, and to aim to become the leader in cybersecurity in Europe and a key player in digital trust. To achieve this, the Group intends to develop Orange Cyberdefense, reaffirm its policy of protecting customers’ personal data, promote the ethical use of AI and data (Code of Ethics, Positive AI initiative in France), raise awareness of responsible digital technology, and fight against cyberbullying.

Lastly, convinced that digital technology is a powerful tool for inclusion, the Group has made it its third area of commitment. Its promise of digital inclusion and empowerment covers three areas: access to networks and services, accessibility of offers, and the development of digital skills.

Governance and social and environmental responsibility, which are at the heart of all the Group’s processes, are driven by the commitment of the Group’s management team, part of whose compensation is linked to non-financial performance indicators.

A new company model

The success of Lead the future will also be linked to the development of the Group’s company model: simpler, faster, more efficient. People, organizational agility and the simplification of processes will be at the heart of this transformation. The objective is to improve operational efficiency at Group level and accentuate its industrial approach geared towards excellence.

In a world of disruptive technologies, the Group will invest in training and have proactive skills management based on anticipating needs. The Group will facilitate employee development towards new roles in data, Cloud Computing, cybersecurity and AI.

Finally, the Group will continue to closely manage its costs. With the "Scale up" efficiency plan, Orange has already saved at end-2022, and on a cumulative basis since the beginning of 2020, more than 700 million euros in net savings [6]. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

Having reached a peak, Orange is aiming to reduce investments from 18% of revenues to around 15% from 2023 and for the duration of the plan. This reduction is particularly centered on France and Europe, where most of the investments in fiber have already been made. All the same, Orange will continue to invest to further strengthen its network leadership.

Within the framework of Lead the future, the Group has set its financial ambitions for 2025. These ambitions are based on clear objectives for return on investment and long-term value creation [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]. Orange intends to rigorously manage its asset portfolio, pursue its carefully considered strategy in respect of acquisitions and partnerships, and maintain self-discipline in terms of managing its debt and its balance sheet.

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1.3     Significant events

Governance

On January 28, 2022, the Board of Directors appointed Christel Heydemann as Chief Executive Officer of Orange, effective April 4, 2022. The Board of Directors met after the Shareholders’ Meeting of May 19, 2022 and elected Jacques Aschenbroich as Non-Executive Chairman of the Board Directors. It confirmed Christel Heydemann as Chief Executive Officer and Ramon Fernandez as Delegate Chief Executive Officer. The latter resigned from his position as Delegate CEO at December 31, 2022 and will step down from his role as Deputy CEO and Executive Vice-President Finance, Performance and Development at the end of the first quarter of 2023 (see Section 5.1 Composition of management and supervisory bodies).

In addition, Christel Heydemann has decided to make changes affecting part of her management team in order to accelerate the Group’s transformation and development (see Section 5.1.3 Executive Committee).

Lead the future, Orange’s new strategic plan

In February 2023, Orange presented Lead the future, its new strategic plan which aims to generate value from the recognized excellence of its core business and to grow sustainably in Europe, Africa and the Middle East. Orange also confirms the repositioning of its Enterprise activities in next generation connectivity solutions and the acceleration in cybersecurity. Accompanying the plan is an ambitious new company model placing, at its heart, social and environmental responsibility and operational excellence.

Lead the future is built on four pillars: (i) capitalizing on our core business to reinforce our excellence and quality of service; (ii) capitalizing on infrastructure in all the countries where the Group is active; (iii) transforming Orange Business Services (which becomes Orange Business) in order to accelerate in the Enterprise services segment and strengthen Orange’s position in cybersecurity; and (iv) continuing to grow in Africa and the Middle East.

For more information on the strategic plan Lead the future, see Section 1.2.3 The Orange group strategy.

Inflation and energy crisis

Generalized inflation, and more particularly the increase in energy costs, weighed on the Group’s operating margins in 2022. In this difficult macroeconomic environment, the Group continued its efforts to achieve its financial objectives. Orange has several key strengths in this inflationary environment:

−     the Group has a certain ability to increase prices thanks to a high level of customer satisfaction and the quality of its network (see below Telecommunication networks). In most cases, the Group’s strategy is to offer more for more to its customers while being very cautious about the attractiveness of these transactions, in order to maintain a high level of customer satisfaction, as evidenced by Orange’s Net Promoter Score (NPS) indicators. In this context, price increases associated with additional service offers took place during fiscal year 2022, particularly in France (see below Launch of the new Livebox 6) and in all European countries. In order to preserve the purchasing power of households, the Group has B2C offers in France available to everyone under the Orange and Sosh brands;

−     [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED] Energy purchases, the main component of which is electricity, amounted to around 800 million euros in 2022, of which around 150 million euros more than in 2021 related to the increase in energy prices. In order to reduce its exposure to the risks of fluctuations in energy purchase prices on the markets, the Group hedges its future consumption needs in advance and has signed (and will continue to sign) renewable electricity supply contracts (Power Purchase Agreements (PPAs), see below Exemplary social and environmental conduct) which enable it to hedge part of its energy needs on the basis of prices negotiated with suppliers for a given period (see Notes 14.6 and 16.1 to the Consolidated Financial Statements). At the end of December 2022, the Group had significant hedges for its electricity needs at prices set through PPAs and purchases already made on the markets. In Europe, nearly 100% of the Group’s electrical needs are thus hedged for 2023, and more than 60% for 2024, including the rights to ARENH (Accès Régulé à l’Énergie Nucléaire Historique - Regulated access to historic nuclear energy) estimated to be capped at 40%. The Group anticipates that its energy expenditure (mainly electricity) will amount to approximately 1.1 billion euros in 2023;

−     to achieve its objectives, Orange also relies on Scale Up, its operational efficiency program, to offset the inflationary effects that the Group is experiencing (see below Progress of the Scale Up operational efficiency program);

−     in most of its geographical locations, salary increases for Group entities are not indexed to inflation and are decided after a negotiation process. However, some entities are required to adjust all salaries to inflation, as is the case in Belgium and Luxembourg. In France, Orange SA implemented an increase in the overall salary budget of 3% in 2022, with a particular focus on the lowest levels of compensation. Orange is thus strengthening its action in favor of the purchasing power of employees in a context of rising inflation, while preserving the Group’s financial balances (see below Orange, a people-oriented digital employer);

−     BuyIn, the Orange and Deutsche Telekom procurement joint venture, provides some negotiating power to the Group to secure supplies and limit price increases;

−     the choice made by the Group to retain control of its infrastructure, in particular via Totem, Orange’s European TowerCo (see below Optimization, development and enhancement of mobile infrastructure by Totem), makes it possible to partially limit the Group’s exposure to the effects of indexing rent for this asset class to inflation;

−     the Group’s lead in terms of network roll-out, and particularly of fiber optic (see below Telecommunication networks), allows Orange to limit its exposure to the increase in associated costs;

−     lastly, the Group’s robust balance sheet, its diversified financing and interest rate risk management policy, as well as Orange’s creditworthiness, help limit the Group’s exposure to the effect of interest rate increases (see Note 14 to the Consolidated Financial Statements).

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War in Ukraine

In the context of the war in Ukraine, the Orange group has taken steps, as a priority, to ensure the safety of its teams in Ukraine, Russia and neighboring countries where the Group is present, as well as to ensure service continuity for its customers and the security of its infrastructure. The Group also ensures that it strictly complies with international sanctions on Russia and Belarus. Orange has also strengthened its level of surveillance in terms of cybersecurity and resilience, and has also undertaken to provide support to populations affected by the conflict, in particular through various solidarity actions (free offers, donations and in-kind support).

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To this end, Orange has set up a crisis unit that is primarily responsible for monitoring how events are unfolding on a regular basis and how they might affect the Group, and for coordinating all the measures taken by its various entities.

The Orange group is present in Russia and Ukraine mainly through Orange Business Services (OBS). In Russia, OBS had just over 700 employees at December 31, 2022 and generated revenues there of approximately 100 million euros (i.e., 0.2% of Group revenues) in 2022. The total value of assets located in Russia was approximately 60 million euros at December 31, 2022. In light of the situation, the Group has decided to continue its business for existing customers in Russia and Belarus, but to avoid entering into any new commercial relationships with entities located there. OBS has four employees in Ukraine. The revenues generated in Ukraine are immaterial at the Group level.

Orange is a B2C operator in four countries that border Ukraine: Poland, Slovakia, Romania and Moldova. The Group is monitoring the situation in these countries very closely and participates in the reception of refugees.

Provided that the conflict does not spread to other geographical areas, and given the limited scope of the Group’s activities in Ukraine as well as in Russia and Belarus, the direct impacts on the Group’s financial statements remain limited (see Note 2.5.4 to the Consolidated Financial Statements).

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Optimization, development and enhancement of mobile infrastructure by Totem

In 2021 Orange announced the creation of Totem, the Orange group’s European TowerCo which owns and manages the passive infrastructure portfolio of mobile telecommunication towers in France and Spain. The company started operations at the end of 2021.

In May 2022, Totem signed a contract with Société du Grand Paris to equip the future 15 Sud subway line of the Grand Paris Express by 2025. Totem will provide 5G mobile coverage through the roll-out of indoor DAS (Distributed Antenna System), a mobile network comprised of close to 1,000 active devices. Totem will carry all the investments necessary for the roll-out of this infrastructure and will then market access to the entire network rolled out to mobile telephony operators until 2035.

In November 2022, Totem also announced the signing of a commercial agreement with Iliad giving it access to the portfolio of Totem sites (masts and flat rooftops) in France. With this agreement, the two stakeholders are entering into a long-term partnership.

Since January 1, 2022, the Group has presented Totem as a separate segment within the segment information (see the heading of Section 3.1 Review of the Group’s financial position and results and Note 1.1 to the Consolidated Financial Statements).

Telecommunication networks

Fixed-access networks

Orange continued to roll out its fiber optic network at a steady pace in fiscal year 2022. Accordingly, the Group connected 8.4 million additional homes to FTTH year on year and had 64.9 million households connectable to FTTH worldwide at December 31, 2022, up 14.8% on a comparable basis year on year, including 33.5 million in France, 16.4 million in Spain, 11.8 million in Other European countries, and 3.2 million in Africa & Middle East. The total number of households connectable to all very high-speed broadband networks (FTTH and cabled networks) was 66.7 million at December 31, 2022.

In January 2023, Orange Belgium and Telenet announced that they had signed two commercial agreements for the wholesale of fixed services, providing access to their respective hybrid fiber-coaxial and fiber-to-the-home networks. The entry into force of these agreements is subject to the completion of the acquisition of 75% minus one share of VOO by Orange Belgium, which requires the approval of the European Commission, among other things. The agreements will provide access to the other party’s fixed networks for a period of 15 years and cover both current hybrid fiber-coaxial technologies and future fiber-to-the-home technologies in both network areas. Orange Belgium believes that these agreements will promote investment and competition in the Belgian telecommunication market.

In October 2022, Orange Wholesale France (OWF), the Orange entity dedicated to the telecom operator market in France, launched "FTTH Access," an offer allowing Operator customers to provide electronic communication services to their end customers, without rolling out local infrastructure. FTTH Access is an access offer to an activated fiber optic network built on the local FTTH loops (or fiber bitstream) rolled out by Orange and other infrastructure operators. The FTTH Access offer thus marks a new stage in the expansion of fiber by allowing operators to support their Enterprise customers in switching to fiber while the decommissioning of copper is underway in France (see Section 1.4.1 Operating activities - France).

Mobile-access networks

In 2022, Orange recognized more than one billion euros in capital expenditure for telecommunication licenses (primarily 5G and 4G licenses, see Section 3.1.2.5.1.2 Telecommunication licenses).

During 2022, the Group continued to roll out its 5G network internationally. In February 2022, Orange Belgium announced the gradual opening of its 5G network in Belgium, and in November 2022, Orange launched its commercial 5G network in Botswana, the Group’s first country in Africa to roll out this technology. At the end of 2022, Orange saw 8 countries commercially open 5G: France, Spain, Poland, Belgium, Luxembourg, Romania, Slovakia and Botswana.

In addition, Orange announced in February 2022 that it had selected its industrial partners for its 5G Stand Alone (5G SA) networks in Europe. The roll-out of 5G SA solutions is an important step that will enable the future development of value-added, on-demand and customized services for Orange customers, in particular businesses, in all sectors of the economy. The Group notably chose Ericsson for its 5G SA core networks in Spain, Poland, Belgium and Luxembourg; Nokia for its 5G SA core networks in France and Slovakia, as well as for its Subscriber Data Management in all countries; and Oracle Communications for 5G core network signaling and routing in all countries.

In October 2022, the results of the Arcep annual survey on the quality of the mobile services of French telecom operators confirmed for the twelfth consecutive year that Orange has the best mobile network in mainland France (i.e., excluding French Overseas Territories). Orange remains a leader in terms of mobile services quality, including voice, text and data (4G and 5G), and ranked first or tied for first in 476 of the 505 criteria measured. These results are a testament to the expertise and ongoing commitment of the teams to more efficient and more responsible networks.

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In March 2022, Orange announced the phasing out of its 2G and 3G mobile networks by 2030 in all countries where the Group is present in the European Union. The phasing out of 2G and 3G technologies will allow Orange to optimize the management of its networks and move them toward more secure and more energy-efficient technologies, such as 4G or 5G. Radio frequencies currently used for 2G or 3G will be used to improve the coverage capacity of 4G and 5G networks in both urban and rural areas.

Connectivity and transmission networks

In February 2022, Orange announced its participation in the SEA-ME-WE6 (Southeast Asia-Middle East-Western Europe 6) consortium for the construction of a new so-called "express" submarine cable which will connect France to Singapore with low latency and very high-speed broadband. Orange will be responsible for the landing on French territory and will host the cable in its secure infrastructure in Marseille.

In December 2022, Orange and Medusa Submarine Cable System, a neutral and independent operator of submarine infrastructure in the Mediterranean, announced that they were joining forces to offer an open and high-performance interconnection solution to all Medusa cable partner operators. At 8,760 kilometers, Medusa will be the longest submarine cable system in the Mediterranean Sea and will connect nine countries in North Africa and Southern Europe by 2024 and 2025. Orange is thus investing in new infrastructure for hosting submarine cables in Marseille and will offer users of the Medusa submarine cable easy and secure access to all Data centers in the city of Marseille, which it will interconnect through the installation of new, fully redundant infrastructure.

Launch of the new Livebox 6

In April 2022, Orange France launched its new Livebox 6, which offers optimized performance with Wi-Fi 6E and tri-band connection and responds to the increased usage in homes since 2020. Livebox 6 is the first box launched commercially on the French market compatible with the new Wi-Fi 6E standard. It uses a new 6 GHz frequency band and allows a fiber speed of up to 2 Gbit/s downlink (and 800 Mb/s uplink). Equipped with a 100% recycled and recyclable plastic shell, its design is guided by the Group’s environmental strategy. In addition, activating the Livebox 6’s hibernation mode reduces energy consumption by up to 85%.

Digital transformation of the business customer

In April 2022. Orange Business Services announced the complete migration of Siemens AG’s network to a Software-Defined Wide Area Network (SD-WAN) infrastructure of 1,168 sites across 94 countries in order to secure the use of its business apps via Internet access Thanks to the Flexible SD-WAN solution, Orange Business Services, along with its technology partner Cisco, thus carried out one of the largest SD-WAN roll-outs in the world during the public health crisis.

In October 2022, Orange Business Services was also selected to be the first operator connected to the French government’s "Radio Network of the Future." As part of the "Radio Network of the Future" (RFF) call for tenders launched by the French Ministry of the Interior, Orange Business Services will provide access to the radio coverage of the very high-speed broadband communication network of the French government. The "Radio Network of the Future" is the government’s response to modernizing the means of communication of security and emergency services: with the RFF, France will acquire a very high-speed broadband communication network (4G then 5G) common to all security, rescue and crisis management services, such as the police and gendarmerie, firefighters or SAMU (France’s emergency medical services).

Lastly, Orange Cyberdefense, a leader in cybersecurity services in Europe, and CS Group, a major player in the design, integration and operation of critical systems, announced in October 2022 that they had been awarded a four-year contract to ensure the security of information and communication systems for the Ministry of the Armed Forces in France. In the current geopolitical context where the protection of data and infrastructure is a major issue both for businesses and governments, the objective is to meet the challenges relating to the security of critical sovereign systems.

Regarding the acquisitions of Orange Business Services, see below Changes in the asset portfolio.

Orange, a people-oriented digital employer

Following the NAO (Négociation Annuelle Obligatoire - Mandatory Annual Negotiation) on salaries in May 2022, Orange SA confirmed a 3% increase in the overall salary budget in 2022. Orange is thus strengthening its action in favor of the purchasing power of employees in a context of a marked rise in inflation, while preserving the Group’s financial balances. In addition, as part of the value sharing for fiscal year 2021, Orange paid out an additional incentive bonus of 11 million euros, bringing the total incentive bonus to 177 million euros.

Moreover, given the inflation observed during 2022, in November 2022 Orange SA announced the payment of an exceptional value-sharing bonus at the end of 2022 to nearly half of Orange SA’s employees. In January 2022, Orange SA had already paid out an exceptional purchasing power bonus of 200 euros to around 35,000 employees.

The Group pays particular attention to the working conditions of its employees and to measures aimed at the lowest salaries.

Exemplary social and environmental conduct

Sustainable finance

In May 2022, Orange returned to the sustainable bond market with an issue for a nominal amount of 500 million euros, intended to finance digital and social inclusion projects as well as projects relating to energy efficiency and the circular economy. The bonds have a maturity of 10 years and carry an annual coupon of 2.375% (see Note 13.5 to the Consolidated Financial Statements). Since the launch of the sustainable finance program in 2020, at the end of 2022 Orange had raised a total of one billion euros in sustainable bonds.

In November 2022, Orange signed a 6-billion-euro multi-currency revolving syndicated credit facility, indexed to environmental and social indicators, with 27 banks to refinance its syndicated credit facility maturing at the end of 2023. The new credit facility initially matures in November 2027 and includes two options to extend for one more year each, exercisable by Orange and subject to the banks’ approval. This sustainable refinancing illustrates the Group’s commitments to social and environmental responsibility, in line with Orange’s objectives in matters of gender diversity in the workplace and Net Zero Carbon by 2040. The initial margin is 25 basis points per year, with the maximum adjustment linked to sustainable performance objectives possibly leading to a discount or a premium of 2.25 basis points (see Note 14.3 to the Consolidated Financial Statements).

Energy efficiency and reduction measures

In 2022, Orange continued the work undertaken across its entire scope to optimize its energy consumption, as part of its overall strategy to reduce its environmental impact. Information systems and networks currently account for around 85% of the Group’s energy consumption, with the remaining 15% coming from commercial buildings and vehicles.

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In order to optimize the energy efficiency of its telecommunication networks while meeting growing connectivity needs, the Group rolls out the latest generations of equipment, in particular 5G (see above Telecommunication networks), the latter integrating energy consumption optimization features with advanced sleep modes. Over the 2019-2022 period, the Green ITN program made it possible to achieve energy savings equivalent to 19% of the total consumption of IT and networks, by decommissioning older-technology equipment that consumes more energy, optimizing the equipment utilization rate, sharing its access networks and improving the efficiency of its Data centers. In May 2022, Orange inaugurated two new Data centers in France, as part of a program to replace the 17 Data centers currently in service which host national data by 2030. Their energy consumption is 30% lower than that of older-generation Data centers, thanks in particular to the latest cooling technologies (free cooling). In addition, mobile network sharing agreements between operators have already been put in place in many European countries where Orange is present, in particular in Belgium, Spain, Poland and Romania. These projects make it possible to achieve substantial energy savings for all partners.

In the context of the current energy crisis, Orange has taken measures across its European footprint to reduce its energy consumption, particularly during peak consumption periods. In October and December 2022, Orange announced measures to support the energy sobriety plan initiated by the French government and the Council of Europe: reduction of part of the instantaneous power consumption of networks; lowering the thermostat in offices; optimizing the consumption of workspaces; switching off the lights in retail display windows; raising customers’ and employees’ awareness of energy sobriety; signing of the Ecowatt charter, etc.

Use of electricity from renewable sources

Since 2018, and in anticipation of being Net Zero Carbon by 2040, Orange has also implemented a policy of obtaining renewable energy from wind or solar sources, helping to secure access to electricity and to forecast the costs. Such contracts are already in place in France, Spain and Poland (see Notes 14.6 and 16.1 to the Consolidated Financial Statements).

In 2022, Orange signed new PPA (Power Purchase Agreement) contracts in Poland, doubling its renewable energy supply prospects in Europe through this type of contract by 2025. The contracts already in place will thus cover a capacity of more than 900 GWh/year by 2025, i.e., around 25% of the estimated electricity consumption for 2025 in Europe.

In the Africa & Middle East countries, the Group is developing a program based on the generation of solar energy, either to supply network equipment directly or via solar farms. Various site solarization projects are currently being implemented across the Group to use clean, autonomous energy to reduce dependence on national power grids and contribute to the development of energy from renewable sources.

RE program and extending the lifespan of mobile equipment

In May 2022, Orange announced the strengthening of the Group’s commitment to the circular economy with the expansion of the RE program (Recycling, Recovery, Refurbishment, Repair) to all European countries where Orange is an operator, in order to raise public awareness of the environmental impact of mobile phones.

In March 2022, Orange and Samsung announced a series of initiatives aimed in particular at increasing the lifespan of mobile equipment in Europe, including a certified refurbishment program for Samsung devices in Orange’s distribution channels, or the display of an Eco Rating for devices to help customers assess the environmental impact of mobile phones. In addition, Orange and Samsung will gradually expand the eSIM (embedded SIM, virtual card) on a wide range of devices in order to reduce the share of plastic SIM cards used throughout the area covered in Europe by Orange.

Digital inclusion

Orange is continuing to roll out its Orange Digital Center program dedicated to digital inclusion, with 10 new Orange Digital Centers opened in 2022, bringing their total to 18. This program offers the public a wide choice of digital education options. Accessible to everyone, it is a lever for social and economic development in the regions, including rural areas, with the support of local partners, associations and authorities. It embodies Orange’s commitment to digital equality.

In November 2022, the Orange Côte d’Ivoire group entered into a partnership with Vanu, Inc. to provide connectivity to rural areas of Côte d’Ivoire, as well as to Orange Côte d’Ivoire group subsidiaries in Burkina Faso and in Liberia. This partnership will help improve the overall experience of Orange customers and, thanks to its expertise, Vanu will facilitate the roll-out of sites in areas not yet covered in Côte d’Ivoire, Burkina Faso and Liberia. The partnership between Orange and Vanu will include the provision of technology upgrades and will be based on the innovative Network-as-a-Service (NaaS) model. This partnership is part of Orange’s IDEAL program, which aims to expand network coverage in rural areas to 20 million people by building 5,000 sites in four years.

Progress of the Scale Up operational efficiency program

On the defined scope of 13.8 billion euros in indirect costs at the end of 2019 (corresponding to the Group’s indirect costs (i) excluding Africa & Middle East and Mobile Financial Services, and (ii) excluding labor expenses and other network expenses and IT expenses of Enterprise IT & integration services), the Group achieved more than 700 million euros in net savings at the end of 2022 on a cumulative basis since the beginning of 2020, in line with the pace announced for the Scale Up program. Moreover, nearly 300 million euros in additional net savings achieved in 2022 have made it possible to offset the inflationary effects suffered by the Group this year (mainly the increase in energy access costs and in labor expenses).

These savings are mainly the result of optimizations carried out on all of the Group’s business lines, with an increase in the digitization, pooling and rationalization of internal organizations, and in particular a rebalancing of support functions in favor of operational functions.

Changes in the asset portfolio

Agreement to combine the activities of Orange and MásMóvil in Spain

Following exclusive negotiations that began in March 2022, in July 2022 Orange and MásMóvil signed an agreement to combine their activities in Spain (excluding Totem Espagne and MásMóvil Portugal). This combination will take the form of a 50/50 joint venture, controlled jointly by Orange and MásMóvil (Lorca JVCo), with equal governance rights in the new company.

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The transaction is based on an enterprise value of 18.6 billion euros, of which 7.8 billion euros for Orange Espagne and 10.9 billion euros for MásMóvil. The transaction is supported by a 6.6-billion-euro non-recourse debt package that will finance, among other things, an upfront payment of 5.85 billion euros to Orange and to the shareholders of MásMóvil (Lorca JVCo). This distribution to the shareholders will be asymmetric as it also embeds an equalization payment in favor of Orange. MásMóvil’s existing debt will remain in place.

The agreement includes the right of both parties to trigger an initial public offering (IPO) after a p-defined period and under certain conditions, with an option for the Orange group to take control and thus fully consolidate the new entity created in the event of an IPO. The Group cannot either be forced to sell its stake or to exercise this option.

Benefiting from economies of scale and productivity gains, the new entity will be well positioned to undertake a more ambitious and sustainable expansion of its FTTH and 5G networks, and to contribute to the development of new telecommunication infrastructures in Spain for the benefit of Spanish consumers and businesses. In particular, the joint venture will have the means to continue to roll out its own network infrastructure, constituting a real asset on the market, in particular a national FTTH network and a state-of-the-art mobile network with broad national coverage.

On completion of the transaction, the joint venture would then be consolidated using the equity method in the Orange group’s financial statements (due to Orange’s loss of exclusive control over the activities concerned).

This transaction is subject to the approval of the European Commission and other competent administrative, regulatory and competition authorities and to the relevant and/or contractual conditions precedent. It is expected to be completed in the second half of 2023 (see Note 3.2 to the Consolidated Financial Statements).

Acquisition of SCRT and Telsys by Orange Cyberdefense

In November 2022, Orange, through its subsidiary Orange Cyberdefense, acquired 100% of the Swiss companies SCRT and Telsys, sister companies with around 100 employees that are experts in cybersecurity and related services. The management team and existing structures retain their local autonomy to accelerate their expansion plans, particularly in Swiss-German territory.

After the acquisition of SecureLink and SecureData in 2019, Orange Cyberdefense continued its organic and inorganic strategy to become the European leader in cybersecurity, thanks to its presence in nine countries (France, Belgium, Denmark, Germany, Netherlands, Norway, Sweden, UK and now Switzerland) and the expertise in security of 2,700 employees serving more than 8,500 customers.

Acquisition of 100% of Exelus by Enovacom (an Orange Business Services healthcare subsidiary)

In May 2022, Orange, through its subsidiary Enovacom, signed an agreement to acquire 100% of Exelus, the owner of a unique mobile telemedicine solution that offers healthcare professionals state-of-the-art tools for scheduled telemedicine visits, specialty econsults, telecare, as well as for emergency telemedicine. This acquisition strengthens the strategy of Orange Business Services in the development of solutions for healthcare professionals. The acquisition was completed in early July 2022.

Planned creation of a joint venture with Deutsche Telekom, Telefónica and Vodafone for the implementation of a digital advertising technology platform in Europe

In February 2023, Orange, Deutsche Telekom, Telefónica and Vodafone announced plans to form a joint venture to develop a technology platform for digital advertising (ad tech) in Europe. The platform is specifically designed to bring a major improvement to the control, transparency and protection of the consumer personal data that is currently collected, distributed and stored on a large scale by some major non-European stakeholders. It is expected to benefit consumers, advertisers and publishers all at the same time. Its creation was authorized by the European Commission. The four companies will assume equal stakes of 25% each in this new joint venture, which will be based in Belgium and managed by independent management.

Agreement for the creation of the Hexadone joint venture with Banque des Territoires

In November 2022, Orange and the Banque des Territoires announced the signing of an agreement to create Hexadone, in order to design and offer a digital platform for all communities wishing to control and enhance their regions’ data. With this project for a digital platform that is both simple and robust, sovereign and secure, open and interoperable, Hexadone’s ambition is to be the regions’ trusted partner for the sovereign use and enhancement of their data. The launch of the digital platform is scheduled for the first half of 2023.

Agreement for the disposal of all OCS and Orange Studio securities to the Canal+ Group

In January 2023, Orange and the Canal+ Group announced that they had signed a memorandum of understanding for the Canal+ Group’s acquisition of Orange’s entire stake in the OCS pay-TV package and in Orange Studio, the film and TV co-production subsidiary. Following the deal, the Canal+ Group will be the sole shareholder of both companies.

Since their founding in 2007 and 2008 respectively, competition in the audiovisual sector, particularly for OCS, has continued to intensify with the emergence of powerful international platforms. In this context, Orange wanted to sustain the development of the two subsidiaries while preserving jobs and the p-financing of audiovisual content. In order to ensure these objectives, Orange has therefore entered into discussions with the Canal+ Group, its historical partner and a renowned European player in the creation and distribution of content. Canal+ has been a 33.34% shareholder of OCS since 2012 and is OCS’ leading distributor.

The French Competition Authority will be informed of the deal (see Note 19 to the Consolidated Financial Statements).

Merger of Deezer into the SPAC I2PO and IPO of the new entity

In July 2022, global music and audio streaming platform Deezer and I2PO, a SPAC (Special Purpose Acquisition Company), merged. Following a capital increase, the merged entity, renamed Deezer, was listed on the Professional Compartment of the regulated market of the Euronext Paris stock exchange. Prior to the transaction, the Group held a 10.42% stake in Deezer. Following the transactions, Orange holds 8.13% of the new entity and no longer exercises significant influence over it. The transfer of securities led the Orange group to recognize, in the second half of 2022, a gain on disposal of 77 million euros in the income statement (see Note 3.2 to the Consolidated Financial Statements).

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1.4     Operating activities

Orange provides B2C and B2B customers and other telecommunication operators with a wide range of connectivity services, such as fixed and mobile telecommunications, data transmission and other value-added services, including Mobile Financial Services. The Group is present as an operator in 26 countries. In addition to its role as a supplier of connectivity, the Group provides enterprise services, primarily solutions in the fields of digital work, security and improving business line processes. As part of its global approach to development, it also offers access to some services (financial, energy, health, education) aiming at covering the essential needs of populations by leveraging its connectivity offer [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

For consistency with the segment information in the Consolidated Financial Statements, the Group’s activities are presented below by business segment (or group of segments): France, Europe, Africa & Middle East, Enterprise, Totem [7], International Carriers & Shared Services, and Mobile Financial Services.

The results of Orange’s activities in 2022 and its principal operating indicators in its various business segments are set out in Section 3.1 Review of the Group’s financial position and results. Information on the business segments’ performance and objectives is also available in Section 1.2.3 The Orange group strategy.

Unless otherwise indicated, the market shares indicated in this chapter relate to market shares in terms of volume, and the data related to customers does not include SIM cards dedicated to connected devices (Machine to Machine - M2M).

1.4.1      France

Orange is France’s incumbent telecommunication operator (see Section 1.1.3 History). The bulk of its business is carried by Orange SA, which is also the parent company of the Orange group.

The France business segment includes all fixed and mobile communication services to individuals and companies with fewer than 50 employees [8] in France [9] as well as wholesale services. Activities developed for companies with more than 50 employees, content activities and Mobile Financial Services are covered in Sections 1.4.4, 1.4.6 and 1.4.7 of this document.

In 2022, the France business segment generated 39.6% of the Group’s consolidated revenues.

The market

In the first nine months of 2022, telecommunication operators’ revenues on the retail market rose by 1.9% on an annual basis (source: Arcep, third quarter 2022).

While fixed narrowband telephony revenues continued their downward trend as a result of the steady decline in the number of copper network lines, fixed broadband telephony revenues continued to grow due to the increasing number of accesses. This growth was driven by the rapid development of Fiber To The Home (FTTH). At the end of the third quarter of 2022, 17.1 million customer accesses were connectable to FTTH, which represents year-on-year growth of 3.7 million, compared with year-on-year growth of 4.1 million at the end of the third quarter of 2021 (source: Arcep, third quarter 2022).

At September 30, 2022, revenues from mobile services on the retail market had also risen by 5.8% year on year (source: Arcep, third quarter 2022).

The French broadband and very high-speed broadband Internet market is dominated by four main operators, which account for over 96% of broadband customers. Orange’s market share was virtually stable in 2022, at 39.5% in the third quarter of 2022, and Orange remains the leader on this market, ahead of Free, Altice-SFR and Bouygues Telecom (ranked second, third and fourth, respectively, by number of customers) (Source: Orange estimates).

The French mobile market is dominated by the same four operators as the fixed market, which account for 94% of mobile customers. With a market share estimated at 34% in the third quarter of 2022, Orange has maintained its position and remains the leader on this segment as well, ahead of competitors Altice-SFR, Bouygues Telecom and Free (ranked second, third and fourth, respectively, by number of mobile customers) and all MVNOs (Source: Orange estimates).

Orange’s business activities

Orange France’s core business involves the provision of fixed telephony, broadband and very high-speed broadband Internet and mobile telephony services for the B2C and Pro-SME markets. Its strategy is based on greater bandwidth in fixed (fiber) and mobile (4G and 5G) networks, promoting the take-up of new services and conquering new areas of growth, while continuing to transform its Customer Relations (see Section 1.2.3 The Orange group strategy).

Mobile

In the B2C mobile market, Orange segments its offers into several ranges covering all customers, from those looking for just the essentials in terms of communications or Internet connectivity to those wanting the best smartphones and who have very intense connectivity uses in France and internationally. The Orange brand has seven offers for the mobile market, three of which are compatible with 5G technology.

Orange is present on all market segments, including on the entry-level market. In addition to the Orange brand, Orange France also proposes under the Sosh brand several types of mobile subscriptions at attractive prices, only available online, with no commitment and no handset. At the end of December 2022, Sosh had 4.5 million mobile customers.

Since 2015, all the offers sold by Orange are at least 4G compatible, including entry-level market offers. Since 2020, some of these offers are also 5G compatible. Orange is continuing its family focused strategy with the development of multi-line plans through its flagship Open offer. Open mobile offers are available in the same ranges as conventional mobile offers and include the same levels of service.

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Segmenting offers on the B2C and Pro-SME markets allows Orange to continue to grow its subscriber base while the decline in prepaid services continues (see Section 3.1.3.1.5 Additional information - France). At the same time, the MVNO customer base hosted on the Orange network reached nearly 1.3 million customers at end-December 2022, down significantly from end-2021 due to the acquisition of two MVNOs by Bouygues Télécom and SFR.

Fixed telephony and Internet

In the B2C broadband Internet market, Orange segments its offers into three main categories: Livebox, aimed at customers looking for Internet and TV essentials; Livebox Up, which meets the needs of those wanting the best speeds and a premium TV experience; and, lastly, Livebox Max, which adds in a premium WiFi service. Orange launched this offer in April 2022 with the Livebox 6, a new box compatible with the new WiFi 6E standard.

Sosh has also been present on the broadband Internet market since 2018, with affordable offers, available exclusively online and with no commitment.

The Orange and Sosh broadband Internet access offers are marketed using FTTH technology in eligible areas, or otherwise ADSL. Orange is the market leader in terms of the number of FTTH accesses sold, with a total of more than 7.2 million subscribers at end-2022 over a scope including B2C, professionals and small and medium-sized businesses.

With the steady growth in full unbundling, as well as wholesale subscriptions and naked ADSL access to third-party Internet service providers, the decline in revenues generated by the conventional telephony service business continues.

Since November 27, 2020, Orange is no longer the operator responsible for providing universal services including connection to a fixed network and telephony service (see Section 1.7.2.3 Regulation of fixed telephony, broadband and very high-speed broadband Internet).

Orange also pursues advertising network activities through its websites, which have nearly 25 million unique visitors each month (source: Médiamétrie - Overall Internet Audience in France in November 2022, January 2023).

Wholesale

Orange Wholesale France (OWF) markets infrastructure, connectivity, fixed and mobile network solutions, and wholesale services in France. In turn, it purchases these services from third-party operators for Orange France and its end-customers. The Group is the leader on this market in France. Its main rivals are other network operators as well as infrastructure operators, such as Altitude and Axione.

The OWF business includes the interconnection of competitive operators, wholesale subscription and traffic services (ADSL and fiber) regulated by Arcep (see Section 1.7.2.3 Regulation of fixed telephony, broadband and very high-speed broadband Internet) and the construction and marketing of very high-speed broadband fiber optic networks.

The unbundling of access to the copper network is a structurally declining business due to the gradual closure of this network (see The network section below). The fiber network is marketed to rival operators according to two methods: leasing or co-financing of lines. Co-financing requires a basic investment for third-party operators, plus recurring maintenance fees. After having increased significantly in 2020, revenues from co-financing dropped sharply in 2021. This downward trend continued in 2022 as the fiber roll-out reached maturity. The timing of co-financing payments to be received by Orange is highly dependent on the purchasing strategies of third-party operators in connection with the development of fiber and the policies of investment funds.

Lastly, since 2011, Orange has been providing Free Mobile with a nationwide roaming service on its 2G and 3G networks. That service was extended until the end of 2025. See Section 1.7.2.2 Regulation of mobile telephony - Infrastructure sharing.

Distribution

Since 2020 and the Covid-19 health crisis, the sales channel mix has been deeply disrupted.

Orange France is pressing ahead with its digital development strategy, with a fully digital customer experience in Orange online stores (available on Orange.fr) and Sosh (via Sosh.fr), with Sosh offers only available on the digital channel. In 2022, the number of sales made through the digital channel rose by 12% compared with 2019 (p-crisis year) but fell by 8% compared with 2021 due mainly to the full reopening of stores. They still account for nearly one-third of all sales.

The dedicated customer call centers based on the type of services marketed account for 19% of sales. Their number decreased by 14% compared with 2021 and 7% compared with 2019.

The network of retail stores across France consisted of more than 500 stores at the end of 2022. Retail stores accounted for 43% of sales over these 12 months. The volume of sales made through this channel increased by 8% compared with 2021 but was down 27% compared with 2019.

Lastly, the number of sales made through other channels, such as direct marketing, door-to-door and the multi-operator network, decreased by 9% compared with 2021 but remained 60% above the 2019 level. They account for 7% of overall sales volumes.

The network

Orange’s commercial leadership is built partly on its leadership in fixed and mobile networks.

Orange continued to roll out its fiber optic network at a steady pace in 2022. In France, the Group gave nearly 5 million additional premises access to Orange FTTH during the year (after nearly 6 million in 2021). At end-2022, just under 34 million premises were connectable to Orange fiber, a number that includes fiber rolled out to Orange’s own networks and third-party networks. According to the observatory report on subscriptions and the roll-out of high-speed and very high-speed broadband (Observatoire des abonnements et déploiements du haut et très haut débit) (Source: Arcep, third quarter 2022), more than 17 million (i.e. nearly 52%) of the total connectable premises in France owe their connectability to Orange as an infrastructure operator (roll-out carried out using its own funds). This data does not take into account the networks built and operated by Orange Concessions in Public Initiative Networks (PIN) regions (see below).

On January 31, 2022, Orange submitted a copper network switch-off plan to Arcep. Arcep published the plan for public consultation from February 7 to April 4, 2022, and then on July 29, 2022 published a Q&A document with the clarifications and adjustments Orange had made to the plan. The plan states that, during the first phase of the transition, which began in 2020 and will continue until the fiber network roll-out is completed in 2025, copper connection sales will be discontinued on a case by case basis insofar as the four telecom operators have rolled out fiber up to the base point. At the end of 2022, sales had been discontinued on nearly 20 million copper connections. This phase also includes switch-off experiments on a few hundred thousand premises. The first batch of switch-offs was thus launched on December 13, 2022, with the actual shut-off expected in January 2025. From 2026, Orange will no longer sell new ADSL subscriptions and the large-scale switch-off of the copper network will begin. By 2030, it will concern the entire network.

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For the mobile network, the roll-out of 4G continued, with an unchanged coverage rate of 99% of the French population, still the best 4G rate in the country (source: Orange estimates). At January 1, 2023, Orange had 30,756 authorized 4G sites in France [10] (source: Observatoire ANFr (French national spectrum agency observatory), January 1, 2023).

For the twelfth consecutive time, Orange’s mobile network was ranked number one by Arcep in 2022 (see Section 1.3 Significant events).

On the 5G side, at January 1, 2023, France had 37,968 5G sites authorized by ANFr, of which 16,121 sites were technically operational in the 3.5 GHz spectrum. Orange operates 5,473 of these sites (source: Observatoire ANFr, January 1, 2023). Since November 2016, the spectrum managers of the European Union Member States have recommended the use of the 3.5 GHz band as the primary band for the introduction of 5G.

Orange announced in March 2022 that it would gradually phase out its 2G and 3G mobile networks by 2030 in all European Union countries where the Group operates (see Section 1.3 Significant events).

Orange Concessions

In 2021, to continue to roll out fiber in rural areas and enhance its infrastructure, Orange consolidated the 24 Public Initiative Networks (PINs) governed by contracts with local authorities, in mainland France and in French Overseas Territories, into one entity, Orange Concessions. For this project, it joined forces with long-term, well-known investors in both infrastructure and local development. Orange Concessions is 50/50 owned by Orange and the HIN consortium comprising La Banque des Territoires (Caisse des Dépôts et Consignations), CNP Assurances and EDF Invest. The joint venture is now recognized under associates and joint ventures in the Group’s financial statements (see Note 3.2 to the Consolidated Financial Statements).

Orange Concessions has been operational since November 2021. Assisting local authorities in the digital planning of their territory, it oversees the design, construction and operation of fiber networks, relying on Orange as the leading industrial partner, and handles the marketing to all commercial operators (ISP) in order to offer fiber to their end-customers. Orange Concessions continues to roll out fiber in rural areas in France while sharing the investment effort with its shareholders.

At December 31, 2022, Orange Concessions had made 2.6 million households connectable to fiber and had nearly 1 million connected customers. By 2025, the joint venture is expected to be operating nearly 4.5 million FTTH accesses, which will make it the leading infrastructure operator in French rural areas.

1.4.2      Europe

Outside France, the Group operates in seven countries in Europe, where it is implementing its convergence strategy based on the local context and drawing on the strengths of its subsidiaries:

−     in Spain, where the Group is number two in the fixed and mobile markets, and where it signed an agreement with MásMóvil to combine their Spanish activities;

−     in Poland, where the Group is the incumbent operator, leader in fixed-line and number two in mobile;

−     in Belgium and Luxembourg, where the Group launched its convergence services via partnerships and announced the signature of an agreement with Nethys to acquire 75% minus one share in VOO SA;

−     in other Central European countries (Romania, Slovakia and Moldova), where the Group, as the leader in the mobile segment, is a convergent player through the roll-out of fiber optic, the use of 4G for the development of fixed telephony via LTE, and its partnerships or acquisitions, in particular that of Telekom Romania Communications.

In 2022, the Europe segment represented 24.9% of the Group’s consolidated revenues.

1.4.2.1     Spain

The Group has been present in Spain since the deregulation of the telecommunication market in 1998. Initially operating in the fixed telephony market, it acquired mobile telephony operator Amena in 2005 before adopting the Orange brand in 2006. The acquisition of fixed telephony operator Jazztel in 2015 enabled Orange to consolidate its position in terms of convergence, thanks to Jazztel’s fiber coverage. En 2021, Orange Espagne consolidated its brand portfolio to focus on Orange, Jazztel and Simyo. In 2022, Orange and MásMóvil signed an agreement to combine their activities in Spain. This transaction is subject to the approval of the competition authorities. It is expected to close in the second half of 2023 at the latest.

In 2022, the Group generated 10.6% of its consolidated revenues in Spain.

The market

Since the consolidation that began in 2014, four operators have dominated the telecom market: Telefónica, the incumbent operator, which acquired D+ in 2014 and operates under the Movistar brand; Orange; Vodafone, which acquired ONO in 2014; and MásMóvil Ibercom, initially an MVNO, which acquired Yoigo in 2016 and then signed a commercial agreement for access to Orange’s fixed and mobile networks, before acquiring Euskaltel in 2021.

In addition to competing in the B2B and B2C segments through their main brands, these four operators also compete via other brands in the low-cost market: Orange with Jazztel and Simyo; Telefónica with Tuenti and O2; Vodafone with Lowi; and MásMóvil with Pepephone and Euskaltel.

Together, the four convergent operators have a combined market share of over 90%, with Telefónica ranked first, followed by Orange (whose market share in November 2022 reached 23.3% for broadband Internet and 22.5% for mobile), then Vodafone (source: CNMC).

In 2022, the Spanish market was marked by continued growth in the low-cost offer market segment.

Orange’s activities in Spain

In 2022, Orange Espagne continued to implement its "Back to Growth" plan, to deal with the difficult context of the Spanish market. This plan is structured around three key areas: focusing on the core activities and their implementation; making the entire business customer-oriented and focusing on "frontline" relations; and, lastly, simplifying Orange offers and processes.

By improving the customer experience and repositioning its offers, Orange Espagne was able to increase its fixed and mobile customer retention. The company also increased prices to ensure growth in its convergent revenues and cope with inflation, even though the market has been affected by competition from low-cost offers.

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Orange Espagne strengthened its ambition to become the leading operator for leisure activities for the entire family, as well as its multi-service approach to differentiate itself from its competitors and create value. As part of this strategy, it:

−     further enhanced its content services, with TV broadcasting rights to Spanish league and UEFA Champions League soccer matches, Disney+, and the launch of Jazztel TV;

−     launched a premium fiber service, the 10 Gbps FTTH Infinity Pack;

−     paid particularly close attention to the digitization of its customer service, mainly through the MiOrange app and the use of WhatsApp, to continue to improve the customer experience;

−     pursued its commitment to the environment, with the launch of a pilot program enabling its customers to install solar panels in partnership with Powen, a solar energy equipment installer.

On the B2B market, and in particular in the SME segment, Orange Espagne revised its portfolio of offers. It added a number of digital services adapted to the needs of SMEs and also offers additional services, such as cybersecurity and sports content. Orange also improved its Orange Digital Empresas offer, a range of digital services to help businesses successfully complete their digital transformation, with solutions for all categories eligible for the "Digital Kit" program launched by the Spanish government.

The network

In 2022, Orange continued to roll out its fiber optic network by connecting 0.8 million additional households to FTTH over one year. At the end of 2022, Orange was able to offer an FTTH connection to 16.8 million Spanish households.

Orange Espagne completed the optimization of the 5G spectrum it had acquired at various auctions, enabling it to increase speeds by 60%. The network can now reach up to 1.5 Gbps. At the end of 2022, 5G population coverage reached 78%, beyond the coverage goal of 50%. Orange Espagne also continued to expand its 4G network, reaching coverage of 99% of the population at the end of 2022.

In November 2021, Orange launched the TowerCo, Totem, in France and in Spain. Its creation enables Orange to strengthen its position as a manager and operator of passive mobile infrastructures and benefit from new growth drivers (see Section 1.4.5 Totem).

1.4.2.2     Poland

The Group has been present in Poland since 2000, when it acquired an interest in the incumbent operator, Telekomunikacja Polska (renamed Orange Polska). In 2006, Orange became the single brand for mobile activities and, in 2012, for all the fixed telephony services offered by the Group in Poland. Orange owns 50.67% of the shares of Orange Polska, which is listed on the Warsaw Stock Exchange.

In 2022, the Group generated 6.0% of its consolidated revenues in Poland.

Poland has four main mobile telephony operators: Orange, T-Mobile (owned by Deutsche Telekom), Polkomtel (operating under the Plus brand, owned by the Cyfrowy Polsat group) and P4 (owned by Iliad since end-2020, operating under the Play brand). At the end of 2022, these four mobile telephony operators accounted for 98% of the total number of SIM cards in Poland, and Orange was the leading operator, with market share of 29% (Source: Orange estimates).

Orange ranks first in the broadband Internet market, with market share of 28.0% at end-2022 (Source: Orange estimates). Its principal competition comes from cable TV operators (mainly UPC Polska and Vectra), as well as from Netia (part of the Cyfrowy Polsat group), a conventional telecommunication operator.

The Polish telecommunication market is highly competitive and relatively fragmented. Convergence has become a key element in new residential customer acquisitions. This environment has caused market consolidation to accelerate, in particular among fixed and mobile players. The Cyfrowy Polsat group acquired Netia in 2018. In 2020, Vectra acquired Multimedia Polska, creating the country’s leader in the cable market, Play completed the acquisition of Virgin Mobile, Poland’s biggest MVNO, and Iliad completed the acquisition of Play. In 2022, Iliad closed the acquisition of UPC Polska, the largest cable operator in Poland. This transaction made Iliad a convergent player in its own right on the Polish market.

In 2021, Play and Polsat Plus Group also both sold their mobile infrastructure to Cellnex, a Spanish-based infrastructure investor. These transactions facilitated the arrival of a new player, who thus took a significant share of the mobile infrastructure market in Poland.

In 2021, Orange Polska completed the disposal of 50% of its FiberCo to the APG Group.

From a geopolitical perspective, the military conflict in Ukraine had a significant impact on the Polish telecommunication sector in 2022. The sector provided essential communication services to millions of Ukrainian refugees who either settled in or passed through Poland. Orange Polska joined the humanitarian efforts right after the onset of the war. In particular, it provided Ukrainian refugees with connectivity services and hosting solutions.

Orange’s activities in Poland

In 2022, Orange Polska continued to implement its strategic plan, Grow, for the 2021-2024 period. Despite the many challenges posed by the macroeconomic environment and heightened competition, Orange Polska remains in line with its financial and operational ambitions.

Convergence remains a key growth driver, enabling the Group to gain and maintain customer trust and loyalty. In 2022, Orange Polska continued to focus its efforts on its Love convergent offers. Love is a package that includes both fixed and mobile services in its basic formula at an affordable price. It can be extended for higher fixed broadband speed, additional SIM cards, enhanced TV content and other value-added services.

The number of convergent customers continued to rise in 2022, reaching 1.63 million and now accounting for 69% of the total number of fixed broadband accesses. This growth was supported by strong sales for the fiber offer, with fiber customers accounting for 42% of the customer base at end-2022, an increase of eight points compared with end-2021. Orange Polska now has more Internet customers on fiber than on copper, which is an important symbol of its technological transformation. This good performance was driven by strong demand for fixed broadband, as well as the continued roll-out of the FTTH network, particularly in small and medium-sized towns and cities, where competition from cable operators is less intense.

For several years, Orange Polska’s business strategy has focused on creating value by adjusting the price of its main online services according to the "more for more" principle. Orange Polska maintained this approach in 2022, taking high inflation into account as well, and thus increased rates for most of its B2C and B2B contracts and prepaid services.

In the B2B market, Orange Polska continued to strengthen its position as the preferred partner for the digital transformation of its customers. IT and Integration Services continued to enjoy robust growth, with a 24% increase in revenues compared with 2021.

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The network

Orange Polska continued to roll out its FTTH network in 2022, reaching 7.1 million connectable households at the end of the year.

In 2021, Orange Polska sold 50% of the capital of its Światlowód Inwestycje subsidiary (the Polish FiberCo) to the APG group. Orange and APG jointly control the Polish FiberCo, which is now recognized under associates and joint ventures in the Group’s financial statements (see Note 3.2 to the Consolidated Financial Statements). The FiberCo expects to connect approximately 1.7 million Polish households to fiber, mainly in areas without fixed broadband infrastructure. As a result of the creation of its FiberCo, future growth in Orange Polska’s fiber coverage will be achieved mainly through access to the FiberCo’s network.

The 5G auctions, which have been expected for several years, were finally announced in December 2022. The regulator plans to make spectrum available in August 2023. This spectrum will enable the launch of comprehensive 5G services in Poland (see Section 1.7 Regulation of telecommunication activities).

While awaiting the auction process, all operators continued to market 5G on their existing spectrum through dynamic spectrum sharing (DSS) technology. In 2022, Orange Polska opened its new 5G Lab at its Warsaw headquarters. The 5G Lab is a place to develop and test solutions that use 5G, collaborate with startups, and present innovative solutions to businesses using the same 5G spectrum as the future Polish 5G network.

At end-2022, Orange’s 4G network covered 99.9% of the population (Source: Orange estimates).

1.4.2.3     Belgium & Luxembourg

In Belgium and Luxembourg, Orange operates via Orange Belgium and its subsidiary, Orange Communications Luxembourg. Orange Belgium is listed on the Brussels Stock Exchange. Following a takeover bid, completed on May 4, 2021, the Orange group now holds 76.97% of the capital of Orange Belgium (see Section 1.3 Significant events). A long-standing player in the mobile segment in Belgium, in 2016 Orange launched convergent offers across the entire country based on the regulation of wholesale access to cable.

In 2022, Orange Belgium generated 3.1% of the Group’s consolidated revenues.

Belgium

Orange has two main competitors in the mobile telephony market: Proximus (the incumbent operator, 53.5% owned by the Belgian State) and Telenet (59.1% owned by the Liberty Global Group), which acquired Base in 2016. With a market share of 28.4% in the fourth quarter of 2021, Orange ranks second behind Proximus (Source: Orange estimates).

The competitive structure of the fixed telephony market remained relatively stable in 2022, with the predominance of the incumbent operator, Proximus, and regional cable operators Telenet and VOO.

There were major developments on the fixed market: Proximus continued to roll out a fiber network throughout Belgium, on its own infrastructure and through two joint ventures (Fiberklaar with EQT Infrastructure, and Unifiber with Eurofiber). Meanwhile, Telenet signed an agreement with Fluvius to roll out a fiber network in Flanders.

In December 2021, Orange Belgium announced the signature of an agreement with Nethys to acquire almost 75% of VOO SA’s capital. On March 20, 2023, the European Commission approved the transaction (see Section 3.2.1 Recent events). This acquisition will represent major progress in Orange Belgium’s national convergent strategy. It will increase investment and competition in the telecommunication sector, benefiting customers and the competitiveness of the Wallonia and Brussels regions. In January 2023, Orange Belgium and Telenet signed two commercial wholesale agreements providing access to their respective fixed networks. For more information on these agreements, see section 1.3 Significant events.

Orange’s activities in Belgium

Throughout 2022, Orange continued its value and innovation strategy for its customers by introducing new offers on the market. In particular, the company:

−     launched 5G to all its contract customers;

−     launched the next generation of TV set-top boxes, reinventing the TV experience with the inclusion of new features and apps;

−     launched a new gaming plan with unlimited access to hundreds of games;

−     inaugurated the second Orange 5G Lab at La Grande Poste in Liège, giving businesses the opportunity to discover, test and develop innovative 5G use cases with 5G Stand Alone (5G SA) technology.

Orange Belgium continues to invest in its network infrastructure and thus successfully participated in the 5G auctions in Belgium in 2022. It acquired blocks of spectrum in the 700 MHz, 1400 MHz and 3.6 GHz bands (see Section 1.7 Regulation of telecommunication activities).

In 2022, Orange Belgium strengthened its CSR commitment with the opening of an Orange Digital Center, which brings together initiatives for digital inclusion and innovation, and the launch of the "RE" program, which aims to raise awareness among the general public of the environmental impact of mobile phones and improve smartphone recovery efforts.

Luxembourg

Orange started its operations in Luxembourg in 2007, via the acquisition of Voxmobile. The company adopted the Orange brand in 2009.

In the mobile segment, Orange Communications Luxembourg, with market share of approximately 14.9%, ranks third behind incumbent operator Post Luxembourg, the market leader, and Proximus Luxembourg, a subsidiary of Belgian operator Proximus, with its Tango brand (source: ILR, June 2022). Post Luxembourg also has the largest market share in the fixed-line and Internet market.

In 2022, Orange continued to adapt its portfolio, in line with its position as a challenger, while taking advantage of the 5G launched in 2020. The company is focused on innovation, through the launch of its space in the Metaverse, which offers its customers a new immersive experience, as well as on CSR, with the launch of the "RE" program.

1.4.2.4     Central Europe

Romania

Orange Romania was founded in 1997 and adopted the Orange brand in 2002. A long-standing player in the mobile segment, Orange launched its satellite TV offers in 2013, then its fiber offer in 2016, following a wholesale agreement with Telekom. In 2021, Orange acquired 54% of fixed telephony operator Telekom Romania Communications (now Orange Romania Communications - OROC), in line with its convergent ambitions in Romania.

Orange — 2022 Universal Registration Document - 22

In 2022, the Group generated 3.6% of its consolidated revenues in Romania.

The Romanian telecommunication market is dominated by four operators, three of which provide convergent services, namely Orange, Vodafone, and RCS&RDS (operating under the Digi brand, owned by Digi Communications), and one mobile operator, Telekom (owned by OTE, itself jointly controlled by Deutsche Telekom and the Greek government).

In the mobile telephony market, Orange’s market share was estimated at 39% at the end of the first half of 2022. Orange has maintained its leading position, followed by Vodafone, Telekom and Digi (source: Ancom, first half 2022).

With the acquisition of OROC and the launch of its own fiber network, Orange has strengthened its position on the fixed market, which is nonetheless still dominated by Digi.

Orange’s activities in Romania

In 2022, Orange reached new milestones after acquiring OROC: OROC successfully transitioned all its products and services to the Orange brand; Orange Romania and OROC jointly launched the first national convergent offer; and the customer experience was standardized with the creation of a single customer service number, a new store design, and access to the My Orange app for all customers in September.

On the network side, Orange continued to ramp up its 4G operations, with population coverage now reaching 98.52% nationwide and 99.71% in urban areas (source: Orange estimates).

In 2022, Orange Romania was once again confirmed by Ookla and LCC as a leader in connectivity, and was named best mobile network in Romania in 2022 for voice and mobile data services, as well as the fastest fixed and mobile network in the country, including for 5G.

As the Group’s first country to market 5G, Orange Romania continued to roll out its 5G network, available in 23 cities by the end of 2022, and continued to innovate by testing Romania’s first calls based on ultra-reliable low latency communications (uRLLC) technology, using the 5G Stand Alone network. Orange also continued to cooperate with national and international consortiums under the Horizon Europe research program to work on 5G and 6G innovation themes.

In 2022, as part of the 5G auction process, Orange Romania acquired 220 MHz in the 700 MHz, 1500 MHz and 3400 MHz-3800 MHz bands (see Section 1.7 Regulation of telecommunication activities) and became the Romanian operator with the most 5G spectrum. During the year, the company opened up access to 5G for customers of Yoxo, its all-digital brand.

As part of its CSR policy, in November 2022 Orange Romania announced the launch of a four-year program aimed at increasing the amount of green energy used in its network, by equipping 300 network sites and 4 Data centers with solar panels. Orange had already installed 216 solar panels by the end of 2022.

Slovakia

Orange Slovensko started operating in 1996 and adopted the Orange brand in 2002. A long-standing player in the mobile segment, Orange Slovensko strengthened its position in convergent offers thanks to its own fiber roll-out program and the launch of fixed solutions via LTE in 2017.

In 2022, the Group generated 1.3% of its consolidated revenues in Slovakia.

Slovakia’s fixed broadband market is dominated by the incumbent operator, Slovak Telekom (owned by the Deutsche Telekom group), which has infrastructure covering the entire country. Orange Slovensko ranks second, with a market share of 15% (source: Orange estimates). Nevertheless, the roll-out of its proprietary fiber optic network and regulated access to Slovak Telekom’s fixed network allow Orange Slovensko to provide fixed broadband services to the largest number of potential customers.

Orange Slovensko has three main competitors in the mobile telephony market: O2 (owned by Czech group PPF), Slovak Telekom (owned by Deutsche Telekom) and Swan (national operator, operating under the 4ka brand). 4ka began offering mobile services in October 2015, but remains a marginal player. With a market share of 29% (source: Orange estimates), Orange Slovensko remains the market leader. In 2022, O2 moved into second place on this market, followed closely by Slovak Telecom.

Orange’s activities in Slovakia

In 2022, Orange Slovensko continued to implement its strategy, which consists of strengthening its position in the convergence market, backed up by its substantial market share in mobile telephony combined with growing market share in fixed telephony and TV.

Orange Slovensko markets a number of innovative offers, particularly its Love convergent services. In 2022, Orange Slovensko focused on its portfolio of offers, with the addition of security services for mobile and fixed, and enhanced its customer loyalty program. In the B2B segment, Orange Slovensko has implemented new complex service contracts around innovative virtual data center, cybersecurity, and IoT solutions.

Alongside the improvement in its portfolio of offers and the customer experience, Orange Slovensko has demonstrated its commitment to climate action through an ambitious program to roll out solar panels to its mobile antennas. At the end of 2022, 180 had already been equipped. Orange is the only Slovak operator to implement such a large-scale program. Every base station that is equipped with solar panels prevents the emission of several hundreds of kilos of CO2 per year.

In 2022, Orange Slovensko joined forces with the Slovak University of Technology and with the University of Zilina to develop 5G solutions for Slovak industry. This partnership aims to improve students’ access to 5G technologies and create a space to develop 5G solutions for Industry 4.0.

Orange Slovensko also continued to invest in its network infrastructure. The 5G network, launched in 2021 in Bratislava and Banska Bystrica, reached 25% of the population at the end of 2022. The Orange mobile network was recognized as the best in Slovakia for the third consecutive year by Systemics PAB. Orange also expanded its own FTTH network, reaching more than 570,000 connectable households at end-2022, and can provide fiber services to nearly 520,000 additional households through network partnerships.

Moldova

Orange Moldova started operating in 1998 and adopted the Orange brand in 2007. A long-standing player in the mobile segment, Orange Moldova launched its fixed and convergent telephony services in 2017, following the 2016 acquisition of SUN Communications, Moldova’s main cable operator.

In 2022, the Group generated 0.3% of its consolidated revenues in Moldova.

Orange — 2022 Universal Registration Document - 23

Moldova’s main telecommunication operators are Orange Moldova, Moldcell (part of a Nepal-based conglomerate since 2020) and Moldtelecom. Moldtelecom is the incumbent operator; its infrastructure provides both fixed and mobile services. It is the leader in Internet and fixed telephony. In 2022, with a market share of 51.2%, Orange maintained its number one position in the mobile telephony market, followed by Moldcell and Moldtelecom (source: Anrceti Report, third quarter 2022).

Orange’s activities in Moldova

Despite the geopolitical uncertainty linked to the military conflict next door in Ukraine and a difficult economic situation marked by high inflation and an energy crisis, Orange Moldova proved resilient throughout 2022. It was able to adapt to this difficult context while remaining true to its strategic ambitions.

In 2022, in line with its ambition to strengthen its position on fixed broadband, Orange Moldova pursued its full migration to fiber with the aim of reaching a 100% fiber network and migrating all cable customers to fiber by 2023. The rapid fiber roll-out will help to improve the customer experience and accelerate the development of convergence, as well as the decommissioning of the cable network.

Achieving a leadership position in the mobile segment remains a priority for Orange Moldova, which exceeded 1 million mobile contract customers in 2022. Amid high inflation and in order to promote revenue growth, Orange Moldova revised its portfolio of offers in several stages with a "more for more" approach, and also strengthened the positioning of its multi-line Orange Family offer. In March 2022, Orange was the first Moldovan operator to launch a "Roam like Home" offer, allowing its customers to use their minutes and data in Romania.

In the B2B segment, Orange Moldova is now ranked second on the fixed Internet market and is implementing a transformation program to grow on the ICT market and become the IT partner of choice for its B2B customers.

Orange Moldova also continued to invest in the country’s infrastructure. The company operates the most extensive and fastest 2G/3G/4G network, with 4G population coverage of 99%. For the tenth consecutive year, Orange Moldova’s network was rated "Best Moldovan mobile network in the test" by Polish company Systemics PAB.

1.4.3      Africa & Middle East

The Orange group is present in 18 countries in Africa & Middle East, including 16 where it has controlling interests and two (Tunisia and Mauritius) where it has minority interests. Part of the activities are structured into sub-groups (Sonatel and Côte d’Ivoire). Orange operates in both the mobile and fixed markets.

The mobile markets are mainly prepaid markets, largely driven by the accelerated development of voice and data uses. Orange is pursuing a 4G roll-out strategy and is investing in all countries to upgrade and extend their access networks. The first 5G roll-outs took place in 2022 and will accelerate to cover almost the entire region by 2024.

Despite increasingly intense competition, the Group also saw rapid development in Mobile Financial Services with its Orange Money offer. Given the arrival of a new competitor in four countries in the region (Senegal, Côte d’Ivoire, Mali and Burkina Faso) in 2021, Orange changed the business model for its offer and accelerated its digitization. These strong measures led to significant growth in uses in 2022, with more than 100 billion euros in transactions (up 41% compared with 2021). Within the Group’s scope of consolidation, Orange Money had almost 76 million customers at December 31, 2022, including more than 29 million active customers using the service each month [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

In the fixed broadband market, Orange is speeding up the fiber roll-out, in particular.

Countries in the Africa & Middle East business segment are generally tightening regulations covering service quality and environmental standards, while the tax burden is high.

In 2022, Africa & Middle East accounted for 15.5% of the Group’s consolidated revenues.

Orange aims to become the benchmark digital operator in Africa & Middle East. The sector has been a growth driver for the Group for many years and remains a key component of its strategy (see Section 1.2.3 The Orange group strategy).

1.4.3.1     Sonatel sub-group

The Sonatel sub-group operates under the Orange brand in five countries. With operations in Senegal dating back to 1997, it began its international development in Mali in 2002. It also operates in Guinea, Guinea-Bissau (operations launched in 2007) and Sierra Leone, where it acquired Airtel Sierra Leone in 2016. In 2022, it generated 4.9% of the Group’s consolidated revenues. The Orange group owns 42.33% of the Sonatel sub-group and has control based on a shareholders’ agreement (see Note 20 to the Consolidated Financial Statements). Sonatel is listed on the West Africa Regional Stock Exchange (Bourse Régionale des Valeurs Mobilières - BRVM).

With mobile market shares of 58.9% in Senegal, 65.9% in Guinea, 53.4% in Mali, 60.9% in Guinea-Bissau and 51.6% in Sierra Leone (source: Orange estimates, fourth quarter of 2022), Orange is the leader in all its geographical areas.

Depending on the country, the Group has two or three competitors: Free (whose brand was launched in October 2019 to replace Tigo) and Expresso (Sudatel group) in Senegal; Sotelma/Malitel (Maroc Telecom group) and Alpha Telecom (Planor-Monaco Telecom International consortium) in Mali; MTN and Cellcom in Guinea; MTN in Guinea-Bissau; and (the incumbent operator), Africell and QCell in Sierra Leone.

The Sonatel sub-group continues to develop very high-speed fixed and mobile broadband based on 4G/4G+ (and tests for 5G), FDD/TDD and fiber, as well as mobile data. In 2022, data services achieved double-digit growth in all sub-group countries.

In 2022, the Orange Money service experienced a slowdown in business, but was able to weather the arrival of Wave in Mali and continued to see growth in its active customer base overall.

Despite growing competition, in particular on the Mobile Financial Services market in Senegal, in Mali and soon in Guinea, and despite often unfavorable regulatory decisions and the context of political instability in certain countries, the Sonatel group was able to maintain its financial equilibrium in 2022.

The Sonatel group is a key player in the economic development of all the countries where it operates through digital, financial and energy inclusion [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]. It also helps support health care, education, local entrepreneurship and the development of a true digital ecosystem.

1.4.3.2     Côte d’Ivoire sub-group

The Côte d’Ivoire sub-group operates under the Orange brand in three countries. The activity covers Côte d’Ivoire, where the Group has operated since 1996, and Burkina Faso and Liberia, where it acquired Cellcom Liberia and Airtel Burkina Faso in 2016. This represents an area with a population of more than 56 million. In 2022, it generated 3.3% of the Group’s revenues. The Orange group owns 72.5% of the Côte d’Ivoire sub-group.

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Orange is the leader in Côte d’Ivoire, Burkina Faso and Liberia. In Côte d’Ivoire, it has a 43.8% market share (source: Artci, third quarter 2022). In Burkina Faso, Orange holds a market share of 44.8% of mobile subscribers (source: Arcep BF, third quarter 2022). In Liberia, Orange recaptured the leadership position from MTN, with a market share of 52.6% (source: GSMA, third quarter 2022).

The three entities face the following main competitors in their respective geographical areas: MTN and Moov Africa in Côte d’Ivoire; Moov Africa and Telecel in Burkina Faso; and MTN in Liberia.

Orange is also the market leader in Mobile Financial Services in Côte d’Ivoire and Burkina Faso. In light of the intense competitive pressure tied to Wave’s arrival in Côte d’Ivoire and Burkina Faso, the response plan implemented by Orange Money helped accelerate growth in uses in 2022.

In 2022, the sub-group’s activity was affected by widespread inflation in the countries in the region, stiff competition and a challenging security situation in Burkina Faso.

FTTH development became one of the sub-group’s most powerful growth drivers. At end-2022, Orange had over 158,000 customers in Côte d’Ivoire. In Burkina Faso, Orange launched the FTTH service in June 2021 and had over 7,900 customers at the end of 2022.

The Côte d’Ivoire sub-group ensures that its strategy, investments and innovation create lasting value for all stakeholders. Digital equality and environmental footprint reduction are central to the CSR strategy of the sub-group, which has consistently strengthened its social impact through various initiatives based around entrepreneurship, financial inclusion [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED] and the environmental transition. For the second consecutive year, the sub-group published its Social Report, aimed at all stakeholders, in which it presented its achievements and ambitions.

In December 2022, the Côte d’Ivoire sub-group reached a major milestone in its development strategy with its initial public offering on the BRVM through the sale of nearly 15 million shares owned by the Ivoirian government, equivalent to 9.95% of the capital.

1.4.3.3     Countries in North Africa and the Middle East

Egypt

The Orange group entered the Egyptian telecommunication market in 1998 through a partnership in the operator, Mobinil, with Orascom and Motorola. It gradually increased its stake following the withdrawal of Motorola in 2000 and Orascom in 2015. Since 2016, all services have been marketed under the Orange brand. In 2018, Orange Egypt was delisted from the Egyptian Exchange. In 2022, the Group generated 2.2% of its consolidated revenues in Egypt.

After a period of considerable market slowdown in 2017 and 2018 following the introduction of a tax on mobile subscriptions, and the impact of the health crisis in 2020, the pace of the increase in the number of mobile subscriptions that began in 2021 picked up in 2022.

With a share of the mobile market of 26.7% (source: GSMA, fourth quarter 2022), Orange ranks second in the market, behind Vodafone but ahead of Etisalat and WE (Télécom Egypt).

Among the significant events that took place in 2022, Orange notably increased its spectrum, with the acquisition of 30 MHz of spectrum in the 2600 MHz band, and signed a national roaming agreement with Télécom Egypt. Orange also continued to expand its network across the country.

In 2022, Orange Egypte recorded double-digit revenue growth, exceeding its growth in 2021 despite an unstable economic environment significantly affected by high inflation and the sharp devaluation of the Egyptian pound in March 2022. The company continued to implement its transformation plan to increase its profitability.

Morocco

The Orange group entered the Moroccan telecommunication market in 2010 through a partnership with Médi Telecom. The company, which was operating under the Méditel brand, became a consolidated subsidiary of the Group in July 2015, after Orange increased its interest to 49% of the capital. Since the end of 2016, all services have been marketed under the Orange brand. In 2022, the Group generated 1.5% of its consolidated revenues in Morocco.

With 33.4% of the mobile market (source: Orange estimates - third quarter 2022), Orange is the country’s second-largest mobile operator (behind the incumbent operator, Maroc Telecom, and ahead of Inwi).

In a low-growth Moroccan market impacted by the health crisis in the first two months of the year, Orange Maroc continued to grow in mobile telephony and to pursue its significant development in fixed telephony, in particular in fiber where it has passed the 1 million connectable households mark. The year 2022 was also marked by the launch of the digital Yoxo offer and by double-digit growth in active users of the My Orange app, thereby confirming its leadership in digital.

Orange Maroc also inaugurated its Orange Digital Center in March 2022.

Jordan

The Orange group entered the Jordanian telecommunication market in 2000, through a partnership with the incumbent operator, Jordan Telecom. The company became a consolidated subsidiary of the Group in 2006, after Orange increased its interest to 51% of the capital. Since the end of 2007, all services have been marketed under the Orange brand. In 2022, the Group generated 1.0% of its consolidated revenues in Jordan.

With a share of the mobile market of 28.6% (source: GSMA, fourth quarter 2022), Orange is the country’s second-largest mobile operator, behind Zain and ahead of Umniah.

Orange is also a leader in the fixed market through its ADSL Internet offers, together with FTTH, launched in 2016 (source: internal estimates). Zain and Umniah are also growing competitors in this segment.

The year 2022 was marked by the signing of an industry agreement by all operators and the Jordanian authorities governing the operation of the mobile market, including the conditions for allocating 5G spectrum.

Orange also continued its large-scale roll-out of fiber optic to all of the country’s major towns and cities and launched Jood, the first digital offer on the market.

Tunisia

Orange Tunisie launched its activity in May 2010 after acquiring its license in July 2009. The Orange group is a partner, with 49% of the capital.

Orange’s share of the mobile market is 25.7% (source: INT Tunisie at December 2022), placing it in third position behind Ooredoo, which maintains its leading position, and Tunisie Telecom.

In 2022, Orange Tunisie continued to strengthen its market position with growing customer bases and revenues.

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1.4.3.4     Countries of Central and Southern Africa

Democratic Republic of the Congo

The Orange group entered the Congolese telecommunication market in 2011 through the acquisition of Congo Chine Telecom. In 2016, Orange acquired the Congolese subsidiary of the Millicom group, which operated under the Tigo brand. In 2022, Orange RDC generated 1.0% of the Group’s consolidated revenues.

With a 29.8% market share in mobile voice traffic, Orange is once again the country’s second-largest mobile operator, behind Vodacom and ahead of Airtel and Africell. In data traffic, Orange became the market leader in 2022 with a market share of 35% (source: ARPTC (mobile telephony observatory), third quarter 2022).

In 2022, Orange RDC had good commercial momentum with growth in revenues driven by the significant development of its voice, mobile data and Orange Money businesses.

Orange was the first operator to launch 4G, and in 2022 continued to roll out mobile broadband network infrastructure to DRC’s main towns and cities.

The year 2022 was also once again marked by the intensification of regulatory and tax-related investigations by the various Congolese authorities.

Cameroon

The Orange group has been present in Cameroon since the liberalization of the telecommunication sector in 1999. All services, initially launched under the Mobilis brand, have been marketed under the Orange brand since 2002. In 2022, the Group generated 0.9% of its consolidated revenues in Cameroon.

With market share of 45.3% in 2022 (source: GSMA, fourth quarter 2022), Orange is the country’s second-largest mobile operator, behind MTN and ahead of Nexttel.

In 2022, Orange Cameroun once again achieved a very high level of business growth of around 10%, thanks to the very strong development of mobile data and the robust resilience of outgoing voice. The year was again marked by regulatory and tax-related issues investigated by the various Cameroonian authorities.

In 2022, Orange Cameroun received its payment institution license, enabling it to create Orange Money Cameroun and transfer the financial businesses to this new entity.

Botswana

The Orange group has been present in Botswana since 1998, and since 2003 under the Orange brand. In 2022, the Group generated 0.3% of its consolidated revenues in this country. The Group holds a 73.68% stake in the company.

Orange is Botswana’s second-largest mobile operator, behind Mascom and ahead of Be Mobile, with a market share in terms of volume of 39.9% (source: GSMA, third quarter 2022). In 2022, Orange took the lead over Mascom in market share in terms of value and significantly narrowed the leadership gap in market share in terms of volume.

Botswana’s economy continues to be heavily impacted by high inflation. However, Orange Botswana enjoyed excellent growth in its business of around 12% in 2022, thanks to the success of its mobile data and Orange Money services, significant network investments leading to better quality of service, and a growing customer base.

The year 2022 was marked by the roll-out and launch of 5G offers in the country, as Botswana is, after Mauritius Telecom, the second country in the Africa & Middle East region to have launched 5G.

Madagascar

The Orange group has been present in Madagascar since 1998, and since 2003 under the Orange brand. In 2022, the Group generated 0.2% of its consolidated revenues in this country. The Group holds an 87.94% stake in the company.

Orange is Madagascar’s second-largest mobile operator, behind Telma and ahead of Airtel and MVNO Blueline, with market share of 22.8% (source: GSMA, fourth quarter 2022).

In 2022, Orange Madagascar’s business was boosted by mobile data and by the ongoing expansion of TDD fixed services (with the Wifiber offer, which remains highly popular) and Orange Money’s activities in digital services and international transfers. The year was also marked by the ramped-up roll-out of mobile broadband network infrastructure to the country’s main towns and cities.

Central African Republic

The Orange group entered the telecommunication market in the Central African Republic in 2007, as the fourth entrant. In 2022, the Group generated 0.1% of its consolidated revenues in this country.

In 2022, Orange Centrafrique confirmed its leadership position on the Central African Republic market, ahead of Telecel and Moov, with market share of 57% (source: GSMA, fourth quarter 2022).

After the fire in 2021 at the Bangui Data Center, which had caused all services to be suspended for more than a month, growth resumed at a very high level in 2022, at around 35%. Thanks to steady commercial momentum, Orange Centrafrique’s customer bases increased sharply in Voice, Data and Money services.

Mauritius

The Orange group has been present in Mauritius since 2000, through a partnership with the incumbent operator, Mauritius Telecom, in which it holds 40% of the capital.

Mauritius Telecom is the leader in Internet and fixed telecommunication services in Mauritius, ahead of DCL, and in mobile services, ahead of Emtel and MTML, with market share of 49.6% at end-2022 (source: GSMA, fourth quarter 2022).

The operator offers a comprehensive range of fixed and mobile voice and data services. It also offers convergent services (voice, IP and TV) through its MyT service. The first operator to launch 4G and a mobile payment service in 2012, Mauritius Telecom launched its fiber optic network (FTTH) in 2013 and now covers almost all of the country’s households and businesses. Mauritius Telecom was also the first operator to launch 5G in 2021.

One of the main growth drivers for Mauritius Telecom is content, with, in particular, a strategy of investing in premium content, enabling the company to strengthen its position as market leader.

Mauritius Telekom also offers international connectivity via fiber optic submarine cables.

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1.4.4      Enterprise

The Enterprise business segment includes telecommunication services and digital services to key accounts, local authorities and companies with over 50 employees in France, as well as multinationals around the world.

Operating under its new Orange Business brand, Orange is a world-leading provider of support for the digital transformation of businesses. As an infrastructure operator, technology integrator and value-added service provider, Orange Business provides a complete portfolio of offers designed to assist its customers in carrying out their digital transformation projects and implementing their communication projects (connectivity, Internet of Things, Cloud, artificial intelligence, app development). Orange Business provides them with a high level of expertise in terms of protecting, collecting, transporting, storing, processing, analyzing and sharing their data and creating value.

Orange Business leverages the demands of its status as an operator in terms of reliability and performance to accelerate its development in IT services through an ambitious acquisition policy in the fields of Cloud Computing and data. Orange acquired French healthcare company Exelus in 2022. The Group intends to accelerate the provision of services in this field. With Lead the future (see Section 1.2.3 The Orange group strategy), Orange Business is profoundly transforming its model to adapt to the new realities of a market where the boundaries between networks and digital services are disappearing.

In 2018, Orange merged its cybersecurity activities into Orange Cyberdefense to ensure a high level of internal cybersecurity and simultaneously develop Orange’s commercial activities in this strategic area. Orange Cyberdefense combines the legacy security expertise and infrastructure of Orange with those of Atheos and Lexsi, acquired respectively in 2014 and 2016, and of SecureData and SecureLink, both acquired in 2019. In 2022, Orange acquired Swiss companies SCRT and Telsys, which provide IT solution management and cybersecurity services. These acquisitions give Orange Cyberdefense a presence in nine European countries.

In 2022, the Enterprise sector generated 17.4% of the Group’s consolidated revenues.

The market

The health crisis accelerated the digital transformation of businesses (cloudification and softwarization of networks and services, digitization of customer relations, cybersecurity), but also had a significant impact on conventional telecom services (voice and connectivity) which have come under increased pressure due to the acceleration of new ways of working as well as the adoption of Cloud-based collaboration and connectivity solutions. In 2022, the war in Ukraine led to an energy crisis in Europe, and pressure on raw materials and electronic components increased. These economic factors generated inflation at the global level, estimated by the IMF at 8.8% in 2022 (source: FMI, October 2022).

The global communication services and IT services market corresponding to Orange Business’s activities stood at 1,587 billion euros in 2022, up 15% compared with 2021. This breaks down into 488 billion euros for communication services and 1,099 billion euros for IT services. The global communication services market is nevertheless expected to experience an average annual decline of 1.4% between 2022 and 2026. This projected decline is driven mainly by certain sub-segments such as the market of business networks using the technology MPLS [11] and legacy voice in France, which are expected to decrease sharply over the period (by -8.3% and -18%, respectively). The strong momentum in IT services is expected to continue, with 8.7% average annual growth between 2022 and 2026 (sources: Gartner, second quarter 2022/PAC, February and September 2022/IDC, November 2021).

Faced with a highly competitive and fragmented telecommunication and IT business services market, encompassing numerous players such as telecommunication operators, network integrators, IT service providers, or again players from the Internet, digital or cybersecurity worlds, Orange Business has positioned itself as a "network-native digital services company." On the IT services market, Orange Business was ranked third in France (source: Teknowlogy Group/PAC - August 2022 survey). Given the large number of players, there is no available reliable or pertinent information on market share.

In the specific cybersecurity services market, Orange ranks as a major player, with one of the broadest footprints in Europe. Orange has the critical mass needed in this consolidating market, and the ability to support its customers locally in all their geographies. With 977 million euros in revenues in 2022, Orange has set a target of becoming a cybersecurity leader in Europe on this fast-growing market and is aiming for 1.3 billion euros in revenues by 2025.

Orange Business activities

Orange offers a wide range of products and services, including those that are packaged or tailor-made and using different methods such as integrated, managed or Cloud, designed to guide businesses in their digital transformation, and structured around their main challenges (connectivity, mobility, streamlining of processes, smoothness of exchanges with customers and support for their projects).

Orange has structured its portfolio of offers around four main types of products and services:

−     fixed telephony (conventional and IP) and audio conference services;

−     mobile telephony services;

−     network services, including certain service guarantee levels (mobile and fixed connectivity, data transfer, hybrid networks, fixed and mobile convergent services);

−     IT and Integration Services, including Cloud solutions, digital & data solutions, cybersecurity solutions, intelligent mobility solutions, unified communication and collaboration services, and customer services and consulting:

-     Cloud solutions include virtualization and the development of "aaS" (as a Service) solutions and business models that B2B customers are embracing. Orange Business has positioned itself as an integrator capable of orchestrating and building on the various application building blocks of its customers, including the most critical ones - end-to-end in a multi-cloud environment - for both the public or private Cloud. Beyond its own infrastructures (70 Data centers on five continents), Orange is developing a strategy of alliance with major industry players, such as Microsoft Azure, Google Cloud and Amazon Web Services. Nearly 3,500 customers rely on Orange Business’s 2,600 Cloud experts for its multi-cloud expertise,

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-     Digital & Data solutions, including the Business & Decision subsidiary and its 4,000 digital experts in data intelligence and digital solutions, comprise the integration and provision of systems, business apps and application programming interfaces (API), as well as the design of digital solutions for customers in Big Data, data analytics and artificial intelligence. Through its Enovacom subsidiary, Orange also offers healthcare players tailored solutions to meet the challenges of digital transformation,

-     cybersecurity solutions cover infrastructure and users, in managed and integrated or Cloud mode (safe work environments and infrastructure, cybersecurity, management and governance), supervised from a security operations center. Thanks to its2,700 experts and 32 detection centers, Orange Cyberdefense, which also has at its disposal multiple Orange Business locations around the world, leverages Orange’s 30 years of experience in making at-risk infrastructures secure, whether for SMEs, local authorities or multinational corporations around the world,

-     smart mobility solutions, based not only on mobile technologies, but also on the IoT (Internet of Things),

-     unified communication and collaboration services, including interoperability between telephony, messaging and video conference solutions, in triple or quadruple play,

-     lastly, advice and services to customers, including needs analysis, solution architecture, support from roll-out to implementation, user training and administration of services and solutions in a range of areas: transition to all-IP, adopting Machine to Machine and the Internet of Things, supervising and managing quality of service, switching to Cloud infrastructure solutions, and the digital transformation of companies.

These services are also used to develop cross-sector business solutions (finance, transport, energy, government and public sector, geolocation and fleet management, etc.).

As regards its core business as an operator, Orange relies on international partners to supplement its offer and geographical coverage in areas where its customers operate and where its presence does not provide a comprehensive solution. The Group is strengthening this type of partnership on the most developed markets, preferably with leading operators in the geographic areas concerned, such as AT&T or NTT Communications.

Orange also works in close collaboration with an ecosystem of international technological partners, who are leaders in their respective fields of connectivity, unified communication, Cloud infrastructure, effective data use and cybersecurity. In 2020, two strategic partnerships were announced: the first with Google Cloud (around data services, artificial intelligence, the Cloud and edge computing) and the second with Amazon Web Services (around innovation in the Enterprise Cloud and digital transformation). Furthermore, with sovereignty becoming a major transformation topic for businesses, Orange Business is pursuing two complementary development vectors: the first through an independent company named Bleu, a joint venture with CapGemini and in partnership with Microsoft as technology provider; and the second through Gaia-X, a European initiative of which Orange is a founding member.

Lastly, Orange is developing partnerships with service players to enhance the operational performance of French manufacturers: for example, the partnership with Siemens in the Industry 4.0 segment in automation and digital transformation solutions, in order to allow French industrial groups to fully maximize the potential of digitization. In this perspective, the partnership proposes end-to-end support, ranging from consulting to integration and analysis.

In 2022, Orange signed major contracts to assist its customers worldwide, including: with Mondelēz International, for the end-to-end management of its global communication platform consisting of 80,000 people across more than 80 countries, and in particular Voice coverage in markets such as China, India and the Middle East; and with the Ministry of the Interior as part of the "Radio Network of the Future" call for tenders to equip all security, emergency responder and crisis management services (police officers, gendarmes, firefighters and paramedics) with a common very high-speed broadband communication network.

1.4.5      Totem

Totem, Orange’s European TowerCo, was created on November 1, 2021. Orange has transferred all the key assets of its passive mobile infrastructure to this subsidiary. The creation of this independently managed entity allows Orange to strengthen its position as a manager and operator of mobile infrastructure and to benefit from new growth drivers. Totem manages more than 27,000 masts, flat rooftops and other mobile sites in France and Spain, and aims to become a leading player on the European TowerCo market.

Totem offers infrastructure-sharing solutions to mobile operators, businesses and institutions; responds to requests to build new sites; and markets mobile coverage solutions to improve connectivity in dense and enclosed environments, such as stadiums, subways, trains, offices, etc…

Totem has chosen a strong brand name that embodies its vision: mobile infrastructure is the totem of our digital civilization, offering connectivity solutions to everyone, everywhere, in both rural and urban areas. Totem’s mission is to unite all stakeholders - operators, local authorities, institutions, businesses and lessors - to meet the growing need for connectivity.

The European mobile infrastructure market has quickly taken shape: 90% of European towers are currently managed by independent TowerCos, versus 45% in 2016 (source: analyst research, June 2022), driven mainly by specialized players that have been particularly active in acquiring existing tower portfolios. The market leaders are currently pure players Cellnex, with 103,000 sites, and ATC, with 30,000 sites. Some European incumbent operators recently opened up their capital to infrastructure funds. For example, in November 2022 Vodafone announced the sale of 50% of its Vantage Towers TowerCo (46,000 sites) to the KKR and Global Infrastructure Partners (GIP) investment funds, and Deutsche Funkturm/DT (41,000 sites) announced the sale of 51% of its capital to Brookfield and Digital Bridge in July 2022 (publicly available data from ATC, Cellnex, Vantage and GD Towers).

Totem is ranked fifth on the European market by number of sites. It is positioned to support the surging need for connectivity and to offer solutions to meet the emerging needs of operators who are looking for industrial partners. It signed new commercial contracts for the roll-out of 5G, with Telefónica in Spain and Iliad in France, and won the call for tenders to roll out the network for the 15 South line of the Grand Paris Express subway (see section 1.3 Significant events). These accomplishments are just two examples of Totem’s momentum.

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Totem is therefore positioned as a leading industrial TowerCo within the TowerCo ecosystem. Totem leverages its recognized strengths:

−     an exceptional portfolio, in terms of both the density of its network and the quality of its mostly fiber optic sites;

−     the expertise of its teams, who come mostly from the operator world and have extensive knowledge of customer expectations;

−     the ongoing optimization of its industrial model;

−     a 100% renewable energy supply in Spain where Totem is an energy supplier;

−     sound CSR fundamentals.

In 2022, Totem generated 685 million euros in revenues. Third-party hosting revenues represented 16.2% of revenues and the co-location rate was 1.37 at end-2022. The 2026 target is a co-location rate of 1.5x. In 2022, Totem generated 0.3% of the Group’s consolidated revenues.

1.4.6      International Carriers & Shared Services

The operating activities of the International Carriers & Shared Services segment include:

−     International Carrier activities undertaken by the Wholesale International Networks Division (W&IN): roll-out of the international and long-haul network, sales of international telephony and services to international carriers, and installation and maintenance of submarine cable;

−     the content activities of OCS and Orange Studio.

The services marketed to operators in France are presented in Section 1.4.1 France. The content distribution activities are briefly presented below, but their revenues are included in the revenues for the France, Europe and Africa & Middle East segments.

The segment also includes other cross-cutting activities of the Group, in particular research and innovation (see Section 1.6), lease property restructuring, and support and shared activities, including corporate functions at the operational head office.

The operating activities of the segment accounted for 2.3% of the Group’s consolidated revenues in 2022.

1.4.6.1     International Carrier activities

The International Carrier activities include sales of international telephony and services to international carriers, the negotiation and conclusion of roaming agreements, the roll-out of the international and long-distance network and the installation and maintenance of submarine cables.

The wholesale operator market comprises three categories of players: global wholesalers, multinational retail operators (including Orange) and regional or specialist players.

The wholesale market’s customer base comprises voice market specialists (call shops, prepaid cards), fixed and mobile domestic retail carriers (including MVNOs), Internet service and content providers and OTT (Over-The-Top) players. International Carriers also sell wholesale traffic to each other.

Orange W&IN offers a broad range of solutions on the international market. Its business is structured on an extensive infrastructure of long-haul networks. Its presence in both the retail and wholesale markets means the Group can develop solutions that are particularly well adapted to the needs of retail operators.

Roll-out of the international and long-distance network

Orange W&IN designs, rolls out, oversees and protects long-distance international networks, whether terrestrial, submarine or satellite. The Group defines and supplies this international infrastructure and is involved in building the networks and services from the design phase to their operation, as well as in fraud and cyberattack protection. It makes every effort to anticipate developments and adapt its networks to new technologies and emerging needs, using increasingly agile and flexible solutions.

These networks serve both retail and operator customers.

Changes in uses, technological changes and customers’ rising expectations for faster speeds and higher quality have put pressure on the Group to accelerate the development of all of its networks.

Orange is notable for being heavily involved in the design, construction and operation of submarine cable. With its ownership or co-ownership of several cable systems, Orange ranks among the world’s largest owners of submarine links. This has enabled it to respond to the increase in transatlantic traffic.

The Group’s wholesale activity is based on:

−     a seamless global network [12] and an IPX (1) protocol network supporting voice and data with points of presence throughout the world;

−     a global network of dedicated IP routes with end-users in more than 220 countries, connections to more than 200 Internet service providers, and connectivity in over 100 countries in a single IP network hop;

−     99.99% network availability and centralized network supervision, 24/7.

In 2022, IP data traffic increased by 16%.

The year 2022 was marked by the announcements in February of Orange’s participation in the SEA-ME-WE 6 consortium, and in December of its association with the operator Medusa Submarine Cable System. For more information about the announcements, see Section 1.3 Significant events.

Orange Marine

A wholly owned subsidiary of the Group, Orange Marine has a fleet of six cable-laying ships, one vessel that researches new routes for submarine cable installation, and four marine bases. Its ships have laid more than 287,000 kilometers of cable since the 19th century and have made more than 890 repairs to submarine links, some at a depth of nearly 6,000 meters.

Its know-how, from project engineering to the installation and maintenance of submarine cables, is recognized worldwide. This allows it to play a major and strategic role at the global level, at a time when more efficient next-generation cables are being installed across all oceans.

The sharp recovery that began in 2021 strengthened further in 2022, with several noteworthy projects completed:

−     G2P2, the cable between New Caledonia and Fiji laid for New Caledonia’s post and telecommunications office;

−     ARIMAO, the cable connecting Martinique to Cuba laid for ETECSA;

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−     TOPAZ, the transpacific project connecting Canada to Asia installed as part of a long-term partnership with Japanese group NEC;

−     the connection to Ile de Groix by power cable;

−     THETIS, the turnkey project installed for Vodafone;

−     the MEDLOOP system connecting Genoa, Marseille, Ajaccio and Barcelona installed for Sipartech.

For further information on the Group’s networks, see Section 1.5 Orange’s networks.

Orange Wholesale International Networks’ offers

Voice services

Voice service solutions enable operators worldwide to transit their customers’ calls internationally to over 1,200 destinations with 24/7 technical support. Orange is the leader in this market.

Global roaming services

With mobile services solutions, Orange offers global roaming thanks to direct connections with over 200 mobile operators, as well as broad connectivity that enables it to offer messaging services.

Messaging services

Orange is the trusted partner for mobile operators, brands and aggregators to safely deliver and charge for A2P (app to person) and P2P (person to person) text messages throughout the world.

Internet and transmission services

Orange’s data and IP network includes terrestrial, submarine and satellite systems which combine to create a vast global network. With its Internet network, Orange offers adjustable solutions to meet the needs of Internet service or content providers.

Convergence services

Orange provides operators with a multi-service offer to enable them to manage their voice and mobile data services over a single connection.

Security and anti-fraud services

To protect the value of its customers’ business, Orange W&IN offers solutions covering the protection of identity and privacy and the protection of networks, mobile traffic and voice traffic.

The portfolio of anti-fraud and security services relies on voice, Internet and mobile service solutions. These offers include audit, detection and protection functions as well as the provision of analysis reports. The portfolio also contains offers that focus specifically on combating the dangers of cybercrime. Orange W&IN’s customers can resell some of these offers to their own customers.

1.4.6.2     Content activities

On January 9, 2023, Orange and the Canal+ Group announced that they had signed a memorandum of understanding for the acquisition by the Canal+ Group of the entire OCS pay channels package and Orange Studio, the film and TV co-production subsidiary. The Canal+ Group, a 33.34% shareholder since 2012 and the leading distributor of OCS, will be the sole shareholder of both companies following the deal. Orange Studio has more than 200 co-productions to its credit, as well as a catalog of nearly 1,800 audiovisual works and films. The leading film and TV studio in Europe, StudioCanal has many assets to promote this catalog.

With this disposal, Orange exits the content creation and production business to focus on its role as a content aggregator and distributor. Its content strategy will continue to be based primarily on developing partnerships with rights holders and service publishers.

In Europe, Orange is aggregating the best entertainment services of large retailers and offering them to its customers through its broadband networks. Throughout 2022, Orange thus strengthened and updated its offers by incorporating many types of services, such as Prime Video (in Belgium and Romania), XboX All Access (in Belgium) and Nextory audio and e-books (across all the Group’s companies).

In Africa & Middle East, content activities are at the heart of the multi-service strategy and help to cement Orange as a responsible local operator. In 2022, Orange thus entered into a framework agreement with New World TV for the exclusive rights to broadcast the 2022 World Cup in Sub-Saharan Africa. Moreover, the development of local content production and the roll-out of Pay TV are key pillars of the Group’s strategy.

1.4.7      Mobile Financial Services

The Mobile Financial Services Division includes the activities of Orange Bank and Orange Bank Africa. Orange Money’s business continues to be driven by geographical segments, particularly in Africa & Middle East (see Section 1.4 Operating activities).

The banking market

In 2022, the euro zone economy was significantly affected by a series of macroeconomic events: the energy crisis related to the war in Ukraine, the expectation of an economic recession, about 10% inflation in the euro zone, monetary tightening implemented by the ECB through key rate hikes, and investor caution after several boom years of fundraising.

Against this backdrop, neobanks and fintechs accelerated the transformations already underway in 2021 to increase their profitability via paid services and diversify their businesses while reducing their operating costs, strengthening their compliance processes and launching innovative solutions, including responsible investing.

The very intense competition in this market comes from players in several major categories:

−     large conventional banking networks;

−     online banks (Boursorama Banque, ING Direct, etc.);

−     neobanks (such as Orange Bank), which appeared in the 2010s and are based on a mobile app and a simplified customer experience. In competition with online and conventional banks, innovation is their key means of capturing market share;

−     fintechs (financing platforms, means of payment and account aggregators); the French fintech industry continued to thrive within the euro zone in 2022;

−     tech giants offering mobile payment solutions, including Apple Pay, the Facebook Messenger payment function, Samsung Pay, Android Pay, etc.;

−     large retailers (Leclerc, Fnac-Darty, etc.), which are aiming to become links in the Mobile Financial Services value chain, and new players from all backgrounds that continue to emerge in the banking market (MafrenchBank, Uber Money, Free and Starling Bank).

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Mobile Financial Services activities

Orange Bank

Launched in November 2017, Orange Bank, a wholly owned subsidiary of the Orange group, provides cutting-edge banking services natively designed based on the mobile uses of customers, in strong synergy with Telecom activities.

Accessible to everyone, the offer available in France requires no conditions in terms of income, savings or minimum balance. There are no bank charges attached to accounts and the associated bank cards (subject to certain terms and conditions of use). All basic banking services are offered: bank account, standard and premium bank card, checkbook, authorized overdraft, savings passbook, à la carte insurance and personal loans. In 2020, the bank expanded its range with the launch of the Premium Pack, the first offer on the market intended for parents and up to five children, from age ten.

The Orange Bank app offers innovative features, relying heavily on telecom uses. It enables customers to make contactless payments with bank cards or via mobile handsets using Apple Pay and Google Pay, immediately access their bank account balance, temporarily block and unblock their bank card, request and send money by text message, change their bank card code at any time, or add funds to their account by bank transfer or bank card. Customers can perform all their banking transactions on a mobile handset. Customer Relations are managed by a virtual advisor, available 24/7, with the option of using the customer relationship center in France.

To open a bank account, customers have access to a network of more than 300 Orange stores approved as IOBSPs [13]. A specific type of loan that allows customers to finance the purchase of products available in the store (mobile phones, accessories, etc.) is also offered across the Orange network.

After the acquisition of Orange Courtage in 2020, which enabled the bank to reach a new milestone in its cross-selling policy with Orange by becoming an insurance broker, and that of neobank Anytime, in January 2021, which specializes in business banking, Orange Bank launched Prêt Express (express loan) in 2022. The product of a partnership with Next 40 Younited’s fintech, the offer incorporates the latest generation of technology solutions with concrete benefits for customers: loans accessible to customers and non-customers of the bank, high approval rates, and faster and more streamlined processes. In addition, Orange Bank continues to offer car loans sold in the Groupama network alongside vehicle insurance.

On the international stage, Orange Bank was launched in Spain at the end of 2019. An all-mobile bank, it offers all its customers, whether or not they are Orange customers, a bank account, a Mastercard debit card and a savings account. Mobile payment is available on Apple Pay, Google Pay and Samsung Pay. Innovations include the Group management function, which enables funds and expenses to be shared or transferred between several people, giving customers the option to manage joint subscriptions such as water bills or Netflix accounts. Since the summer of 2020, Orange Bank Espagne has also been offering consumer credit and a financing solution for purchases of mobile phones in stores.

At December 31, 2022, Orange Bank had 2 million customers in France and Spain. This number includes customers who had opened an account with Orange Bank, as well as customers of credit and mobile insurance offers.

Orange Bank Africa

In partnership with NSIA, a leading bancassurance provider, Orange launched Orange Bank Africa’s business activities in July 2020 in Côte d’Ivoire after obtaining a banking license from the Central Bank of West African States (BCEAO) in 2019. For populations still excluded from the conventional banking system, Orange Bank Africa has quickly become one of the most efficient ways of accessing credit and savings 24/7 from the Orange Money mobile account. Orange Bank Africa plans to expand into Senegal, and ultimately into Mali and Burkina Faso.

Orange Bank Africa offers a fully digital microcredit and savings solution, allowing users to borrow smaller amounts instantly, from 5,000 CFA francs (around 8 euros), with an easy-to-use and innovative service which uses a scoring tool designed to accelerate decision-making and a dedicated artificial intelligence algorithm. It is accessible to everyone, regardless of location, time and mobile phone generation. In 2022, this offer was supplemented by a direct bank offer that includes consumer loans, business loans and a prepaid card offer.

Orange Bank Africa had 1.1 million customers at the end of December 2022, with its pico-credit, micro-credit and savings offers via Orange Money and its direct bank offers (consumer loans, business loans, prepaid cards). In 2022, 0.9 million loans were granted for a total amount of 93.3 billion CFA francs, thereby contributing to the economic and social development of Côte d’Ivoire.

Orange Bank Africa enables the Group to participate more fully in the economic activity of its host countries and is thus completely in keeping with the regional financial inclusion strategy promoted by the BCEAO.

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1.5     Orange’s networks

For the Orange group, the networks are a strategic asset and, as such, are subject to constant supervision, maintenance and upgrades. Launched in 2023, Orange’s strategic plan, Lead the future, is based on four key pillars, including capitalizing on infrastructure in all the countries where the Group is present (see Section 1.2.3 The Orange group strategy).

At end-2022, the Orange group operated networks in 26 countries to serve its B2C customers and in nearly 200 countries or territories to serve its B2B customers. Orange intends to continue to roll out, innovate and invest in the best technologies to meet the challenges of reliability, security and resilience for its customers in all its locations.

The Group’s investments in its networks, other than to maintain their quality (replacement of poles, cables and masts, and other equipment that has reached the end of its life) are designed to improve these networks in a number of respects:

−     the development of very high-speed fixed and mobile broadband (FTTH and 4G/5G), increased data transfer volumes and reduced connection latency. These investments concern all networks, from the mobile radio network and household Internet connectivity to submarine cable;

−     the migration of uses from old technologies (analog telephony, copper networks, 2G and 3G) to new technologies;

−     gradual virtualization of network control functions ("programmability" and "softwarization" of networks so that they can be adapted more quickly to new services and uses);

−     automation of network operation, which improves the quality of service for customers.

The networks are very extensive. In each country, they break down into (i) access networks (fixed or mobile), (ii) IP transmission and transport networks and (iii) control and service networks, supplemented by (v) international networks.

Access networks connect each customer - individuals or businesses - and provide a first level of customer data aggregation. IP transmission and transport networks connect access networks with each other and with the networks of other operators in the relevant country, as well as with international networks. Control and service networks, which drive access, transmission and IP transport networks, provide the connection between people and manage the services (voice, TV, Internet access and data). International terrestrial and submarine networks provide global connectivity for all services, voice and data, for which servers are often located on a different continent.

A glossary defining several of the technical terms used in this section can be found in Section 7.2.2 at the end of this Registration Document.

A common feature of all these networks is the continual increase in their capacity. Uses continue to expand, and traffic volumes are increasing across all Group networks. To anticipate this growth, which will continue over the coming years, the Group is investing in its networks to increase their capacity and performance while controlling their energy efficiency and reducing their environmental impact.

1.5.1      Access networks

Fixed-access networks

Analog access and ADSL/vDSL broadband access

Copper accesses comprise a pair of copper wires that connect individual customers to a concentration point and give them access, via the distribution and transport network, to a local switch. It is used to deliver analog voice services and broadband access services.

Orange operates copper access networks in France and Poland, and in various countries in Africa & Middle East (Côte d’Ivoire, Jordan and Senegal), to provide analog voice access services and data in the B2C, B2B and wholesale markets.

To supplement its coverage, Orange also uses the networks of third-party operators to provide these same services (Belgium, Slovakia, etc.).

Networks and services based on copper accesses are used less and less as users move to very high-speed broadband. They are constantly being optimized to deal with this decrease in usage while maintaining quality service. In France, a timetable has been established for the gradual closure of services (telephony and Internet) on the copper network (for more information, see also Section 1.4.1 Operating activities - France):

−     since the end of 2018: end of the marketing of new analog voice telephony lines;

−     since 2020: end of the marketing of Internet services on copper to B2C customers where fiber is available;

−     starting in 2026: complete discontinuation of the marketing of copper services;

−     gradual phase-out and complete shutdown of the copper access network starting at the end of 2022 by geographic areas with an estimated completion in 2030.

Very high-speed broadband fiber optic access

FTTH (Fiber To The Home) network access extends the available broadband ADSL/vDSL service offer to include upstream and downstream very high-speed broadband (up to 2 Gbit/s and more thanks to XGS-GPON [14] technology), with improved performance, particularly in terms of response time and energy efficiency.

Orange has been rolling out FTTH access for over ten years using GPON technology. This technology can pool several very high-speed broadband accesses on a single fiber without impairing the speed capacity of each access point.

In France, the roll-out of the FTTH network started in 2007. In 2011 and 2012, Orange signed sharing arrangements with other telecom operators to speed up the roll-out. In 2022, it continued at a steady pace, and Orange consolidated its leadership with a total of 33.5 million households connectable to Orange fiber optic at end-2022.

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The roll-out of FTTH networks is also continuing in Europe, where at end-2022 Orange had more than 28.2 million connectable households total (excluding France), including 16.4 million in Spain and 7.1 million in Poland; and in Africa & Middle East, where at end-2022 the Group had connected 3.2 million households to FTTH in Morocco, Jordan, Côte d’Ivoire, Senegal, Mali, Burkina Faso and the Democratic Republic of the Congo.

Thanks to XGS-GPON technology, in 2022 Orange began to activate 10 Gbit/s services on its existing infrastructure, in particular on its network in Spain.

Orange shares its fixed-access network in its three main countries of France, Spain and Poland, and plans to share some future FTTH roll-outs with other operators via FiberCos, involving third parties. In 2021, Orange joined forces with long-term investors to create Orange Concession. France’s leading operator of FTTH networks rolled out and operated on behalf of local authorities, Orange Concessions operates 24 Public Initiative Networks (PINs) representing 2.6 million homes connectable to fiber and nearly one million customers connected at end-2022, and nearly 4.5 million FTTH connections by 2025 (see Section 1.4.1 Operating activities - France). In Poland, Orange has created a 50%-owned FiberCo, whose objective is to roll out 1.7 million lines over the next five years to reach 2.4 million lines (see Section 1.4.2 Operating activities - Europe).

Radio and satellite fixed access

In certain European and African countries, fixed services are provided through 4G/LTE and now 5G, in addition to copper and fiber optic networks.

In addition to copper, fiber and radio accesses, fixed residential accesses and satellite television services are marketed via space capacity rental.

Orange intends to strengthen its satellite offer in 2023 by launching, in partnership with Eutelsat and thanks to the new Konnect VHTS satellite, a commercial offer in mainland France which will allow the most remotely located B2C and business customers to benefit from an enhanced Very High-Speed broadband experience for the price of a fiber optic offer.

Mobile-access networks

The GSM (2G), UMTS (3G), LTE (4G) and 5G access networks support voice and data communication services that reach average speeds of several tens of Mbit/s and up to several hundred in optimal conditions, allowing to easily send and receive voluminous content (audio, photo and video). The Group operates a mobile network in each of the countries where it offers B2C telecommunication services. The network supports GSM, UMTS and LTE technologies in all countries; in Europe, it also supports 5G. Between 2025 and 2030, the Group will gradually phase out its 2G and 3G networks in France and in all European Union countries where it operates. The phasing out of 2G and 3G will allow Orange to optimize the management of its networks and move them toward more secure, resilient, economical and energy-efficient technologies, such as 4G and 5G. Radio frequencies currently used for 2G and 3G will be re-used to improve the capacity and coverage of 4G and 5G networks in both urban and rural areas.

5G technology improves connection speed to mobile services, with average speeds three to four times faster than 4G, thanks to smart antennae installed on existing 4G sites. Orange’s 5G is now marketed in an NSA version (non-standalone, in other words based on a 5G spectrum but using a 4G core and an additional 4G anchor frequency band) in six countries in Europe (France, Luxembourg, Poland, Romania, Slovakia, Spain). It is initially being rolled out in urban areas where 4G is in high demand, and in areas with high levels of economic activity, as a complement to the other networks. On the African continent, Botswana launched the 5G NSA commercially in 2022 and six other countries have launched 5G pilots. 5G roll-outs are planned in the 17 countries in Africa between 2023 and 2024.

5G SA (standalone, in other words, operating completely independently of 4G and having its own core network) makes it possible to improve latency but also to adapt the network and the quality of service according to the user needs by using network slicing technology: This technology consists of virtually dividing the network into several slices operating independently and thus offering different levels of mobile network performance according to customer needs (B2C, businesses, industrial campuses, etc.).

In 2022, 5G SA pilots were launched in Spain and Belgium. In 2023, the Group plans to commercially launch 5G SA in France, Spain and Slovakia, as well as to carry out targeted roll-outs in Belgium with a number of customers.

To reduce its environmental impact and operating costs, Orange shares more than half of its radio sites with a competitor. Sharing can be either "passive" (confined to masts/rooftops only), or "active" (masts/rooftops and active equipment). Sharing of this nature, which previously concerned 2G/3G/4G technologies, now includes 5G. Passive sharing is in place in almost all of the Group’s host countries. Active sharing, which is more efficient, has mainly been adopted in the following countries:

−     Poland, for nearly all of the mobile access network;

−     Spain, where the mobile-access network is shared outside major cities (with more than 175,000 inhabitants);

−     France, for 4G coverage of dead zones, including the 2,000 new sites of the New Deal program;

−     Belgium, where an active mobile-access network sharing agreement was signed in 2019. Work to consolidate the two networks started at the end of 2021 and will take place over several years;

−     Romania, for sites in rural areas.

At the end of 2021, the Group created a European TowerCo, Totem, which has a passive mobile infrastructure portfolio of more than 27,000 sites in France and Spain (See Section 1.4.5 Operating activities - Totem);

In 2022, the Orange group continued its policy of activating energy saving features for mobile-access networks in all countries. These features consist of reducing equipment consumption when traffic is low. The Orange group works with its suppliers to develop new features and supports its subsidiaries to accelerate their roll-out in their networks.

Orange also assesses the energy efficiency of its new equipment in order to choose the most efficient kinds to replace older, more energy-intensive equipment.

Lastly, Orange develops and uses artificial intelligence-based tools to optimize the configuration of radio sites and avoid their over-dimensioning, and therefore their over-consumption.

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1.5.2      National transmission and IP transport and control networks

In each country where it has B2C customers, Orange operates a network that is layered as follows:

−     transmission network;

−     IP transport network;

−     control network;

−     voice services network.

The transmission network primarily consists of fiber optic, but also radio relay systems, especially for alternative or purely mobile networks in the MEA region. These networks support voice and data traffic, for fixed and mobile B2C, B2B and wholesale services. Optical links offer bandwidth of up to 400 Gbit/s per wavelength, and Dense Wavelength Division Multiplexing (DWDM) technology makes it possible to have up to 80 wavelengths per fiber. Orange is one of the world leaders in the use of advanced optical functions to obtain more flexible transport networks.

The IP network consists of routers connected to the transmission network. In France, an IP network dedicated to businesses is also in operation, in addition to the network managing data for B2C customers. The main purpose of this network is to connect businesses’ French sites for internal data exchange on a Virtual Private Network (VPN) and provide them with Internet connectivity. It also provides Voice over IP transport to businesses.

The control network (also known as the signaling network) manages calls and data connections, updates of location data for mobile phones, roaming and SMS. This network is being upgraded to new standards, for example to manage 5G.

In the countries in which it has fixed operations, Orange operates a switched telephone network (STN) to deliver analog voice and ISDN digital services. These networks are continually being optimized because of declining uses. In France, Orange stopped marketing its analog voice services at the end of 2018 and announced the first zones where voice services will only be available using IP technology from the end of 2023.

Orange has also rolled out fixed VoIP networks using IMS (IP Multimedia Subsystem) technology in many countries for B2C and B2B uses.

Until 2015, all mobile voice traffic was managed in switched mode by the mobile network in each country. In 2015, Orange rolled out mobile IMS infrastructure in European countries to offer VoLTE (VoIP over LTE) and VoWiFi (mobile Voice over WiFi) services. At end-2021, VoLTE and VoWiFi had been rolled out in all of the Group’s European networks and are being rolled out in some countries in the MEA region.

1.5.3      International networks

Terrestrial network

The international terrestrial network comprises four main networks, connected via submarine cable:

−     the European network, whose roll-out began in April 2012 in France, and which has been extended to include services in Frankfurt, London, Barcelona and Madrid, as well as submarine cable stations;

−     the North American backbone, one of the most strategic routes for Europe, since 80% of the Internet traffic generated by Europe comes from the United States;

−     the Asian backbone in Singapore, served by the SEA-ME-WE3,SEA-ME-WE4 and SEA-ME-WEA 5 submarine cable; and

−     Djoliba, the first pan-African backbone, commissioned in November 2020. This infrastructure is based on a terrestrial fiber optic network coupled with submarine cable, thereby offering secure international connectivity from West Africa. The new backbone covers eight countries: Burkina Faso, Côte d’Ivoire, Ghana, Guinea, Liberia, Mali, Nigeria and Senegal.

Satellites

Orange uses satellite communications to provide VSAT (Very Small Aperture Terminal) services to Orange Business’s terrestrial or maritime B2B customers, to connect isolated mobile sites in Africa and to provide IP or voice connections to other operators. To provide these services, Orange uses space capacity rented from satellite operators (Eutelsat, Intelsat, SES and Arabsat).

Submarine cable

To address the strong growth in international telecommunication traffic and in a highly competitive market, Orange is maintaining its level of investment in submarine cable and is continuing to develop its network in order to meet the needs of its customers. Due to the high cost of the investments required to construct a cable, these investments are carried out with the various players involved (operators, private companies and GAFAM) and in various forms (consortiums, purchase of user rights, transmission capacity rental, etc.).

Orange is an investor in more than 40 submarine cables and consortiums covering various routes: North Atlantic, Caribbean, Europe-Asia and Europe-Africa.

The year 2022 was marked by the announcements in February of Orange’s participation in the SEA-ME-WE 6 consortium, and in December of its association with the operator Medusa Submarine Cable System. For more information about the announcements, see Section 1.3 Significant events.

In addition, during 2022, the 2Africa consortium, of which Orange is a member, continued the gradual roll-out of the cable, notably with several landings in Europe (Marseille, Genoa, Barcelona) and in Africa (Egypt, South Africa, Djibouti). More than 45,000 kilometers long, its full commissioning is scheduled for 2024 and will connect 33 countries in Africa, Asia and Europe. The cable, rated up to 180 TBps in key parts of the system, will increase capacity and improve Internet reliability and performance across much of Africa, and supplement rapidly growing capacity demand in the Middle East.

Lastly, the roll-out of the new Amitié transatlantic cable, of which Orange is a partner, continued in 2022. Measuring 6,600 kilometers in length, this new generation cable (16 fiber pairs) will provide a connection between the state of Massachusetts in the United States, France and England. Its commissioning has been postponed to the summer of 2023.

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International service control networks

Orange operates an international control network to manage the signaling associated with the voice, roaming and text message traffic of its mobile networks and those of its operator customers. This network is evolving to handle new standards such as 5G.

Orange also operates a network for the supply of voice services for international businesses, based on the international IP MPLS network.

In addition, several centralized platforms were rolled out on international transit points to provide value-added services to mobile operators.

1.5.4      Network resilience

Network resilience ensuring continuity of services is an essential element of Orange’s purpose as a trusted operator. Orange’s network resilience approach focuses on:

−     anticipation, by choosing the architectures most likely to resist hazards. This includes anticipating future climate conditions and the weather events they will produce;

−     assessing the system’s ability to anticipate and absorb potential disruptions, to develop ways to adapt to changes in the system itself (such as the introduction of a new technology, or external changes), and to enhance its ability to withstand disruptions and recover as quickly as possible after a shock.

Orange’s network resilience is built on:

−     transmission and transport networks structured in loops in order to ensure a minimum service in the event of a branch outage;

−     redundancy at various levels (sites, energy chains, equipment and servers) in order to compensate for failures of individual units;

−     anticipation and prevention capabilities to detect and implement the first redundancy and diversity mechanisms. Historically, these capabilities referred to the robustness of the network;

−     absorption capabilities with defense mechanisms, including congestion or overload control mechanisms;

−     adjustment capabilities to reduce the impact of incidents on the services provided to customers;

−     repair capabilities to restore normal functioning.

1.6     Research and Development

In the Information and Communication Technologies (ICT) sector, which is undergoing major change in its value chain, with an increase in the number of players and the creation of new economic models, innovation is a major growth driver for the Orange group. In 2022, the Group devoted 605 million euros (i.e. 13.9% of its revenues) to furthering its research and innovation activities. This amount includes staff costs and operating and capital expenditure related to research and innovation in new products and services.

1.6.1      Research and innovation

Orange is currently a leading private player involved in digital research in France. The Group aims to be a committed player in current and future transformations including connectivity, especially with fiber, 5G and 6G, responsible artificial intelligence, the Internet of Things on a large scale, and trusted digital technology with low environmental impact that meets the need for sovereignty. Orange aims to use research to improve daily life for everyone and to respond to major social challenges through innovative and responsible uses of new digital technologies. Bringing together its activities around the creation of strategic innovation, research and the implementation of technical and data policies for the Group, Orange Innovation is the driving force behind this innovation. Against the backdrop of rapid changes in our customers’ uses and expectations, Orange Innovation is building competitive and value-creating assets for the Group. Its mission, "Prepare the future, build the present," is part of the Group’s strategy.

Orange is convinced that using data and artificial intelligence (AI) in a responsible, useful and accessible way is opening up new prospects for individuals, society and the planet. Its research and innovation teams leverage the benefits of AI to support four priority areas: making networks smarter, improving operational efficiency, reinventing the customer experience and ensuring that the use of data and AI is sustainable and responsible. Orange established its Data and AI Ethics Council in 2021 with this in mind, and in 2022 it signed an Ethics and Responsibility Charter [15] in order to specify its values. The Group also offers its employees a complete range of training in AI/Data: acculturation, training for professions and experts, including independently through platforms such as Coursera and OpenClassrooms. Furthermore, in partnership with DataScientest, Orange offers certification programs for individuals receiving professional retraining and a Data Analyst course at the Orange Apprentice Training Center.

Supplying its customers with the best connectivity is key to Orange’s strategy. Several innovations are currently being developed or tested which are likely to provide solutions in the coming years to improve connectivity, achieve the "Net Zero Carbon by 2040" commitment, develop new services and improve the quality of service provided to our customers.

Thus, 5G technology enables improved connection speed to mobile services, with average speeds three to four times faster than 4G thanks to 5G smart antennae installed on existing 4G sites (see Section 1.5.1 Access networks). 5G is also more energy efficient than 4G, making it an essential lever for the Group to achieve its commitment to be Net Zero Carbon by 2040. In 2022, an important stage of preparing, testing and rolling out new 5G Stand Alone (SA) network cores was initiated in the European countries in which Orange operates, paving the way for commercial launches starting in 2023. 5G SA brings increased performance in terms of upload speed for the end user and lower latency. With network slicing, which consists of virtually cutting the 5G network into slices, it will be possible to specialize certain slices to cover critical uses or specific needs and offer different levels of quality and security. 5G SA and network slicing will allow Orange to develop its range of mobile private network solutions. Through the Orange 5G Lab initiative launched in 2021, Orange is proposing a real network of 17 sites worldwide to help economic players better understand the opportunities, value and utility of 5G. Nearly 2,200 businesses, start-ups or local authorities have gone through an Orange 5G Lab since their launch, among which 175 businesses have been supported in testing use cases, particularly in environments benefiting from advanced private 5G network and/or edge computing features.

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To optimize the management of its networks and move them toward more secure, resilient, energy-efficient and modern technologies such as 4G and 5G, Orange has announced the phasing out of 2G and 3G networks between 2025 and 2030 in all the European Union countries in which it is present. Radio frequencies currently used for 2G and 3G will be used to improve the capacity and coverage of 4G and 5G networks in both urban and rural areas. The customer experience on mobile will be improved with better voice quality via VoLTE, higher throughput, lower latency and enhanced security, with no major impact on almost every offer.

In order to best meet the connectivity needs of customers, Orange has carried out the first NB-IoT roll-outs in addition to the networks already rolled out in Europe. In the B2C market, since 2021 Orange has offered "Protected Home" remote surveillance in France, and has also marketed a service in Spain that allows users to monitor their homes themselves using a high-resolution WiFi camera and a mobile app. In the B2B market, Orange also provides two turnkey solutions, "smart tracking" and "smart eco energy," in order to continue to support businesses and local authorities in the democratization of IoT uses. In addition, Orange and its IoT continuum partners announced their collaboration with tiko, a subsidiary of ENGIE, in the development of energy consumption optimization solutions for heating appliances. The objective is to design, produce and roll out a fleet of 800,000 connected terminals in France over a period of 5 years.

Since 2021, Orange has launched several initiatives to realize its vision for the future of the networks. This vision is that of ambient connectivity. It will rely on networks that are more versatile, secure, powerful, resilient and designed to limit their environmental impact. At the same time, key technologies now closer to maturity, such as software networks, edge computing, virtualization, and AI, are ushering in a new era of connectivity that can adapt to services and to breakdowns in real time, autonomously. To gain expertise in the integration and operation of this type of network, in two sites in France the Group has notably rolled out Pikeo, an experimental 5G SA network that is Cloud native, 100% software, 100% automated, and capable of harnessing the potential of AI. This network is also based on Open RAN technologies and the Telco Cloud. Experimentation will continue in 2023 in terms of predictive and corrective maintenance using AI, which makes it possible to combine advanced automation mechanisms.

Orange is also involved in several initiatives with other operators and the telecoms industry to promote the emergence of open and interoperable European Open RAN and Telco Cloud solutions.

Lastly, the Group has entered into a partnership agreement with Google Cloud around data, AI, Cloud and edge computing, and opened the first Edge Computing Lab on its Châtillon site in 2021 in order to implement and test end-to-end edge computing services leveraging 5G performance.

In environmental matters, Orange is continuing its practice of optimizing the energy efficiency of its infrastructure. The Green ITN program has already reduced the Group’s energy consumption linked to network and information system operations [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]. It relies in particular on the energy efficiency of new equipment and next-generation Data centers designed to use air conditioning as little as possible, as well as the use of data and AI to further reduce energy consumption from network elements. Since 2022, an app has enabled Orange subsidiaries to visualize the reduction in their energy consumption and the associated greenhouse gas (GHG) emissions, in connection with the actions implemented. In 2022, Orange refined the complete assessment of its environmental footprint (on the three scopes, including the upstream and downstream of Scope 3) and now has a map of its GHG emissions allowing it to more precisely identify the priority action levers to reduce its impacts with a view to Net Zero Carbon. Orange is also continuing its involvement in standardization bodies, in particular the International Telecommunication Union (ITU), to help the information and communications technology sector’s transition toward a sustainable economy. The publication in December 2022 of a new ITU L. 140 standard is based on the methodological work carried out by Orange in order to quantify, for a given digital service, the GHG emissions that would be avoided thanks to using this service. Orange is also making it easier to calculate the end-to-end carbon footprint of its business offers with the tool made available to its sales force in 2022.

Orange supports and aims to systematize an eco-design and circular economy approach as part of its active approach to its environmental commitment throughout the life cycle of its products and networks. A software eco-design skills center was created in 2022 to support projects under development. Livebox 6, launched in France in April 2022, offers optimized performance with the Wi-Fi 6E standard. It has a configurable sleep mode that, when activated, allows for reduced energy consumption. Livebox 6 also has a 100% recycled and recyclable plastic shell and a low-power e-ink display. In addition, it is easy to repair.

In line with its purpose, Orange helps provide everyone with access to digital services. As such, with the Mahali app, not having a mailing address is no longer an obstacle to the development of e-commerce in Africa. In Côte d’Ivoire, small merchants have a complete online sales solution, from order taking on Facebook, to a delivery process based on a location description provided by the buyer, all the way to payment on delivery with Orange Money. Orange is also working on building a safer digital society and has, for example, provided technological and human support for the development of the 3018 app. Launched in 2022 by the e-Enfance association, this solution makes it easier to report cases of digital violence against young people in France.

Orange also wishes to advance the consideration of social and environmental expectations in relation to technology. The Group presented its vision for 6G in a white paper published in 2022. Involved in several major initiatives around this technology, Orange is coordinating a working group within the European research project Hexa-X-II, tasked with reflecting on the use cases and target characteristics of a 6G network that responds to social and environmental issues, and establishing a dialog with representatives of society with a view to co-designing what 6G will be like upstream of its specification.

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Orange’s research and innovation activities are conducted within the framework of an Open Innovation strategy to capture trends, find original solutions and benefit from the Group’s partners’ skills and contributions.

This is reflected in a number of developments:

−     Orange signed nearly 71 active research contracts with the world’s top University research centers between 2020 and 2022, and has also set up three joint laboratories: one with INRIA on the virtualization of network functions; one on antennas with the University of Nice; and one with the University of Grenoble-Alpes on health. It is also involved in the b<>com Institut de Recherche Technologique, and is contributing to 55 national and European cooperative projects, including through its involvement in seven competitiveness clusters (including the chair of the Images & Réseaux cluster) as part of a network of more than 158 industrial and academic stakeholders. Orange also funds five research chairs, including one with Institut Mines-Télécom on the values and policies of personal data;

−     Orange is also involved in several research projects in France (Quantum@UCA, ParisRegionQCI, France QCI) and in Europe (EuroQCI, Prometheus) around quantum communication networks with numerous academic, industrial and start-up partners;

−     many start-ups benefit from Orange’s support through a number of initiatives, including the Orange Fab program, which offers programs to accelerate and internationalize start-up businesses in 16 countries. The Group also supports female start-up creators with #FemmesEntrepreuses and Women Start, as well as the best positive-impact technology projects in Africa & Middle East, with the Orange Prize for Social Entrepreneurship in Africa & Middle East (known by its French acronym, POESAM - Prix Orange de l’Entrepreneur Social en Afrique et au Moyen-Orient). It is also part of various global networks and events, including the Business France and French Tech networks;

−     lastly, Orange has an active policy of forming strategic partnerships with leading industrial players worldwide, which allows it to enhance its portfolio of products and services and open itself to new ecosystems.

1.6.2      Intellectual Property and Licensing

The Intellectual Property and Licensing Department protects, manages and adds value to Orange’s patent portfolio, which is one of the Group’s intangible assets; it also derives value from software. It is an asset that sets Orange apart from its academic and industry partners. Its role is also to defend the Group’s interests in the event of disputes involving intellectual property:

−     at December 31, 2022, the Orange group had a portfolio of more than 9,800 patents or patent applications in France and abroad protecting its innovations. To maximize their value, some patents are licensed through patent pools for patents pertaining to industry standards (e.g. NFC, MPEG Audio, WiFi, HEVC and 5G). Value maximization also concerns software such as engineering tools for the mobile network;

−     in 2022, 207 new inventions were patented, including major technical contributions to standardization (5G, coding, video, etc.). These inventions mainly come from the Group’s Innovation Research Centers in France and abroad;

−     in France, Orange is ranked twelfth in the INPI 2021 ranking (source: INPI 2022, ranking of the top 50 patent applicants).

1.6.3      Capital investment

As a keen major financer of innovation in information technologythe Orange group has made financial commitments to this area via two key complementary investment channels:

−     Orange Ventures, wholly owned by the Group: at the end of 2020, Orange strengthened its venture capital activity by creating Orange Ventures, a new company with a budget of 350 million euros. That makes it one of Europe’s ten largest corporate venture capital funds. Orange Ventures invests in fast-growing companies in Orange’s established business areas such as connectivity, cybersecurity, digital enterprise and innovative financial services, as well as in new areas that the Group is exploring, such as e-health.

With offices in Paris and Cairo, Orange Ventures supports start-ups at all stages of their development, from the seed stage in Africa & Middle East, to more mature phases in Europe and the United States, with unit investments of up to 20 million euros per round of fundraising.

Orange Ventures serves to promote the emergence of future technological champions, helping drive the transition to an increasingly digital and responsible world in the service of the greatest number in order to share their innovation capabilities, for the Group’s customers or within operations.

In this context, Orange Ventures proposes the creation of synergies between Orange and the start-ups. Orange Ventures aims to maximize its financial performance and makes its investment decisions independently;

−     investment funds run by management companies outside Orange. As well as generating a profit, these investments aim to sustain the Group’s innovation, forge strategic, technological and/or commercial partnerships, and enhance the Group’s image within the innovation ecosystem and with its customers and other stakeholders. Since 2021, they have also helped respond to new challenges, particularly Orange’s commitment to achieving Net Zero Carbon by 2040. Over the last 20 years, the Group has made investment commitments of 350 million euros as follows:

-     the Iris Venture IV and Iris Next funds and the three Orange Publicis Ventures funds (Growth, Global and Early Stage), created within the framework of a partnership with the Publicis group,

-     the Raise Investissement, Raise Ventures and Raise Seed for Good funds, run by the management company of the Raise group,

-     several "thematic" funds, including Robolution Capital, managed by 360 Capital Partners and focused on robotics, Ecomobility Ventures, managed by Idinvest Partners and focused on digital and sustainable mobility, Digital Health 2, managed by LBO France and focused on digital health, Venture Reality Fund 2, managed by VR Fund 2 Partners and focused on augmented reality, and Move Capital, managed by Kepler Cheuvreux Invest and focused on European B2B technology companies,

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-     two funds focused mainly on investments in Africa: Partech Africa, managed by Partech Partners, and the Fonds Franco-Africain (FFA), managed by AfricInvest,

-     two investment funds, Paris-Saclay Seed Fund and Seedcamp IV, investing in start-ups in the seed capital phase.

The Group is also committed to two natural capital funds whose purpose is to finance environmental carbon sequestration projects, with compensation in carbon credits [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

1.7     Regulation of telecommunication activities

In the countries where it operates, the Orange group has to comply with various regulatory obligations governing the provision of its products and services, primarily relating to obtaining and renewing telecommunication licenses, as well as oversight by authorities seeking to maintain effective competition in electronic communications markets. Orange is also subject to specific regulatory constraints in some countries due to its dominant position in the relevant markets. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

1.7.1      European Union

1.7.1.1     Legal and regulatory framework

The European Union has laid down a common legal framework in order to harmonize the regulation of electronic communications. It is binding on the Member States and must be implemented by the National Regulatory Authorities.

The general legal framework of the European Union has been amended by the European Electronic Communications Code, which came into force on December 20, 2018. It revises and combines four main directives deriving from the 2002 Telecoms Package on:

−     a common regulatory framework for electronic communications networks and services;

−     the authorization of electronic communications networks and services;

−     access to and interconnection of electronic communications networks and associated facilities;

−     universal service and users’ rights relating to electronic communications networks and services.

Furthermore, Regulation (EC) 1211/2009 of November 25, 2009, canceled and replaced by Regulation (EU) 2018/1971 of December 11, 2018, established the Body of European Regulators for Electronic Communications (BEREC).

This legal framework is supplemented by sector-based texts (international roaming, open Internet, etc.), as well as broader texts aimed at the European digital ecosystem (protection of privacy, etc.).

1.7.1.2     Main community texts in force

The European Electronic Communications Code

The European Electronic Communications Code (Directive (EU) 2018/1972) came into force on December 20, 2018. The Member States then had 24 months to transpose it into national law. However, due to the health crisis, the transposition has not yet been fully completed in certain countries, particularly in some countries within Orange’s European area.

The Code includes a regulatory objective to support the roll-out and adoption of very high-connectivity networks, in line with Orange’s aim of seeing regulatory objectives redirected toward support for investment.

In addition, the rules governing access obligations imposed on operators with significant market power have been positively adjusted in relation to the previous framework:

−     access obligations should better target only the relevant fixed access infrastructure so as to address competition issues in the retail market;

−     the Code promotes co-investment in very high-connectivity networks. If an operator in a dominant position makes a co-investment offer that complies with certain provisions, it could be exempted from remedies related to its dominant status. Only co-investors will have access to the full capacity of these networks. The other operators will be able to enjoy the same quality of wholesale access as they did before the roll-out of the networks. National regulators will need to secure approval from the European Commission for such measures;

−     the Code also favors the wholesale operator model - not present in the retail market - by exempting it from certain remedies, even in cases of market dominance.

In addition, access obligations for fixed-access infrastructure serving subscribers may be imposed symmetrically on all operators when it is not technically feasible or economically reasonable to replicate such infrastructure. These obligations are subject to a joint veto by the Commission and BEREC.

Concerning the allocation of radio spectrum needed for mobile services, the Code reinforces European rules designed to improve harmonization and cooperation between Member States, including the minimum 20-year visibility of spectrum licenses. The implementation and in particular the allocation of spectrum capacity remains a national matter, with only light oversight by Europe. Provisions facilitating the roll-out of "small-area wireless access points" and the availability schedule of the 5G spectrum were also adopted.

With respect to the regulation of communication services, most of the obligations intended to protect end-users are for Internet access service and services using public numbering plan resources, independently of the service provider. Other services, such as interpersonal communication services independent of the numbering plan and signal transport services, are only subject to a limited number of obligations.

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However, regulation of the competitive markets for intra-European calls and SMS has been introduced with the Code through Regulation (EU) 2018/1971 of December 11, 2018, imposing a cap of 19 euro cents per minute and 6 euro cents per SMS, applicable since May 15, 2019.

Concerning universal service obligations, the Code abandons the principle of telephone service provision and calls on Member States to ensure the availability of an affordable Internet access service, upholding the principle of potential designation should Member States consider that the market does not provide such services under said conditions, but increasing the burden of proof for Member States. The financing system for the universal service remains in the hands of the Member States, with coverage from public funds or from a fund financed by the sector. In addition, the Code opens the door to an extension of universal service obligations to include the supply of affordable mobile services.

The Code and its associated regulation on changes in BEREC’s responsibilities and governance do not create a European regulator. However, the Code does adopt the principle of full standardization of the rights of end-users, subject to exceptions, and strengthens the control exercised by the European Commission over access regulation and over the spectrum.

Harmonization of analyses of relevant markets

On December 18, 2020, the European Commission published a new recommendation identifying two relevant product and service markets for which National Regulatory Authorities should carry out market analyses that may lead to the implementation of ex-ante regulation:

−     market 1: wholesale provision of local access at a fixed location (formerly market 3a/2014 of Recommendation 2014/710/EC);

−     market 2: wholesale provision of high-quality access at a fixed location (formerly market 4/2014 of Recommendation 2014/710/EC).

Call termination rates

The Code provides that fixed and mobile call termination rates will cease to be determined by National Regulatory Authorities but will be determined by the European Commission for all countries in the European Economic Area. This provision concerns European operators for calls terminating in a European country.

In this context, on April 22, 2021, the European Commission published Delegated Act 2021/654 determining call termination rates:

−     the fixed call termination rate is set at 0.07 euro cents per minute;

−     the mobile call termination rate is set at 0.2 euro cents per minute. However, a glide path is planned until the end of 2023: the maximum call termination rate for countries with rates above 0.2 euro cents per minute was 0.55 euro cents per minute in 2022 and then 0.4 euro cents per minute in 2023.

The Delegated Act entered into force on July 1, 2021.

International roaming

Regulation (EU) 2015/2120 of November 25, 2015 (Telecom Single Market or TSM), which aims to eliminate surcharges for international roaming within the European Union, and Regulation (EU) 2017/920 of May 17, 2017, which lays down the rules for wholesale roaming markets, expired on June 30, 2022. The new Regulation (EU) 2022/612 on international roaming was adopted by the European Parliament and by the Council of the European Union on April 6, 2022 and came into force on July 1, 2022 for a period of 10 years.

The new Regulation:

−     sets new wholesale roaming price caps:

-     Voice: 0.022 euros per minute from July 1, 2022 to the end of 2024 and 0.019 euros per minute starting in 2025

-     SMS: 0.004 euros per SMS message from July 1, 2022 to the end of 2024, and 0.003 euros per SMS message starting in 2025

-     Data:

2022	2023	2024	2025	2026	Starting in 2027
2 euros/Gb	1.8 euros/Gb	1.55 euros/Gb	1.3 euros/Gb	1.1 euros/Gb	1 euros/Gb

−     requires that, if the same conditions are available in the country visited, the quality of service provided on roaming is identical to that offered on the domestic market (unless technically impossible);

−     provides for the creation by BEREC of databases on means of accessing emergency services and value-added services;

−     requires greater transparency vis-à-vis customers, in particular about rates, the risks of high rates, and the means to access emergency services.

BEREC has revised its guidelines to include the changes introduced by the new Roaming Regulation, in particular the rules related to the quality of service to be provided while roaming. In addition, the new guidelines recognize the principle of gradual transition to new generations of technologies and gradual updates of roaming agreements to provide conditions equivalent to those of the Member State of origin.

In addition, on December 6, 2022, a coalition of operators signed, under the aegis of the European Commission, a joint press release aimed at voluntarily implementing lower rates for data roaming with the Western Balkan countries starting in the summer of 2023.

Regulation of the open Internet

The TSM Regulation has introduced rules to ensure an open Internet within the European Union. Article 3.3 of the TSM Regulation states that in the provision of Internet access services, providers shall treat traffic equally and without discrimination, restriction or interference, irrespective of sender and recipient, the content consulted or broadcast, the apps or services used or provided, and the handset equipment used. It is up to the Member States to adapt their national law to comply with this provision.

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On April 30, 2019, the European Commission published a report on the implementation of the net neutrality component of the TSM Regulation. The Commission, in the light of market developments, concluded that the principles of the Regulation are appropriate and that they effectively protect end-users by promoting the Internet as a driver of innovation. The Commission pointed out that operators have correctly applied the regulation governing net neutrality and that national regulators have imposed very few fines. It does not propose any amendments to this Regulation.

On the basis of that report, BEREC published a new version of its guidelines in June 2020, clarifying certain points:

−     the scope of the regulation is limited to the part between the interconnection and the customer-side network termination point, thus leaving the terminal equipment outside the scope when it is located beyond that termination point;

−     the possible compatibility of 5G slicing technologies with the regulation.

On June 15, 2022, BEREC published an update to its guidelines clarifying, following rulings by the Court of Justice of the European Union, that zero-rating practices do not comply with the Open Internet Regulation.

A new report on the implementation of the net neutrality component of the TSM Regulation is expected from the European Commission in April 2023.

Personal data protection

The European Commission wishes to replace the sectoral Directive 2002/58/EC of July 12, 2002 on "privacy and electronic communications," known as the e-Privacy Directive. The project, which dates from 2017, establishes rules to protect the privacy of online communications and the use of electronic communications data (metadata). It introduces a level of fines that is aligned with the General Data Protection Regulation (GDPR), which came into force in 2018 [16], and maintains the regulatory asymmetry between telecommunication operators and digital actors (OTT service providers) regarding metadata collection.

However, the e-Privacy regulation project is made less urgent by the fact that the Code has extended the scope of application of the confidentiality of communications to OTT services, and that the GDPR has strengthened the methods used to collect consent and the regime of sanctions to which the 2002 Directive refers. Moreover, the lack of political agreement on the new text makes its approval uncertain.

Digital Services Act and Digital Market Act

At the end of 2020, the European Commission published two pieces of legislation: an update of the e-Commerce Directive [17], known as the Digital Services Act (DSA), and a Regulation to combat the role of large online platforms, known as the Digital Market Act (DMA).

The DSA amends and updates the obligations of intermediaries connecting consumers with goods, services and content. For telecommunication operators, the DSA brings in very limited changes to the e-Commerce Directive (introduction of a one-stop shop and a limited transparency declaration obligation). The DSA [18] was published in the Official Journal on October 27, 2022, entered into force on November 16, 2022, and will be implemented in two stages: platforms and search engines had until February 17, 2023 to provide the number of their users, which is used to designate the main platforms and Internet search engines, then will have until February 17, 2024 for the other provisions.

For its part, the DMA ushers in an ex-ante regulatory framework for online platforms acting as gatekeepers, and also gives powers to the European Commission to conduct market investigations. Telecommunication operators are outside the scope of the regulation. The DMA [19] was published in the Official Journal on October 12, 2022, entered into force on November 1, 2022, and will be applicable from May 2, 2023.

Access Recommendation

The European Commission launched a consultation in July 2020 on the revision of two recommendations impacting fiber regulation: the 2010 Recommendation [20] on next-generation access, which promotes a consistent approach to access obligations imposed by national regulators on operators in dominant positions, and the 2013 Recommendation [21] on cost methodologies and non-discrimination rules for wholesale next-generation network access prices and economic replicability tests. Some of the content of these recommendations is now included in the access requirements under the Code.

These recommendations are expected to be reviewed by the European Commission as part of wider consultations planned for the first half of 2023.

1.7.2      France

1.7.2.1     Legal and regulatory framework

Legal framework

The electronic communications sector is mainly governed under national law by the CPCE (Code des Postes et des Communications Electroniques - French Postal and Electronic Communications Code), as well as by legal provisions relating to electronic commerce, the information society, consumer protection and personal data protection, which must comply with European directives.

France transposed the European Telecoms Package, as amended in 2009, via a Government Order dated August 24, 2011 and a Decree dated March 12, 2012 for the implementing regulations.

The European Code was transposed by Government Order 2021-650 of May 26, 2021 and implementing decrees 2021-1136 of August 31, 2021 and 2021-1281 of September 30, 2021, with the exception of the provisions relating to universal service (see below) and the obligations relating to geographical surveys of network coverage, which were transposed by the law of December 3, 2020 on various provisions for adaptation to European Union economic and financial law. Some provisions on the consumer side are also awaiting final regulations.

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The audiovisual communication services produced or distributed by the Orange group come under the specific regulations governing this sector and are governed by Law 86/1067 of September 30, 1986 on the Freedom of Communication.

Regulatory Authorities

The French Postal, Electronic Communications and Media Distribution Regulatory Authority (Arcep) is an independent administrative body created by the Law of July 26, 1996 and is in charge of the nationwide regulation of the electronic communications and postal sectors and press distribution. Within the electronic communications sector, Arcep’s main missions are to define regulations for operators present in the markets in question. It has powers to sanction non-compliant operators and can rule, in particular, on disputes between operators over technical and pricing conditions for network access and interconnection. Arcep also allocates spectrum and numbering resources. Finally, it determines the size of contributions to fund universal service obligations and oversees the mechanisms for delivering this funding.

The French Competition Authority is an independent administrative authority responsible for ensuring open market competition and compliance with public economic policy. It has jurisdiction over all business sectors, including electronic communications. It has powers to sanction anti-competitive practices, as well as consultative powers. It is also responsible for overseeing mergers and acquisitions.

The ANFr (Agence nationale des fréquences - French national spectrum agency) is responsible for planning, managing and controlling the usage of radio spectrum and for coordinating the establishment of certain radio transmission facilities. The frequency spectrum is divided between 11 controlling authorities: public authorities, Arcep and the CSA (Conseil supérieur de l’audiovisuel - French Broadcasting Authority) Arcep and the CSA are in turn responsible for allotting to users the spectrum they control.

ARCOM (Autorité de régulation de la communication audiovisuelle et numérique - Regulatory Authority for Audiovisual and Digital Communication), created by Law 2021-1382 of October 25, 2021 on the regulation and protection of access to cultural works in the digital age, merged the CSA with Hadopi (Haute autorité pour la diffusion des œuvres et la protection des droits sur Internet - High Authority for the Distribution of Works and Protection of Rights on the Internet) on January 1, 2022. ARCOM protects the freedom of audiovisual communication, as well as the regulation and protection of access to cultural works in the digital age.

1.7.2.2     Regulation of mobile telephony

Spectrum

Main Orange spectrum allocations in mainland France

700 MHz	Authorization granted in December 2015 for 10 MHz duplex for 20 years (use between 2015 and 2035).
800 MHz	Authorization granted in January 2012 for 10 MHz duplex for 20 years for the roll-out of very high-speed mobile broadband (2012-2032).
900 MHz	Renewal in December 2018 of the 8.7 MHz duplex authorizations for 10 years (2021-2031).
1,800 MHz	Renewal in December 2018 of the 20 MHz duplex authorizations for 10 years (2021-2031).
2.1 GHz	Renewal in December 2018 of the 14.8 MHz duplex authorizations for 10 years (2021-2031).
2.6 GHz	Authorization granted in October 2011 for 4G services for 20 MHz duplex for 20 years for the roll-out of very high-speed mobile broadband (2011-2031).
3.4 -3.8 GHz	Authorization issued in November 2020 to use a 90 MHz spectrum block (3710-3800 MHz) in time-division duplexing (TDD) mode for a period of 15 years (2020-2035), with a possible extension of 5 years.

NB: This spectrum is technologically neutral if granted since May 2011, or since May 2016 if granted earlier, and Arcep may not oppose any request for neutralization.

The New Deal

The agreement signed on January 14, 2018 between the government, Arcep and the four mobile operators (Orange, SFR, Bouygues Telecom and Free Mobile) to ensure better mobile coverage of the country, and particularly rural areas, resulted in the modification, at the request of operators, of authorizations for 900 MHz, 1,800 MHz and 2.1 GHz spectrum bands to include commitments for better coverage in the form of obligations, and the launch of a ten-year procedure to re-allocate those spectrum bands, without auctions and with stable fees.

By Arcep Decision of July 3, 2018 (Decision 2018-0682), the coverage commitments under the New Deal (see below) for the period prior to 2021 apply with immediate effect under the amended authorizations. The obligations and commitments made by the operators beyond 2021 were incorporated into the new authorizations granted in December 2018 (Decision 2018-1392) for ten years from the expiration of the previous authorizations.

5G

3.4-3.8 GHz band in mainland France

At the end of the procedure for the allocation of 5G spectrum in the 3,490-3,800 MHz band, the spectrum use authorizations issued by Arcep came into effect on November 18, 2020. The spectrum allocated to Orange is in the 3710-3800 MHz band, i.e. a block of 90 MHz in time-division duplexing (TDD) mode. The spectrum is allocated for 15 years, with the possibility of a five-year extension if the licensee agrees to the terms of the extension. The total price of the spectrum allocated to Orange is 854 million euros. The payment of this sum is spread over 15 years (350 million euros for the 50 MHz block obtained at the reserve price in return for optional commitments), and over four years (504 million euros for the 40 MHz block obtained during the main auction phase).

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The obligations are as follows:

−     the roll-out of sites (3,000 sites by the end of 2022, 8,000 by the end of 2024 and 10,500 by the end of 2025), of which 25% of those rolled out by the end of 2024 and by the end of 2025 must be located in rural areas or industrial areas outside of very densely populated areas;

−     widespread availability of a 5G service at all sites by the end of 2030, an obligation that may be met either with the 3.4-3.8 GHz band or another band;

−     provision of a speed of at least 240 Mbits/s from 75% of sites by the end of 2022, 85% of sites by the end of 2024, 90% of sites by the end of 2025, and 100% of sites by the end of 2030;

−     coverage of main highways by the end of 2025 and of major roadways by the end of 2027;

−     the provision of differentiated services and the activation of the IPv6 (Internet Protocol version 6) network protocol.

In addition, the following optional commitments made by Orange became obligations in the authorization issued:

−     from the end of 2023, Orange will have to provide a fixed offer from sites using the 3.5 GHz band and a fixed offer to cover premises that benefit from fixed-access radio network services;

−     Orange will have to meet reasonable requests for the provision of services from private sector companies and public sector structures, provide indoor coverage, offer hosting for MVNOs and be transparent about network failures and planned roll-outs.

26 GHz band

The government and Arcep called for the creation of experimentation platforms by way of an open window in January 2019. In this context, Orange is carrying out experiments in order to explore the technical and service prospects of this band.

Allocations overseas

Departments of Réunion and Mayotte

On May 24, 2022, following the auction for the allocation of 5G spectrum for the territories of Réunion and Mayotte, Arcep issued Orange authorizations for 10 MHz frequencies in the 700 MHz band and 100 MHz in the 3.5 GHz band for a period of 15 years, i.e., until May 23, 2037, with the possibility of a five-year extension. Orange must comply with the following obligations under these authorizations:

−     coverage of seven predefined areas before May 1, 2025 and two sites made available (roll-out for these two sites within 18 months, on a case-by-case basis);

−     supply, using the spectrum in the 700 MHz band, of very high-speed broadband mobile access from at least 50% of mobile network sites and, in any event, from at least 10 sites, as of May 24, 2027;

−     provision of a fixed Internet access service on the mobile network no later than November 23, 2022, in the areas identified and made public in accordance with the provisions of Arcep Decision 2018-0169 of February 22, 2018 [22];

−     lastly, Orange will also have to provide, using spectrum in the 3.4-3.8 GHz band, mobile access from at least 50% of sites with a power greater than 5 W and, in any case, at least 50 sites as of May 24, 2027.

West Indies - Guyana area

At the end of September 2022, the government launched procedures for allocating 5G spectrum in Guyana and in the northern islands (Saint-Martin and Saint-Barthélemy) by publishing decrees on the terms and conditions for the allocation of authorizations:

−     for Guyana, the allocations concern the 700 MHz bands (for the entire territory) and the 3.4-3.8 GHz band only for the coastal municipalities with the exception of Regina and Ouanari;

−     in Saint-Martin and Saint-Barthélemy, they concern the 700 MHz and the 3.4-3.8 GHz bands for the two territories, and the 900 MHz and 2.1 GHz bands in Saint-Barthélemy.

Orange submitted two applications on December 13, 2022.

Following the responses to Arcep’s public consultation on a first draft decision relating to the spectrum allocation procedure in Guadeloupe and Martinique (consultation launched in the second half of 2021), Arcep decided to modify its project. It has indicated that it will launch an allocation procedure during the second half of 2023.

Mobile coverage

The New Deal

Under the New Deal, operators are committed to:

−     expanding coverage in mainland France by way of the "targeted coverage" scheme, making it possible for each operator to cover 5,000 new areas (most of which are shared between operators), replacing the existing programs ("town center dead zones," "800 strategic sites" and the "France Mobile" program), which will now be fully paid for by the operators;

−     generalizing access to very high-speed broadband by introducing 4G with a power rating in excess of 5W to all their own mobile sites by the end of 2020, and to 75% of the sites in the "town center dead zones" program by the end of 2020, upping this to 100% by the end of 2022;

−     accelerating the coverage of transport routes, so that the main highway and rail routes have 4G coverage. The agreement also includes provisions on coverage in regional trains;

−     improving coverage inside buildings, with two components: progressive availability of voice and SMS services via WiFi with the goal of enabling 80% of our customers who own a compatible handset to benefit from these services by the end of 2019; and marketing of an offering allowing public companies and individuals who so request to obtain improved multi-operator indoor coverage of their buildings at a reasonable rate;

−     improving reception quality throughout the country, and particularly in rural areas. The new performance standard applied to operator obligations will be that of "good coverage," defined as the "ability to be able to call and exchange SMS outside of buildings in most cases and within buildings in some cases".

These obligations were written into their current authorizations and in the newly allocated 900 MHz, 1,800 MHz and 2.1 GHz band authorizations for ten years.

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Obligations to roll out and provide 4G coverage in mainland France, including those resulting from the New Deal

(as a % of the population)	Jan-17	Oct-19	Dec-20	Jan-22	Dec-22	Oct-23	Jan-24	Dec-25	Jan-27	End-2030
Regional rail network (coverage inside trains in each region as a % of track)									60%	80%
Regional rail network (national coverage inside trains as a % of track)				60%					80%	90%
Regional rail network (national coverage alongside tracks as a % of track)								90%
Priority highways (as a % of highways out of car)			100%
Priority highways (as a % of highways from inside vehicles)				100%
Town centers in the "dead zone" program (1)			75%		100%
In the priority roll-out zone (2) for very high-speed mobile broadband (3)	40% (800 MHz)			90% (800 MHz) 50% (700 MHz)					92% (700 MHz)	97.70% (700 MHz)
In each French department							90%		95%
Across the entire mainland France area		60%				75%			98%	99.60%

(1)    1% of the population and 3,300 town centers.

(2)    18% of the population, 63% of the country.

(3)    An operator has met its obligation to provide a very high-speed mobile broadband service when the equipment rolled out enables a theoretical peak speed of 60 Mbps.

Additionally, operators are obliged to provide a mobile radiotelephone service under the "good coverage" conditions set out by Arcep to 99.6% of the population by March 2024 at the latest, and to 99.8% by March 2028.

In June 2019, Arcep opened a sanctions procedure against Orange covering all the obligations laid down in the New Deal. The procedure is in progress; there were no significant developments in relation to it in 2022.

At end-December 2022, Orange’s 4G coverage was 99.7% of the population and 94.1% of the country, compared to 99.0% and 93.0% respectively at end-2021.

Infrastructure sharing

The New Deal agreement contains clauses relating to the sharing of networks, including active sharing where all four operators are present on a site as part of the targeted coverage arrangements. A mobile site sharing contract was signed in July 2019 between the four network operators for the roll-out of 4G on sites destined for active sharing. This agreement is gradually being implemented for the sites of the "town center dead zones" program and the new sites to be rolled out as part of the New Deal’s targeted coverage scheme.

Arcep has issued an opinion validating an amendment to the roaming agreement between Free Mobile and Orange in mainland France, which extends the national roaming termination period until December 31, 2025, while maintaining the maximum upload and download rates that roaming customers can reach at 384 Kbps.

1.7.2.3     Regulation of fixed telephony, broadband and very high-speed broadband Internet

Regulatory framework

Broadband and very high-speed fixed broadband market analyses for the 2021-2023 period

On December 17, 2020, Arcep adopted new Decisions within the framework of analyses of the fixed broadband and very high-speed fixed broadband markets for the 2021-2023 period.

They define, on the one hand, the asymmetric regulation [23] of the fixed broadband and very high-speed fixed broadband markets:

−     a separate civil engineering market;

−     market "3a," passive services;

−     market "3b" for activated mass market services;

−     market "4" for specific activated B2B services.

Arcep has also adopted a Decision aimed at completing the framework for symmetrical fiber regulation applicable to all operators operating FTTH networks, as well as a recommendation clarifying the application of this framework. Lastly, Arcep adopted a Decision setting a price framework for access to Orange’s copper local loop.

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The regulatory changes focus on three key objectives: to support the switch from the legacy copper network to fiber; to continue pro-investment regulation to make the FTTH network the new benchmark for fixed infrastructure; and to boost the B2B market.

Current regulatory framework for the regulation of wholesale services for the 2021-2023 period

"Civil engineering" market analysis Decision 2020-1445 defines a new relevant market covering all civil engineering infrastructure for the deployment of networks and designates Orange as the operator exercising significant influence. As such, Orange must grant reasonable requests for access to its civil engineering infrastructure (Civil Engineering for Optical Loops and Links) and associated resources and services (subscriber connection node/optical connection node hosting offer and LFO offer - See Section 7.2.2 Glossary of technical terms).

"3a" market analysis Decision 2020-1446 redefines the relevant market for access to copper and fiber local loop networks (to take into account the new "civil engineering" market) and designates Orange as the operator exercising significant influence. As such, Orange must grant reasonable requests for access to its copper local loop network and the associated resources and services (unbundling offer). Orange must also grant, in very densely populated areas, reasonable requests for connection to its FTTH network from companies located in buildings not yet covered by FTTH. This obligation only applies to Orange, unlike the rest of the regulatory framework for the pooling of FTTH networks.

"3b" market analysis Decision 2020-1447 maintains the relevant market for activated access ("bitstream") to copper and fiber networks for mass market customers and designates Orange as the operator exercising significant influence. As such, Orange must grant reasonable requests for activated access to its copper network (DSL access and bitstream offer).

"4" market analysis Decision 2020-1448 maintains the relevant market for high-quality activated access to copper and fiber networks for the B2B market and designates Orange as the operator exercising significant influence. As such, Orange must grant reasonable requests for high-quality activated access to its copper and fiber networks (Business DSL/FTTO offers - See Section 7.2.2 Glossary of technical terms).

These Decisions impose on Orange obligations of transparency, non-discrimination, service quality publication of reference offers, price control and accounting separation.

Changes in the current regulatory framework for the regulation of FTTH networks

Decision 2020-1432 supplements the symmetrical regulatory framework for the sharing of FTTH networks, notably by extending obligations that until now only applied to Orange to all infrastructure operators. Under the new Decision, infrastructure operators must notably offer on their FTTH networks a service with a guaranteed recovery time (GRT) of ten hours and a GRT service of four hours for the B2B market, possibly including an adapted architecture (Business DSL offer - See Section 7.2.2 Glossary of technical terms). This new Decision also specifies the obligations related to roll-out (in particular for new buildings or buildings that can be connected on request and buildings without an address), reinforces the non-discrimination obligation (particularly with regard to information systems) and imposes an accounting reporting obligation.

Other regulatory provisions relating to fixed broadband and very high-speed networks

Bouygues Telecom has filed a complaint with Arcep for the settlement of a dispute against Orange in October 2021 regarding refunds of contributions to the costs of commissioning CCF (câblage client final - end customer cabling) connections.

Bouygues Telecom challenged the mechanism in force in Orange’s FTTH offer, where the contribution for a given CCF connection is refunded to the commercial operator selling it when the line is taken over by a new commercial operator. Bouygues Telecom has asked Arcep to change the payment-triggering event, so that from now on the contribution is refunded when the line is terminated. In its dispute settlement decision 2022-0682 adopted on March 29, 2022, Arcep ruled in favor of Bouygues Telecom on the change in the triggering event for the payment of refunds.

In execution of this decision, on June 1, 2022 Orange offered Bouygues Telecom a contract for modified access to FTTH lines in very dense areas. To date, the contract has not been accepted by Bouygues Telecom.

On June 2, 2022, Orange appealed Arcep’s decision before the Paris Court of Appeal and requested that the decision be annulled.

Management of FTTH roll-outs

Commitments made by Orange in the AMII zone under Article L. 33-13

In early 2018, Orange formalized its proposed FTTH roll-out commitments in nearly 3,000 municipalities under Article L. 33-13 of the CPCE. Orange proposed to undertake to ensure that, within its FTTH roll-out scope in the AMII (Appel à Manifestation d’Intention d’Investissement - Call for Investment Intentions) area: (i) by the end of 2020, 100% of homes and professional premises would have access to FTTH sales offers (including a maximum 8% of premises connectable on demand, excluding refusals by third parties), and (ii) by the end of 2022, 100% of homes and professional premises would be made connectable (excluding refusals by third parties). These commitment proposals took into account the agreement reached in May 2018 between Orange and SFR, which led to Orange withdrawing from 236 municipalities in favor of SFR.

The commitments proposed by Orange (and by SFR) were accepted by the French government on July 26, 2018 [24]. In March 2022, as part of a sanctions procedure opened in 2019, Arcep gave Orange formal notice to meet the first milestone of its L. 33-13 commitments by the end of September 2022 at the latest. This formal notice is currently under review by the French Council of State. Orange is challenging the reference calculation basis used by the regulator to assess Orange’s L33-13 commitments made in 2018.

As part of this dispute, Orange filed a QPC (Question Prioritaire de Constitutionnalité - Priority Question of Constitutionality) on February 3, 2023, a question of principle and law contesting the constitutional basis of Article L. 33-13 and Arcep’s authority.

AMEL (Appels à manifestation d’engagements locaux - Calls for Local Commitments) and "equity" roll-outs

In December 2017, the Government announced the launch of a Call for Local Commitments (AMEL) through which to identify operators wishing to roll out privately funded FTTH connections beyond the current AMII zone.

Orange proposed making commitments with respect to Article L. 33-13 as part of AMEL procedures for the French departments of Lot-et-Garonne, Vienne, Deux-Sèvres and Haute-Vienne. Arcep has issued a favorable opinion on Orange’s proposed commitments in these four departments.

Completeness of FTTH networks

Under the obligation of completeness imposed in Decision 2010-1312, all infrastructure operators must have made connectable (except in the event of refusal) all housing and professional premises in the rear area of a shared access point within a reasonable period of time (between two and five years depending on the reasons for the Decision) from the roll-out of the shared access point.

Orange — 2022 Universal Registration Document - 44

On several occasions, Arcep has given Orange formal notice to comply with the obligation of completeness, each time with a list of shared access points (which had been in service for more than five years and which had not reached the required completeness rate) to be brought into compliance within one year.

Price framework for access to the copper local loop

On December 17, 2020, Arcep adopted Decision 2020-1493, which defines a price framework for full unbundling and DSL bitstream access for the years 2021 to 2023. This decision sets rate caps, which are no longer based on costs derived from Orange’s regulatory accounting but instead are based on the bottom-up cost model of a shared local optical loop network:

−     for fully unbundled access, the monthly recurring rate is capped at 9.65 euros from 2021 to 2023;

−     for DSL bitstream access, the monthly recurring rate is capped at 13.13 euros in 2021, 13.37 euros in 2022 and 13.53 euros in 2023.

In October 2022, Orange formally requested from Arcep an increase in the unbundling rate starting from the beginning of 2023, in order to take into account, on the one hand, some of the increase in the IFER (imposition forfaitaire sur les entreprises de réseaux - flat-rate tax on network enterprises) compared to the assumptions used in the 2020 decision and, on the other hand, a correction of the shared local optical loop network’s bottom-up cost model.

On December 16, 2022, Arcep launched a public consultation about the revision of the unbundling rate cap in order to incorporate the new IFER amount. Arcep plans to increase the unbundling rate cap by around 30 euro cents, from 9.65 euros per month to around 10 euros per month, effective in the second quarter of 2023.

Given Arcep’s refusal to revise the unbundling rate cap to the level expected by Orange, at the end of December 2022 Orange filed a complaint with the French Council of State.

Closure of the copper network

Arcep put Orange’s copper closure plan out to public consultation from February 7, 2022 to April 4, 2022 (see Section 1.4.1 Operating activities - France). At the same time, Arcep consulted on a reduction in the rate obligation in commercially closed areas, which could lead to an upward revision of the rate for full unbundling.

On July 29, 2022, Arcep published a question-and-answer type document with clarifications and adjustments made by Orange to its copper closure plan.

The first set of closures was launched on December 13, 2022, for closure effective January 2025.

Wholesale service quality for B2C and B2B markets

In the market analysis decisions adopted in December 2020 for the new round (2021-2023), Arcep introduced minimum quality of service thresholds to be met by Orange for its wholesale copper offers (unbundling, mass activated offers) intended for businesses from the first quarter of 2021, including what had previously been addressed in the formal notice of December 2018.

In April 2021, Arcep extended the September 2018 sanctions procedure relating to the quality of service for wholesale copper offers and closed it for wholesale offers intended for businesses.

In Decision 2020-1432 on the symmetric regulation of FTTH offers adopted in December 2020, Arcep introduced minimum quality of service thresholds to be respected by each infrastructure operator for its wholesale FTTH offers from the start of 2023, in particular for offers with enhanced quality of service for businesses.

Launch of the new round of market analyses

Arcep has released its "Scorecard and Outlook" document for public consultation, which marks the launch of the seventh round of analysis of the broadband and very high-speed fixed broadband wholesale markets, for the 2024-2028 period.

This public consultation is the first step in Arcep’s review round of its regulatory framework for the fixed broadband and very high-speed fixed broadband markets. The decisions are expected to be adopted by the end of 2023.

Arcep has identified four main issues at this stage:

−     the concrete implementation of the closure of the copper network by Orange, which requires that FTTH networks be able to perform their function as a fixed reference infrastructure;

−     maintaining a satisfactory level of quality of service on the copper network until it is closed;

−     the development of diversified, competitive and good quality fiber optic offers to meet the needs of businesses, in particular with a view to the migration from copper to fiber;

−     access to civil engineering infrastructure to finalize the roll-out of FTTH networks and allow all connections to be made.

On February 20, 2023, Arcep put the draft decisions concerning the obligations specifically incumbent on Orange (unbundling, DSL bitstream, access to civil engineering and Enterprise-specific wholesale offers) out for public consultation. The symmetrical obligations incumbent on all FTTH infrastructure operators are not affected by these draft decisions and remain unchanged. These are the first draft decisions, which are subject to change after consultation with all stakeholders, with a view to the adoption of the decisions by Arcep at the end of the year:

−     second public consultation scheduled for the summer on updated draft decisions and submission to the Competition Authority for its opinion;

−     third public consultation scheduled for the fall on some finalized draft decisions + notice to the European Commission.

The deadline for the public consultation is April 3, 2023.

Regulation of fixed telephony

Universal telephony service

Orange has not been a Universal Service Operator since November 27, 2020, when the last three-year designation period expired.

In its Decision 2021-0644 of April 13, 2021, Arcep set the definitive assessment of the net cost of universal service and operators’ contributions for 2020.

Orange — 2022 Universal Registration Document - 45

1.7.3      Spain

1.7.3.1     Legal and regulatory framework

The transposition of the European Electronic Communications Code [25] was made via a law amending the Telecommunications Code of June 28, 2022 with effect from June 30, 2022. Some provisions will apply 12 months later (June 30, 2023).

On June 9, 2022, Parliament approved an amendment to the law governing the telecommunication sector, in application of various national plans including the plan for connectivity, digital infrastructure and the promotion of 5G technology. One of the notable provisions concerns the obligation to provide 100 Mbps connectivity to 100% of the population within 12 months. On November 18, 2022, the Ministry published the call for tenders (with a maximum budget of 85 million euros) for the provision of this service. The deadline for submitting applications was December 5. The results have not yet been published. Considering that the conditions offered were only favorable for connectivity via satellite, Orange did not apply.

The telecommunication sector is also covered by Law 15/2007 of July 3, 2007 relating to the implementation of competition rules.

The CNMC (National Commission for Markets and Competition), established by Law 3/2013 of June 4, 2013, brings together regulatory authorities from different economic sectors, including telecommunications, and the antitrust authority. It is responsible for the numbering plan and the settlement of disputes between operators.

The Ministry of the Economy and the Digital Transition [26] is in charge of managing authorizations, spectrum allocation, approval of the cost of universal service, service quality and the settlement of disputes between consumers and operators that do not hold a dominant position.

1.7.3.2     Regulation of mobile telephony

Spectrum

g  Summary of national spectrum allocated to Orange and expiration year

700 MHz	800 MHz	900 MHz	1,800 MHz	2.1 GHz	2.6 GHz	3.5 GHz	26 GHz
10 MHz duplex (2041)	10 MHz duplex (2031)	10 MHz duplex (2030)	20 MHz duplex (2030)	15 MHz duplex +5 MHz (2030)	20 MHz duplex (2030)	40 MHz duplex (2030) 70 MHz (2038)	400 MHz (2042)

Internal source.

Mobile termination market

On September 26, 2022, the CNMC launched a public consultation (for a period of one month) proposing to deregulate the mobile termination market within six months. The regulator considers that the mobile call termination service is provided in an environment of effective competition following the adoption of Delegated Act (EU) 2021/654 [27] and therefore proposes to remove the obligations imposed on mobile operators.

5G

As part of the spectrum auction in the 700 MHz band organized in July 2021 by the Ministry of the Economy and the Digital Transformation, Orange acquired 2 blocks of 2x5 MHz for 350 million euros. These authorizations have a term of 20 years, with a possible extension of 20 years. The coverage obligations extend from December 2022 to June 2025.

To allow the more efficient use of 5G, the government has proposed the reorganization of the spectrum obtained by operators in the 3.4-3.8 GHz band, so that each has a continuous block. On November 4, 2021, the CNMC issued a favorable opinion on the government’s draft resolution, based on an agreement reached between Telefónica, Orange, Vodafone and Másmóvil in July 2021. The reorganization of this band was concluded in August 2022; the frequency band allocated to Orange is 3,600-3,710 MHz.

In addition, on December 1, 2021, the Spanish government presented a plan for connectivity, digital infrastructure and the promotion of 5G technology, with a public investment of 4.32 billion euros by 2025, of which 883 million euros are included in the 2021 budget. The connectivity plan includes measures to encourage the roll-out of very high-speed broadband in urban centers and unpopulated areas, so that by 2025, 100 Mbps speed will be achieved for 100% of the population. The 5G promotion plan includes measures to support network roll-out, with the goal of covering 75% of the Spanish population with 5G, as well as uninterrupted 5G coverage by 2025 on major roads, on railways and in airports.

26 GHz - On October 26, 2022, the Ministry of Economic Affairs and Digital Transformation (Mineco) launched a public consultation on an auction in the 26 GHz band. The order submitted for consultation provides for the auctioning of 12 government licenses in a 2,400 MHz band and 38 regional concessions in a 400 MHz band, in blocks of 200 MHz. The consultation ended on October 27, 2022 and the auction took place on December 21, 2022. Orange obtained 400 MHz. Licenses are valid for 20 years and renewable for an additional 20 years.

Orange — 2022 Universal Registration Document - 46

1.7.3.3     Regulation of fixed telephony, broadband and very high-speed broadband Internet

Wholesale broadband access markets

The CNMC adopted on October 6, and published on October 15, 2021, its Decision to analyze the markets for wholesale provision of local access and central access at a fixed location, corresponding to the 1/2020 (formerly 3a/2014) and 3b/2014 markets, whereby it decided:

−     regarding market 1/2020:

-     to retain the copper network unbundling obligations introduced in the previous 2016 market analysis and to retain access to Telefónica’s civil engineering infrastructure,

-     not to impose ex-ante asymmetrical obligations on Telefónica for the fiber network in 696 municipalities considered effectively competitive (compared with 66 municipalities in the 2016 market analysis), i.e., 70% of the Spanish population, given that a virtual unbundling of local access (VULA) offer must be made available for the rest of Spain at a rate that satisfies the economic replicability test; This deregulation of access to fiber came into force six months after the publication of the decision;

−     regarding market 3b/2014:

-     to deregulate bitstream access in the area declared non-competitive for copper and NGA [28] and to impose a NEBA fiber (bitstream) offer at rates that satisfy the economic replicability test (ERT) with no time limit.

Regarding the 2/2020 market (formerly the 4/2014 market), the CNMC launched a consultation in December 2020, proposing to maintain most of the obligations on Telefónica. After accepting the draft decision on March 21, 2022, it published the final decision on March 29, 2022.

Furthermore, the spin-off of Telefónica’s copper network does not lead to a change in Telefónica’s regulatory obligations, nor in the conditions for Orange’s access to its network.

NEBA reference offers (bitstream)

Since 2018, the CNMC has revised the economic replicability test (ERT) of Telefónica’s services, which is used to set the wholesale price of fiber. This test aims to verify that the prices of Telefónica’s wholesale fiber optic services (NEBA-local and NEBA-fiber) allow alternative operators to replicate the main fiber services of the incumbent operator.

In December 2020, the CNMC published the results of the third ERT review. As a result, Telefónica had to lower its access rates for the NEBA and VULA offers from 19.93 euros to 16.86 euros.

On May 30, 2022, the CNMC notified the project’s decision regarding the ERT test. This is the fourth revision, which includes, on the one hand, an adjustment of the promotional cost to take into account the state of emergency caused by the Covid-19 pandemic and, on the other hand, an adjustment of the television costs. The European Commission accepted the decision notified on June 29, and the final decision was adopted on July 14, 2022.

Following a CNMC consultation on the cost of capital (closed on September 19, 2022 and notified to the European Commission on November 18, 2022), the latter issued a favorable opinion on December 16, 2022 concerning the increase in the cost of capital from 4.82% to 5.20%.

1.7.4      Poland

1.7.4.1     Legal and regulatory framework

Orange’s business activities are governed by several laws:

−     the Law of July 16, 2004 relating to telecommunications which transposes into national law the 2002 Telecoms Package on electronic communications;

−     the Law of February 16, 2007 on competition and consumer protection;

−     the Law of December 2012, transposing EU directives issued in 2009, which came into force on January 21, 2013;

−     the Law of May 7, 2010, on developing telecommunication networks and services, which provides access to telecommunication and other technical infrastructures financed through public funds. This law was revised and amended on August 30, 2019, by transposing Directive 2014/61/EU on broadband cost reduction.

The transposition of the Code by a new law on electronic communications was the subject of a public consultation opened in July 2020. Legislative work is ongoing.

The Ministry of Digitization, created in November 2015, was incorporated into the Prime Minister’s Office on November 6, 2020, as a result of the government reshuffle.

The Office of Electronic Communications (UKE) is responsible, in particular, for telecommunication regulation and spectrum management, as well as certain functions related to broadcasting services. In May 2021, the government introduced changes to the Telecommunications Act that concern the appointment and removal of the UKE President. However, in September 2021, the European Commission referred Poland to the EU Court of Justice for infringing the freedom of the national regulator.

The Office of Competition and Consumer Protection (UOKiK) is responsible for the application of competition law, M&A control and consumer protection.

Orange — 2022 Universal Registration Document - 47

1.7.4.2     Regulation of mobile telephony

Spectrum

g  Summary of spectrum allocated to Orange and expiration year

800 MHz	900 MHz	1,800 MHz	2.1 GHz	2.6 GHz
10 MHz duplex (2030)	7 MHz duplex (2029)	10 MHz duplex (2027)	15 MHz duplex (2037)	15 MHz duplex (2030)

Internal source.

5G

3.4-3.8 GHz frequency band: on December 20, 2022, the regulator launched a consultation on C-band spectrum auction documentation. The UKE wants to auction four blocks (4x80 MHz) in 3,480-3,800 MHz for a period of 15 years. The starting price is set at 450 million zlotys (96 million euros). Since the auction is reserved for operators already holding another frequency band (in 800, 900, 1800, 2100 or 2600 MHz), it will not be open to new entrants. The UKE wants to impose bandwidth and coverage obligations ranging from 85% to 95% after 84 months. The auction will start in the second quarter of 2023.

700 MHz band: as part of the deregulation of 700 MHz spectrum for mobile networks, the UKE has initiated a coordination process with neighboring countries, including Russia. On January 11, 2019, Poland asked the European Commission to extend the deadline to June 2022 due to spectrum coordination problems at its borders. In addition, a draft law on cybersecurity, introduced by the government, currently provides for the creation of a State-owned strategic security network using the 700 MHz band to provide telecommunication and cybersecurity services in the areas of defense, national security and public safety. However, the work is still in progress and the draft law has not yet been adopted by Parliament. As a result, the allocation of spectrum in the 700 MHz band was postponed to 2023.

Infrastructure sharing

The network sharing agreement between Orange Polska and T-Mobile Polska, which dates from 2011, was extended to 4G in December 2016. On May 22, 2018, Orange and T-Mobile Polska decided to end spectrum sharing in the 900 MHz and 1,800 MHz bands.

1.7.4.3     Regulation of fixed telephony, broadband and very high-speed broadband Internet

The ex-ante regulation of Orange’s fixed services, for the areas defined as non-competitive, relates solely to wholesale services.

Analysis of the wholesale very high-speed broadband market (markets 3a/2014 and 3b/2014)

On October 22, 2019, the UKE published the Decisions relating to markets 3a/2014 and 3b/2014.

According to the regulator, market development and increasing competition justify further market deregulation. As a result, UKE decided to increase the number of deregulated zones:

−     in market 3a/2014, to 51 municipalities;

−     in market 3b/2014, to 151 municipalities.

Under these new Decisions, out of a total of approximately 14.6 million households, around six million households are deregulated for bitstream access, of which around 2.3 million households are deregulated for unbundling.

The regulator has started collecting data as well as considering the next review of the very high-speed broadband markets. The draft decision is expected in the first quarter of 2023.

Reference offer for fixed markets

The reference offer relates to all wholesale fixed services: call origination and termination, wholesale subscription, partial and total unbundling, and bitstream access.

Following the approval by the European Commission of the modifications to Orange’s reference offer concerning the new fiber connection speed options, the decision was published on October 23, 2022.

In addition, on February 15, 2022, the UKE notified the changes to Orange’s reference offers concerning service access fees. After approval by the Commission, the UKE published the decision on July 8, 2022.

Creation of a FiberCo

On August 3, 2020, the European Commission approved the acquisition of joint control of "Światlowód Inwestycje" ("FiberCo") by Orange and the Dutch company, APG Asset Management. FiberCo’s objective is to build and expand a fiber optic infrastructure designed to offer wholesale access services in less densely populated areas of Poland (see Section 1.4.2 Operating activities - Europe). So far, it is not subject to ex-ante regulation under market analysis; its regulatory treatment will be investigated during the next phase of the market analysis review.

Orange — 2022 Universal Registration Document - 48

1.7.5      Other EU countries where the Orange group operates

1.7.5.1     Belgium

Spectrum

g  Summary of spectrum allocated to Orange and expiration year

700 MHz	800 MHz	900 MHz	1400 MHz	1,800 MHz	2.1 GHz	2.6 GHz	3.6 GHz
10 MHz duplex (2042)	10 MHz duplex (2033)	10 MHz duplex (2022)	30 MHz (2040)	15 MHz duplex (2022)	15 MHz duplex (2042)	20 MHz duplex (2027)	100 MHz (2040)

Internal source.

On January 14, 2022, the BIPT (Belgian Institute for Postal Services and Telecommunications) regulator launched calls for applications as part of the procedure for allocating spectrum in the 700 MHz, 1,400 MHz and 3,600 MHz bands for 5G and existing 2G and 3G spectrum (900 MHz, 1,800 MHz and 2,100 MHz). On June 21, 2022, BIPT closed the main phase of the auction.

Orange obtained 2x10 MHz in the 700 MHz frequency band, 100 MHz in the 3.6 GHz frequency band, 2x10 MHz in the 900 MHz frequency band, 2x15 MHz in the 1,800 MHz frequency band and 2x15 MHz in the 2,100 MHz frequency band, for a total of 322 million euros. The positioning of the different spectrum blocks was finalized between the operators without requiring auctions. The rights of use are valid for a period of 20 years, with the exception of the 3.6 GHz band spectrum, which will expire in May 2040. The start date for the 700 MHz and 3.6 GHz licenses was September 1, 2022. The start date for the new 900, 1,800 and 2,100 MHz licenses is January 1, 2023. The existing licenses for this spectrum were extended until December 31, 2022, allowing operators to implement the new spectrum positions following the outcomes of the auctions.

On July 20, 2022, the supplemental auction to allocate 90 MHz of spectrum in the 5G 1400 MHz frequency band for a 20-year term ended. Orange obtained 30 MHz for a price of 70 million euros. This license will take effect in July 2023.

BIPT approved the reorganization of the spectrum for Orange on the 905 MHz-915 MHz/950 MHz-960 MHz bands and for Proximus on the 895 MHz-905 MHz/940 MHz-950 MHz bands, as of November 21, 2022. During the transition period, the quantity of spectrum used by Orange and Proximus on each base station must not exceed 2x11.6 MHz and 2x12.5 MHz respectively. This reorganization frees the 885 MHz-890 MHz/930 MHz-935 MHz band for use by the new entrant Citymesh Mobile. Reserving some spectrum for a new entrant has led to the entry of new stakeholders: Citymesh formed an alliance with DIGI, obtained the spectrum reserved for a new entrant (2x5 MHz in 700, 2x5 MHz in 900, 2x15 MHz in 1,800 MHz and 2x5 MHz in 2,100 MHz), as well as 50 MHz in the 3.6 GHz band. In turn, the company NRB obtained 20 MHz of spectrum in the 3.6 GHz band.

Infrastructure sharing

On November 22, 2019, Orange Belgium and Proximus signed a mobile-access network sharing agreement. The two operators have planned the creation of a 50/50 joint venture co-owned by each party for the planning, roll-out and management of their mobile networks. This agreement covers 2G, 3G, 4G and 5G mobile technologies at the national level. The operators will share active and passive infrastructure but not their spectrum. This agreement will optimize the network, decrease energy consumption and reduce roll-out costs; it will accelerate the roll-out of 5G in Belgium. It was challenged on November 19, 2019 by Telenet before the Belgian Competition Authority (BCA). On December 23, 2022, the BCA rejected Telenet’s request on the grounds that the agreement between Orange and Proximus will not have a negative effect on competition.

Cable wholesale broadband markets

As part of the review of the wholesale cable broadband markets launched in July 2017 by the Conference of Electronic Communications Regulators (CRC) [29], the new Decision was published by the CRC on June 29, 2018. Various reference offer Decisions have been made by BIPT or the CRC concerning regulated access to cable networks and regulated access to the Proximus fiber network.

Regarding regulated access to cable networks:

−     the Decision adopted on May 26, 2020 defined the monthly rates for wholesale access to cable operators’ networks;

−     the June 24, 2021 Decision defined the one-time charges and the monthly rental charge "SLA Pro Repair";

−     the March 25, 2021 Decisions concerning the approval of the reference offers of Telenet, Brutélé and Nethys/Brutélé for access to the TV offer and for access to the broadband offer, define the technical and operational framework of regulated wholesale access.

Regarding the reference offer "Bitstream Fiber GPON" for regulated access to the Proximus fiber network, the Decision of April 28, 2020 concerns the obligation imposed on Proximus regarding the compensation system for the "Basic SLA" and the adjustment of the parameters of the "Basic SLA Repair," and the Decision of March 9, 2021 on monthly rates.

Other products or services that are the subject of ongoing consultations include wholesale fiber prices, which are based on "cost plus," and one-time rates such as activation and installation rates for fiber and cable.

Moreover, the CRC launched the new review of the broadband and broadcasting markets on April 1, 2021. This work is linked in particular with the procedure under way for Orange Belgium to acquire the operator VOO, which operates in Wallonia and the Brussels region, and with the Telnet and Fluvius cooperation procedure in the north of the country. Furthermore, within this framework, BIPT has launched a project with a view to a future symmetrical fiber regulation.

Orange — 2022 Universal Registration Document - 49

1.7.5.2     Romania

Spectrum

g  Summary of spectrum allocated to Orange and expiration year

700 MHz	800 MHz	900 MHz	1500 MHz	1,800 MHz	2.1 GHz	2.6 GHz	3.4 -3.8 GHz
10 MHz duplex (2048)	10 MHz duplex (2029)	10 MHz duplex (2029)	40 MHz (2048)	20 MHz duplex (2029)	15 MHz duplex +5 MHz (2031)	20 MHz duplex (2029)	25 MHz duplex +10 MHz duplex +45 MHz (2025) +160 MHz (2029)

Internal source.

Orange won additional spectrum on August 14, 2018, at a private auction organized by 2K Telecom for the allocation until 2025 of 2x10 MHz blocks in the 3.5 GHz band for 3.35 million euros.

In July 2019, the regulator, Ancom, launched a public consultation on the terms and conditions of the auction of licenses in the 700 MHz, 800 MHz, 1,500 MHz, 2,600 MHz and 3,400-3,800 MHz spectrum bands. The allocation of the 5G spectrum was scheduled for the first quarter of 2022, but the auction was delayed due to the adoption of the 5G Network Security Law, adopted on June 11, 2021.

Ancom launched the spectrum allocation process for 5G on September 19, 2022, which covers 555 MHz in the 700 MHz, 1,500 MHz, 2,600 MHz and 3,400-3,800 MHz bands.

Ancom has set coverage obligations: within six years, operators must cover at least 70% of the country’s population, most urban areas, highways, international airports and railways, as well as a number of localities identified as not covered or poorly covered by mobile communication services. The licenses will be valid for 25 years and will come into force in 2023. An exception concerns the rights in the 2,600 MHz band, which will be valid for six years and three months, in order to align with the other existing rights in this band.

On November 3, 2022, the regulator confirmed that 3 operators, including Orange, had submitted offers. On November 15, Ancom announced the outcomes of the auction. Orange Romania was allocated two blocks of 2x5 MHz in the 700 MHz band, all eight blocks of 5 MHz in the 1,500 MHz band, as well as 16 blocks of 10 MHz in the 3,400-3,800 MHz band, for a price of 264.6 million euros. In the 700 MHz and 1,500 MHz bands, licenses are valid for 25 years from January 1, 2023, and in the 3,400-3,800 MHz band, for 22 years from January 1, 2026. In the 2,600 MHz band, licenses are valid for the period from January 1, 2023 to April 5, 2029. The operator must cover with broadband services at least 70% of the country’s population, most urban areas, highways, international airports and modernized railways, as well as 240 localities identified as not covered or poorly covered by mobile communication services.

Wholesale broadband markets

In the context of its third round of analysis of the 3a and 3b markets, on October 19, 2020, Ancom confirmed that the retail broadband market is effectively competitive, and that, as a consequence, no obligation should be imposed on the two wholesale markets. The European Commission approved the conclusions, while suggesting that the market be monitored. On July 26, 2022, Ancom launched the public consultation on the high-quality access market (market 4/1014 - market 2/2020). The consultation proposes to extend the deregulation of this market. Ancom has included the review of market 3a/2014 - now market 1/2020 - in its 2023 work program.

1.7.5.3     Slovakia

Spectrum

g  Summary of spectrum allocated to Orange and expiration year

700 MHz	800 MHz	900 MHz	1,800 MHz	2.1 GHz	2.6 GHz	3.4 -3.8 GHz
10 MHz duplex (2040)	10 MHz duplex (2028)	10 MHz duplex (2025)	15 MHz duplex (2025) +5 MHz duplex (2026)	20 MHz duplex +5 MHz (2026)	30 MHz duplex (2028)	40 MHz duplex (2025) +100 MHz (2045)

Internal source.

1800 MHz band

Between February and June 2022, all mobile telephony operators in Slovakia completed a reorganization of the 1800 MHz spectrum band in order to obtain a continuous spectrum block and improve spectrum efficiency. It was the result of commercial agreements between the parties, backed by the regulator. For spectrum re-arrangement, the country has been divided into four regions. Each operator now has 2x20 MHz of spectrum in three regions of the country and 2x15 MHz in the fourth region.

3.4-3.6 GHz band

In August 2019, Orange acquired a total of 40 MHz from Slovanet in two 20 MHz coupled-spectrum blocks (3,470 MHz-3,490 MHz/3,570 MHz-3,590 MHz), with licenses valid until 2025.

Orange — 2022 Universal Registration Document - 50

5G

On November 23, 2020, the Slovak regulator (RU) announced the results of the auction for the 5G spectrum in the 700 MHz and 900 MHz bands.

A total of 82.4 MHz was offered at auction, consisting of 2x30 MHz in the 700 MHz band, 2x4.2 MHz in the 900 MHz band, and 2x9 MHz in the 1,800 MHz band. Licenses in the 700 MHz band are valid for 20 years, until December 31, 2040. Licenses in the 900 MHz and 1,800 MHz band are valid until December 31, 2025. In this context, Orange acquired 2x10 MHz in the 700 MHz frequency band for 33.6 million euros.

In the 3.4-3.8 GHz band, on March 1, 2022, the RU launched a tender for licenses for a period of use between 2025 and 2045. On May 6, 2022, the RU published the outcomes of the auction: Orange SK obtained 100 MHz for a price of 16 million euros. The licenses are valid from September 1, 2025 to December 31, 2045.

Wholesale broadband and very high-speed fixed broadband markets

The Slovakian regulator completed its third round of analysis of the 3a, 3b and 4/2014 markets and published its Decisions on markets 3a and 3b on January 19, 2018, and on market 4 on November 7, 2016. The regulator eased regulations:

−     in market 3a, by excluding unbundling of the local sub-loop, while maintaining unbundling in the copper local loop, and by limiting the regulatory obligations of NGA offers to the economic replicability test and to a technical equivalence of inputs;

−     in market 3b, by imposing a replicability test of 2P services and multicast IPTV wholesale access, instead of regulated prices;

−     in market 4, by eliminating the sector-based regulatory obligations, because of the competitive nature of the market.

The RU published rate caps for access to fixed physical infrastructure (civil engineering) on October 17, 2018. The maximum monthly fees are as follows: access to ducts (0.257 euros/month/meter), HDPE tube (0.128 euros/month/meter) and micro-tube (0.116 euros/month/meter). This is a significant decrease in the access rates for the infrastructure.

An initiative by the regulator for a market analysis review is expected in 2023.

1.7.6      Other non-EU countries where the Orange group operates

Moldova

Spectrum

g  Summary of spectrum allocated to Orange Moldova and expiration year

800 MHz (2029)	900 MHz (2029)	900 MHz (e-GSM) (2029)	1,800 MHz (2029)	2.1 GHz (2023)	2,600 MHz (2027)

Internal source.

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Renewal of licenses in the MEA region

The following table shows the type of licenses held by Orange and their expiration dates at December 31, 2022 in each country in which it operates in Africa & Middle East:

	Expiration of current license	Type of license
Botswana	December 2036	5G spectrum
Botswana	December 2036	4G spectrum
Botswana	January 2036	4G TDD spectrum
Botswana	September 2033	2G - 3G spectrum and network
Botswana	September 2033	Services and apps
Botswana (1)	August 2028	4G spectrum
Botswana (2)	August 2025	4G spectrum
Burkina Faso (3)	May 2035	Fixed, mobile 2G-3G-4G
Cameroon	January 2030	2G-3G-4G
Côte d’Ivoire (4)	April 2032	Global (2G-3G-4G)
Egypt	October 2031	2G-3G-4G, virtual fixed license
Egypt	July 2026	Fixed
Egypt	April 2025	Internet
Guinea-Bissau	April 2025	3G
Guinea-Bissau	May 2026	4G
Guinea-Bissau	January 2027	2G
Guinea	March 2029	2G-3G-4G
Jordan	May 2029	2G (900)
Jordan	June 2031	3G (2100 MHz)
Jordan	September 2030	4G
Jordan	September 2033	4G (2,600 MHz)
Jordan	May 2024	Fixed
Jordan	December 2023	Internet
Liberia	July 2030	Global (2G-3G-4G)
Madagascar	April 2025	2G-3G-4G
Mali	July 2032	Global (2G-3G-4G)
Morocco	August 2024	2G
Morocco	December 2031	3G
Morocco	April 2035	4G
Morocco	April 2036	Fixed
Mauritius	November 2026	2G-3G-4G
Mauritius	November 2026	Fixed
Central African Republic	May 2027	Global (2G-3G)
Democratic Republic of the Congo	October 2031	2G-3G
Democratic Republic of the Congo	May 2038	4G
Democratic Republic of the Congo	September 2040	Fixed Internet, TDD spectrum
Democratic Republic of the Congo	August 2041	Fixed FTTX
Democratic Republic of the Congo	August 2041	Mainland France fiber
Senegal	August 2034	Global (2G-3G-4G)
Sierra Leone	July 2031	2G-3G
Sierra Leone	March 2034	4G
Tunisia	July 2024	Global (2G-3G)
Tunisia	March 2031	4G

Source: data from national regulators.

(1)    Spectrum allocated in the 2,500-2,600 MHz band.

(2)    Spectrum allocated in the 1,800 MHz band.

(3)    To replace the two previous licenses, with an effective date of May 2020.

(4)    Global: refers to the type of license that allows an operator to offer both fixed and mobile services through all of the available technologies (depending on the country, the Global license does not include 4G technology).

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[1]     IT & Networks: networks and information systems.

[2]     Data on a comparable basis.

[3]     Joint Alliance for CSR (JAC): an association of telecommunication operators that seeks to audit, assess and develop the implementation of CSR principles.

[4]     Google, Apple, Facebook, rebranded as Meta, Amazon and Microsoft.

[5]     Including the Orange France workshops in Africa (see Section 4.2.2.2 Circular economy programs).

[6]     On the defined scope of indirect costs of 13.8 billion euros at end-2019 (see Section 1.3 Significant events - Progress of the Scale Up operational efficiency program.

[7]     Totem’s entry into the operational phase at end-2021 resulted in a change in internal reporting by management, and the segment information now presented reflects the Group’s decision to present Totem as a separate business segment as of January 1, 2022 (see Section 3.3, Note 1.1 Change in segment information).

[8]     Respectively, the B2C and Pro-SME markets.

[9]     Mainland France, Overseas Departments and Overseas Territories.

[10]     Mainland France, excluding Overseas Departments and Overseas Territories.

[11]     See Section 7.2.2 Glossary of technical terms.

[12]     See Section 7.2.2 Glossary of technical terms.

[13]     Intermediaries in banking operations and payment services (Intermédiaires en opérations de banque et en services de paiement).

[14]     XGS (10 Gigabit Symmetric) - GPON (Gigabit-capable Passive Optical Network).

[15]     https://www.orange.com/sites/orangecom/files/2022-11/Charte%20%C3%A9thique%20ENG.pdf

[16]     Up to 20 million euros, or 4% of worldwide revenues, for the most serious offenses.

[17]     Directive 2000/31/EC of the European Parliament and of the Council of June 8, 2000 on certain legal aspects of information society services, in particular electronic commerce, in the Internal Market.

[18]     Regulation (EU) 2022-2065 of October 19, 2022 on a Single Market for Digital Services and amending Directive 2000/31/EC (Digital Services Act).

[19]     Regulation (EU) 2022/1925 of September 14, 2022 on contestable and fair markets in the digital sector and amending Directives (EU) 2019/1937 and (EU) 2020/1828 (Digital Markets Act).

[20]     Recommendation 2010/572/EU of September 20, 2010.

[21]     Recommendation 2013/466/EU of September 11, 2013.

[22]     Areas covered by the authorization holder's mobile network and in which the premises (residential buildings, offices) do not have fixed access to Internet service with at least 8 Mbits/s in downlink speed

[23]     I.e. applying only to Orange as an operator exercising significant influence.

[24]     Decrees published in the Official Journal of July 31, 2018.

[25]     EU Directive 2018-1972.

[26]     Ministerio de Asuntos Económicos y Transformación Digital, which replaced the Ministerio de Economia y Empresa (MINECO) in February 2020.

[27]     See above § 1.7.1.2.

[28]     See Section 7.2.2 Glossary of technical terms.

[29]     The CRC includes the IBPT, CSA, Mediensat and VRM.

3.1 Review of the Group’s financial position and results

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

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This section contains forward-looking statements about Orange. These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from the results anticipated in the forward-looking statements. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

The following comments are based on the Consolidated Financial Statements prepared in accordance with IFRS (International Financial Reporting Standards, see Note 2 to the Consolidated Financial Statements).

Data on a comparable basis, [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED] economic CAPEX (referred to as "eCAPEX" or "economic CAPEX"), [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED] net financial debt, [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED] are financial indicators not defined by IFRS. For further information on the calculation of these indicators and the reasons why the Orange group uses them and considers them useful for readers, see Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

Data on a historical basis (see Section 7.2.1 Financial glossary) relates to data for prior periods as reported in the Consolidated Financial Statements for the current period. The transition from data on a historical basis to data on a comparable basis for the 2021 fiscal year is set out in Section 3.1.5.1 Data on a comparable basis.

The segment information (see Note 1 to the Consolidated Financial Statements) that is presented in the following sections is understood to be, unless stated otherwise, before eliminations for transactions with other segments.

As announced in February 2021, Totem, Orange’s European TowerCo, has been operational since the end of 2021 (see Section 3.1.1.3 Significant events). In the segment information presented, the historical data for Totem are included in the business segments of France, Spain and, to a very limited extent, International Carriers & Shared Services, until December 31, 2021. Totem’s entry into the operational phase at the end of 2021 resulted in a change in internal reporting by management. The segment information now presented reflects the Group’s decision to present Totem as a separate segment from January 1, 2022 (see Note 1.1 to the Consolidated Financial Statements).

Unless stated otherwise, data in the tables are presented in millions of euros, without a decimal point. This presentation may lead to material differences in the totals and sub-totals in the tables in certain cases. Furthermore, the changes presented are calculated on the basis of data in thousands of euros.

3.1.1     Overview

3.1.1.1   Financial data and workforce information

Operating data

(at December 31, in millions of euros)	2022	2021 on a comparable basis (1)	2021 on a historical basis	Change (%) on a comparable basis (1)	Change (%) on a historical basis
Revenue (2)	43,471	43,195	42,522	0.6%	2.2%

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Operating income	4,801	122	2,521	ns	90.4%
Telecom activities	5,000	303	2,702	ns	85.1%
Mobile Financial Services	(200)	(182)	(182)	(10.0)%	(10.0)%

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Telecommunication licenses	1,060	929	926	14.1%	14.4%
Average number of employees (full-time equivalents) (3)	130,307	134,287	132,002	(3.0)%	(1.3)%
Number of employees (active employees at end of period) (3)	136,430	139,640	139,698	(2.3)%	(2.3)%

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

(2)   Revenue from telecom activities. The net banking income (NBI) of Mobile Financial Services is recognized in other operating income (see Note 4.2 to the Consolidated Financial Statements).

(3)   See Section 7.2.1 Financial glossary.

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Net income

(at December 31, in millions of euros)	2022	2021 on a historical basis
Operating income	4,801	2,521
Finance costs, net	(920)	(782)
Income taxes	(1,265)	(962)
Consolidated net income	2,617	778
Net income attributable to owners of the parent company	2,146	233
Net income attributable to non-controlling interests	471	545

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

Net financial debt

(at December 31, in millions of euros)	2022	2021 on a historical basis
Net financial debt (1)	25,298	24,269

(1)   See Section 3.1.5 Financial indicators not defined by IFRS, Section 7.2.1 Financial glossary and Note 13.3 to the Consolidated Financial Statements. Net financial debt as defined and used by Orange does not take into account Mobile Financial Services activities, for which this concept is not relevant.

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3.1.1.2   Summary of results for the fiscal year 2022

In an environment characterized by inflation and geopolitical uncertainty, the Group achieved solid results for 2022, both in terms of its commercial momentum and its main financial indicators.

Revenue totaled 43,471 million euros in 2022, up 2.2% on a historical basis and 0.6% on a comparable basis with 2021. This was largely due to the performance of retail services (B2C+B2B, see Section 7.2.1 Financial Glossary), boosted by price increases introduced in each of the Group’s European countries. On a comparable basis:

−   Africa & Middle East countries were the main contributor to growth, with revenues rising by 414 million euros (i.e. 6.4%), followed by Totem, whose revenues grew by 89 million euros (i.e. 14.9%);

−   the countries of Europe returned to growth (up 0.6%), buoyed by the robust recovery in Spain in the second half of 2022 and solid performances in Poland (up 4.7%) and Belgium (up 2.0%); and

−   France declined by 193 million euros (down 1.1%), mainly due to lower revenues from wholesale services and, to a lesser degree, conventional telephony services (narrowband). Excluding fixed-only narrowband services, other retail services (B2C+B2B) grew by 3.1%.

Commercial activity performed very well in 2022, in an environment that often remains highly competitive. The convergent customer base had 11.6 million customers across the Group, up 0.8% year on year. Mobile services had 241.9 million accesses, up 5.9% year on year, of which 94.0 million were contracts, up 8.9% year on year. Fixed services totaled 45.4 million accesses (down 2.6% year on year), including 14.2 million very high-speed broadband accesses, which again posted strong growth (up 15.6% year on year). In line with the downward trend in conventional fixed telephony, fixed narrowband access continued its structural decline, falling by 13.8% year on year.

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

Operating income stood at 4,801 million euros in 2022, up from 2021 by 2,280 million euros on a historical basis (despite the negative impact of the loss of exclusive control over FiberCos Orange Concessions in France and Światlowód Inwestycje in Poland) and by 4,679 million euros on a comparable basis [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]. On a historical basis:

−   in 2022, operating income was affected by (i) goodwill impairment in Romania and (ii) the additional expense recognized for the French part-time for seniors plans (Temps Partiel Séniors - TPS), a program relating to agreements on the employment of older workers in France, due to the greater than anticipated success of these plans;

−   in 2021, operating income had been affected (i) negatively by goodwill impairment in Spain and by the initial expense recognized for the TPS plans, and (ii) positively by the recognition of gains on disposal following the loss of exclusive control over the FiberCos in France and Poland.

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Consolidated net income totaled 2,617 million euros in 2022, an increase of 1,839 million euros compared with 2021. This change is explained by the increase in operating income on a historical basis, partially offset by higher income tax and the deterioration in finance costs, net.

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Net financial debt totaled 25,298 million euros at December 31, 2022, an increase of 1,028 million euros from December 31, 2021. This was mainly due to (i) the payment for 5G licenses (in Belgium, France and Romania) and 4G licenses (in Egypt and Poland), and (ii) the early redemption of an issue of subordinated notes, launched in November 2022, for 426 million pounds sterling. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED] The telecom activities’ strong liquidity position of 16,741 million euros remains a major asset, particularly in the current monetary environment.

With regard to the dividend, see Section 6.3 Dividend distribution policy.

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

3.1.2     Analysis of the Group’s results and capital expenditure

3.1.2.1   Group revenue

3.1.2.1.1     Revenues

Revenue by segment (1) (at December 31, in millions of euros)	2022	2021 on a comparable basis	2021 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
France	17,983	18,175	18,092	(1.1)%	(0.6)%
Europe	10,962	10,898	10,579	0.6%	3.6%
Spain	4,647	4,720	4,720	(1.5)%	(1.5)%
Other European countries	6,329	6,189	5,870	2.3%	7.8%
Eliminations	(14)	(11)	(11)	22.6%	24.1%
Africa & Middle East	6,918	6,504	6,381	6.4%	8.4%
Enterprise	7,930	7,917	7,757	0.2%	2.2%
Totem	685	596	-	14.9%	-
International Carriers & Shared Services	1,540	1,513	1,515	1.7%	1.6%
Eliminations	(2,547)	(2,408)	(1,802)
Group total	43,471	43,195	42,522	0.6%	2.2%

(1)   Revenue from telecom activities (see Notes 1.2 and 4.1 to the Consolidated Financial Statements). The net banking income (NBI) of Mobile Financial Services is recognized in other operating income (see Note 4.2 to the Consolidated Financial Statements).

Revenue by offer (1) (at December 31, in millions of euros)	2022	2021 on a comparable basis	2021 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Retail services (B2C+B2B) (2)	31,711	31,078	30,564	2.0%	3.8%
Convergent services	7,687	7,437	7,417	3.4%	3.6%
Mobile-only services	11,093	10,739	10,652	3.3%	4.1%
Fixed-only services	9,120	9,378	9,088	(2.7)%	0.4%
IT & integration services	3,811	3,524	3,407	8.1%	11.9%
Wholesale services	7,356	7,830	7,702	(6.1)%	(4.5)%
Equipment sales	3,254	3,124	3,070	4.2%	6.0%
Other revenues	1,150	1,163	1,186	(1.1)%	(3.1)%
Group total	43,471	43,195	42,522	0.6%	2.2%

(1)   Revenue from telecom activities (see Notes 1.2 and 4.1 to the Consolidated Financial Statements). The net banking income (NBI) of Mobile Financial Services is recognized in other operating income (see Note 4.2 to the Consolidated Financial Statements).

(2)   See Section 7.2.1 Financial glossary.

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In 2022, Orange group revenues totaled 43,471 million euros, an increase of 2.2% on a historical basis and 0.6% on a comparable basis with 2021.

Change on a historical basis

On a historical basis, the 2.2% increase in Group revenues between 2021 and 2022, i.e. an increase of 948 million euros, includes:

−   the favorable impact of changes in the scope of consolidation and other changes, which stand at 453 million euros and primarily include the effect of the takeover of Telekom Romania Communications (TKR, renamed Orange Romania Communications) on September 30, 2021 for 375 million euros;

−   the positive effect of foreign exchange fluctuations, which amounted to 220 million euros, mainly resulting from (i) the favorable movement in the US dollar (for 196 million euros), the Guinean franc (for 112 million euros) and the Jordanian dinar (for 48 million euros) against the euro, (ii) partially offset by the unfavorable movement in the Egyptian pound (for 74 million euros) and the Polish zloty (for 66 million euros) against the euro;

−   the organic change on a comparable basis, i.e. an increase in revenues of 276 million euros.

Change on a comparable basis

On a comparable basis, the increase of 276 million euros, i.e. 0.6%, in Group revenues between 2021 and 2022 is mainly attributable to:

−   an increase of 354 million euros (up 3.3%) in Mobile-only services related to (i) strong growth in mobile services (prepaid and contracts) in nearly all Africa & Middle East countries, driven largely by growth in data services and, to a lesser extent, by the increase in mobile-only contracts in France, Belgium and Poland and for Enterprise services, (ii) partially offset by the decline in mobile-only services in Spain amid the continuing polarization of offers and the general shift of the market toward low-cost offers. With the end of Covid-19 restrictions, revenues from customer roaming have risen in all European countries, as well as for Enterprise services;

−   the increase of 287 million euros (up 8.1%) for IT & integration services, primarily for Enterprise services (driven by cybersecurity, Cloud and digital & data services), and to a lesser degree, in Poland;

−   the increase of 250 million euros (up 3.4%) in Convergent services, which grew in all European countries except Spain, where revenues were stable, and Romania; and

−   the growth of 130 million euros (up 4.2%) in Equipment sales in almost all countries in Europe (mainly driven by demand for more expensive mobile handsets) and for Enterprise services (due to the major NEO mobile equipment contract signed with the National Gendarmerie and the National Police in France).

These positive changes are partially offset by:

−   the decrease of 475 million euros (down 6.1%) in Wholesale services, mainly in France, and to a lesser degree in Europe (primarily in Poland, Belgium, Spain and Romania):

-     in France, the decline in wholesale services is mostly due to (i) the decline in unbundling revenues on the copper network, (ii) the decrease in FTTH line co-financing received from other carriers, and (iii) the decline in mobile and fixed interconnection (mainly due to regulatory cuts in mobile and fixed call termination rates), (iv) partially offset by the increase in FTTH lines leased to third-party carriers and maintenance activities on fiber optic networks,

-     in Europe, the contraction in wholesale services was essentially due to (i) regulatory decreases in mobile and fixed call termination rates, and (ii) the decline in international transit activity, particularly in Spain and Poland, (iii) partially offset by the increase in national roaming in Spain,

-     at Group level, the growth in visitor roaming revenues, which increased in all countries (except Senegal) with the end of Covid-19 restrictions, together with the growth of Totem’s activities, offset the decline in revenues from mobile virtual network operators (MVNOs) in Spain, France and Belgium;

−   the decrease of 258 million euros (down 2.7%) in Fixed-only services, primarily due to:

-     the downward trend in fixed-only narrowband services (conventional telephony) in France and, to a lesser degree, in other European countries (Poland, Romania) and in the Africa & Middle East countries, and

-     the decrease in fixed-only services for Enterprise services, linked to (i) the contraction in data services (mainly due to the general trend toward the transformation of service technologies, particularly internationally, and to a lesser extent, the drop in satellite broadcasting services), and (ii) the decline in voice services (with the downward trend in conventional fixed telephony),

-     partially offset by the growth of fixed-only broadband services in the Africa & Middle East countries (broadband and very high-speed broadband) and in France (in line with the increase in fiber optic offers); and

−   the decrease of 13 million euros (down 1.1%) in other revenues.

The analysis of the change in revenues by business segment is detailed in Section 3.1.3 Review by business segment.

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3.1.2.1.2     Number of telecom customers

Number of customers (at December 31, in thousands, at the end of the period)	2022	2021 on a comparable basis	2021 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Convergent services
Number of convergent customers	11,628	11,533	11,533	0.8%	0.8%
Mobile services
Number of mobile accesses (1) (3) (4)	241,855	228,448	228,448	5.9%	5.9%
o/w: Convergent customers mobile accesses	21,325	20,937	20,937	1.9%	1.9%
Mobile-only accesses (3) (4)	220,530	207,511	207,511	6.3%	6.3%
o/w: Contract customers mobile accesses (3)	94,015	86,356	86,356	8.9%	8.9%
Prepaid customers mobile accesses (4)	147,840	142,092	142,092	4.0%	4.0%
Fixed services
Number of fixed accesses (4)	45,358	46,559	46,559	(2.6)%	(2.6)%
Fixed retail accesses (4)	30,904	31,313	31,313	(1.3)%	(1.3)%
o/w: Fixed broadband accesses (4)	24,332	23,685	23,685	2.7%	2.7%
o/w: Very high-speed fixed broadband accesses	14,217	12,302	12,302	15.6%	15.6%
o/w: Convergent customers fixed accesses	11,628	11,533	11,533	0.8%	0.8%
Fixed-only accesses (4)	12,704	12,152	12,152	4.5%	4.5%
Fixed narrowband accesses	6,572	7,628	7,628	(13.8)%	(13.8)%
Fixed wholesale accesses	14,453	15,246	15,246	(5.2)%	(5.2)%
Group total (2) (3)	287,212	275,006	275,006	4.4%	4.4%

(1)   Excluding customers of Mobile Virtual Network Operators (MVNOs).

(2)   Number of mobile and fixed service accesses.

(3)   At January 1, 2022, an extra fleet of M2M mobile SIM cards had been added to the mobile access base of the Enterprise operating segment, and thus of the Orange group. The 2021 operating data has been restated to reflect this change: the retroactive integration of this base represented around 4.33 million M2M mobile accesses at December 31, 2021.

(4)   At January 1, 2022, an internal transfer (between technologies) had been carried out in Egypt, from the mobile access base to the fixed broadband access base. The 2021 operating data has been restated to reflect this change: the retroactive transfer of this base represented around 194,000 accesses at December 31, 2021.

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

3.1.2.3   Group net income

(at December 31, in millions of euros)	2022	2021 on a historical basis
Operating income	4,801	2,521
Cost of gross financial debt excluding financed assets	(775)	(829)
Interests on debts related to financed assets (1)	(3)	(1)
Gains (losses) on assets contributing to net financial debt	48	(3)
Foreign exchange gain (loss)	(97)	65
Interests on lease liabilities (1)	(145)	(120)
Other net financial expenses	52	106
Finance costs, net	(920)	(782)
Income taxes	(1,265)	(962)
Consolidated net income	2,617	778
Net income attributable to owners of the parent company	2,146	233
Net income attributable to non-controlling interests	471	545

(1)   Interests on debts related to financed assets and interests on lease liabilities are included in segment EBITDAaL. They are eliminated from segment operating income and included in finance costs, net in the Consolidated Financial Statements.

The consolidated net income of the Orange group totaled 2,617 million euros in 2022, compared with 778 million euros in 2021, i.e. an increase of 1,839 million euros. This change is due to the increase of 2,280 million euros in operating income on a historical basis, partially offset by (i) the increase of 303 million euros in income tax and (ii) the deterioration of 138 million euros in finance costs, net.

The increase of 303 million euros in income tax (see Note 10.2 to the Consolidated Financial Statements) between the two periods primarily stems from:

−   the change in the income tax expense of the Orange SA tax consolidation group, essentially due to:

-     the counter-effect of the recognition in 2021 of current tax income of 376 million euros relating to the reassessment of an income tax expense recognized in prior periods, and

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-     the performance of Orange SA tax consolidation group entities, which includes the counter-effect of the recognition in 2021 of income of 316 million euros in deferred tax assets for the renewal of the French part-time for seniors plans (relating to agreements for the employment of older workers in France) as part of the intergenerational agreement for the period 2022-2024;

−   partially offset by (i) the counter-effect of the recognition in 2021 of a deferred tax liability of 188 million euros in the United Kingdom for the Orange brand following the change in the tax rate, and (ii) the change in future prospects for the recoverability of deferred tax assets in Spain between the two periods (with income of 53 million euros in 2022, compared with an expense of 162 million euros in 2021).

The year-on-year deterioration of 138 million euros in finance costs, net (see Note 13.2 to the Consolidated Financial Statements) was essentially due to:

−   the deterioration in foreign exchange gains, primarily related to (i) the effect of derivatives (cross currency swaps) set up by the Group to hedge its economic exposure on subordinated notes issued in pounds sterling (see Note 15.4 to the Consolidated Financial Statements), and (ii) the revaluation of bank loans denominated in US dollars at Orange Egypt (see Note 13.6 to the Consolidated Financial Statements), linked mainly to the effect of the devaluation of the Egyptian pound against the US dollar; and

−   to a lesser degree, the decrease in other net financial expenses and the increase in interests on lease liabilities;

−   partially offset by (i) the improvement in the cost of gross financial debt excluding financed assets, and (ii) the increase in gains (losses) on assets contributing to net financial debt.

Net income attributable to non-controlling interests amounted to 471 million euros in 2022, compared with 545 million euros in 2021 (see Note 15.6 to the Consolidated Financial Statements). After taking into account net income attributable to non-controlling interests, net income attributable to owners of the parent company totaled 2,146 million euros in 2022, compared with 233 million euros in 2021, an increase of 1,913 million euros.

3.1.2.4   Group comprehensive income

The transition from Group consolidated net income to consolidated comprehensive income is described in the consolidated statement of comprehensive income.

3.1.2.5   Group capital expenditure

Investments in property, plant and equipment and intangible assets (1) (at December 31, in millions of euros)	2022	2021 on a comparable basis	2021 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
eCAPEX	7,371	7,426	7,660	(0.7)%	(3.8)%
Elimination of proceeds from sales of property, plant and equipment and intangible assets (2)	347	183	163	89.6%	113.1%
Telecommunication licenses	1,060	929	926	14.1%	14.4%
Financed assets (3)	229	40	40	467.8%	467.8%
Group total	9,007	8,579	8,789	5.0%	2.5%

(1)   See Notes 1.6 and 8 to the Consolidated Financial Statements. For more information on the transition from economic CAPEX (eCAPEX) to Group’s investments in property, plant and equipment and intangible assets, see Section 3.1.5.3 eCAPEX.

(2)   Elimination of proceeds from sales of property, plant and equipment and intangible assets included in economic CAPEX (eCAPEX).

(3)   Financed assets include set-top boxes in France, which are financed by an intermediary bank and meet the standard criterion for the definition of property, plant and equipment according to IAS 16 (see Note 8.5 to the Consolidated Financial Statements).

On a historical basis, the change in the Group’s investments in property, plant and equipment and intangible assets between 2021 and 2022 includes the effect of the loss of exclusive control over Orange Concessions for 253 million euros, following the disposal of 50% of the capital and the application of equity accounting on November 3, 2021.

On a comparable basis, the Group’s investments in property, plant and equipment and intangible assets rose between 2021 and 2022, driven by (i) the growth in capital expenditure related to financed assets, (ii) the increase in expenditure on telecommunication licenses, and (iii) the growth in investments in property, plant and equipment and intangible assets excluding telecommunication licenses.

The Group’s financial investments (see Section 7.2.1 Financial glossary) are described in Section 3.1.4 Cash flow, equity and financial debt.

3.1.2.5.1     Capital expenditure

3.1.2.5.1.1       Economic CAPEX

(at December 31, in millions of euros)	2022	2021 on a comparable basis	2021 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
eCAPEX	7,371	7,426	7,660	(0.7)%	(3.8)%
Telecom activities	7,335	7,402	7,636	(0.9)%	(3.9)%
eCAPEX/Revenue from telecom activities	16.9%	17.1%	18.0%	(0.3 pt)	(1.1 pt)
Mobile Financial Services	35	24	24	48.0%	48.0%

In 2022, the Orange group’s economic CAPEX amounted to 7,371 million euros (including 7,335 million euros for telecom activities and 35 million euros for Mobile Financial Services). The ratio of economic CAPEX to revenue from telecom activities was 16.9% in 2021, a fall of 1.1 percentage points on a historical basis and 0.3 percentage points on a comparable basis with 2021.

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Change on a historical basis

On a historical basis, the 3.8% decrease in Group economic CAPEX between 2021 and 2022, i.e. a decrease of 289 million euros, can be explained by:

−   (i) the negative impact of changes in the scope of consolidation and other changes for 248 million euros, primarily corresponding to the effect of the loss of exclusive control over Orange Concessions for 253 million euros, following the disposal of 50% of the capital and the application of equity accounting on November 3, 2021, (ii) partially offset by the positive effect of foreign exchange fluctuations of 14 million euros; and

−   the organic change on a comparable basis, i.e. a decrease of 56 million euros in economic CAPEX.

Change on a comparable basis

On a comparable basis, the decrease of 56 million euros in the Group’s economic CAPEX between 2021 and 2022, a decline of 0.7%, is mainly attributable to:

−   the sharp decline in gross investment in very high-speed broadband fixed networks (FTTH), mainly in France, and to a lesser degree in Europe (Poland, Spain), after the major roll-outs of recent years. At December 31, 2022, the Group had 64.9 million households connectable to FTTH worldwide (up 14.8% year on year), including 33.5 million in France, 16.4 million in Spain, 11.8 million in other European countries and 3.2 million in Africa & Middle East countries. The total number of households connectable to all very high-speed broadband networks (FTTH and cabled networks) totaled 66.7 million at December 31, 2022;

−   the decrease in capital expenditure on legacy fixed and mobile networks in France, in line with the gradual migration of customers to very high-speed broadband fixed and mobile networks (FTTH and 4G/5G);

−   the increase in disposals of fixed assets, mainly (i) in Africa & Middle East countries, mainly resulting from the disposal of assets in the Democratic Republic of the Congo (DRC) and Côte d’Ivoire, and (ii) in France, in connection with asset rotation due to the marketing of fiber optic networks;

−   the decline in economic CAPEX relating to leased handsets, Liveboxes and equipment installed on customer premises, primarily in France, in connection with the decrease in financed assets (also recognized in investments in property, plant and equipment and intangible assets), and to a lesser extent in Spain;

−   partially offset by:

-     the decrease in co-financing received in France. Regarding the fiber optic roll-out, the Group’s investments benefit from co-financing received from third-party operators and subsidies which reduce economic CAPEX,

-     the growth of investments in very high-speed broadband mobile networks (4G/5G), mainly driven by 5G in France and Spain (see Section 3.1.1.3 Significant events), and by 4G in Africa & Middle East countries, and

-     the increase in investments (i) related to IT and customer service platforms, primarily in France, and (ii) in network real estate, stores and other assets, principally in Romania and Poland.

3.1.2.5.1.2       Telecommunication licenses

Capital expenditure relating to telecommunication licenses includes the acquisition and renewal of telecommunication licenses and the capitalization of associated spectrum fees (see Notes 8.4 and 16.1 to the Consolidated Financial Statements). Telecommunication licenses may, in some cases, give rise to annual fees recognized as operating taxes and levies payables in the Consolidated income statement (see Note 10.1 to the Consolidated Financial Statements).

In 2022, capital expenditure relating to telecommunication licenses totaled 1,060 million euros and mainly concerned (i) Romania for 319 million euros, with the acquisition of 5G licenses in the 700 MHz, 1500 MHz and 3400-3800 MHz frequency bands, (ii) Egypt for 311 million euros, with the acquisition of 4G licenses in the 2600 MHz frequency band, (iii) Belgium for 254 million euros, mainly in the general context of the acquisition of 5G licenses and the renewal of the existing 2G/3G spectrum in the 700 MHz, 900 MHz, 1400 MHz, 1800 MHz, 2100 MHz and 3600 MHz frequency bands, (iv) Poland for 75 million euros, with the renewal of 4G licenses, and Jordan for 67 million euros with the acquisition of 5G licenses in the 3500 MHz frequency band.

In 2021, capital expenditure relating to telecommunication licenses totaled 926 million euros on a historical basis. This mostly concerned (i) Spain for 618 million euros, mainly with the acquisition of 5G licenses for 611 million euros (including two blocks of 10 MHz spectrum in the 700 MHz frequency band), (ii) France for 264 million euros (corresponding to the renewal of 2G licenses for 207 million euros and 3G licenses for 57 million euros), and (iii) Belgium for 22 million euros.

3.1.2.5.2     Investment commitments

Investment commitments are set out in Note 16 to the Consolidated Financial Statements.

3.1.2.5.3     Investment projects

As part of the new Lead the Future strategic plan (see Section 1.2.3 The Orange group strategy), Orange is aiming for more discipline with its capital expenditure (excluding current or future acquisitions) by 2025. The Group’s investments have reached a peak; [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]. This slower pace of investment mostly applies to France and countries in Europe where most of the fiber optic investments have already been made. However, Orange will continue to invest to strengthen its network leadership. The Group’s objective remains the same: to continue prioritizing its investments and its disposals of non-strategic assets based on the expected value creation.

The Group will focus on its core business, confirming its leadership while further upgrading its infrastructure based on new fixed and mobile network technologies (FTTH and 5G in particular, see Section 3.1.1.3 Significant events), taking advantage of its data in partnership with major Cloud and artificial intelligence (AI) players and rolling out better-performing IT infrastructure (Data centers, information systems for the next-generation supply chain, etc.). The Group will make increasing use of data and AI to set up a new industrial model for network management that is more efficient, resilient and powerful. "Network Integration Factories" will also accelerate the automation and virtualization of network management, as well as the provision of new services. Focusing efforts on optimizing network efficiency will help deliver better financial performance, more flexibility for customers and a smaller carbon footprint.

For the fixed network, whether using own infrastructure or third-party networks via co-financing or optimized leasing, Orange has high ambitions when it comes to marketing its fiber optic offers. As for FTTH infrastructure, Orange will continue to invest directly to meet its commitments, particularly in France’s medium-density areas (AMII (appel à manifestation d’intérêt d’investissement - Call for Investment Intentions)). By 2025, the Group plans to extend its own infrastructure by rolling out an additional 5 million FTTH connections in France and countries in Europe, where investment has already peaked, and an additional 2 million FTTH connections in Africa & Middle East countries. Conversely, to continue the industrial effort in certain areas while controlling its investments, Orange will rely on its FiberCos, such as Orange Concessions, which brings together the FTTH connections of the Public Initiative Networks (PIN) in France. These FTTH roll-outs make it possible to accelerate the decommissioning of the copper network in France, which should be completed by around 2030 (see Section 1.4.1 Operating activities - France). In Poland, Orange has joined forces with the APG group as part of the Światlowód Inwestycje joint venture. This FiberCo aims to support fiber optic roll-out in areas of Poland where access to very high-speed broadband infrastructure is limited or non-existent, while sharing the investment costs.

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On the mobile network, following on from previous commercial launches (see Section 3.1.1.3 Significant events), the Group will continue to extend 5G, which offers lower latency and enables network slicing, i.e. the prioritization of certain network slices to cover critical uses or specific needs. More generally, to optimize the roll-out of its mobile infrastructure, in terms of rhythm, coverage and financial capacity, Orange will continue to develop network sharing agreements (such as those already in place in Spain and in Belgium). In addition, Orange will accelerate the development of its passive mobile infrastructure in Europe via Totem, the Group’s European TowerCo (see Section 3.1.1.3 Significant events). Operational since the end of 2021, Totem is poised to become a key player in the sector’s consolidation in Europe. Its goals are to expand in the European market beyond France and Spain and to improve the lease rate per tenant of its sites by 2026. Lastly, Orange will continue to transform its mobile networks with the gradual shutdown of 2G and 3G networks in all European countries by 2030 (see Section 3.1.1.3 Significant events).

Countries in Africa & Middle East, a fast-growing region, will remain central to the Group’s strategy for 2025. Orange will continue to invest in the roll-out of fixed (FTTH) and mobile (4G/5G) networks to drive earnings growth and cement its position as a leading digital partner. Orange will also speed up the transformation of Orange Money to pivot to a digital platform model that will offer services other than transfer and payment. Lastly, as part of the continent’s digital inclusion, the Group will strengthen its local ties and build on its position as a multi-service operator by continuing to roll out its Orange Digital Centers (see Section 3.1.1.3 Significant events).

Enterprise services, one of the pillars of the new strategic plan (see Section 3.1.1.3 Significant events), will be reorganized by geographic region to better meet customer expectations. The Group will continue to shift its center of gravity toward IT, the Cloud, data, service integration and cybersecurity to become a value-generating service orchestrator. This shift in direction will be enabled by (i) accelerating the internal transformation of networks and modes of operation by geographic region, while maintaining the level of investment, (ii) continuing the migration of customer networks to software to meet the needs of companies concerned with making their networks more reliable and optimizing their connectivity costs, with, among other things, the development of SD-WAN technology (Software-Defined Wide Area Network, see Section 3.1.1.3 Significant events), and (iii) positioning itself as a trusted partner with the development of cybersecurity offers.

To meet the growing needs of international connectivity, Orange will also continue to invest in submarine cable projects in regions where Orange has a strong presence (see Section 3.1.1.3 Significant events).

In Mobile Financial Services in Europe, Orange Bank plans to diversify its product portfolio (loans, insurance, specific digital banking offers) while optimizing its IT infrastructure by setting up a common pan-European banking platform in France and Spain. Ultimately, this transformation should improve agility and generate significant savings.

See also Section 1.2.3 The Orange group strategy.

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3.1.3     Review by business segment

The following table presents the Orange group’s main operating data (financial data and workforce information) by segment for fiscal years 2022 and 2021 on a comparable basis and 2021 on a historical basis.

For more details on segment information, see Note 1 to the Consolidated Financial Statements.

Fiscal years ended December 31 (in millions of euros)	France				Europe	Africa & Middle East
		Spain	Other European countries	Eliminations Europe	Europe total
2022
Revenues	17,983	4,647	6,329	(14)	10,962	6,918
EBITDAaL	6,645	1,111	1,662	-	2,772	2,584
Operating income	3,361	12	(190)	-	(177)	1,665
eCAPEX	3,429	863	1,020	-	1,883	1,271
Telecommunication licenses	9	10	664	-	674	377
Average number of employees	46,282	6,168	21,437	-	27,605	14,436
2021 - Data on a comparable basis
Revenues	18,175	4,720	6,189	(11)	10,898	6,504
EBITDAaL	6,620	1,157	1,570	-	2,728	2,322
Operating income	2,502	(3,790)	417	-	(3,373)	1,338
eCAPEX	3,794	950	926	-	1,876	1,079
Telecommunication licenses	264	618	32	-	650	15
Average number of employees	49,332	6,564	22,413	-	28,977	14,474
2021 - Data on a historical basis
Revenues	18,092	4,720	5,870	(11)	10,579	6,381
EBITDAaL	6,867	1,251	1,579	-	2,830	2,265
Operating income	2,653	(3,724)	791	-	(2,933)	1,291
eCAPEX	4,117	980	913	-	1,893	1,064
Telecommunication licenses	264	618	32	-	650	12
Average number of employees	49,447	6,589	19,755	-	26,345	14,474

(1)   For 2021, the historical data for Totem are included in the business segments of France, Spain and, to a very limited extent, International Carriers & Shared Services (see Section 3.1 Review of the Group’s financial position and results and Note 1.1 to the Consolidated Financial Statements).

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Enterprise	Totem (1)	International Carriers & Shared Services	Eliminations telecom activities	Total telecom activities	Mobile Financial Services	Eliminations Group	*

7,930	685	1,540	(2,538)	43,480	-	(9)
804	371	(96)	-	13,080	(118)	1
317	252	(417)	-	5,000	(200)	1
332	142	278	-	7,335	35	-
-	-	-	-	1,060	-	-
28,786	165	12,134	-	129,406	902	-

7,917	596	1,513	(2,400)	43,202	-	(7)
990	352	(237)	-	12,775	(131)	1
494	232	(890)	-	303	(182)	1
326	84	243	-	7,402	24	-
-	-	-	-	929	-	-
28,088	75	12,398	-	133,344	943	-

7,757	-	1,515	(1,795)	42,530	-	(7)
970	-	(237)	-	12,696	(131)	1
474	-	1,217	-	2,702	(182)	1
318	-	243	-	7,636	24	-
-	-	-	-	926	-	-
28,143	-	12,650	-	131,059	943	-

* [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

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3.1.3.1   France

France (at December 31, in millions of euros)	2022	2021 on a comparable basis	2021 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenues	17,983	18,175	18,092	(1.1)%	(0.6)%
EBITDAaL	6,645	6,620	6,867	0.4%	(3.2)%
EBITDAaL/Revenue	37.0%	36.4%	38.0%	0.5 pt	(1.0 pt)
Operating income	3,361	2,502	2,653	34.3%	26.7%
eCAPEX	3,429	3,794	4,117	(9.6)%	(16.7)%
eCAPEX/Revenue	19.1%	20.9%	22.8%	(1.8 pt)	(3.7 pt)
Telecommunication licenses (1)	9	264	264	(96.8)%	(96.8)%
Average number of employees	46,282	49,332	49,447	(6.2)%	(6.4)%

(1)   See Section 3.1.2.5.1.2 Telecommunication licenses.

3.1.3.1.1     Revenue - France

France (at December 31, in millions of euros)	2022	2021 on a comparable basis	2021 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenues	17,983	18,175	18,092	(1.1)%	(0.6)%
Retail services (B2C+B2B)	10,976	10,846	10,846	1.2%	1.2%
Convergent services	4,857	4,697	4,697	3.4%	3.4%
Mobile-only services	2,332	2,276	2,276	2.4%	2.4%
Fixed-only services	3,787	3,872	3,872	(2.2)%	(2.2)%
Fixed-only broadband services	2,955	2,869	2,862	3.0%	3.3%
Fixed-only narrowband services	831	1,003	1,010	(17.1)%	(17.7)%
Wholesale services	4,938	5,288	5,313	(6.6)%	(7.1)%
Equipment sales	1,323	1,270	1,226	4.2%	7.9%
Other revenues	746	772	708	(3.4)%	5.4%

Change on a historical basis

On a historical basis, the decrease of 109 million euros in revenues from France between 2021 and 2022 includes (i) the positive impact of changes in the scope of consolidation and other changes of 83 million euros, and (ii) the organic change on a comparable basis i.e. a decrease in revenues of 193 million euros.

Change on a comparable basis

On a comparable basis, the decrease of 193 million euros, i.e. 1.1%, in revenues from France between 2021 and 2022 can mainly be explained by (i) the decrease in services to carriers and, to a lesser degree, by the decrease in conventional telephony services (narrowband), (ii) partially offset by the increase in convergent services and in fixed-only broadband services, and by the growth in mobile-only services and equipment sales.

In detail, the decrease of 193 million euros in revenues from France between the two periods is primarily related to:

−   the decrease of 350 million euros in Wholesale services, primarily related to (i) the decline in unbundling revenues on the copper network, (ii) the decrease in FTTH line co-financing received from other carriers, and (iii) to a lesser extent, the decline in mobile and fixed interconnection (mainly due to regulatory cuts in mobile and fixed call termination rates), (iv) partially offset by the increase in FTTH lines leased to third-party carriers and maintenance activities on fiber optic networks, as well as the recovery of visitor roaming; and

−   the decline in Fixed-only narrowband services, due to the downward trend in conventional telephony revenues (down 17.1%, i.e. a decrease of 171 million euros), linked to customer migration to fixed broadband (FTTH) and convergent offers.

This decrease is partially offset by:

−   the increase of 160 million euros in revenues from Convergent services, which continued to rise, with 0.8% growth in the convergent customer base year on year. This growth in volume was also accompanied by growth in value. The 12-month convergent ARPO (see Section 7.2.1 Financial glossary) grew by 2.2% between 2021 and 2022, driven by (i) a favorable mix effect, with higher-value convergent offers, notably thanks to fiber, and (ii) a return to growth of revenues from out of bundle roaming with the recovery of travel and tourism. Furthermore, the number of mobile phones in households continues to grow, with 10.1 million convergent mobile customers at December 31, 2022 (up 1.8% year-on-year), i.e. 1.7 mobile accesses per convergent customer;

−   the growth of Fixed-only broadband services (which rose by 86 million euros, i.e. 3.0%), due to (i) the 1.8% growth in the fixed-only broadband access base year on year, and (ii) the 0.5% growth in 12-month fixed-only broadband ARPO (see Section 7.2.1 Financial glossary) between the two periods;

−   the increase of 55 million euros from Mobile-only services, driven by (i) the 0.4% increase in 12-month mobile-only ARPO (see Section 7.2.1 Financial glossary) between the two periods, and (ii) the 0.4% increase in the mobile-only accesses base; and

−   the 53 million euro increase in Equipment sales, related to demand for more expensive mobile handsets.

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3.1.3.1.2     EBITDAaL - France

Change on a historical basis

On a historical basis, the decrease of 222 million euros in EBITDAaL from France between 2021 and 2022 can be explained by (i) the negative impact of changes in the scope of consolidation and other changes of 247 million euros, mainly as a result of the operational launch of Totem at the end of 2021 for 257 million euros (see Section 3.1.1.3 Significant events), (ii) partially offset by the organic change on a comparable basis, i.e. an increase of 25 million euros in EBITDAaL.

Change on a comparable basis

On a comparable basis, the increase of 25 million euros in EBITDAaL in France between 2021 and 2022 is mainly attributable to:

−   first, the decrease in labor expenses, primarily because of (i) the counter-effect of the recognition in 2021 of the expense relating to the Together 2021 Employee Shareholding Plan (see Note 6.3 to the Consolidated Financial Statements), and (ii) the reduction in the average number of employees (full-time equivalent) between the two periods;

−   second, (i) the decline in other network expenses and IT expenses, due to lower volumes of customer fiber optic connections between the two periods and the reduction in operating and maintenance expenses for the copper network, and (ii) the decrease in real estate expenses, due in particular to plans for the optimization of real estate assets aimed at rationalizing the real estate portfolio;

−   partially offset by (i) the decline of 193 million euros in revenues, (ii) the increase in depreciation and amortization of right-of-use assets, essentially due to the growing number of leased lines on third-party networks (FTTH), particularly with the creation in 2021 of a secondary market for co-financed and leased lines, and (iii) the increase in commercial expenses, equipment and content costs (net of capitalized production), reflecting the growth in equipment sales.

3.1.3.1.3     Operating income - France

Change on a historical basis

On a historical basis, the increase of 708 million euros in operating income from France between 2021 and 2022 includes (i) the negative impact of changes in the scope of consolidation and other changes of 151 million euros, mainly as a result of the operational launch of Totem at the end of 2021 for 168 million euros (see Section 3.1.1.3 Significant events), and (ii) the organic change on a comparable basis, i.e. an increase of 859 million euros in operating income.

Change on a comparable basis

On a comparable basis, the rise of 859 million euros in operating income in France between 2021 and 2022 is largely attributable to:

−   the decline of 629 million euros in specific labor expenses. This decrease mainly stems from the change in the expense recognized for the French part-time for seniors plans (relating to agreements for the employment of older workers in France) and related premiums, primarily due to (i) the counter-effect of the recognition in 2021 of the expense for the renewal of the part-time for seniors plan under the inter-generational agreement for the period 2022-2024 (see Note 6.2 to the Consolidated Financial Statements), (ii) partially offset by the expense recognized in 2022, largely because of how successful these plans have been with employees; and

−   to a lesser degree, (i) the counter-effect of the recognition in 2021 of a net expense on significant litigation of 128 million euros, following the reassessment of the various litigation risks, (ii) the decrease of 76 million euros in depreciation and amortization of fixed assets, mainly due to the impact of extending the depreciation period for the copper network (see Note 8.5 to the Consolidated Financial Statements), and (iii) the 25 million euro increase in EBITDAaL.

3.1.3.1.4     Economic CAPEX - France

Change on a historical basis

On a historical basis, the decrease of 688 million euros in economic CAPEX in France between 2021 and 2022 is attributable to:

−   the negative effect of changes in the scope of consolidation and other changes for 323 million euros, essentially due to (i) the effect of the loss of exclusive control over Orange Concessions for 253 million euros, following the disposal of 50% of the capital and the application of equity accounting on November 3, 2021, and (ii) the operational launch of Totem at the end of 2021 for 51 million euros (see Section 3.1.1.3 Significant events); and

−   the organic change on a comparable basis, i.e. a decrease of 365 million euros in economic CAPEX.

Change on a comparable basis

On a comparable basis, the decrease of 365 million euros in economic CAPEX in France between 2021 and 2022 is mainly attributable to:

−   the sharp decline in investment in very high-speed broadband fixed networks (FTTH), after the significant investments made in recent years;

−   the decrease in capital expenditure on legacy fixed and mobile networks, particularly with the gradual migration of customers to very high-speed broadband fixed and mobile networks (FTTH and 4G/5G);

−   the increase in disposals of fixed assets, linked in particular to asset rotation due to the marketing of fiber optic networks; and

−   the decrease in economic CAPEX relating to leased handsets, Liveboxes and equipment installed on customer premises, notably in connection with the decrease in financed assets (also recognized in investments in property, plant and equipment and intangible assets);

−   partially offset by the decline in co-financing received from third-party carriers and the growth of investments in very high-speed broadband mobile networks (4G/5G).

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3.1.3.1.5     Additional information - France

France (at December 31, in thousands, at the end of the period)	2022	2021 on a comparable basis	2021 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Convergent services
Number of convergent customers	5,955	5,905	5,905	0.8%	0.8%
12-month convergent ARPO (in euros) (2)	71.1	69.6	69.6	2.2%	2.2%
Mobile services
Number of mobile accesses (1)	22,008	21,785	21,785	1.0%	1.0%
o/w: Convergent customers mobile accesses	10,149	9,968	9,968	1.8%	1.8%
Mobile-only accesses	11,859	11,817	11,817	0.4%	0.4%
o/w: Contract customers mobile accesses	20,635	20,055	20,055	2.9%	2.9%
Prepaid customers mobile accesses	1,373	1,730	1,730	(20.7)%	(20.7)%
12-month mobile-only ARPO (in euros) (2)	17.1	17.0	17.0	0.4%	0.4%
Fixed services
Number of fixed accesses	28,288	29,431	29,431	(3.9)%	(3.9)%
Fixed retail accesses	15,174	15,543	15,543	(2.4)%	(2.4)%
o/w: Fixed broadband accesses	12,425	12,260	12,260	1.3%	1.3%
o/w: Very high-speed fixed broadband accesses	7,170	5,947	5,947	20.6%	20.6%
o/w: Convergent customers fixed accesses	5,955	5,905	5,905	0.8%	0.8%
Fixed-only accesses	6,471	6,355	6,355	1.8%	1.8%
12-month fixed-only broadband ARPO (in euros) (2)	36.0	35.8	35.8	0.5%	0.5%
o/w: Fixed narrowband accesses	2,748	3,283	3,283	(16.3)%	(16.3)%
o/w: PSTN accesses	2,716	3,249	3,249	(16.4)%	(16.4)%
Other fixed accesses	32	34	34	(6.0)%	(6.0)%
Fixed wholesale accesses	13,114	13,889	13,889	(5.6)%	(5.6)%
o/w: FTTH accesses	6,260	5,217	5,217	20.0%	20.0%
Copper accesses	6,854	8,671	8,671	(21.0)%	(21.0)%

(1)   Excluding customers of Mobile Virtual Network Operators (MVNOs).

(2)   See Section 7.2.1 Financial glossary.

Between 2021 and 2022, the customer base proved resilient in an environment that remains very competitive.

The total mobile access base grew by 1.0% year-on-year, with 22 million customers at December 31, 2022. Contract offers grew 2.9% year-on-year, reflecting both (i) the growth in premium services, driven by Open convergent offers (which reached 10.1 million customers at December 31, 2022), (ii) the increase in Sosh brand offers, and, to a lesser degree, (iii) the increase in offers for SMEs. Sosh services had a total of 4.5 million customers at December 31, 2022, up 2.6% year-on-year. Prepaid offers remain structurally in decline, having fallen by 20.7%. In addition, there were 17.5 million 4G customers at December 31, 2022, an increase of 3.0% year-on-year.

The total fixed broadband access base increased by 1.3% year-on-year to reach 12.4 million customers at December 31, 2022. This growth is mainly driven by (i) the dynamism of fiber optic offers, with a total customer base of 7.2 million at December 31, 2022, up 20.6% year on year, and (ii) to a lesser degree, the continued growth of convergent offers, which grew by 0.8%, with 6.0 million customers at December 31, 2022. Moreover, 7.9 million customers had subscribed to IPTV and satellite TV offers at December 31, 2022. Fixed accesses sold to other carriers (wholesale) decreased by 5.6% year-on-year, due to the structural decrease in the activity and migration from copper accesses (down 21.0% year-on-year) to very high-speed broadband accesses (up 20.0% year-on-year).

3.1.3.2   Europe

Europe (at December 31, in millions of euros)	2022	2021 on a comparable basis	2021 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenues	10,962	10,898	10,579	0.6%	3.6%
EBITDAaL	2,772	2,728	2,830	1.6%	(2.0)%
EBITDAaL/Revenue	25.3%	25.0%	26.7%	0.3 pt	(1.5 pt)
Operating income	(177)	(3,373)	(2,933)	94.7%	93.9%
eCAPEX	1,883	1,876	1,893	0.4%	(0.5)%
eCAPEX/Revenue	17.2%	17.2%	17.9%	(0.0 pt)	(0.7 pt)
Telecommunication licenses (1)	674	650	650	3.6%	3.6%
Average number of employees	27,605	28,977	26,345	(4.7)%	4.8%

(1)   See Section 3.1.2.5.1.2 Telecommunication licenses.

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3.1.3.2.1     Revenue - Europe

Europe (at December 31, in millions of euros)	2022	2021 on a comparable basis	2021 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenues	10,962	10,898	10,579	0.6%	3.6%
Retail services (B2C+B2B)	7,388	7,278	7,046	1.5%	4.9%
Convergent services	2,830	2,740	2,720	3.3%	4.0%
Mobile-only services	2,869	2,890	2,887	(0.7)%	(0.6)%
Fixed-only services	1,219	1,252	1,087	(2.7)%	12.1%
IT & integration services	471	396	352	19.1%	33.9%
Wholesale services	1,828	1,965	1,886	(7.0)%	(3.1)%
Equipment sales	1,559	1,500	1,490	4.0%	4.6%
Other revenues	187	155	157	20.5%	18.9%

Europe (at December 31, in millions of euros)	2022	2021 on a comparable basis	2021 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenues	10,962	10,898	10,579	0.6%	3.6%
Spain	4,647	4,720	4,720	(1.5)%	(1.5)%
Poland	2,666	2,546	2,613	4.7%	2.0%
Belgium & Luxembourg	1,391	1,363	1,363	2.0%	2.0%
Central Europe (1)	2,280	2,289	1,904	(0.4)%	19.7%
Eliminations	(22)	(22)	(22)

(1)   Central Europe: entities in Moldova, Romania and Slovakia.

Change on a historical basis

On a historical basis, the growth of 383 million euros in revenues for countries in Europe between 2021 and 2022 can be explained by:

−   (i) the favorable impact of changes in the scope of consolidation and other changes for 376 million euros, due to the effect of the takeover of Telekom Romania Communications (TKR, renamed Orange Romania Communications) on September 30, 2021, (ii) partially offset by the negative effect of foreign exchange fluctuations for 58 million euros, largely as a result of movements in the Polish zloty against the euro; and

−   the organic change on a comparable basis, i.e. an increase in revenues of 65 million euros.

Change on a comparable basis

On a comparable basis, the increase of 65 million euros, i.e. 0.6%, in revenues from countries in Europe between 2021 and 2022 is mainly attributable to:

−   revenue growth in other European countries (countries in Europe excluding Spain), driven (i) mainly by growth in retail services (B2C+B2B) in Poland and Belgium, (ii) to a lesser degree, by an increase in equipment sales, and (iii) by an increase in other revenues in Poland;

−   partially offset by the decline in wholesale services in all countries in Europe and the contraction in retail services (B2C+B2B) in Spain.

In detail, the increase of 65 million euros in revenues from countries in Europe between the two periods mainly stems from:

−   the increase of 90 million euros in Convergent services, mostly in Poland (up 7.6% year on year), Belgium (up 13.0% year on year) and Slovakia (up 42.3% year on year). The convergent customer base of countries in Europe grew by 0.8% year on year to 5.7 million customers at December 31, 2022;

−   the increase of 75 million euros in IT & integration services, mainly in Poland;

−   the growth of 59 million euros in Equipment sales, primarily due to the increase in sales of mobile equipment and accessories in all countries in Europe (except Luxembourg); and

−   to a lesser degree, the increase of 32 million euros in Other revenues, in connection with the energy resale business in Poland.

This growth is partially offset by:

−   the decrease of 137 million euros in revenues from Wholesale services in all countries, (i) mainly due to regulatory cuts in call termination rates (mobile and fixed) and the decline in international transit (particularly in Spain and Poland), and (ii) partially offset by growth in revenues from visitor roaming in all countries in Europe and the increase in national roaming in Spain;

−   the decrease of 34 million euros from Fixed-only services, mostly in Romania, and to a lesser degree in Poland, mainly due to the continued migration of customers from these offers to convergent or entry-level offers; and

−   the decline of 21 million euros from Mobile-only services, primarily in Spain (see Section 3.1.3.2.6 Additional information - Spain). Nevertheless, the mobile-only access base of countries in Europe rose by 2.3% year on year, largely driven by growth of 5.3% in Poland, 5.1% in Belgium & Luxembourg and 4.9% in Spain.

3.1.3.2.2     EBITDAaL - Europe

Change on a historical basis

On a historical basis, the decrease of 57 million euros in EBITDAaL from countries in Europe between 2021 and 2022 can be explained by:

−   the unfavorable impact of changes in the scope of consolidation and other changes for 87 million euros, mainly as a result of the operational launch of Totem at the end of 2021 for 94 million euros (see Section 3.1.1.3 Significant events); and

−   the negative effect of foreign exchange fluctuations, i.e. 15 million euros;

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−   partially offset by the organic change on a comparable basis, i.e. an increase of 45 million euros in EBITDAaL.

Change on a comparable basis

On a comparable basis, the growth of 45 million euros in EBITDAaL from countries in Europe between 2021 and 2022 was mainly attributable to:

−   (i) the decrease in service fees and inter-operator costs, owing to the decline in interconnection costs (linked to regulatory cuts in call termination rates and reduced international transit activity), (ii) the improvement in other operating income and expenses, mainly related to the creation of Światlowód Inwestycje (FiberCo in Poland) at the end of August 2021 (re-invoicing of construction, supervision and leasing costs), (iii) the 65 million euro increase in revenues, and (iv) the reduction in operating taxes and levies and the decrease in depreciation of right-of-use assets (see Section 3.1.3.2.6 Additional information - Spain);

−   largely offset by (i) the increase in other network expenses (network operation and maintenance expenses), essentially due to higher energy access costs for fixed and mobile networks in all countries (see Section 3.1.1.3 Significant events) and the growth in traffic, (ii) the rise in energy purchase costs for resale in Poland, (iii) the increase in commercial expenses, equipment and content costs, primarily related to the growth in equipment sales, and (iv) the increase in labor expenses, mostly in Romania (growth in the number of employees at a shared service center in the country) and in Belgium (wage indexation).

3.1.3.2.3     Operating income - Europe

Change on a historical basis

On a historical basis, the increase of 2,755 million euros in operating income for countries in Europe between 2021 and 2022 includes:

−   the negative effect of changes in the scope of consolidation and other changes for 436 million euros, corresponding (i) primarily to the effect of the loss of exclusive control over Światlowód Inwestycje (FiberCo in Poland), with the disposal of 50% of the capital and the application of equity accounting on August 31, 2021 (essentially a gain of 340 million euros, recognized in the review of fixed assets, investments and business portfolio in 2021: see Note 3.2 to the Consolidated Financial Statements), and (ii) to a lesser extent, the operational launch of Totem at the end of 2021 for 67 million euros (see Section 3.1.3 Significant events);

−   the unfavorable impact of foreign exchange fluctuations for 4 million euros;

−   the organic change on a comparable basis, i.e. an increase of 3,195 million euros in operating income.

Change on a comparable basis

On a comparable basis, the increase of 3,195 million euros in operating income from countries in Europe between 2021 and 2022 was mainly attributable to:

−   the decrease of 2,913 million euros in the impairment of goodwill (see Note 7 to the Consolidated Financial Statements), as a result of:

-     the counter-effect of the recognition in 2021 of goodwill impairment of 3,702 million euros for Spain (see Section 3.1.3.2.6 Additional information - Spain), and

-     the recognition in 2022 of goodwill impairment of 789 million euros for Romania. This impairment mainly reflects (i) a significant increase in the discount rate due to changes in market assumptions, (ii) increased competitive pressure, and (iii) the downward revision of the business plan compared with the one used at December 31, 2021, particularly in the first few years;

−   the counter-effect of the recognition in 2021 of an expense of 180 million euros for restructuring programs costs in Spain (see Section 3.1.3.2.6 Additional information - Spain); and

−   to a lesser degree, (i) the 52 million euro decrease in depreciation and amortization of fixed assets, mainly in Poland and Belgium, and (ii) the 45 million euro increase in EBITDAaL.

3.1.3.2.4     Economic CAPEX - Europe

Change on a historical basis

On a historical basis, the decrease of 10 million euros in economic CAPEX for countries in Europe between 2021 and 2022 is due to (i) the unfavorable impact of changes in the scope of consolidation and other changes of 9 million euros, and (ii) the negative impact of foreign exchange fluctuations of 8 million euros, (iii) partially offset by the organic change on a comparable basis, i.e. an increase of 7 million euros in economic CAPEX.

Change on a comparable basis

On a comparable basis, the increase of 7 million euros in economic CAPEX from countries in Europe between 2021 and 2022 mainly stems from:

−   (i) the growth in investments in other European countries (countries in Europe other than Spain), mostly in Romania (in IT and networks, particularly FTTH, as well as in network real estate, stores and other assets), and to a lesser extent in Belgium, and (ii) the rise in investment expenditure in 5G mobile networks in Spain;

−   partially offset by the decline in gross investments in 4G mobile networks and very high-speed fixed broadband networks (FTTH) in Spain.

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3.1.3.2.5     Additional information - Europe

Europe (at December 31, in thousands, at the end of the period)	2022	2021 on a comparable basis	2021 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Convergent services
Number of convergent customers	5,674	5,628	5,628	0.8%	0.8%
o/w: Spain	2,959	3,018	3,018	(2.0)%	(2.0)%
Poland	1,625	1,552	1,552	4.7%	4.7%
Belgium & Luxembourg	370	333	333	11.3%	11.3%
Central Europe (3)	720	725	725	(0.8)%	(0.8)%
12-month convergent ARPO (2)
Spain (in euros)	53.8	53.1	53.1	1.3%	1.3%
Poland (in zlotys)	114.7	111.9	111.9	2.5%	2.5%
Belgium (in euros)	73.8	73.2	73.2	0.8%	0.8%
Mobile services
Number of mobile accesses (1)	54,693	53,494	53,494	2.2%	2.2%
o/w: Convergent customers mobile accesses	11,177	10,968	10,968	1.9%	1.9%
Mobile-only accesses	43,516	42,525	42,525	2.3%	2.3%
o/w: Contract customers mobile accesses	42,526	40,995	40,995	3.7%	3.7%
Prepaid customers mobile accesses	12,166	12,499	12,499	(2.7)%	(2.7)%
o/w: Spain	16,948	16,325	16,325	3.8%	3.8%
Poland	17,630	16,800	16,800	4.9%	4.9%
Belgium & Luxembourg	5,539	5,232	5,232	5.9%	5.9%
Central Europe (3)	14,576	15,136	15,136	(3.7)%	(3.7)%
12-month mobile-only ARPO (2)
Spain (in euros)	10.1	10.6	10.7	(4.6)%	(6.2)%
Poland (in zlotys)	20.3	20.2	20.2	0.6%	0.6%
Belgium (in euros)	18.3	17.7	17.7	3.2%	3.2%
Fixed services
Number of fixed accesses	12,339	12,779	12,779	(3.4)%	(3.4)%
Fixed retail accesses	11,000	11,421	11,421	(3.7)%	(3.7)%
o/w: Fixed broadband accesses	8,881	8,925	8,925	(0.5)%	(0.5)%
o/w: Very high-speed fixed broadband accesses	6,134	5,727	5,727	7.1%	7.1%
o/w: Convergent customers fixed accesses	5,674	5,628	5,628	0.8%	0.8%
Fixed-only accesses	3,207	3,297	3,297	(2.7)%	(2.7)%
o/w: Spain	3,982	4,032	4,032	(1.2)%	(1.2)%
Poland	2,804	2,746	2,746	2.1%	2.1%
Belgium & Luxembourg	466	416	416	11.8%	11.8%
Central Europe (3)	1,629	1,731	1,731	(5.9)%	(5.9)%
12-month fixed-only broadband ARPO (2)
Spain (in euros)	25.8	26.3	26.4	(1.6)%	(2.0)%
Poland (in zlotys)	61.7	59.5	59.5	3.7%	3.7%
o/w: Fixed narrowband accesses	2,119	2,496	2,496	(15.1)%	(15.1)%
Fixed wholesale accesses	1,339	1,358	1,358	(1.3)%	(1.3)%
o/w: Spain	946	938	938	0.8%	0.8%
Poland	393	419	419	(6.2)%	(6.2)%

(1)   Excluding customers of Mobile Virtual Network Operators (MVNOs).

(2)   See Section 7.2.1 Financial glossary.

(3)   Central Europe: entities in Moldova, Romania and Slovakia.

Between 2021 and 2022, customer bases of countries in Europe were resilient in a highly competitive environment, particularly evident in Spain.

The total mobile access base grew by 2.2% year on year and had 54.7 million customers at December 31, 2022. The structural decline of prepaid offers continued, while most countries saw an increase in contract offers, which rose 3.7% year on year.

The total fixed access base was down 3.4% year on year, with 12.3 million customers at December 31, 2022. The fixed broadband access base fell 0.5% year on year (with 8.9 million accesses at December 31, 2022), despite the strong growth in very high-speed broadband of 7.1% year on year (with 6.1 million accesses at December 31, 2022).

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3.1.3.2.6     Additional information - Spain

Spain (at December 31, in millions of euros)	2022	2021 on a comparable basis	2021 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenues	4,647	4,720	4,720	(1.5)%	(1.5)%
EBITDAaL	1,111	1,157	1,251	(4.0)%	(11.2)%
EBITDAaL/Revenue	23.9%	24.5%	26.5%	(0.6 pt)	(2.6 pt)
Operating income	12	(3,790)	(3,724)	na	na
eCAPEX	863	950	980	(9.1)%	(11.9)%
eCAPEX/Revenue	18.6%	20.1%	20.8%	(1.6 pt)	(2.2 pt)
Telecommunication licenses (1)	10	618	618	(98.4)%	(98.4)%
Average number of employees	6,168	6,564	6,589	(6.0)%	(6.4)%

(1)   See Section 3.1.2.5.1.2 Telecommunication licenses.

Revenue - Spain

Spain (at December 31, in millions of euros)	2022	2021 on a comparable basis	2021 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenues	4,647	4,720	4,720	(1.5)%	(1.5)%
Retail services (B2C+B2B)	3,136	3,198	3,198	(1.9)%	(1.9)%
Convergent services	1,870	1,870	1,870	0.0%	0.0%
Mobile-only services	790	865	880	(8.7)%	(10.2)%
Fixed-only services	436	433	435	0.6%	0.2%
IT & integration services	41	30	14	34.5%	196.2%
Wholesale services	878	900	900	(2.4)%	(2.4)%
Equipment sales	632	621	621	1.7%	1.7%
Other revenues	1	1	1	(25.7)%	(25.7)%

Both on a historical basis and on a comparable basis, the decrease of 73 million euros in revenues in Spain between 2021 and 2022 was mainly due to:

−   the decrease of 75 million euros in Mobile-only services, mainly due to the continued migration of the market toward entry-level offers, resulting in a significant decline in 12-month mobile-only ARPO between the two periods. Year on year, the contract customer base (excluding M2M) fell by 2.6% as a result of significant competitive pressure and the discontinuation of the Amena brand in the first half of 2022; and

−   the decrease of 22 million euros in Wholesale services, mainly in the fixed segment, primarily related to regulatory cuts in call termination rates and the decline in international transit;

−   partially offset by (i) an increase of 11 million euros in Equipment sales, essentially due to higher sales of mobile equipment and accessories, and (ii) a 10 million euro increase in IT & integration services.

EBITDAaL - Spain

Change on a historical basis

On a historical basis, the decrease of 140 million euros in EBITDAaL from Spain between 2021 and 2022 can be explained by (i) the negative effect of changes in the scope of consolidation and other changes of 94 million euros, as a result of the operational launch of Totem at the end of 2021 (see Section 3.1.1.3 Significant events), and (ii) the organic change on a comparable basis, i.e. a decline of 47 million euros in EBITDAaL.

Change on a comparable basis

On a comparable basis, the decrease of 47 million euros in EBITDAaL in Spain between 2021 and 2022 is attributable to:

−   (i) the decline of 73 million euros in revenues, (ii) the increase in commercial expenses, equipment and content costs, due to the higher prices of handsets sold and higher content costs, and (iii) the rise in network operating and maintenance expenses, mostly related to higher energy access costs for fixed and mobile networks;

−   partially offset by (i) lower service fees and inter-operator costs (primarily due to regulatory cuts in call termination rates and the decline in international transit), (ii) the decrease in depreciation of right-of-use assets (mostly due to customer migration to the proprietary fiber network), and (iii) the reduction of operating taxes and levies relating to Spain’s tax on economic activities concerning mobile services.

Operating income - Spain

Change on a historical basis

On a historical basis, the increase of 3,736 million euros in operating income from Spain between 2021 and 2022 includes (i) the negative effect of changes in the scope of consolidation and other changes for 67 million euros, as a result of the operational launch of Totem at the end of 2021 (see Section 3.1.1.3 Significant events), and (ii) the organic change on a comparable basis, i.e. an increase of 3,802 million euros in operating income.

Change on a comparable basis

On a comparable basis, the increase of 3,802 million euros in operating income in Spain between 2021 and 2022 is attributable to:

−   the counter-effect of the recognition in 2021 of goodwill impairment of 3,702 million euros in Spain (see Note 7 to the Consolidated Financial Statements). At December 31, 2021, Spain’s business plan had been significantly revised downward compared with the one used at December 31, 2020, in view of (i) a deteriorating competitive environment despite market consolidation operations (affected by the erosion of average revenues per user) and (ii) uncertainty surrounding the continuation of the Covid-19 health crisis (delay in the forecasts for economic recovery); and

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−   secondarily, the counter-effect of the recognition in 2021 of an expense of 180 million euros in respect of restructuring programs costs in Spain (employee departure plans and closure of points of sale, see Note 5.3 to the Consolidated Financial Statements);

−   partially offset by the decrease of 47 million euros in EBITDAaL.

Economic CAPEX - Spain

Change on a historical basis

On a historical basis, the decrease of 117 million euros in economic CAPEX in Spain between 2021 and 2022 is the result of (i) the negative effect of changes in the scope of consolidation and other changes for 30 million euros, related to the operational launch of Totem at the end of 2021 (see Section 3.1.1.3 Significant events), and (ii) the organic change on a comparable basis, i.e. a decline of 87 million euros in economic CAPEX.

Change on a comparable basis

On a comparable basis, the decrease of 87 million euros in economic CAPEX in Spain between 2021 and 2022 is essentially due to (i) the decline in gross investments in 4G mobile networks and very high-speed fixed broadband networks (FTTH), after the major roll-outs of recent years, (ii) partially offset by the increase in capital expenditure in 5G mobile networks.

3.1.3.3   Africa & Middle East

Africa & Middle East (at December 31, in millions of euros)	2022	2021 on a comparable basis	2021 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenues	6,918	6,504	6,381	6.4%	8.4%
EBITDAaL	2,584	2,322	2,265	11.3%	14.0%
EBITDAaL/Revenue	37.3%	35.7%	35.5%	1.6 pt	1.8 pt
Operating income	1,665	1,338	1,291	24.5%	29.0%
eCAPEX	1,271	1,079	1,064	17.7%	19.4%
eCAPEX/Revenue	18.4%	16.6%	16.7%	1.8 pt	1.7 pt
Telecommunication licenses (1)	377	15	12	ns	ns
Average number of employees	14,436	14,474	14,474	(0.3)%	(0.3)%

(1)   See Section 3.1.2.5.1.2 Telecommunication licenses.

Africa and the Middle East continue to suffer political, security and economic instability. Sometimes there are also tax or regulatory pressures that may affect the general business climate and the activity and earnings of subsidiaries and shareholdings, and these could continue to affect them in the future. In some cases, these situations have led the Group to recognize asset impairment (see Notes 7, 8.3 and 11 to the Consolidated Financial Statements). [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

3.1.3.3.1     Revenue - Africa & Middle East

Africa & Middle East (at December 31, in millions of euros)	2022	2021 on a comparable basis	2021 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenues	6,918	6,504	6,381	6.4%	8.4%
Retail services (B2C+B2B)	6,112	5,701	5,579	7.2%	9.6%
Mobile-only services	5,272	4,968	4,884	6.1%	8.0%
Fixed-only services	800	709	664	12.8%	20.4%
IT & integration services	40	24	31	63.5%	30.1%
Wholesale services	663	656	654	1.1%	1.4%
Equipment sales	104	112	112	(6.6)%	(6.8)%
Other revenues	39	35	36	10.5%	7.7%

Africa & Middle East (at December 31, in millions of euros)	2022	2021 on a comparable basis	2021 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenues	6,918	6,504	6,381	6.4%	8.4%
Sonatel sub-group (1)	2,217	2,136	2,034	3.8%	9.0%
Côte d’Ivoire sub-group (2)	1,471	1,483	1,471	(0.8)%	(0.0)%
Egypt	992	885	960	12.2%	3.4%
Morocco	705	657	660	7.3%	6.8%
Jordan	465	446	397	4.2%	17.0%
Cameroon	421	383	383	9.8%	9.8%
Congo (DRC)	425	326	290	30.3%	46.3%
Other countries (3)	290	249	245	16.3%	18.3%
Eliminations	(68)	(61)	(60)	11.3%	12.8%

(1)   Sonatel sub-group: entities in Senegal, Mali, Guinea, Guinea-Bissau and Sierra Leone.

(2)   Côte d’Ivoire sub-group: entities in Côte d’Ivoire, Burkina Faso and Liberia.

(3)   Other countries: mainly entities in Botswana, Central African Republic (CAR) and Madagascar.

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Change on a historical basis

On a historical basis, the increase of 537 million euros in revenues from Africa & Middle East countries between 2021 and 2022 stems from (i) the positive impact of foreign exchange fluctuations for 123 million euros, mainly related to movements in the Guinean franc, Jordanian dinar and US dollar against the euro, and (ii) the organic change on a comparable basis, i.e. an increase of 414 million euros in revenues.

Change on a comparable basis

On a comparable basis, the increase of 414 million euros, i.e. 6.4%, in revenues from Africa & Middle East countries between 2021 and 2022 can be explained by business growth in all countries in the region (except Côte d’Ivoire), with seven countries reporting double-digit growth. The activity was mainly driven by the robust performances of Egypt, the Democratic Republic of the Congo (DRC), the Sonatel sub-group, Morocco and Cameroon.

In detail, the increase of 414 million euros in revenues of Africa & Middle East countries between the two periods mainly stems from:

−   the increase of 304 million euros in Mobile-only services, mainly related to (i) the growth in data services, up 19.5% year on year, driven largely by the vibrant 4G customer base, which grew by 18.5% year on year to 52.6 million customers at December 31, 2022, and (ii) the growth in voice services, up 0.5% year on year, boosted by the performance of the Democratic Republic of the Congo (DRC) and Egypt. The mobile access base also continued to grow, recording a year-on-year increase of 5.8%; and

−   the increase in revenues from Fixed-only services, driven by the development of fixed-only broadband services, which rose by 22.6% year on year. The fixed-only broadband access base grew by 23.7% year on year to 2.8 million customers at December 31, 2022.

3.1.3.3.2     EBITDAaL - Africa & Middle East

Change on a historical basis

On a historical basis, the increase of 318 million euros in EBITDAaL in Africa & Middle East countries between 2021 and 2022 is due to (i) the positive effect of foreign exchange fluctuations for 57 million euros, and (ii) the organic change on a comparable basis, i.e. an increase of 262 million euros in EBITDAaL.

Change on a comparable basis

On a comparable basis, the increase of 262 million euros in EBITDAaL in Africa & Middle East countries between 2021 and 2022 is primarily explained by:

−   the growth of 414 million euros in revenues, as well as the decline in other operating expenses;

−   partially offset by (i) the increase in commercial expenses, equipment and content costs, mainly due to the increase in retail fees and commissions (the expansion of Orange Money and the rise in telecom fees in line with business growth), (ii) the increase in other network expenses and IT expenses related to the growth in traffic, the continued network roll-out in all countries and higher energy access costs for fixed and mobile networks, (iii) the increase in other external purchases, mainly overheads, notably due to the resumption of consultancy missions with the end of Covid-19 restrictions, and (iv) the increase in labor expenses, mainly related to the Sonatel and Côte d’Ivoire sub-groups.

3.1.3.3.3     Operating income - Africa & Middle East

Change on a historical basis

On a historical basis, the increase of 374 million euros in operating income in Africa & Middle East countries between 2021 and 2022 included (i) the positive effect of foreign exchange fluctuations for 47 million euros, and (ii) the organic change on a comparable basis, i.e. an increase of 327 million euros in operating income.

Change on a comparable basis

On a comparable basis, the increase of 327 million euros in operating income in Africa & Middle East countries between 2021 and 2022 is primarily explained by:

−   (i) the 262 million euro increase in EBITDAaL, (ii) the recognition in 2022 of gains on disposal of 76 million euros related to the review of fixed assets, investments and business portfolio (mainly linked to the disposal of assets in the Democratic Republic of the Congo (DRC) and Côte d’Ivoire), and (iii) the counter-effect of the recognition in 2021 of an expense of 43 million euros for restructuring programs costs;

−   partially offset by the increase of 54 million euros in depreciation and amortization of fixed assets.

3.1.3.3.4     Economic CAPEX - Africa & Middle East

Change on a historical basis

On a historical basis, the increase of 206 million euros in economic CAPEX in Africa & Middle East countries between 2021 and 2022 is due to (i) the positive effect of foreign exchange fluctuations for 15 million euros, and (ii) the organic change on a comparable basis, i.e. an increase of 191 million euros in economic CAPEX.

Change on a comparable basis

On a comparable basis, the increase of 191 million euros in economic CAPEX in Africa & Middle East countries between 2021 and 2022 is chiefly the result of the growth in investments in fixed and mobile networks in countries in the region to support business growth and changes in usage.

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3.1.3.3.5     Additional information - Africa & Middle East

Africa & Middle East (at December 31, in thousands, at the end of the period)	2022	2021 on a comparable basis	2021 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Mobile services
Number of mobile accesses (1) (5)	143,068	135,194	135,194	5.8%	5.8%
o/w: Contract customers mobile accesses	8,768	7,332	7,332	19.6%	19.6%
Prepaid customers mobile accesses (5)	134,301	127,862	127,862	5.0%	5.0%
o/w: Sonatel sub-group (2)	37,897	37,631	37,631	0.7%	0.7%
Côte d’Ivoire sub-group (3)	28,964	28,115	28,115	3.0%	3.0%
Egypt (5)	28,225	26,858	26,858	5.1%	5.1%
Morocco	14,774	13,897	13,897	6.3%	6.3%
Jordan	2,545	2,303	2,303	10.5%	10.5%
Cameroon	11,272	9,937	9,937	13.4%	13.4%
Congo (DRC)	13,302	11,452	11,452	16.2%	16.2%
Other countries (4)	6,089	5,000	5,000	21.8%	21.8%
Fixed services
Number of fixed accesses (5)	3,591	3,071	3,071	16.9%	16.9%
Fixed retail accesses (5)	3,591	3,071	3,071	16.9%	16.9%
o/w: Fixed broadband accesses (5)	2,782	2,248	2,248	23.7%	23.7%
Fixed narrowband accesses	809	823	823	(1.8)%	(1.8)%

(1)   Excluding customers of Mobile Virtual Network Operators (MVNOs).

(2)   Sonatel sub-group: entities in Senegal, Mali, Guinea, Guinea-Bissau and Sierra Leone.

(3)   Côte d’Ivoire sub-group: entities in Côte d’Ivoire, Burkina Faso and Liberia.

(4)   Other countries: mainly entities in Botswana, Central African Republic (CAR) and Madagascar.

(5)   At January 1, 2022, an internal transfer (between technologies) had been carried out in Egypt, from the mobile access base to the fixed broadband access base. The 2021 operating data has been restated to reflect this change: the retroactive transfer of this base represented around 194,000 accesses at December 31, 2021.

3.1.3.4   Enterprise

Enterprise (at December 31, in millions of euros)	2022	2021 on a comparable basis	2021 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenues	7,930	7,917	7,757	0.2%	2.2%
EBITDAaL	804	990	970	(18.8)%	(17.1)%
EBITDAaL/Revenue	10.1%	12.5%	12.5%	(2.4 pt)	(2.4 pt)
Operating income	317	494	474	(35.7)%	(33.0)%
eCAPEX	332	326	318	2.0%	4.3%
eCAPEX/Revenue	4.2%	4.1%	4.1%	0.1 pt	0.1 pt
Average number of employees	28,786	28,088	28,143	2.5%	2.3%

3.1.3.4.1     Revenue - Enterprise

Enterprise (at December 31, in millions of euros)	2022	2021 on a comparable basis	2021 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenues	7,930	7,917	7,757	0.2%	2.2%
Fixed-only services	3,466	3,713	3,633	(6.7)%	(4.6)%
Voice services (1)	1,018	1,117	1,106	(8.9)%	(8.0)%
Data services (2)	2,448	2,596	2,527	(5.7)%	(3.1)%
IT & integration services	3,489	3,274	3,195	6.6%	9.2%
Mobile services and equipment sales (3)	975	929	929	5.0%	5.0%
Mobile-only services	659	637	636	3.5%	3.6%
Wholesale services	41	42	42	(2.1)%	(2.1)%
Equipment sales	275	250	250	9.7%	9.7%

(1)   Voice services include (i) legacy voice offers (PSTN accesses), (ii) Voice over Internet Protocol (VoIP) products, (iii) audio-conference services, (iv) incoming traffic for call centers, and (v) network equipment sales related to the operation of voice services.

(2)   Data services include (i) legacy data solutions still offered by Orange Business Services (Frame Relay, Transrel, leased lines, narrowband), (ii) services having reached a certain maturity such as IP-VPN (Internet Protocol virtual personal network), and broadband infrastructure products such as satellite or fiber optic accesses, (iii) satellite TV broadcast services, (iv) Business Everywhere roaming offers and (v) network equipment sales related to the operation of data services.

(3)   Mobile services and equipment sales include (i) mobile-only services, (ii) wholesale services, corresponding to incoming mobile B2B traffic invoiced to other carriers, and (iii) mobile equipment sales.

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Change on a historical basis

On a historical basis, the increase of 173 million euros in Enterprise revenues between 2021 and 2022 can be explained by (i) the favorable effect of foreign exchange fluctuations for 152 million euros, mainly as a result of movements in the US dollar against the euro, (ii) the positive impact of changes in the scope of consolidation and other changes for 7 million euros, and (iii) the organic change on a comparable basis, i.e. an increase of 14 million euros in revenues.

Change on a comparable basis

On a comparable basis, the growth of 14 million euros, i.e. 0.2%, in Enterprise revenues between 2021 and 2022 is due to the increase in IT & integration services and, to a lesser degree, mobile services and equipment, partially offset by the contraction in fixed-only services (voice and data).

In detail, the increase of 14 million euros in Enterprise revenues between the two periods stems from:

−   the increase of 215 million euros in IT & integration services, driven by the growing needs of businesses in cybersecurity services (up 13.9% year on year), Cloud services (up 11.7%) and digital & data activities (up 9.5%); and

−   the growth of 46 million euros in Mobile services and equipment, due to (i) the NEO equipment contract awarded to Orange Business Services and Crosscall by the French Ministry of the Interior in the first half of 2021 to supply the French National Gendarmerie and National Police, and (ii) the growth in handset sales to businesses.

These positive changes are partially offset by the decrease of 247 million euros in revenues from Fixed-only services, affected by:

−   the decrease in Data services revenues (down 147 million euros year on year), due to (i) the general trend toward the transformation of service technologies, in France and internationally, and (ii) to a lesser degree, the decline in revenues from satellite broadcasting services (Globecast) due to international sanctions related to the war in Ukraine (see Section 3.1.1.3 Significant events) and the continuing impact of the Covid-19 health crisis in Asia; and

−   the contraction in Voice services (down 100 million euros year on year), which continue to be affected by the downward trend in conventional fixed telephony, especially in France.

3.1.3.4.2     EBITDAaL - Enterprise

Change on a historical basis

On a historical basis, the decrease of 166 million euros in Enterprise EBITDAaL between 2021 and 2022 included (i) the positive effect of foreign exchange fluctuations of 43 million euros, (ii) the adverse effect of changes in the scope of consolidation and other changes for 23 million euros, and (iii) the organic change on a comparable basis, i.e. a decrease of 186 million euros in EBITDAaL.

Change on a comparable basis

On a comparable basis, the decrease of 186 million euros in Enterprise EBITDAaL between 2021 and 2022 reflects the transformation of the market and customer usage, resulting in a shift from legacy activities (including voice) to lower-margin IT and integration activities.

In detail, the decline of 186 million euros in Enterprise EBITDAaL between the two periods is primarily related to:

−   the increase in commercial expenses and equipment costs in connection with the growth of mobile equipment sales (mainly related to the NEO contract - see above);

−   the rise in other network expenses and IT expenses, mainly related to the growth of cybersecurity services and higher energy access costs for fixed and mobile networks;

−   the rise in labor expenses, due to (i) growth in the average number of employees (full-time equivalent) related to the development of IT & integration services, (ii) partially offset by the counter-effect of the recognition in 2021 of the expense relating to the Together 2021 Employee Shareholding Plan (see Note 6.3 to the Consolidated Financial Statements); and

−   the increase in other external purchases, primarily because of higher overheads (recovery of business travel and consultancy missions with the end of the Covid-19 health crisis);

−   partially offset by (i) the decrease in service fees and inter-operator costs linked to the decline in activity, especially voice traffic, and (ii) the growth in revenues.

3.1.3.4.3     Operating income - Enterprise

Change on a historical basis

On a historical basis, the decrease of 156 million euros in operating income from Enterprise between 2021 and 2022 included (i) the positive effect of foreign exchange fluctuations of 39 million euros, (ii) the adverse effect of changes in the scope of consolidation and other changes for 19 million euros, and (iii) the organic change on a comparable basis, i.e. a decrease of 177 million euros in operating income.

Change on a comparable basis

On a comparable basis, the decrease of 177 million euros in Enterprise operating income between 2021 and 2022 is largely attributable to:

−   the decrease of 186 million euros in EBITDAaL and the recognition in 2022 of (i) an expense of 47 million euros in respect of restructuring programs costs, (ii) an impairment of fixed assets for 20 million euros (see Note 8.3 to the Consolidated Financial Statements);

−   partially offset by the change in the expense recognized for the French part-time for seniors plans (relating to agreements for the employment of older workers in France) and related premiums, essentially due to (i) the counter-effect of the recognition in 2021 of the expense for the renewal of the part-time for seniors plan under the inter-generational agreement for the period 2022-2024 (see Note 6.2 to the Consolidated Financial Statements), (ii) partially offset by the expense recognized in 2022, largely because of how successful these plans have been with employees.

3.1.3.4.4     Economic CAPEX - Enterprise

Change on a historical basis

On a historical basis, the increase of 14 million euros in economic CAPEX for the Enterprise segment between 2021 and 2022 is attributable to:

−   (i) the positive effect of foreign exchange fluctuations for 8 million euros, (ii) partially offset by the unfavorable impact of changes in the scope of consolidation and other changes for 1 million euros; and

−   the organic change on a comparable basis, i.e. an increase of 7 million euros in economic CAPEX.

Change on a comparable basis

On a comparable basis, the 7 million euro increase in economic CAPEX for the Enterprise segment between 2021 and 2022 can essentially be attributed to (i) increased investments in leased handsets, Liveboxes and equipment installed on customer premises, and (ii) accelerated investments in IT systems and network virtualization.

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3.1.3.4.5     Additional information - Enterprise

Enterprise (at December 31, in thousands, at the end of the period)	2022	2021 on a comparable basis	2021 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Mobile services
Number of mobile accesses in France (1)	22,086	17,975	17,975	22.9%	22.9%
Fixed services
Number of fixed accesses in France	1,140	1,277	1,277	(10.7)%	(10.7)%
Fixed retail accesses	1,140	1,277	1,277	(10.7)%	(10.7)%
o/w: Fixed broadband accesses	244	251	251	(2.8)%	(2.8)%
Fixed narrowband accesses	896	1,026	1,026	(12.6)%	(12.6)%
IP-VPN accesses worldwide (2)	343	345	345	(0.7)%	(0.7)%
o/w: IP-VPN accesses in France (2)	297	299	299	(0.7)%	(0.7)%

(1)   Contract customers. Excluding customers of Mobile Virtual Network Operators (MVNOs).

At January 1, 2022, an extra fleet of M2M mobile SIM cards had been added to the mobile access base of the Enterprise operating segment, and thus of the Orange group. The 2021 operating data has been restated to reflect this change: the retroactive integration of this base represented around 4.33 million M2M mobile accesses at December 31, 2021.

(2)   Accesses of customers outside the Orange group, not including the carrier market.

3.1.3.5   Totem

Totem (at December 31, in millions of euros)	2022	2021 on a comparable basis	2021 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenues	685	596	-	14.9%	-
EBITDAaL	371	352	-	5.4%	-
EBITDAaL/Revenue	54.2%	59.1%	-	(4.9 pt)	-
Operating income	252	232	-	8.3%	-
eCAPEX	142	84	-	68.6%	-
eCAPEX/Revenue	20.8%	14.2%	-	6.6 pt	-
Average number of employees	165	75	-	118.7%	-

As announced in February 2021, Totem, Orange’s European TowerCo, in charge of pooling passive mobile infrastructure (mobile towers) to enhance the value of these assets and optimize their management, has been operational since the end of 2021 (see Section 3.1.1.3 Significant events).

By strengthening its position as manager and operator of passive mobile infrastructure, the Group seeks to make Totem a European leader on the TowerCo market and to keep this strategic asset as part of its long-term business plan, while benefiting from new growth drivers. At the end of December 2022, Totem’s passive mobile infrastructure portfolio included more than 27,000 sites in France and Spain, the two largest countries in which Orange operates.

Through Totem, Orange aims to achieve value creation thanks to improved operating efficiency, optimization of investments and the increase in occupancy rate. In this context, there are plans to develop Totem on the European market beyond France and Spain.

In the segment information presented, the historical data for Totem are included in the business segments of France, Spain and, to a very limited extent, International Carriers & Shared Services, until December 31, 2021. Totem’s entry into the operational phase at the end of 2021 resulted in a change in internal reporting by management. The segment information now presented reflects the Group’s decision to present Totem as a separate segment from January 1, 2022 (see Note 1.1 to the Consolidated Financial Statements).

3.1.3.5.1     Revenue - Totem

Totem (at December 31, in millions of euros)	2022	2021 on a comparable basis	2021 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenues	685	596	-	14.9%	-
Wholesale services	685	596	-	14.9%	-
Other revenues	-	-	-	-	-

Change on a comparable basis

On a comparable basis, the increase of 89 million euros in Totem’s revenues between 2021 and 2022, i.e. 14.9%, was mainly due to (i) the increase in studies and site redevelopment work and the rise in energy costs rebilled to customers, and (ii) to a lesser extent, the year-on-year increase of 4.1% in hosting revenues. In 2022, 16.2% of hosting revenues came from external customers, representing an increase of 0.9 points compared with 2021.

At December 31, 2022, Totem had 27,119 sites with 37,194 active occupants, i.e. an occupation rate of 1.37 occupants per site.

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3.1.3.5.2     EBITDAaL - Totem

Change on a comparable basis

On a comparable basis, the increase of 19 million euros in Totem’s EBITDAaL between 2021 and 2022 can essentially be attributed to:

−   the increase of 89 million euros in revenues;

−   largely offset by (i) the increase in operating subcontracting and technical maintenance expenses, mainly due to the rise in energy access costs for mobile networks, and, secondarily, (ii), the increase in property leases, (iii) the increase in labor expenses, mainly reflecting the higher average number of employees (full-time equivalent), related to setting up the new organization, and (iv) the increase in building costs for resale (net of capitalized costs), partly due to the growth in site redevelopment activities on behalf of external customers.

3.1.3.5.3     Operating income - Totem

Change on a comparable basis

On a comparable basis, the increase of 19 million euros in Totem’s operating income between 2021 and 2022 was mainly due to the rise of 19 million euros in EBITDAaL.

3.1.3.5.4     Economic CAPEX - Totem

Change on a comparable basis

On a comparable basis, the increase of 58 million euros in Totem’s economic CAPEX between 2021 and 2022 was mainly due to (i) the increase in studies and works, mainly driven by the accelerated roll-out of 5G in France, (ii) the increase in investments in new projects, and (iii) greater investment in IT systems.

3.1.3.6   International Carriers & Shared Services

International Carriers & Shared Services (at December 31, in millions of euros)	2022	2021 on a comparable basis	2021 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenues	1,540	1,513	1,515	1.7%	1.6%
EBITDAaL	(96)	(237)	(237)	59.7%	59.7%
EBITDAaL/Revenue	(6.2)%	(15.7)%	(15.6)%	9.4 pt	9.4 pt
Operating income	(417)	(890)	1,217	53.2%	na
eCAPEX	278	243	243	14.4%	14.4%
eCAPEX/Revenue	18.1%	16.1%	16.0%	2.0 pt	2.0 pt
Average number of employees	12,134	12,398	12,650	(2.1)%	(4.1)%

3.1.3.6.1     Revenue - International Carriers & Shared Services

International Carriers & Shared Services (at December 31, in millions of euros)	2022	2021 on a comparable basis	2021 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Revenues	1,540	1,513	1,515	1.7%	1.6%
Wholesale services	1,060	1,060	1,056	(0.1)%	0.4%
Other revenues	480	453	460	6.0%	4.4%

Change on a historical basis

On a historical basis, the increase of 24 million euros in the revenues of International Carriers & Shared Services between 2021 and 2022 included (i) the negative effect of changes in the scope of consolidation and other changes of 7 million euros, (ii) the positive effect of foreign exchange fluctuations of 5 million euros, and (iii) the organic change on a comparable basis, i.e. an increase of 26 million euros in revenues.

Change on a comparable basis

On a comparable basis, the increase of 26 million euros, i.e. 1.7%, in revenues from International Carriers & Shared Services between 2021 and 2022 is attributable to:

−   the growth of 27 million euros in Other revenues, boosted by (i) the increase in Sofrecom’s consulting revenues, particularly in North Africa, (ii) the growth in OCS’s revenues, due in part to the success of its series (notably House of the Dragon), (iii) the increase in Orange Studio’s revenues following the recovery in movie theater attendance after the Covid-19 health crisis, and (iv) the growth of Orange Marine’s installation and maintenance activities;

−   partially offset by the decrease of 1 million euros in Wholesale services. The decrease in voice services between the two periods (mainly due to the downward trend in voice traffic) was partially offset by the growth in roaming revenues with the end of Covid-19 restrictions and by the growth in revenues from messaging services and international transmissions.

3.1.3.6.2     EBITDAaL - International Carriers & Shared Services

Change on a historical basis

On a historical basis, the improvement of 141 million euros in the EBITDAaL of International Carriers & Shared Services between 2021 and 2022 was mainly due to:

−   the positive effect of changes in the scope of consolidation and other changes for 1 million euros, offset by the adverse impact of foreign exchange fluctuations for 1 million euros;

−   the organic change on a comparable basis, i.e. an increase of 141 million euros in EBITDAaL.

Change on a comparable basis

On a comparable basis, the improvement of 141 million euros in the EBITDAaL of International Carriers & Shared Services between 2021 and 2022 was mainly due to:

−   (i) the decrease in labor expenses, mainly due to the counter-effect of the recognition in 2021 of the expense related to the Together 2021 Employee Shareholding Plan (see Note 6.3 to the Consolidated Financial Statements), (ii) the decrease in the depreciation and amortization of right-of-use assets, mainly due to the end of some property leases on technical sites, (iii) lower interconnection costs due to the decrease in voice traffic, (iv) revenue growth of 26 million euros, (v) higher other operating income and expenses, mainly due to developments in various disputes between the two periods and the increase in brand royalties, and (vi) the decrease in real estate fees;

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−   partially offset by the increase in overheads, mainly reflecting the recovery in travel after two years of decline in the context of the Covid-19 health crisis.

3.1.3.6.3     Operating income - International Carriers & Shared Services

Change on a historical basis

On a historical basis, the deterioration of 1,634 million euros in the operating income of International Carriers & Shared Services between 2021 and 2022 included:

−   the negative effect of changes in the scope of consolidation and other changes of 2,107 million euros, mainly reflecting the effect of the loss of exclusive control of Orange Concessions following the disposal of 50% of the capital and its recognition under equity accounting on November 3, 2021 (mainly the gain of 2,124 million euros recognized in the review of fixed assets, investments and business portfolio in 2021: see Note 3.2 to the Consolidated Financial Statements);

−   the adverse impact of foreign exchange fluctuations of 1 million euros;

−   the organic change on a comparable basis, i.e. an increase of 473 million euros in operating income.

Change on a comparable basis

On a comparable basis, the improvement of 473 million euros in the operating income of International Carriers & Shared Services between 2021 and 2022 was mainly attributable to:

−   the counter-effect of the recognition in 2021 of a specific labor expense of 190 million euros, mainly for the renewal of the French part-time for seniors plans (a program relating to agreements for the employment of older workers in France) as part of the intergenerational agreement for the 2022-2024 period (see Note 6.2 to the Consolidated Financial Statements); and

−   the increase of 141 million euros in EBITDAaL;

−   the recognition in 2022 of a gain of 120 million euros in respect of the review of fixed assets, investments and business portfolio, mainly due to the gain on disposal of 77 million euros related to the remeasurement at fair value of Deezer assets following the merger of Deezer with the SPAC I2PO and the IPO of the new entity (see Section 3.1.1.3 Significant events);

−   and the decrease of 52 million euros in restructuring programs costs, mainly in the context of the optimization of real estate assets.

3.1.3.6.4     Economic CAPEX - International Carriers & Shared Services

Change on a historical basis

On a historical basis, the increase of 35 million euros in the economic CAPEX for International Carriers & Shared Services between 2021 and 2022 stems from the organic change on a comparable basis, i.e. an increase of 35 million euros in economic CAPEX.

Change on a comparable basis

On a comparable basis, the increase of 35 million euros in the economic CAPEX for International Carriers & Shared Services between 2021 and 2022 mainly reflects the increase in investments by Orange Marine, relating primarily to the construction of the new ship, the Sophie Germain.

3.1.3.7   Mobile Financial Services

Mobile Financial Services (at December 31, in millions of euros)	2022	2021 on a comparable basis	2021 on a historical basis	Change (%) on a comparable basis	Change (%) on a historical basis
Net banking income (NBI) (1)	115	109	109	6.0%	6.0%
Cost of bank credit risk (2)	(45)	(46)	(46)	(1.7)%	(1.7)%
Operating income	(200)	(182)	(182)	(10.0)%	(10.0)%
eCAPEX	35	24	24	48.0%	48.0%
Average number of employees	902	943	943	(4.3)%	(4.3)%

(1)   Net banking income (NBI) recognized as other operating income (see Notes 1.3, 1.4 and 4.2 to the Consolidated Financial Statements).

(2)   Cost of bank credit risk recognized in other operating expenses (see Notes 1.3, 1.4 and 5.2 to the Consolidated Financial Statements).

In 2022, Mobile Financial Services activities continued to grow:

−   in Europe, with the ongoing development of value offers and the continuous improvement in quality of service. At December 31, 2022, Orange Bank had nearly 2.0 million customers in France and Spain (this number includes customers of all offers sold by Orange Bank for individuals, professionals and businesses: accounts, loans and mobile insurance); and

−   and in Africa, with the launch of the new microcredit offer and the ongoing acquisition of new customers in Côte d’Ivoire. At December 31, 2022, Orange Bank Africa had 1.1 million customers.

3.1.3.7.1     Operating activities

The segment information for Mobile Financial Services (operating income, investments in property, plant and equipment and intangible assets) is presented in Notes 1.3, 1.4 and 1.6 to the Consolidated Financial Statements.

3.1.3.7.1.1       Operating income - Mobile Financial Services

Change on a historical basis

On a historical basis, the deterioration of 18 million euros in the operating income of Mobile Financial Services between 2021 and 2022 stems from the organic change on a comparable basis, i.e. a decrease of 18 million euros in operating income.

Change on a comparable basis

On a comparable basis, the deterioration of 18 million euros in operating income between 2021 and 2022 can essentially be attributed to:

−   (i) the recognition in 2022 of 49 million euros of impairment (including 28 million euros for goodwill and 21 million euros for fixed assets) due to the deterioration of the business plan (see Notes 7 and 8.3 to the Consolidated Financial Statements), (ii) the increase in advertising and promotion expenses relating to Orange Bank’s fifth anniversary celebrations and the launch of the Prêt Express offer in France, and (iii) the increase in depreciation and amortization of fixed assets;

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−   partially offset by:

-     the increase of 21 million euros in other operating income and expenses. Between the two periods, the increase of 6 million euros in net banking income (NBI, see Notes 1.3, 1.4 and 4.2 to the Consolidated Financial Statements) was mainly driven by the development of account and credit offers in European and banking activities in Africa,

-     the improvement of 17 million euros in restructuring programs costs,

-     and, to a lesser extent, the decline in labor expenses, mainly due to the decrease in the average number of employees (full-time equivalent).

3.1.3.7.1.2       Economic CAPEX - Mobile Financial Services

Change on a historical basis

On a historical basis, the increase of 12 million euros in the economic CAPEX of Mobile Financial Services between 2021 and 2022 stems from the organic change on a comparable basis, i.e. an increase of 12 million euros in economic CAPEX.

Change on a comparable basis

On a comparable basis, the growth of 12 million euros in the economic CAPEX of Mobile Financial Services between 2021 and 2022 can essentially be attributed to increased investments, mainly in the area of IT, in Europe and Africa.

3.1.3.7.2     Assets, liabilities and cash flows

The segment information for Mobile Financial Services (assets, liabilities and cash flows) is presented in Notes 1.7, 1.8 and 1.9 to the Consolidated Financial Statements, and the activities of Mobile Financial Services (financial assets and liabilities) are described in Note 17 to the Consolidated Financial Statements.

Note that since 2020, Orange Espagne has set up a non-recourse factoring program for installment receivables with Orange Bank, replacing an existing program with a third-party bank. This program led to these receivables being derecognized from the balance sheet of Orange Espagne (within telecom activities) and presented as customer loans and receivables within Mobile Financial Services activities (see Notes 4.3 and 17.1.1 to the Consolidated Financial Statements).

The loans and receivables of Orange Bank are composed of loans and receivables with customers and credit institutions. Outstanding customer loans and receivables at December 31, 2022 came to 2.5 billion euros, an increase of 220 million euros compared with December 31, 2021, due to the development of the business in France and Spain. Loans to B2C customers made up 97.1% of that total. 56.4% were consumer loans (see Note 17.1.1 to the Consolidated Financial Statements).

Payables related to Orange Bank transactions are composed of customer deposits and the bank’s payables to credit institutions. Outstanding payables to customers (deposits and savings) at December 31, 2022 amounted to 1.8 billion euros, down 9 million euros compared with December 31, 2021 (see Note 17.1.2 to the Consolidated Financial Statements).

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

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3.1.4     Cash flow, equity and financial debt

To ensure the transparency of the financial statements and separate out the performance of telecom activities and Mobile Financial Services activities, the analysis and financial commentary are split to reflect these two business scopes. Accordingly, Section 3.1.4.1 Liquidity and cash flows from telecom activities and Section 3.1.4.2 Financial debt and liquidity position of telecom activities deal with telecom activities, and Section 3.1.3.7 Mobile Financial Services covers the Group’s banking activities.

3.1.4.1   Liquidity and cash flows from telecom activities

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

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3.1.4.1.2     Cash flows from telecom activities

Cash flows from telecom activities are presented in Note 1.9 to the Consolidated Financial Statements.

Simplified statement of cash flows from telecom activities (1) (at December 31, in millions of euros)	2022	2021 on a historical basis
Net cash provided by operating activities	11,921	11,636
Net cash used in investing activities	(10,625)	(6,227)
Net cash used in financing activities	(3,577)	(5,160)
Net change in cash and cash equivalents	(2,281)	249
Cash and cash equivalents in the opening balance	8,188	7,891
Cash change in cash and cash equivalents	(2,281)	249
Non-cash change in cash and cash equivalents	(61)	48
Cash and cash equivalents in the closing balance	5,846	8,188

(1)   See Note 1.9 to the Consolidated Financial Statements.

3.1.4.1.2.1       Net cash provided by operating activities (telecom activities)

Net cash provided by operating activities (telecom activities) was 11,921 million euros in 2022, versus 11,636 million euros in 2021.

In 2022, Orange pursued its policy of managing its working capital requirement. The effects on the change in working capital requirement (i) of the receivables disposal program, and (ii) the extended payment terms on the payables of certain suppliers of goods and services and fixed assets, are respectively described in Notes 4.3 and 5.6 to the Consolidated Financial Statements.

Change in net cash provided by operating activities (telecom activities) - 2022 vs. 2021 (at December 31, in millions of euros)	Decrease/ (Increase)
Net cash provided by operating activities in 2021	11,636
Increase (decrease) in operating income	2,298
Decrease (increase) in impairment of goodwill (1)	2,885
Gains (losses) on disposal of fixed assets, investments and activities (2)	(2,274)
Change in the cost of the French part-time for seniors plans and related premiums (3)	895
Other	792
Change in working capital requirement	(404)
Decrease (increase) in operating taxes and levies paid	(33)
Decrease (increase) in net interest paid and interest rate effects on derivatives, net (net of dividends received)	169
Decrease (increase) in income taxes paid	(78)
Change in non-monetary items included in operating income and reclassified items for presentation (2)	(1,668)
Decrease (increase) in impairment of goodwill (1)	(2,885)
Gains (losses) on disposal of fixed assets, investments and activities (2)	2,274
Other (4)	(1,057)
Net cash provided by operating activities in 2022	11,921

(1)   Mainly (i) the counter-effect of the impairment of goodwill in Spain in 2021, and (ii) the impairment of goodwill in Romania in 2022 (see Section 3.1.2.2.2 Group operating income and Note 7 to the Consolidated Financial Statements).

(2)   Mainly the counter-effect of gains resulting from the loss of exclusive control of Orange Concessions and Światlowód Inwestycje (FiberCo in Poland) in 2021 (see Section 3.1.2.2.2 Group operating income and Note 3.2 to the Consolidated Financial Statements).

(3)   See [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED] Note 6.1 to the Consolidated Financial Statements.

(4)   Reclassified items for presentation include the elimination of operating taxes and levies included in operating income and presented separately above.

Between 2021 and 2022, the increase of 285 million euros in net cash provided by operating activities (telecom activities) was largely attributable to:

−   the increase of 792 million euros in operating income from telecom activities on a historical basis, excluding changes in the impairment of goodwill, gains (losses) on disposals of fixed assets, investments and activities and the expense for the French part-time for seniors plans and related premiums (with no effect on net cash provided by operating activities); and

−   to a lesser extent, the decrease of 169 million euros in interest paid and interest rate effects on derivatives, net (net of dividends received, and including interest paid on lease liabilities and on debt relating to financed assets), mainly due to (i) the decrease in bond coupons with the issue of new bonds at lower interest rates than the matured bonds, and (ii) the increase in income received on investments;

−   partially offset by (i) the change of 404 million euros in working capital requirement between the two periods, mainly resulting from the counter-effect of the normalization in 2021 of timing differences in the collection of trade receivables affected by the Covid-19 health crisis at the end of 2020, and (ii) to a lesser extent, the increase of 78 million euros in income tax paid.

3.1.4.1.2.2       Net cash used in investing activities (telecom activities)

The net cash used in investing activities of telecom activities were a negative 10,625 million euros in 2022, compared with a negative 6,227 million euros in 2021.

Between 2021 and 2022, the increase of 4,398 million euros in net cash used in investing activities of telecom activities is largely attributable to:

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−   the change in investments and other financial assets between the two periods (mainly investments at fair value), with an increase of 2,289 million euros in 2022, compared with a decrease of 1,632 million euros in 2021, due to the Group’s active cash management policy;

−   the counter-effect of disposals of equity securities in 2021 for 986 million euros, mainly due to (i) the disposal of 50% of Orange Concessions for 758 million euros, and (ii) the disposal of 50% of Światlowód Inwestycje (the FiberCo in Poland) for 132 million euros (see Note 3.2 to the Consolidated Financial Statements);

−   partially offset by:

-     the decrease of 306 million euros in purchases and sales of property, plant and equipment and intangible assets (net of the change in fixed asset payables), mainly due to (i) the decrease in economic CAPEX paid (mainly the counter-effect of the recognition in 2021 of substantial outflows due to the strong increase in investments at the end of 2020 in order to make up for the delay caused by the Covid-19 health crisis, and the effect of the loss of exclusive control of Orange Concessions following the disposal of 50% of the capital and its recognition under equity accounting on November 3, 2021), (ii) partially offset by the increase in telecommunication licenses paid (see Section 3.1.2.5.1 Capital expenditure),

-     and the decrease of 187 million euros in acquisitions of equity securities, mainly relating to the counter-effect of the recognition in 2021 of the acquisition in the same year of 54% of Telekom Romania Communications (TKR) for 206 million euros (see Note 3.2 to the Consolidated Financial Statements).

Purchases and sales of property, plant and equipment and intangible assets

Purchases and sales of property, plant and equipment and intangible assets (1) (4) (at December 31, in millions of euros)	2022	2021 on a historical basis
Purchases of property, plant and equipment and intangible assets	(8,742)	(8,725)
eCAPEX	(7,335)	(7,636)
Elimination of proceeds from sales of property, plant and equipment and intangible assets (2)	(347)	(163)
Telecommunication licenses	(1,060)	(926)
Increase (decrease) in fixed asset payables (3)	166	(49)
Sales of property, plant and equipment and intangible assets (4)	324	217
Total telecom activities	(8,251)	(8,557)

(1)   Net of the change in fixed asset payables. Furthermore, financed assets have no effect on net cash flows when acquired (see Section 3.1.2.5 Group capital expenditure and Notes 1.5 and 8.5 to the Consolidated Financial Statements).

(2)   Elimination of proceeds from sales of property, plant and equipment and intangible assets included in economic CAPEX (eCAPEX).

(3)   Including investing donations received in advance.

(4)   Net of change in receivables and advances on disposals of fixed assets.

Acquisitions and sales of equity securities

Acquisitions and sales of equity securities (1) (at December 31, in millions of euros)	2022	2021 on a historical basis
Acquisitions of equity securities	(101)	(288)
Acquisition of 54% of Telekom Romania Communications (TKR, renamed Orange Romania Communications) (3)	11	(206)
Other acquisitions	(112)	(82)
Disposals of equity securities	17	986
Disposal of 50% of Światlowód Inwestycje (FiberCo in Poland) (2)	18	132
Disposal of 50% of Orange Concessions (2)	(8)	758
Other disposals	7	96
Total telecom activities	(84)	698

(1)   Acquisitions and disposals of equity securities (i) in subsidiaries (net of cash acquired or transferred), (ii) in associates and joint ventures, and (iii) measured at fair value.

(2)   See Note 3.2 to the Consolidated Financial Statements.

Other changes in shareholdings and other financial assets

Other decreases (increases) in investments and other financial assets (at December 31, in millions of euros)	2022	2021 on a historical basis
Investments at fair value (excluding cash equivalents)	(2,256)	943
Other	(33)	689
Total telecom activities	(2,289)	1,632

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3.1.4.1.2.3       Net cash used in financing activities (telecom activities)

Net cash flows related to the financing of telecom activities were a negative 3,577 million euros in 2022, versus 5,160 million euros in 2021.

Net cash used in financing activities (at December 31, in millions of euros)	2022	2021 on a historical basis
Change in medium- and long-term debt (1)	721	(2,050)
Medium and long-term debt issuances	1,809	2,523
Medium and long-term debt redemptions and repayments	(1,088)	(4,572)
Repayment of lease liabilities	(1,514)	(1,621)
Increase (decrease) of bank overdrafts and short-term borrowings (1)	(367)	1,148
Decrease (increase) of cash collateral deposits (1)	673	973
Exchange rate effects on derivatives, net	(91)	201
Subordinated notes issuances (purchases) and other related fees (2) (3)	(451)	(311)
Coupon on subordinated notes (2) (3)	(213)	(238)
Proceeds (purchase) of treasury shares (2)	14	(199)
Together 2021 Employee Shareholding Plan (4)	20	(188)
Other proceeds (purchases) of treasury shares	(6)	(11)
Capital increase (decrease) (2)	(173)	(316)
Capital increase (decrease) of owners of the parent company	(0)	-
Capital increase (decrease) - non-controlling interests	0	1
Capital increase (decrease) - Telecom activities/Mobile Financial Services	(173)	(317)
Changes in ownership interests with no gain or loss of control	(11)	(403)
Conditional voluntary public tender offer for shares of Orange Belgium (5)	-	(316)
Other changes in ownership interests (6)	(11)	(87)
Dividends paid (2)	(2,164)	(2,345)
Dividends paid to owners of the parent company (3)	(1,861)	(2,127)
Dividends paid to non-controlling interests	(304)	(218)
Total telecom activities	(3,577)	(5,160)

(1)   See Note 13 to the Consolidated Financial Statements.

(2)   See Note 15 to the Consolidated Financial Statements.

(3)   See Section 3.1.4.3 Equity.

(4)   See Note 6.3 to the Consolidated Financial Statements.

(5)   See Note 3.2 to the Consolidated Financial Statements.

(6)   Including, in 2021, the impact of the purchase of the non-controlling interests of Groupama in Orange Bank.

Between 2021 and 2022, the decrease of 1,583 million euros in net cash flows related to the financing of telecom activities is largely attributable to:

−   the decrease of 3,484 million euros in medium and long-term debt redemptions and repayments (see Notes 13.5 and 13.6 to the Consolidated Financial Statements), mainly due to the counter-effect of large bond redemptions in 2021;

−   the counter-effect of the recognition in 2021 of changes in ownership interests with no gain/loss of control for 403 million euros, mainly related to (i) the conditional voluntary public tender offer for shares of Orange Belgium for 316 million euros (see Note 3.2 to the Consolidated Financial Statements), and (ii) the acquisition of Groupama’s non-controlling interests in Orange Bank; and

−   the decrease of 266 million euros in dividends paid by Orange SA (see Section 3.1.4.3 Equity and Note 15.3 to the Consolidated Financial Statements). In 2021, the balance of the dividend paid for fiscal year 2020 was 0.30 euro per share, increased by the payment of an exceptional shareholder dividend of an additional 0.20 euro per share, using part of the funds received from the settlement of the tax dispute in France concerning fiscal years 2005-2006 (see Note 10.2 to the Consolidated Financial Statements). In 2022, the balance of the dividend for fiscal year 2021 was 0.40 euro per share;

−   partially offset by:

-     the decrease of 1,515 million euros in bank overdrafts and short-term borrowings, mainly due to the counter-effect of the increased use of the negotiable debt securities (NEU Commercial Paper) program in 2021,

-     the decrease of 714 million euros in medium and long-term debt issuances (see Notes 13.5 and 13.6 to the Consolidated Financial Statements),

-     the change of cash collateral deposits (with a rise of 673 million euros in 2022 compared with an increase of 973 million euros in 2021), reflecting the change in the fair value of derivatives used for hedging the Group’s bonds (see Note 13.8 to the Consolidated Financial Statements),

-     the change in exchange rate effects on derivatives, net, of 292 million euros,

-     and the counter-effect of the recognition in 2021 of purchases of treasury shares as part of the Together 2021 Employee Shareholding Plan (see Note 6.3 to the Consolidated Financial Statements) for 188 million euros, against proceeds of 20 million euros received in 2022.

3.1.4.2   Financial debt and liquidity position of telecom activities

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3.1.4.2.1     Net financial debt

Net financial debt (see Note 13.3 to the Consolidated Financial Statements) [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED] are financial indicators not defined by IFRS. For further information on the calculation of these indicators and the reasons why the Orange group uses them, see Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary. Net financial debt as defined and used by Orange does not take into account Mobile Financial Services activities, for which this concept is not relevant.

(at December 31)	2022	2021 on a historical basis
Net financial debt (1) (2)	25,298	24,269
[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

(1)   See Section 3.1.5 Financial indicators not defined by IFRS.

(2)   In millions of euros.

Between December 31, 2021 and December 31, 2022, net financial debt rose by 1,028 million euros.

Change in net financial debt - 2022 vs. 2021 (at December 31, in millions of euros)	Decrease/ (Increase)
Net financial debt at December 31, 2021	(24,269)
[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]
Telecommunication licenses paid (2)	(981)
Significant litigation paid (and received)	(20)
Net impact of changes in the scope of consolidation	(104)
Issues (redemptions), coupons and other fees related to subordinated notes (3)	(710)
Subordinated notes issuances (purchases) and other related fees (4)	(497)
Coupon on subordinated notes	(213)
Dividends paid to owners of the parent company (3)	(1,861)
Dividends paid to non-controlling interests	(304)
Other financial items	(107)
Capital increases of the Mobile Financial Services entities subscribed by the Group (5)	(173)
Other (6)	65
Decrease (increase) in net financial debt	(1,028)
Net financial debt at December 31, 2022	(25,298)

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

(2)   Mainly disbursements relating to (i) 5G licenses in Belgium, France and Romania, and (ii) 4G licenses in Egypt and Poland.

(3)   See Section 3.1.4.3 Equity and Note 15 to the Consolidated Financial Statements.

(4)   Including 46 million euros reclassified as short-term debt (see Note 15.4 to the Consolidated Financial Statements).

(5)   See Note 1.9 to the Consolidated Financial Statements.

(6)   Including the effect of recognizing debt related to financed assets.

3.1.4.2.2     Management of financial debt and liquidity position

Financial assets, liabilities and financial results (excluding telecom activities) and information relating to market risks and the fair value of the financial assets and liabilities of telecom activities are described in Notes 13 and 14, respectively, to the Consolidated Financial Statements.

At December 31, 2022, the liquidity position of telecom activities amounted to 16,741 million euros and exceeded the repayment obligations of gross financial debt in 2023. At December 31, 2022, the liquidity position of telecom activities mainly comprised 5,846 million euros in cash and cash equivalents and 4,500 million euros in investments at fair value (see Note 14.3 to the Consolidated Financial Statements).

3.1.4.2.3     Exposure to market risks and financial instruments

The management of interest rate risk, foreign exchange risk, liquidity risk, credit risk and counterparty risk, financial ratios and equity market risk, is described in Note 14 to the Consolidated Financial Statements.

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

3.1.4.2.4     Change in Orange’s credit rating

Orange’s credit rating is an additional overall performance indicator used to assess the Group’s financial policy and risk management policy and, in particular, its solvency and liquidity risk. It is not a substitute for an analysis carried out by investors. Rating agencies regularly review the ratings they award. Any change in the rating could affect the cost of future financing or access to liquidity.

In addition, a change in Orange’s credit rating will, for some outstanding financing, affect the compensation paid to investors via Step-up clauses (a clause that triggers an increase in the coupon interest rate in the event of a downgrade of Orange’s long-term credit rating by the rating agencies, according to contractually defined rules - this clause may also stipulate a downward revision of the coupon interest rate in the event of an improvement in the rating, as long as the interest rate does not drop below the initial interest rate on the loan - see Note 14.3 to the Consolidated Financial Statements).

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Orange’s credit rating at December 31, 2022 is as follows:

Orange’s credit rating (at December 31, 2022)	Standard & Poor’s	Moody’s	Fitch Ratings
Long-term debt	BBB+	Baa1	BBB+
Outlook	Stable	Stable	Stable
Short-term debt	A2	P2	F2

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

3.1.4.3   Equity

At December 31, 2022, the French State held 22.95% of the share capital of Orange SA and 29.25% of the voting rights, directly or in concert with Bpifrance Participations (see Note 15 to the Consolidated Financial Statements).

The payment of dividends by Orange took place as follows (see Note 15.3 to the Consolidated Financial Statements):

−   in 2022, payment of (i) the balance of the dividend of 0.40 euros per share for the 2021 fiscal year, and (ii) the interim dividend of 0.30 euros per share for the 2022 fiscal year;

−   in 2021, payment of (i) the balance of the 0.50 euros dividend per share for fiscal year 2020 (including the payment of an exceptional shareholder dividend of an additional 0.20 euros per share, using part of the funds received from the settlement of the tax dispute in France concerning fiscal years 2005-2006, see Note 10.2 to the Consolidated Financial Statements), and (ii) the interim dividend of 0.30 euros per share for fiscal year 2021.

Additionally, Orange has not exercised its right to defer the coupon payment for the subordinated notes since their issuance and accordingly paid the noteholders compensation of 215 million euros in 2022 (including 2 million euros of coupons on subordinated notes reclassified as short-term borrowings) and 238 million euros in 2021 (see Note 15.4 to the Consolidated Financial Statements).

In view of the early redemption of subordinated notes for a remaining amount of 426 million pounds sterling (from an original tranche of 600 million pounds sterling), launched in November 2022, the outstanding amount of Group subordinated notes was 4,950 million euros at December 31, 2022 (see Note 15.4 to the Consolidated Financial Statements).

Capital management is described in Note 14.8 to the Consolidated Financial Statements. Changes in equity are described in the consolidated statement of changes in shareholders’ equity and in Note 15 to the Consolidated Financial Statements.

3.1.5     Financial indicators not defined by IFRS

In this document, in addition to the financial indicators reported in accordance with IFRS (International Financial Reporting Standards), Orange publishes financial indicators not defined by IFRS. As described below, these figures are presented as additional information and are not meant to be substitutes for, or to be confused with, the financial indicators as defined by IFRS.

3.1.5.1   Data on a comparable basis

In order to allow investors to track the annual changes in the Group’s operations, data on a comparable basis are presented for the previous period. The transition from data on a historical basis to data on a comparable basis consists of keeping the results for the fiscal year ended and restating the results for the corresponding period in the previous fiscal year, in order to present financial data with comparable methods, scope of consolidation and exchange rates over comparable periods. Orange provides details of the effect of changes in method, scope of consolidation and exchange rates on its key operating indicators in order to isolate the intrinsic business effect. The method used is to apply to the data of the corresponding period of the previous fiscal year the methods and the scope of consolidation for the period just ended, as well as the average exchange rates used for the consolidated income statement in the Consolidated Financial Statements for the period just ended.

Orange’s management believes that the presentation of these indicators on a comparable basis is relevant because these are indicators used internally by the Group to monitor its operating activities. Changes on a comparable basis better reflect organic business changes.

Data on a comparable basis are financial indicators not defined by IFRS and may not be comparable to similarly titled indicators used by other groups. It is provided as additional information only and should not be considered a substitute for an analysis of the Group’s historical data for the past fiscal year or previous periods.

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3.1.5.1.1     2021 fiscal year - Group

The following table presents, for the Orange group, the transition from data on a historical basis to data on a comparable basis for the key operating data for fiscal year 2021.

2021 fiscal year - Group (at December 31, 2021, in millions of euros)	Revenues	*	Operating income	eCAPEX	Average number of employees
Data on a historical basis	42,522		2,521	7,660	132,002
Foreign exchange fluctuations (1)	220		81	14	-
US dollar (USD)	196		71	14	-
Guinean franc (GNF)	112		47	15	-
Jordanian dinar (JOD)	48		8	9	-
Egyptian pound (EGP)	(74)		(12)	(14)	-
Polish zloty (PLN)	(66)		(4)	(10)	-
Other	4		(29)	0	-
Changes in the scope of consolidation and other changes	453		(2,481)	(248)	2,285
Acquisition/Takeover of Telekom Romania Communications (TKR)	375		(27)	21	2,662
Change in the accounting of the Orange Reprise mobile phone recovery offer (RE Program)	44		-	-	-
Operational launch of Totem (2)	41		4	4	-
Acquisition of SCRT and Telsys by Orange Cyberdefense (2)	11		2	-	8
Disposal/loss of control and equity accounting of Światlowód Inwestycje (FiberCo in Poland) (3)	1		(340)	-	(4)
Disposal/loss of control and equity accounting of Orange Concessions (4)	(9)		(2,117)	(253)	(78)
Other	(10)		(3)	(20)	(303)
Data on a comparable basis	43,195		122	7,426	134,287

* [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

(1)   Foreign exchange fluctuations between the average exchange rates for the 2021 fiscal year and the average exchange rates for the 2022 fiscal year.

(2)   See Section 3.1.1.3 Significant events.

(3)   In operating income, mainly the gain of 340 million euros from the loss of exclusive control of Światlowód Inwestycje (FiberCo in Poland), recognized in the review of fixed assets, investments and business portfolio in 2021 (see Note 3.2 to the Consolidated Financial Statements).

(4)   In operating income, mainly the gain of 2,124 million euros from the loss of exclusive control of Orange Concessions, recognized in the review of fixed assets, investments and business portfolio in 2021 (see Note 3.2 to the Consolidated Financial Statements).

The changes included in the transition from data on a historical basis to data on a comparable basis for the 2021 fiscal year include:

−   foreign exchange fluctuations between the average exchange rates for the 2021 fiscal year and the average exchange rates for the 2022 fiscal year;

−   and changes in the scope of consolidation (see Section 3.1.1.3 Significant events and Note 3.2 to the Consolidated Financial Statements) and other changes, mainly including:

-     the takeover of Telekom Romania Communications (TKR, renamed Orange Romania Communications, Europe segment), through the acquisition of 54% of the capital, on September 30, 2021, effective as of January 1, 2021 on a comparable basis,

-     the change in the accounting treatment of the "Orange Reprise" offer (offer to buy back used equipment from customers in the form of purchase vouchers as part of the sale of own-brand handsets under the RE Program: see Section 3.1.1.3 Significant events). In 2021, the Group recognized the costs of buying back handsets from customers as a deduction from revenues. In 2022, a portion of these costs was recognized in operating expenses (purchased handset inventories) for the amount corresponding to the market value of the recovered mobile phone. This change of presentation has no effect on [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED] operating income,

-     the operational launch of Totem at the end of 2021 (new segment, see the heading in Section 3.1 Review of the Group’s financial position and results and Note 1.1 to the Consolidated Financial Statements), effective as of January 1, 2021 on a comparable basis,

-     the acquisitions of SCRT and Telsys by Orange Cyberdefense (Enterprise segment) on November 8, 2022, effective as of November 1, 2021 on a comparable basis,

-     the loss of exclusive control of Światlowód Inwestycje (FiberCo in Poland, Europe segment), through the disposal of 50% of the capital, on August 31, 2021, and the equity accounting of this company, effective as of January 1, 2021 on a comparable basis,

-     and the loss of exclusive control of Orange Concessions (France segment), through the disposal of 50% of the capital, on November 3, 2021, and the equity accounting of this company, effective as of January 1, 2021 on a comparable basis.

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3.1.5.1.2     2021 fiscal year - Segments

The following table presents, for each segment of the Orange group, the transition from data on a historical basis to data on a comparable basis for the key operating data for fiscal year 2021.

2021 fiscal year - Segments (at December 31, 2021, in millions of euros)	Revenues	EBITDAaL	Operating income	eCAPEX	Average number of employees
France
Data on a historical basis	18,092	6,867	2,653	4,117	49,447
Foreign exchange fluctuations (1)	0	-	0	-	-
Changes in the scope of consolidation and other changes (2)	83	(247)	(151)	(323)	(115)
Change in the accounting of the Orange Reprise mobile phone recovery offer (RE Program)	44	-	-	-	-
Operational launch of Totem (3)	18	(257)	(168)	(51)	(49)
Disposal/loss of control and equity accounting of Orange Concessions	(10)	-	8	(253)	(78)
Other changes (2)	31	10	9	(19)	12
Data on a comparable basis	18,175	6,620	2,502	3,794	49,332
Europe
Data on a historical basis	10,579	2,830	(2,933)	1,893	26,345
Foreign exchange fluctuations (1)	(58)	(15)	(4)	(8)	-
Changes in the scope of consolidation and other changes (2)	376	(87)	(436)	(9)	2,633
Acquisition/Takeover of Telekom Romania Communications (TKR)	376	7	(27)	21	2,662
Operational launch of Totem (3)	-	(94)	(67)	(30)	(25)
Disposal/loss of control and equity accounting of Światlowód Inwestycje (FiberCo in Poland) (4)	1	(1)	(340)	-	(4)
Other changes (2)	(1)	1	(2)	0	(0)
Data on a comparable basis	10,898	2,728	(3,373)	1,876	28,977
Africa & Middle East
Data on a historical basis	6,381	2,265	1,291	1,064	14,474
Foreign exchange fluctuations (1)	123	57	47	15	-
Changes in the scope of consolidation and other changes (2)	-	-	(0)	-	-
Data on a comparable basis	6,504	2,322	1,338	1,079	14,474
Enterprise
Data on a historical basis	7,757	970	474	318	28,143
Foreign exchange fluctuations (1)	152	43	39	8	-
Changes in the scope of consolidation and other changes (2)	7	(23)	(19)	(1)	(55)
Acquisition of SCRT and Telsys by Orange Cyberdefense (3)	11	2	2	-	8
Other changes (2)	(4)	(25)	(21)	(1)	(63)
Data on a comparable basis	7,917	990	494	326	28,088
Totem
Data on a historical basis	-	-	-	-	-
Foreign exchange fluctuations (1)	-	-	-	-	-
Changes in the scope of consolidation and other changes (2)	596	352	232	84	75
Operational launch of Totem (3)	596	352	232	84	75
Other changes (2)	-	-	-	-	-
Data on a comparable basis	596	352	232	84	75
International Carriers & Shared Services
Data on a historical basis	1,515	(237)	1,217	243	12,650
Foreign exchange fluctuations (1)	5	(1)	(1)	0	-
Changes in the scope of consolidation and other changes (2)	(7)	1	(2,107)	(0)	(253)
Operational launch of Totem (3)	-	2	5	-	(1)
Disposal/loss of control and equity accounting of Orange Concessions (5)	-	-	(2,123)	-	-
Other changes (2)	(7)	(1)	11	(0)	(252)
Data on a comparable basis	1,513	(237)	(890)	243	12,398
Mobile Financial Services
Data on a historical basis	-	(131)	(182)	24	943
Foreign exchange fluctuations (1)	-	-	-	-	-
Changes in the scope of consolidation and other changes (2)	-	-	-	-	-
Data on a comparable basis	-	(131)	(182)	24	943

(1)   Foreign exchange fluctuations between the average exchange rates for the 2021 fiscal year and the average exchange rates for the 2022 fiscal year.

(2)   Including the effect of internal reorganizations between segments, which have no effect at Group level.

(3)   See Section 3.1.1.3 Significant events.

(4)   In operating income, mainly the gain of 340 million euros from the loss of exclusive control of Światlowód Inwestycje (FiberCo in Poland), recognized in the review of fixed assets, investments and business portfolio in 2021 (see Note 3.2 to the Consolidated Financial Statements).

(5)   In operating income, mainly the gain of 2124 million euros from the loss of exclusive control of Orange Concessions, recognized in the review of fixed assets, investments and business portfolio in 2021 (see Note 3.2 to the Consolidated Financial Statements).

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3.1.5.3   eCAPEX

eCAPEX (or "economic CAPEX") relates both to (i) investments in property, plant and equipment and intangible assets, excluding telecommunication licenses and financed assets sold, less the price of disposal of fixed assets, and (ii) acquisitions of property, plant and equipment and intangible assets excluding telecommunication licenses and changes in fixed asset payables, less the price of disposal of fixed assets.

The table below shows the transition from (i) investments in property, plant and equipment and intangible assets as presented in Note 1.6 to the Consolidated Financial Statements, and (ii) purchases of property, plant and equipment and intangible assets, excluding the change in fixed asset payables, as presented in the consolidated statement of cash flows, to (iii) eCAPEX.

(at December 31, in millions of euros)	2022	2021 on a historical basis
Investments in property, plant and equipment and intangible assets	9,007	8,789
Financed assets	(229)	(40)
Purchases of property, plant and equipment and intangible assets (1)	8,777	8,749
Price of disposal of fixed assets	(347)	(163)
Telecommunication licenses	(1,060)	(926)
eCAPEX	7,371	7,660

(1)   See the consolidated statement of cash flows. Excluding the change in fixed asset payables. Financed assets have no effect on net cash flows upon acquisition.

Orange’s management believes that the presentation of eCAPEX is relevant because this indicator (i) does not include investments in telecommunication licenses (the acquisition of these licenses is not part of the daily monitoring of operating investments) and financed assets (no effect on net cash flows upon acquisition), and (ii) allows, in a context of asset rotation primarily linked to the fiber optic economic model, more accurate measurement of the actual amount of investments by excluding the price of disposal of fixed assets. It is the indicator used internally by the Group in allocating resources, in order to measure the operating efficiency of the use of investments for each of its business segments.

eCAPEX is a financial indicator not defined by IFRS and may not be comparable to similarly titled indicators used by other groups. It is provided as additional information only and should not be considered a substitute for purchases of property, plant and equipment and intangible assets, or investments in property, plant and equipment and intangible assets.

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3.1.5.6   Net financial debt

Net financial debt as defined and used by Orange does not take into account Mobile Financial Services activities, for which this concept is not relevant. It consists of (i) financial liabilities excluding operating payables (translated into euros at the year-end closing rate) including derivative instruments (assets and liabilities), (ii) less cash collateral paid, cash, cash equivalents and financial assets at fair value. Furthermore, financial instruments designated as cash flow hedges included in net financial debt are set up to hedge items that are not included in net financial debt, such as future cash flows. As a result, the portion relating to these unmatured hedging instruments recorded in other comprehensive income is added to gross financial debt to offset this temporary difference.

The breakdown of net financial debt is shown in Note 13.3 to the Consolidated Financial Statements.

Net financial debt is an indicator of financial position used by the Group. Net financial debt is a frequently disclosed indicator. It is widely used by analysts, investors, rating agencies and most groups in all business sectors in Europe.

Net financial debt is a financial indicator not defined by IFRS and may not be comparable to similarly titled indicators used by other groups. It is provided as additional information only and should not be considered a substitute for an analysis of all assets and liabilities.

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3.2 Recent events and financial objectives

3.2.1     Recent events

EIB financing for the deployment of 5G and 4G networks in France

On March 1, 2023, Orange borrowed 500 million euros from the European Investment Bank (EIB) to help finance in France the rollout of its 5G mobile network and the reinforcement of its 4G mobile network capacity in rural areas. This financing is part of the roadmap of Orange’s new strategic plan Lead the future, which aims, among other things, to capitalize on the Group’s infrastructure in order to consolidate Orange’s leading position in terms of quality of service and networks.

European Commission’s approval of the acquisition by Orange Belgium of a majority share in VOO SA

On March 20, 2023, the European Commission approved the acquisition of 75% of the capital less one share of VOO SA by Orange Belgium. This decision validates the commitments already taken by Orange Belgium following the agreements signed in December 2021 with Nethys and in January 2023 with Telenet (see sections 1.3 Significant events and 1.4.2.3 Operating activities - Belgium & Luxembourg). The transaction should be completed by the end of the second quarter of 2023.

Litigation in Mali

On March 13, 2023, the Supreme Court of Mali rejected the appeal of Orange Mali and Malitel in the Remacotem case (see note 18 Litigation in the notes to the Consolidated Financial Statements). Following this decision, the Bamako High Court nevertheless granted a two-month grace period to implement the decision.

The consumer association Remacotem sued the operators Orange Mali and Malitel (Maroc Telecom) in 2011 to challenge the billing of calls to voice mail. In 2013, the court of first instance dismissed the case on the grounds that the billing was approved. At the end of 2021, Orange Mali and Malitel found out that this decision had been the subject of an appeal, instructed without their being consulted, and that they had been ordered to pay the plaintiff association 266 million euros in compensation, of which Orange Mali was responsible for 176 million euros.

Several actions have been initiated, or are being prepared, both at the local level (injunction procedure) and at the international level (notably with the ICSID).

The Group holds an indirect 28% stake in Orange Mali via Sonatel (70% shareholder of Orange Mali since 2002). This investment is fully consolidated in the Group’s accounts.

Arbitral decision in the Korek Telecom litigation

On March 20, 2023, an arbitration tribunal constituted under the aegis of the International Chamber of Commerce rendered a final award in the dispute between (indirectly, through their joint company) the Kuwaiti logistics group Agility and Orange, and their former Iraqi co-shareholder in the capital of the Iraqi operator Korek Telecom. The arbitral tribunal awarded 1.65 billion US dollars in damages to the joint company and the former shareholder holding company of Korek Telecom for various violations of the shareholders’ agreement and tortious acts committed by the former Iraqi shareholder, in particular for collusion with the Iraqi telecommunications regulator. Other proceedings, in particular the arbitration procedure initiated by Orange with the ICSID against the Iraqi State, are still in progress (see note 18 Litigation to the Consolidated Financial Statements).

Orange Business transformation Plan

On March 21 and 22, 2023, Orange Business presented to the employee representative bodies the operational implementation of its strategic priorities within the framework of the strategic plan Lead the Future. This plan carries a strong ambition to transform and simplify Orange Business, whose market is undergoing profound changes, towards a Digital Services Company model, in order to:

−   strengthen its IT and solutions integrator activities. In addition to recruitment, Orange Business will undertake a training and retraining program in key IT and digital professions for around 5,000 employees worldwide by 2025;

−   simplify the organization and support the decline of the historical telecom activities in France, resulting in a project to resize the teams working on these business segments. The proposed plan could lead to the loss of approximately 670 positions in France within the Enterprise Communications Services establishment, which includes the main historical activities of Orange Business, on an exclusively voluntary basis. In this context, Orange Business has announced it wishes to propose to the trade unions the opening of negotiations on a Collective Bargaining Agreement (accord de Rupture Conventionnelle Collective) to support employees who wish to leave the company.

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5.  Corporate Governance

In 2022, Orange separated the offices of the Chairman of the Board of Directors and the Chief Executive Officer and, on a broader level, updated the Group’s governance structure.

This change in governance was the result of work that began in 2021 through an ad-hoc committee composed of the Chairwoman of the Governance and Corporate Social and Environmental Responsibility Committee, Anne-Gabrielle Heilbronner, and Lead Director Bernard Ramanantsoa. It involved seeking and identifying a candidate to assume the position of Chief Executive Officer, a new Board Chairman to replace Stéphane Richard and a new independent director to replace Helle Kristoffersen.

At the end of this process, the Orange Board of Directors met on January 28, 2022 and appointed Christel Heydemann as Chief Executive Officer of Orange effective April 4, 2022, with Stéphane Richard assuming the role of Non-Executive Chairman from that date.

In addition, as the term of office of Stéphane Richard, who had been serving as Non-Executive Chairman since April 4, 2022, was due to expire at the close of the Shareholders’ Meeting of May 19, 2022, the Board of Directors, at its meeting of March 30, 2022, proposed the appointment of Jacques Aschenbroich at the next Shareholders’ Meeting as an independent director and to serve as Chairman of the Board of Directors.

The Board also proposed appointing Valérie-Beaulieu-James as an independent director to replace Helle Kristoffersen.

At the Shareholders’ Meeting of May 19, 2022, Jacques Aschenbroich was duly appointed Independent Director. The Board of Directors then met at the end of the Shareholders’ Meeting and:

−   confirmed the separation of the offices of Chairman of the Board of Directors and Chief Executive Officer;

−   appointed Jacques Aschenbroich as Chairman of the Board for the duration of his directorship; and

−   confirmed Christel Heydemann as Chief Executive Officer and Ramon Fernandez as Delegate Chief Executive Officer.

On assuming his position as Chairman of the Board, Jacques Aschenbroich immediately arranged meetings in the second half of 2022 with Orange’s main shareholders (excluding the French State shareholder) in the context of shareholder dialog. Such meetings are recommended, most notably, by the AMF so that listed companies can remain in constant contact with their investors, both prior to the publication of the companies’ draft resolutions and subsequent to shareholders’ meetings to resolve any points of disagreement about the voting policy of each shareholder category.

The Chairman also took steps to clearly define the respective roles of the Chairman of the Board of Directors and the Chief Executive Officer, since this separation of offices was a new mode of governance for Orange. Additionally, with regard to the operating procedures of the Board and its committees, he recommended that the Innovation and Technology Committee (ITC) be turned into the Strategy and Technology Committee (STC) to review key areas of focus that will help define the new strategic plan and determine what the Company needs to do to meet the plan’s objectives.

Lastly, in accordance with the recommendation of the Afep-Medef Code, the Chairman amended the Board’s Internal Guidelines to introduce meetings that exclude Executive Corporate Officers (so-called "executive sessions"). He proposed in addition that executive sessions be held once a year with only Independent Directors in attendance.

5.1 Composition of management and supervisory bodies

5.1.1     Board of Directors

At February 15, 2023, the date on which the Board of Directors approved the Report on Corporate Governance, the Board comprised 15 members: seven Independent Directors including the Chairman of the Board of Directors, the non-independent Chief Executive Officer, three Directors representing the public sector, three Directors elected by employees, and one Director representing employee shareholders.

Chairman of the Board of Directors

	Date first appointed	Term ending
Jacques Aschenbroich	05/19/2022	At the close of the 2026 Shareholders’ Meeting

Jacques Aschenbroich, born in 1954, has been Chairman of the Orange Board of Directors since May 19, 2022. He was Director and Chief Executive Officer of the Valeo group from March 20, 2009 until February 18, 2016, Chairman and Chief Executive Officer until January 26, 2022, then Chairman of the Valeo Board of Directors from January 27, 2022 until December 31, 2022. He is now Honorary Chairman of Valeo. Before joining Valeo, he held several positions in the French government and served in the Prime Minister’s office in 1987 and 1988. He then pursued a business career at the Saint-Gobain group from 1988 to 2008. Having managed subsidiaries in Brazil and Germany, he became Managing Director of the flat glass division of Compagnie de Saint-Gobain and went on to become Chairman of Saint-Gobain Vitrage in 1996. As Deputy Chief Executive Officer of Compagnie de Saint-Gobain from October 2001 to December 2008, he managed flat glass and high-performance materials from January 2007 and, as the Director of Saint-Gobain Corporation and General Delegate to the United States and Canada, he directed the Group’s operations in the United States from September 1, 2007. He is also a Director of BNP Paribas, Director of TotalEnergies, Chairman of the Board of Directors of École Nationale Supérieure Mines ParisTech, and Co-Chairman of the Club d’Affaires Franco-Japonais. Jacques Aschenbroich is an Ingénieur diplômé du Corps des Mines. He is a French national.

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Chief Executive Officer and Non-Independent Director

	Date first appointed	Term ending
Christel Heydemann	07/26/2017 (1)	At the close of the 2024 Shareholders’ Meeting

(1)   Co-opted as Director by the Board of Directors on July 26, 2017 to replace José-Luis Durán. Term of office ratified by the Shareholders’ Meeting of May 4, 2018 and renewed by the Shareholders’ Meeting of May 19, 2020. Based on the recommendation of the GCSERC, and over and above the criteria set out in Article 10.5 of the Afep-Medef Code, the Board of Directors, at its meeting of February 16, 2022, deemed that Christel Heydemann, appointed Chief Executive Officer with effect from April 4, 2022, could no longer be considered an Independent Director.

Christel Heydemann, born in 1974, was appointed Chief Executive Officer of Orange on April 4, 2022. Christel Heydemann began her career in 1997 with the Boston Consulting Group. In 1999, she joined Alcatel, where she held various senior positions, notably within the context of the Alcatel-Lucent merger. In 2004, she joined the Alcatel-Lucent sales department, taking charge of the strategic SFR and Orange accounts. In 2008, she was appointed Sales Director France and member of the Executive Committee of Alcatel-Lucent France. In 2009, she negotiated a strategic alliance with HP in the United States before being promoted in 2011 to Director of Human Resources and Transformation and member of the Executive Committee. Christel Heydemann joined Schneider Electric in 2014 as Senior VP Global Strategic Alliances with the task of accelerating the launch of IoT solutions by developing an ecosystem of partners, before being appointed Senior Vice President Corporate Strategy, Alliances and Development in February 2016. In April 2017 she was appointed Executive Director France Operations of Schneider Electric and then in May 2021, Director Europe Operations. She was also a member of the Schneider Electric Executive Committee. Christel Heydemann is a graduate of École Polytechnique and École Nationale des Ponts et Chaussées. She is a Knight of the French Legion of Honor. She is a French national.

Independent Directors

		Date first appointed	Term ending
Jacques Aschenbroich	Chairman of the Board of Directors	05/19/2022 (1)	At the close of the 2026 Shareholders’ Meeting
Alexandre Bompard	Member of the Strategy and Technology Committee	12/07/2016 (2)	At the close of the 2023 Shareholders’ Meeting
Valérie Beaulieu	Member of the Audit Committee	05/19/2022	At the close of the 2026 Shareholders’ Meeting
Anne-Gabrielle Heilbronner	Chairwoman of the GCSERC	05/21/2019	At the close of the 2023 Shareholders’ Meeting
Bernard Ramanantsoa	Chairman of the Audit Committee	06/07/2016 (3)	At the close of the 2024 Shareholders’ Meeting(4)
Frédéric Sanchez	Chairman of the Strategy and Technology Committee	05/19/2020	At the close of the 2024 Shareholders’ Meeting
Jean-Michel Severino	Member of the Audit Committee	06/07/2011 (5)	At the close of the 2023 Shareholders’ Meeting

(1)   Appointed Director by the Shareholders’ Meeting of May 19, 2022 and appointed Chairman of the Board of Directors by the Board of Directors’ Meeting held at the close of the Shareholders’ Meeting of May 19, 2022.

(2)   Co-opted by the Board of Directors on December 7, 2016 to replace Bernard Dufau. Term of office ratified by the Shareholders’ Meeting of June 1, 2017 and renewed by the Shareholders’ Meeting of May 21, 2019.

(3)   Term of office renewed by the Shareholders’ Meeting of May 19, 2020.

(4)   Bernard Ramanantsoa informed the Company of his desire to step down from his office with effect from the close of the 2023 Shareholders’ Meeting.

(5)   Term of office renewed by the Shareholders’ Meetings of May 27, 2015 and May 21, 2019.

Alexandre Bompard, born in 1972, has been the Chairman and Chief Executive Officer of Carrefour since July 18, 2017. After graduating from the École Nationale d’Administration (ENA), Alexandre Bompard was posted to the Inspectorate General of Finance (1999-2002). Thereafter, he became Technical Advisor to François Fillon, then Minister of Social Affairs, Labor and Solidarity (April to December 2003). From 2004 to 2008, Alexandre Bompard worked in several capacities within the Canal+ group. He was Chief of Staff to Chairman Bertrand Méheut (2004-2005), then Director for Sports and Public Affairs for the Canal+ group (June 2005 to June 2008). In June 2008, he was appointed Chairman and Chief Executive Officer of Europe 1 and Europe 1 Sport. In January 2011, he joined the Fnac group as Chairman and Chief Executive Officer. He then undertook an ambitious transformation plan for the Group, called "Fnac 2015," to meet the challenge of the digital revolution and changes in customer expectations. On June 20, 2013, Alexandre Bompard also led Fnac’s initial public offering. In fall 2015, Fnac launched a takeover bid on the Darty group. On July 20, 2016, he became Chairman and Chief Executive Officer of the new entity made up of Fnac and Darty. Alexandre Bompard is an alumnus of the École Nationale d’Administration (ENA) and a graduate of the Institut d’Études Politiques de Paris. He holds a master’s degree in Public Law and a postgraduate degree in Economics. Alexandre Bompard is a Knight of the French Order of Merit and the French Order of Arts and Letters. He is a French national.

Valérie Beaulieu, born in 1967, has been Chief Sales and Marketing Officer of the Adecco Group since November 16, 2020. Valérie Beaulieu began her career as a journalist at Radio France and the French daily newspaper, Ouest-France. She was Marketing Director at ECS-Allium from 1991 to 1996. Valérie Beaulieu then joined Microsoft, where she held various marketing and sales management positions in North America, Asia and Europe for over 20 years. Since 1996, she has been COO and CMO of the Advertising business, General Manager of Asia Pacific for Partners and Small and Medium-sized Enterprises and, from October 2018 to October 2020, Director of Marketing for Microsoft US. Valérie Beaulieu has been a French Foreign Trade Advisor since January 2015. She was also a Director and member of the Audit and Risk Committee of ISS A/S from April 2020 to June 2022. She holds a master’s degree in English from the University of Haute-Bretagne and a diploma in International Trade from the Chamber of Commerce and Industry of Réunion Island. She is a French national.

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Anne-Gabrielle Heilbronner, born in 1969, is a member of the Management Board of Publicis group, the world’s third-largest company in the field of communication and advertising. As group General Secretary, she is in charge of human resources, procurement, legal affairs, compliance and governance, CSR and the internal audit and control functions and risk management. As a member of the Management Board, she has input into all strategic decisions regarding the Group’s transformation. She worked on the merger of Publicis with Omnicom in 2013, and the acquisitions of Sapient in the United States in 2015 and Epsilon in 2019. She began her career as a Financial Inspector before joining the Treasury Department as Deputy Manager of Social Housing Financing. She worked at Euris from 2000 to 2004 as Head of Corporate Finance in charge of all financial operations for Euris and Casino. Having contributed to EDF’s initial public offering strategy, she then held the positions of Chief of Staff (2004-2005) and Special Adviser (2005-2007) respectively with the French Secretary of State for the Reform of State and then with the Ministry for Foreign Affairs. Director of Internal Audit and Risk Management at SNCF (2007-2010), where she developed and strengthened the role of the audit and compliance functions (ethics, fraud prevention, etc.), she then became Senior Banker and Managing Director at Société Générale Corporate and Investment Banking, in charge of a portfolio of listed companies. She joined the Publicis group in 2012. Anne-Gabrielle Heilbronner is a Financial Inspector, an alumna of the École Nationale d’Administration (ENA), and a graduate of ESCP-Europe and of the Institut d’Études Politiques in Paris. She also holds a master’s degree in Public Law and a postgraduate diploma in Tax Law and Public Finance. She is a French national.

Bernard Ramanantsoa, born in 1948, is a Director of several companies, universities and Grandes Écoles. Bernard Ramanantsoa began his career, during his military service, as a Lecturer at the École Nationale Supérieure de l’Aéronautique et de l’Espace in 1971 and 1972, before joining SNCF, where he became head of the Main Lines Marketing Division. In 1979, he joined the École des Hautes Études Commerciales (HEC) faculty as Professor of Business Strategy and Policy, specializing in the link between strategy and corporate culture. After being appointed as the Head of Faculty and Research, he served as Chief Executive Officer of HEC Paris from 1995 to 2015. He gave the institution a decidedly international dimension. Bernard Ramanantsoa is the author of numerous communications and publications in the field of business management. He received the Harvard L’Expansion Prize in 1989 for Technology and Business Strategy and the prize from the Académie des Sciences Commerciales in 1983 for Business Strategy and Diversification. In recent years, he wrote Apprendre et Oser (Learn and Dare), published by Albin Michel, and L’enseignement supérieur français par-delà les frontières: l’urgence d’une stratégie (French higher education beyond the borders: the urgency of a strategy), published by France Stratégie. Bernard Ramanantsoa holds an Engineering degree from the École Nationale Supérieure de l’Aéronautique et de l’Espace (Sup’Aéro) and has an MBA from HEC, a post-graduate diploma in Sociology from Paris Diderot University, a PhD in Management Sciences from Paris-Dauphine University and a further post-graduate degree in the History of Philosophy from Paris 1 Pantheon-Sorbonne University. He is a Knight of the French Legion of Honor and an Officer of the French Order of Merit, Knight of the Palmes Académiques and Officer of the National Order of Madagascar. He is a French and Malagasy national.

Frédéric Sanchez, born in 1960, is Chairman of the Fives group. He began his career at Renault in 1985 in Mexico and the US, before joining Ernst & Young as Senior Manager in late 1987. In 1990, he joined the Fives-Lille group, where he held various positions before becoming Chief Financial Officer in 1994, then Chief Executive Officer in 1997, and finally Chairman of the Management Board in 2002. Fives - the new name of Compagnie de Fives-Lille since 2007 - became a simplified joint stock company (société par actions simplifiée - SAS) in 2018, headed by Frédéric Sanchez as Chairman. Under his leadership, Fives has accelerated its development by strengthening its international presence and portfolio of activities through major acquisitions and the opening of regional offices in Asia, Latin America and the Middle East. In addition, Frédéric Sanchez is Chairman of MEDEF International, and Chairman of the France-United Arab Emirates and France-Japan business councils of MEDEF International. He is also a member of the Supervisory Boards of STMicroelectronics NV and Théa Holding SAS, and a Director of Bureau Veritas SA and Compagnie des Gaz de Pétrole Primagaz SAS. Finally, he is Honorary Co-Chairman of the Alliance Industrie du Futur (Industry of the Future Alliance) and Chairman of the Solutions industrie du futur (Solutions for the Industry of the Future - SIF) sector of the Conseil national de l’industrie (National Industry Council - CNI). Frédéric Sánchez is a graduate of the École des Hautes Études Commerciales (HEC) and Institut d’Études Politiques in Paris (1985), and holds a post-graduate diploma in Economics from the University of Paris-Dauphine (1983). He is a French national.

Jean-Michel Severino, born in 1957, is Chairman of the Supervisory Board of Investisseurs et Partenaires, an asset-management company specializing in investment in SMEs in sub-Saharan Africa. He is also a member of the Académie des Technologies. Until April 2010, he was Chief Executive Officer of the French International Development Agency (Agence française de développement - AFD), and was previously Vice-President of the World Bank for Asia. Jean-Michel Severino is a Financial Inspector, an alumnus of the École Nationale d’Administration (ENA) and a graduate of ESCP Europe Business School and Institut d’Études Politiques de Paris. He also holds a postgraduate degree in Economics and a Law degree. Jean-Michel Severino is a Knight of the French Legion of Honor. He is a French national.

Directors representing the public sector

		Date first appointed	Term ending
Bpifrance Participations (1) represented by Thierry Sommelet (2)	Member of the Strategy and Technology Committee	05/28/2013	At the close of the 2025 Shareholders’ Meeting
Anne Lange (3)	Member of the GCSERC	05/27/2015	At the close of the 2023 Shareholders’ Meeting
Stéphanie Besnier (4)	Member of the Audit Committee	05/17/2021	03/05/2023

(1)   A public financing and investment group for companies, resulting from the merger of OSEO, CDC Entreprises, FSI and FSI Régions, appointed by the Shareholders’ Meeting.

(2)   Appointed as permanent representative from January 10, 2021 to replace Nicolas Dufourcq.

(3)   Appointed by the Shareholders’ Meeting on the basis of a proposal by the French government and the Board of Directors.

(4)   Stéphanie Besnier left her position as Deputy Chief Executive Officer of the APE, and as a consequence, her position as representative of the French State on the Board of Directors on March 5, 2023. By ministerial order dated March 24th, 2023, Céline Fornaro was appointed member of the Board of Directors of Orange as representative of the French State, in replacement of Stéphanie Besnier.

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Thierry Sommelet, born in 1969, is a Director, member of the Management Committee and Head of Technology, Media and Telecoms of the growth capital department of Bpifrance. Thierry Sommelet has nearly 20 years’ experience in private and public investment in the technology, media and telecommunication sectors. He began his career in 1992 in the capital markets at Crédit Commercial de France in Paris, then in New York. After leading the team of financial engineers at Renaissance Software (SunGard group) in Los Altos in the United States and serving as Deputy Chief Executive Officer of InfosCE in 2001, he joined the Digital Investments and Equity Department at Caisse des Dépôts et Consignations in 2002, and subsequently took charge of that unit in 2007. After joining the Fonds Stratégique d’Investissement in 2009, Thierry Sommelet joined the teams of Bpifrance Investissement when it was created in 2013. He represents Bpifrance on the Boards of Directors or Supervisory Boards of Worldline Group SA, Vantiva SA and Technicolor Creative Studios SA, all listed on Euronext Paris, as well as on the Supervisory Board of Idemia SAS. Thierry Sommelet is a graduate of the École Nationale des Ponts et Chaussées in Paris and holds an MBA from INSEAD. He is a French national.

Anne Lange, born in 1968, is an entrepreneur in the new technologies sector and a Director. Anne Lange began her career in 1994 working in the Prime Minister’s office where she headed the government department for State control of public broadcasting. In 1998, she joined Thomson as Head of Strategic Planning, before becoming Head of the Europe e-business Department in 2000. In April 2003, Anne Lange was appointed General Secretary for the Internet rights forum, an agency of the Prime Minister’s office. From 2004 to 2014, she successively worked as Vice-President of Europe Public Sector, Senior Executive Director of Global Public Sector & Media Operations (based in the US) and Senior Executive Director of Innovation for the Internet Business Solutions group at Cisco. She decided to quit Cisco to create her own start-up, the software company, Mentis, of which she was Chief Executive Officer until 2017, innovating in the field of the Internet of Things, the Cloud and Big Data. Since then, Anne Lange has divided her professional activities between directorships with major groups, technology investment activities and consultancy services to senior managers in the field of business transformation. Anne Lange is an alumna of the École Nationale d’Administration (ENA) and a graduate of the Institut d’Études Politiques de Paris. She is a French national.

Stéphanie Besnier, born in 1977, was Deputy Chief Executive Officer of the French State Investment Agency (Agence des participations de l’État - APE), until March 5, 2023. She began her career in 2001 as an analyst at BNP Paribas London, then in 2003 at the Treasury Department (Ministry of Economy and Finance). In 2004, she joined the Transport department of Agence des participations de l’État (the French State shareholder). In 2007, she joined investment holding company Wendel as an associate in the investment team. In 2018, she was appointed Associate Director, co-head of Wendel’s investment activity in French-speaking Europe and given responsibility for the development of Wendel Lab. Stéphanie Besnier is an alumna of the École Polytechnique (1997), a graduate of the École Nationale des Ponts et Chaussées, and is certified by the Institut Français des Administrateurs. She is a French national.

Stéphanie Besnier left her position as Deputy Chief Executive Officer of the French State Investment Agency (APE) and, hence, her mandate as Board member of Orange on March 5th, 2023. By ministerial order dated 24 March 2023,Céline Fornaro was appointed as the representative of the French State within the Board of Directors of Orange in replacement of Stéphanie Besnier.

Céline Fornaro, born in 1976, is head of Finance at the French State Investment Agency (Agence des participations de l’État) since June 1, 2022. She began her career in 2000 as Marketing and Product Manager in aircraft sales at Embraer. In 2004, she began working for Bank of America Merrill Lynch, before being promoted to head up the research team in Aerospace, Defense and Satellites in 2009. In 2016, Céline Fornaro joined UBS as Managing Director of European Industrials Equity Research in aerospace, equipment and new energy sources. This professional experience enabled her to acquire thorough knowledge of investment banking and the finance, equipment, aerospace, and transport sectors, with a global, medium- and long-term vision of these sectors. Graduated from France’s National School of Civil Aviation (ENAC) in 1997, Céline Fornaro is also graduated from Cranfield University College of Aeronautics (United Kingdom). She is a French national.

Directors elected by employees

		Election date	Term ending
Sébastien Crozier	Member of the Audit Committee	12/03/2017	12/02/2025
Vincent Gimeno	Member of the Strategy and Technology Committee	12/03/2021	12/02/2025
Magali Vallée	Member of the GCSERC	12/03/2021	12/02/2025

Sébastien Crozier, born in 1968, is Chairman of CFE-CGC Orange. He is also Honorary Chairman of ADEAS (Association pour la défense de l’épargne et de l’actionnariat salariés - Association for the defense of employee saving and shareholding). Within the Orange group, he is Senior Vice-President and Director of Public Sponsorship. He began his career in 1990 in telematic activities for the Alten group, before taking over the General Management of a subsidiary as it spun off from the Group. He joined France Telecom Multimédia in 1994 to prepare the launch of online services and as such participated in the launch of Wanadoo. From 1998, he founded several start-ups in the area of online advertising and Internet service provision as a telecommunication operator, with more than 1.3 million customers under the Fnac, M6 and Société Générale brands. Following their acquisition in 2001 by France Telecom (which became Orange), he returned to the Group, becoming Head of Strategy and Innovation Management of part the Enterprise Division in 2003. He managed several subsidiaries in France and abroad on behalf of the Orange group, in Africa and Latin America, ad Director of International Development. During the 2001-2002 presidential campaign, he acted as Jean-Pierre Chevènement’s permanent advisor on logistics and new technologies. He is Vice President of the public utility foundation Le Refuge. Sébastien Crozier studied engineering at the École Supérieure d’Ingénieurs en Électrotechnique et Électronique (ESIEE) and the Karlsruher Institut f✔r Technologie (KIT) in the field of artificial intelligence. He is a French national.

Vincent Gimeno, born in 1966, is a specialist in innovation and management of technical projects with a strong strategic aspect. He graduated with a specialized master’s degree in underwater engineering, with a specialization in robotics and telecommunications, and started his career in the R&D department of France Telecom, at CNET (Centre National d’Etudes des Télécommunications - the national center for telecommunication research), where he managed the millennium transition. He then took over IT and technical responsibility for the Orange R&D sites in Caen, Rennes and Grenoble. In 2006, he reinforced his experience in Open Innovation and launched several collaborative projects in the areas of Machine-to-Machine communication and Internet of Things at the Orange Labs, where he headed a Research and Development Unit. His humane approach and his commitment led him to continue his career as Director of the User Satisfaction and Ergonomics Project in the Information System Technical Department. In 2015, he was appointed Deputy Central Trade Union Delegate, in charge of Employment and Skills Planning (ESP), digital transformation and international matters. In this capacity, he was Deputy Secretary of the Worldwide Works Council (from 2015 to 2019) and a full member of the European Works Council until his election to the Board of Directors of Orange on December 3, 2021. He is a French national.

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Magali Vallée, born in 1972, has worked for Orange for many years as an in-store sales advisor. She currently works at the Orange store in Trignac in the Loire-Atlantique region. She began her career on a fixed-term contract in 1997 with France Telecom, first as a B2C telephone advisor (1014) and then as a B2B telephone advisor (1016). She was hired on a permanent contract in 1999 within the distribution channels. Her humane approach and desire to help and support others led to her becoming involved in a union in 2007. Her roles as an employee representative, union representative, elected member of the Health, Safety and Working Conditions Committee of the Agence Distribution Ouest and elected member of the Works Council of the Orange Ouest Division for several terms of office confirmed her decision. She served as deputy treasurer on the Works Council from 2014 to 2017 as well as Chairwoman of the professional equality commission. Before joining the Board of Directors of Orange SA, she was elected to the Social and Economic Committee of the Orange Grand Ouest Division and was appointed coordinating Union Delegate Coordinator for the CGT (Confédération générale du travail - General Labor Confederation). She is a French national.

Director appointed by the Shareholders’ Meeting and representing employee shareholders

		Start date	Term ending
Thierry Chatelier (1)	Member of the Strategy and Technology Committee	07/13/2022	At the close of the 2024 Shareholders’ Meeting

(1)   Assumed office on July 13, 2022 to replace incumbent director Laurence Dalboussière, following her resignation.

Thierry Chatelier, born in 1975, is a member of the Supervisory Board of the FCPE Orange Actions mutual fund. He has 20 years of experience in the telecommunications industry. A specialist in hyper frequencies and a graduate of the University of Limoges, he began his career working internationally, first for Global One, then for Equant, where he helped build France Télécom’s seamless network. He joined the Orange Business Services teams where he held several positions in customer relations and sales. In 2015, he was seconded to Orange Horizons where was in charge of institutional relations, and at the same time became involved in trade union activities. He is secretary of the Orange SCE works council. Since 2017 he has been in charge of joint-innovation and business development projects. He is a French national.

Meetings of the Board of Directors are also attended by one member of Orange’s Central Social and Economic Committee (CSEC) and one representative of the Worldwide Works Council.

Changes in the composition of the Board of Directors

At its meeting of January 28, 2022, the Board of Directors approved the separation of the offices of Chairman of the Board and Chief Executive Officer. That same day, the Board appointed Christel Heydemann as Chief Executive Officer of Orange with effect from April 4, 2022, Christel Heydemann also retaining her directorship.

Stéphane Richard’s term of office as a Non-Independent Director and Non-Executive Chairman of the Board of Directors expired at the close of the Shareholders’ Meeting of May 19, 2022.

On January 31, 2022, having previously informed the Board at its meeting of January 28, 2022, Helle Kristoffersen, an Independent Director since June 7, 2011, resigned from her position for personal reasons.

Jacques Aschenbroich was appointed Independent Director by the Shareholders’ Meeting of May 19, 2022 for a four-year term, i.e. until the close of the Shareholders’ Meeting called to approve the financial statements for the fiscal year ending December 31, 2025, to replace Stéphane Richard. Meeting at the conclusion of the Shareholders’ Meeting, the Board of Directors appointed Jacques Aschenbroich as Chairman of the Board for the duration of his directorship.

Valérie Beaulieu was appointed Independent Director by the Shareholders’ Meeting of May 19, 2022 for a four-year term, i.e. until the close of the Shareholders’ Meeting called to approve the financial statements for the fiscal year ending December 31, 2025, to replace Helle Kristoffersen.

Laurence Dalboussière resigned from her position as Director representing employee shareholders with effect from July 13, 2022. Under Article 13 of the Bylaws, her replacement, Thierry Chatelier, succeeded her for the remainder of her term of office, i.e. until the close of the Shareholders’ Meeting called to approve the financial statements for the fiscal year ending December 31, 2023.

At last, Stéphanie Besnier left her position as Deputy Chief Executive Officer of the APE, and as a consequence, her position as representative of the French State on the Board of Directors on March 5, 2023. By ministerial order dated March 24th, 2023, Céline Fornaro was appointed member of the Board of Directors of Orange as representative of the French State, in replacement of Stéphanie Besnier.

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At February 15, 2023	Age	Gender	Nationality	Number of shares	Number of positions held in other listed companies	Date first appointed	Term ending	Seniority on the Board	Board committee membership
Non-Independent Director
Christel Heydemann (1)	48		French	1,000	0	07/26/2017	2024 SM	5 years	X
Independent Directors
Jacques Aschenbroich (2)	68		French	1,000	2	05/19/2022	2026 SM	< 1 year	X
Valérie Beaulieu	55		French	1,000	0	05/19/2022	2026 SM	< 1 year	Audit Comm.
Alexandre Bompard	50		French	1,000	1	12/07/2016	2023 SM	6 years	STC
Anne-Gabrielle Heilbronner	54		French	1,000	2	05/21/2019	2023 SM	4 years	GCSERC (Chairwoman)
Bernard Ramanantsoa	74		French and Malagasy	1,000	0	06/07/2016	2024 SM (3)	6 years	Audit Comm. (Chairman)
Frédéric Sanchez	62		French	1,000	1	05/19/2020	2024 SM	3 years	STC (Chairman)
Jean-Michel Severino	65		French	1,000	1	06/07/2011	2023 SM	11 years	Audit Comm.
Directors representing the public sector
Bpifrance Participations (represented by Thierry Sommelet (4))	53		French	254,219,602	3	05/28/2013	2025 SM	9 years	STC
Anne Lange	54		French	0	3	05/27/2015	2023 SM	7 years	GCSERC
Stéphanie Besnier(5)	45		French	0	3	05/17/2021	03/05/2023	2 years	Audit Comm.
Director representing employee shareholders
Thierry Chatelier	47		French	3,949	0	07/13/2022	2024 SM	< 1 year	STC
Director representing employees
Sébastien Crozier	55		French	552	0	12/03/2017	12/02/2025	5 years	Audit Comm.
Vincent Gimeno	57		French	2,147	0	12/03/2021	12/02/2025	1 year	STC
Magali Vallée	51		French	1,249	0	12/03/2021	12/02/2025	1 year	GCSERC

(1)   At its meeting of January 28, 2022, the Board of Directors appointed Christel Heydemann as Chief Executive Officer of Orange, effective from April 4, 2022. On February 16, 2022, on the recommendation of the GCSERC and over and above the criteria set out in Article 9.5 of the Afep-Medef Code, the Board of Directors stated that, in the case in point, she could no longer be considered as an Independent Director.

(2)   At its meeting following the close of the Shareholders’ Meeting of May 19, 2022, the Board of Directors appointed Jacques Aschenbroich as its Chairman.

(3)   Bernard Ramanantsoa informed the Company of his desire to step down from his office with effect from the close of the 2023 Shareholders’ Meeting.

(4)   Appointed as permanent representative from January 10, 2021 to replace Nicolas Dufourcq. Thierry Sommelet personally holds 400 Orange shares.

(5)   Stéphanie Besnier left her position as Deputy Chief Executive Officer of the French State Investment Agency (APE) and, hence, her mandate as Board member of Orange on March 5th, 2023. By ministerial order dated 24 March 2023,was replaced by Céline Fornaro who was appointed by ministerial order on March 24, 2023 as the representative of the French State within the Board of Directors of Orange in replacement of Stéphanie Besnier.

5.1.2     Corporate Officers

Chairman of the Board of Directors

Jacques Aschenbroich was appointed Chairman of the Board of Directors at the board meeting held at the close of the Shareholders’ Meeting of May 19, 2022 and will serve as such for the duration of his directorship, i.e. until the close of the Shareholders’ Meeting called to approve the financial statements for the fiscal year ending December 31, 2025.

Jacques Aschenbroich’s biography can be found in Section 5.1.1 Board of Directors.

Chief Executive Officer

The Board of Directors met on January 28, 2022 and appointed Christel Heydemann as Chief Executive Officer as from April 4, 2022. As Christel Heydemann remained a director, albeit no longer an independent one, the Board of Directors, meeting at the close of the Shareholders’ Meeting of May 19, 2022, reappointed her as Chief Executive Officer for the duration of the term of office of the Board’s Chairman, i.e. until the close of the Shareholders’ Meeting called to approve the financial statements for the fiscal year ending December 31, 2025.

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5.1.3     Executive Committee

Pursuant to the provisions of Article L. 22-10-10 2 of the French Commercial Code, and in order to encourage gender diversity, Orange pays close attention to the representation of women on its Executive Committee [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

Executive Committee as at the date of publication of the Company’s Universal Registration Document for the year 2022

As at the date of this document, six of the 12 Executive Committee members were women (including Christel Heydemann).

Fabienne Dulac	Deputy Chief Executive Officer, Orange France
Ramon Fernandez (1)	Executive Vice President Finance, Performance and Development
Hugues Foulon	Executive Director of Strategy and Cybersecurity activities
Nicolas Guérin	Executive Director, Group Secretary-General and Secretary of the Board of Directors
Caroline Guillaumin	Executive Director of Communication
Jérôme Hénique	Chief Executive Officer Orange Africa and Middle East (OMEA)
Mari-Noëlle Jégo-Laveissière	Deputy Chief Executive Officer, Europe
Vincent Lecerf	Executive Director of Human Resources and Group Transformation
Aliette Mousnier-Lompré	Chief Executive Officer Orange Business
Elizabeth Tchoungui	Executive Director Group CSR, Diversity and Philanthropy
Michaël Trabbia	Chief Technology and Innovation Officer for the Group and Interim Chief Executive Officer, Orange Wholesale & International Networks

(1)   Ramon Fernandez will leave the Orange group at the end of the first quarter of 2023.

Christel Heydemann’s biography can be found in Section 5.1.1, Board of Directors.

Fabienne Dulac, born in 1967, is Deputy Chief Executive Officer of Orange, Chief Executive Officer of Orange France. Having started a doctoral thesis, Fabienne Dulac began her career at the French Interior Ministry, before joining the business community in 1993 with VTCOM, a company which developed multimedia services at the time of the emergence of the Internet and the appearance of a new business sector, where she was Head of Communication and Marketing. Fabienne Dulac joined France Telecom in 1997 within the newly created Multimedia Division. Her responsibilities, as the Head of External Communication, extended to include all of France Telecom’s multimedia activities within companies such as Wanadoo, Voila and Mappy. For a decade, she held various positions within marketing, business development and Customer Relations, and witnessed the transformation of the market and the Company, as well as the development of new commercial territories and customer experience at the heart of the operator’s strategy. In 2008, she became Head of Sales and Online Customer Relations at Orange France; she brought innovation to the field and drove the Company’s digital transformation in terms of sales and Customer Relations. In 2011, Fabienne Dulac became Head of the Orange Nord de France Division, where she was responsible for managing an operational entity with over 5,500 employees. In September 2013, she was appointed Senior Vice-President in charge of Communication of Orange France, before becoming Senior Executive Director in August 2014. Fabienne Dulac holds a postgraduate diploma in Political Sociology from the Institut d’Études Politiques in Paris, a master’s degree in History and a bachelor’s degree in Modern Literature.

Ramon Fernandez, born in 1967, is Executive Director for Finance, Performance and Development and was Delegate Chief Executive Officer until 31 December 2022. He joined the Orange group on September 1, 2014 as Deputy Chief Executive Officer in charge of the Group’s finance and strategy and served as Delegate Chief Executive Officer of Orange from January 1, 2016 to December 31, 2022. Ramon Fernandez began his career at the French Treasury before joining the International Monetary Fund in Washington, where he worked from 1997 to 1999. He then returned to the French Treasury, where he held a number of senior positions: Head of the Energy, Telecommunications and Raw Materials Department until 2001; Head of the Savings and Financial Markets Department from 2001 to 2002; Deputy Director of International Financial Affairs and Development; and Vice-Chairman of the Club de Paris between 2003 and 2007. He was also Special Advisor to the Minister of the Economy, Finance and Industry (2002-2003) and to the President of the French Republic (2007-2008). He was then appointed Chief of Staff to the Minister of Labor, Social Relations, Family and Solidarity (2008-2009). Before joining Orange, from March 2009, he was the Chief Executive Officer of the French Treasury, Chairman of the France Trésor Agency and Chairman of the Club de Paris. As the Alternate Governor of the World Bank for France and Governor of the African Development Bank in this period, he also represented the French government on the Boards of Directors of GDF Suez and CNP Assurances and on the Supervisory Board of Caisse des Dépôts et Consignations. Since April 2021, he has been a Director and member of the Audit Committee and Finance Committee of AXA. Ramon Fernandez is a graduate of the Institut d’Études Politiques in Paris and the École Nationale d’Administration (ENA). He is a Knight of the French Legion of Honor.

Hugues Foulon, born in 1968, is Executive Director of Strategy and Cybersecurity activities for the Orange group and Chairman and Chief Executive Officer of Orange Cyberdefense. He began his career in 1994 at Générale des Eaux (Veolia group), where he was appointed Director of a drinking water plant, then Director of Monégasque de Télédistribution and Monégasque des Eaux. In 2000, he made his first foray into the world of telecommunication, joining Vivendi group’s Monaco Telecom as Deputy Chief Executive Officer, in charge of functional departments. In 2005, he joined the Group as Director of B2C Commercial Finance for Mobile. He remained there for two years, before moving to Northern Africa and becoming Maroc Telecom’s Financial Control Director. In 2007, he returned to Orange, where he took on roles as Financial Control Director for the Marketing and Innovation Division, Director to the Group’s Delegate Chief Executive Officer, Head of Finance, then Chief Financial Officer of the Africa & Middle East Division. He was then appointed Head of Stéphane Richard’s office and Secretary to the Group’s Executive Committee. He is a graduate of École Polytechnique and the École Nationale Supérieure de Techniques Avancées (ENSTA). He is also an auditor of the 66th "defense policy" session of the Institut des Hautes Études de Défense Nationale (IHEDN).

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Nicolas Guérin, born in 1968, has been Group Secretary General since March 1, 2018, and is Secretary to the Board of Directors. He is also Chairman of the Digital Infrastructure Sector Strategic Committee, Vice-Chairman of the Fédération Française des Télécoms, having served as its Chairman from 2020 to 2021, Honorary Chairman and Director of Cercle Montesquieu, and Chairman of the Evaluation and Orientation Committee of the International Chair in Space and Telecommunication Law at the University of Paris XI. Joining the Group’s Competition and Regulation Legal Affairs Department in 1998 after his time at SFR, Nicolas Guérin arrived just as the sector was undergoing deregulation. He became head of the department in 2003, before becoming General Counsel and Secretary to the Board of Directors in 2009. In this position, he has been a leading contributor to many ground-breaking legal cases for the Group, including the roaming agreement with Free, M&A transactions to expand the Group’s footprint in Africa and Europe, and diversification. He has also lent essential support to the implementation of regulatory requirements in the B2B market, to the mobile agreement signed between mobile operators and the French State and its consequences, and to Arcep’s fixed market analysis. He is a graduate of the Institut de Droit des Affaires (IDA) and holds a specialized master’s degree in Business Law and Taxation from the University of Paris II Panthéon-Assas.

Caroline Guillaumin, born in 1965, has served as the Group’s Executive Director of Communication since January 2, 2023. Caroline Guillaumin began her career in 1989 in the high-tech sector, working for startups in France and the United States. In 1997, she joined Verity, the then leader in Internet search engines, as Marketing and Communication Director for Europe. Between 1999 and 2009 she worked as Director of Communication and Sustainable Development at Alcatel, SFR and then Alcatel-Lucent. In January 2010, she took up the role of Head of Communications at Société Générale and also became Head of Human Resources for the Group in June 2017. Caroline Guillaumin is a graduate of the Institut d’Études Politiques de Bordeaux and has a Master of Arts in International Relations from Boston University.

Jérôme Hénique, born in 1969, has served as Chief Executive Orange Africa & Middle East (Orange MEA) since July 1, 2022. After starting his career as a consultant, he joined the Group in 1995, serving as Group Chief Marketing Officer at Orange, Consumer Market Director in France and Marketing Director in Spain. Between 2010 and 2015, he was Deputy Chief Executive Officer at Sonatel group and contributed to the operator’s rapid growth, with priority given to digital and financial inclusion through the development of mobile data and the launch and development of Orange Money services. In September 2015, he became Chief Executive Officer of Orange Jordan. From 2018 to June 2022, Jérôme Hénique held the position of Deputy Chief Executive Officer and Chief Operating Officer of Orange Africa & Middle East, where he coordinated OMEA’s uptick in sustainable growth, and the transformation of operations, notably by structuring mutualization efforts between the countries. Jérôme Hénique has over 25 years of experience in the field of information and communication technologies and telecom operator management in a wide range of markets. Jérôme Hénique graduated from the École Nationale Supérieure des Postes et Télécommunications (ENSPTT) in Paris and the Paris Institute of Political Studies.

Mari-Noëlle Jégo-Laveissière, born in 1968, has been Deputy Chief Executive Officer in charge of Europe (excluding France) since September 1, 2020. She joined the Group’s Executive Committee in 2014 as Senior Executive Director in charge of the Technology and Global Innovation Division, and became Deputy Chief Executive Officer in charge of the same division in May 2018. Since joining the Orange group in 1996, Mari-Noëlle Jégo-Laveissière has held several management positions: Director of International & Backbone Network Factory, Head of Group Research & Development, Head of the B2C Marketing Department of Orange France and Regional Manager, where she was responsible for technical and commercial services for B2C and B2B customers. Mari-Noëlle Jégo-Laveissière is a graduate of École des Mines de Paris and École Normale Supérieure. She also holds a doctorate in Quantum Chemistry from the University of Paris XI - Waterloo.

Vincent Lecerf, born in 1964, serves as Executive Director of Human Resources and Group Transformation. In January 2017, before joining the Group, Vincent Lecerf was appointed Group Chief Human Resources Officer for Imerys, a major French group specializing in industrial minerals. Previously, he was Human Resources Director and a member of the management board for nine years at Tarkett. He has also held various HR management positions for the Valeo, Poclain Hydraulics, Rhodia and Norbert Dentressangle groups. He is a graduate of EDHEC Business School and holds an M. Phil in organizational sociology from Paris IX Dauphine.

Aliette Mousnier-Lompré, born in 1982, has served as the Chief Executive Officer of Orange Business Services (which became Orange Business) since May 24, 2022. Since joining Orange in 2006, she has held various management positions in the Group’s B2B, Wholesale and Innovation divisions: Head of Mobile Data and Head of Pricing in International Carriers, Business Development Director for the Enterprise Global Voice and Conferencing business, Chief of Staff to the Executive Vice President for Innovation & Research, and Vice President Global Enterprise Networks. From July 2019 she was Executive Vice President of Customer Service and Operations at Orange Business Services, responsible for leading a multicultural team of 8,600 people designing, building, and operating a wide variety of business solutions through a 24/7 model covering all geographic regions. She was appointed interim Chief Executive Officer of Orange Business Services in January 2022 before being confirmed in her current position in May 2022. As a former semi-professional soccer player with the Paris Saint Germain soccer club, Ms. Mousnier-Lompré has turned her experience in team sports into a major strength when it comes to leading her teams today. She holds a Master’s degree in international business from the Paris Institute of Political Studies and also studied at the University of California, Berkeley.

Elizabeth Tchoungui, born in 1974, is Executive Director Group CSR, Diversity and Philanthropy. In particular, she oversees Orange’s Corporate Social Responsibility policy. She also serves as Deputy Chair of the Orange Foundation and Chairwoman of the Cité des Télécoms, the Orange group’s corporate foundation, whose role is to make the telecoms world accessible to as many people as possible. Elizabeth Tchoungui had a career as a journalist and writer before joining the Orange group. She was a presenter for France 2 (France Télévisions group) and RMC STORY (Altice group), then the first journalist of African origin to present the TV5 Monde news and the first woman, to present the iconic weekly cultural magazine of France 2. She also headed the culture department at France 24. Elizabeth Tchoungui is the author of several books. She was a Director of Action contre la Faim and also elected Chairwoman of Capital Filles in 2021. association established in 2012 to support girls from working-class neighborhoods and rural areas in their career choices and their encounters with the business world. Elizabeth Tchoungui is a graduate of the École Supérieure de Journalisme in Lille. She is a Knight of the French Order of Arts and Letters and a Knight of the French Order of Merit. She has dual French and Cameroonian nationality.

Michaël Trabbia, born in 1976, has been Chief Technology and Innovation Officer for the Group since September 1, 2020, overseeing the Orange Innovation division. On September 15, 2022, he also took over the management of Orange Wholesale & International Networks on an interim basis. He began his career at Arcep in 2001, taking charge notably of the allocation and control of mobile licenses. In 2004, he was appointed technical advisor to the office of the Minister for European Affairs, before joining the office of the Minister for Regional Planning in 2005 as technical advisor for ICT and Europe. In 2007, he joined TDF (a network and infrastructure operator in France), where he served as Director of Strategy and Development. In July 2009, he was appointed Deputy Chief of Staff to the Minister for Industry and Head of the Industrial Sectors Division. He joined the Orange group in January 2011. He first held the position of Group Director of Public Affairs, before being appointed Director reporting to the Chairman and Chief Executive Officer of Orange, Secretary to the Group’s Executive Committee, in July 2014. In September 2016, he was appointed Chief Executive Officer of Orange Belgium and helped the company to achieve a growth dynamic thanks to customer-centric Bold Challenger positioning. He joined the Group Executive Committee in September 2020. He is a graduate of the École Polytechnique and Télécom ParisTech, and holds a post-graduate diploma in Industrial Economics.

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Executive Committee from 3 April 2023

To support the changes related to the new strategic plan, effective April 3, 2023, the Executive Committee will be changed as follows (six of its 13 members will be women, including Christel Heydemann):

Jean-François Fallacher	Executive Director, Chief Executive Officer of Orange France
Hugues Foulon	Executive Director, Chief Executive Officer of Orange Cyberdefense
Jérôme Hénique	Executive Director, Chief Executive Officer of Orange Africa & Middle East (OMEA)
Mari-Noëlle Jégo-Laveissière	Executive Director, Chief Executive Officer of Orange in Europe (excluding France)
Aliette Mousnier-Lompré	Executive Director, Chief Executive Officer of Orange Business
Michaël Trabbia	Executive Director, Chief Executive Officer of Orange Wholesale, and Director of Technology and Innovation for the Group
Nicolas Guérin	Group Secretary General
Caroline Guillaumin	Executive Director of Communication for the Group
Vincent Lecerf	Executive Director of Human Resources for the Group
Elizabeth Tchoungui	Executive Director Social Responsibility
Jean-Michel Thibaud	Interim Executive Director of Finance, Performance and Development for the Group
Fabienne Dulac	Executive Director of Transformation

Jean-François Fallacher, born in 1967, has been appointed Chief Executive Officer of Orange France with effect from April 3, 2023. Until then, he was Chief Executive Officer of Orange Spain and an associate member of the Orange Group Executive Committee. Jean-François Fallacher began his career in the 1990s at France Telecom as the Internet was expanding in France, before going on to become Director of Operations for Wanadoo in the Netherlands. In 2006, he was appointed Chief Executive Officer of Sofrecom, a consulting subsidiary of Orange specializing in the telecom sector, and then as Chief Executive Officer of Orange Romania in 2011. From 2016 to September, 2020, Jean-François Fallacher was Chief Executive Officer of Orange Polska, where he successfully boosted its growth by investing massively in fiber and pursuing a convergence strategy. Jean-François Fallacher is a foreign trade adviser and Chairman of the French-Polish Chamber of Commerce and Industry. He is a graduate of the École Polytechnique and the École Nationale Supérieure des Télécommunications de Paris.

Jean-Michel Thibaud, born in 1969, has been appointed Interim Executive Director, Group Finance, Performance and Development with effect from April 3, 2023. Until this date, he was Deputy Finance Director of the Orange Group in charge of Management Control. He spent the first seven years of his career in the banking sector, where he focused on export finance, structured finance and project finance. He joined Orange in 2001 as manager and subsequently director of project finance. From 2008 to 2012, Jean-Michel Thibaud served as Treasurer of the Orange group - a position that covered debt raising (bonds, corporate, project and structured finance), relationships with rating agencies, and the equity markets. He was also responsible for cash management and customer financing. From 2013 to 2019, he served as Chief Financial Officer and Deputy Chief Executive Officer for Strategy, Transformation and General Services at Orange Business Services. He is a member of the Supervisory Boards of Orange Polska, Buyin and the Fondation Central Supélec. Jean-Michel Thibaud is a graduate of the Centrale-Supélec engineering school and of Sciences Po Paris.

Orange — 2022 Universal Registration Document - 398

5.1.4     Information on Directors, Officers and Senior Management

5.1.4.1   Positions held by Directors and Officers

Jacques Aschenbroich

Positions currently held

−   Director and Chairman of the Orange Board of Directors (2)

−   Director of BNP Paribas, Chairman of its Governance, Appointments and CSR Committee, and member of its Accounts Committee (2)

−   Director of TotalEnergies, member of its Governance and Ethics Committee, and member of its Compensation Committee (2)

−   Chairman of the Orange Foundation (1)

−   Chairman of the Board of Directors of the École Nationale Supérieure Mines ParisTech

−   Joint Chairman of the Franco-Japanese Business Club

−   Honorary Chairman of Valeo

Other positions and offices held over the past five years

−   Director and Chairman and Chief Executive Officer of Valeo, then Chairman of its Board of Directors (2)

−   Director of Veolia Environnement, Chairman of its Research, Innovation and Sustainable Development Committee, and member of its Accounts and Audit Committee

Christel Heydemann

Positions currently held

−   Director and Chief Executive Officer of Orange (2)

−   Vice-Chairwoman and Director of Association AX

International

−   Permanent representative of the Orange subsidiary (Atlas Countries Support) on the Medi Telecom Board of Directors (1)

Other positions and offices held over the past five years

−   Member of the Orange Audit Committee

−   Chairwoman and Director of Schneider Electric France SAS

−   Director of Schneider Electric Industries SAS

−   CEO of Europe and France Operations of Schneider Electric and member of its Executive Committee (2)

−   Director of France Industrie

−   Chairwoman of GIMELEC

−   Director of Rexecode

Valérie Beaulieu

Positions currently held

−   Director of Orange and member of its Audit Committee (2)

International

−   Executive Director in charge of sales and marketing at The Adecco Group

Other positions and offices held over the past five years

−   Director of ISS A/C and member of its Audit and Risk Committee (2)

Alexandre Bompard

Positions currently held

−   Director of Orange and member of its Strategy and Technology Committee (2)

−   Chairman and Chief Executive Officer of Carrefour (2)

−   Chairman of Fondation Carrefour

−   Member of the Fondation Nationale des Sciences Politiques

−   Member of Le Siècle - a non-profit association as provided for in France’s Loi de 1901

Other positions and offices held over the past five years

None

Thierry Chatelier Positions currently held − Director of Orange and member of its Strategy and Technology Committee (2) Other positions and offices held over the past five years None

(1)   Company in which Orange holds an interest.

(2)   Office in a listed company.

Orange — 2022 Universal Registration Document - 399

Sébastien Crozier

Positions currently held

−   Director of Orange and member of its Audit Committee (2)

−   Honorary Chairman of ADEAS - a non-profit association as provided for in France’s Loi de 1901

−   Chairman of CFE-CGC Orange union confederation - a trade union as provided for in France’s Loi Waldeck-Rousseau

−   Chairman of Ciné-club de l’Hôtel du Nord et du Canal Sain-Martin - a non-profit association as provided for in France’s Loi de 1901

−   Director of Fondation Le Refuge

Other positions and offices held over the past five years

−   Member of the Supervisory Board of the Orange Actions mutual fund

−   Treasurer of L’Engagement - a political party conforming to the terms of France’s Loi de 1901

−   Member of the Board of Directors of the Atout France economic interest group (EIG)

−   Treasurer of Manifeste pour l’Industrie

Céline Fornaro

Positions currently held

−   Director representing the French State on the Board of Directors and member of the Orange Audit Committee (2)

−   Director representing the French State on the SAFRAN (2) Board of Directors

−   Director representing the French State on the RATP Board of Directors

International

−   Member of the Chatham House, The Royal Institute of International Affairs (UK)

−   Member of the The Royal Aeronautical Society (UK)

−   Member of the Women on Boards (UK)

Other positions and offices held over the past five years

−   Director representing the French State on the EDF Board of Directors

Vincent Gimeno Positions currently held − Director of Orange and member of its Strategy and Technology Committee (2) Other positions and offices held over the past five years None

Anne-Gabrielle Heilbronner

Positions currently held

−   Director of Orange and Chairwoman of its GCSERC (2)

−   Member of the Management Board of the Publicis group (2)

−   Chairwoman of Publicis Groupe Services

−   Director of Sanef and member of its Audit Committee

−   Director of Somupi

−   Chairwoman of WEFCOS (Women’s Forum for the Economy and Society)

−   Representative of Multi Market Services France Holdings on the Board of Directors of Régie Publicitaire des Transports Parisiens Metrobus Publicité

−   Member of the Executive Committee of Multi Market Services France Holdings

−   Director of Chargeurs (2)

International

−   Director of Sapient Corporation (United States)

−   Director of Publicis Group Holdings BV (Netherlands)

−   Director of BBH Holdings Limited (UK)

−   Director of Publicis Limited (UK)

−   Director and Chairwoman of Publicis Live SA (Switzerland)

−   Director of the Musée d’Art et d’Histoire du Judaïsme

Other positions and offices held over the past five years

−   Director of JG Capital Management

−   Representative of Multi Market Services France Holdings on the Shareholders’ Committee of WEFCOS

−   Director of US International Holding Company, Inc. (United States)

−   Director of Publicis Group Investments BV (Netherlands)

−   Director of Publicis Holdings BV (Netherlands)

Anne Lange

Positions currently held

−   Director of Orange and member of its GCSERC (2)

−   Director of Pernod Ricard, member of its Strategy Committee and Appointments Committee (2)

−   Director of Peugeot Invest (formerly FFP), member of its Investment Committee and Governance, Appointments and Compensation Committee (2)

International

−   Managing partner of ADARA

−   Director of Inditex, member of its Audit Committee, Appointments Committee and CSR Committee (2)

Other positions and offices held over the past five years

−   Director of Imprimerie Nationale

−   Director of Econocom

(2)   Office in a listed company.

Orange — 2022 Universal Registration Document - 400

Bernard Ramanantsoa

Positions currently held

−   Director of Orange and Chairman of its Audit Committee (2) (3)

−   Member of the Board of Directors of Toulouse Business School

−   Member of the ODDO-BHF SCA Supervisory Board, Strategic Committee, Appointments Committee and Remuneration Committee

−   Member of the EDUCIN Topco (OMNES Education) Supervisory Board

−   Chairman of SILVERCHAIR (SASU)

International

−   Director of Franco-Lao and member of its Audit Committee (Laos)

−   Director of Bred Bank Cambodia and member of its Audit Committee and Risk Committee

−   Director of Manorina Ltd (Mauritius)

−   Director of Sommet-Éducation (Switzerland)

−   Member of the Advisory Board of ShARE Professional Training and Consulting (Netherlands)

−   Member of the ISCAM Advisory Board (Madagascar)

−   Chairman of the IUM Board of Directors (Monaco)

−   Director of Institut Catholique de Paris

−   Member of the Y SCHOOLS (formerly ESC Troyes group) Strategic Committee

−   Member of the ESA Business School Scientific Council (Lebanon)

−   Member of the University of St. Gallen Advisory Board (Switzerland)

−   Member of the Getulio Vargas Foundation Advisory Board (Brazil)

−   Member of the Zhejiang University School of Management Advisory Board (China)

−   Director of Aspen France

−   Director of Le Choix de l’École (Teach for France)

−   Member of the EuropaNova Steering Committee

Other positions and offices held over the past five years

−   Director of Établissement Public du Château, du Musée et du Domaine National de Versailles

−   Member of the EM Normandie Strategic Orientation Council

−   Member of the Toulouse Business School Strategic Orientation Committee

−   Director of ANVIE

−   Director of Institut Français des Administrateurs

−   Member of the Albarelle Supervisory Board

−   Member of the ESADE Advisory Board (Barcelona)

(2)   Office in a listed company.

(3)   Bernard Ramanantsoa informed the Board of Directors of his desire to step down from his office at the close of the 2023 Shareholders’ Meeting.

Frédéric Sanchez

Positions currently held

−   Director of Orange and Chairman of its Strategy and Technology Committee (2)

−   Chairman of Fives

−   Director of Bureau Veritas (2)

−   Director of Compagnie des Gaz de Pétrole Primagaz SAS

−   Member of the Théa Holding SAS Supervisory Board

−   Chairman of MEDEF International

−   Honorary Co-Chairman of the Alliance Industrie du Futur (Industry of the Future Alliance) and Chairman of the Solutions industrie du futur (Solutions for the Industry of the Future - SIF) sector of the Conseil national de l’industrie (National Industry Council - CNI)

International

−   Member of the STMicroelectronics Supervisory Board (2)

Other positions and offices held over the past five years

None

Thierry Sommelet

Positions currently held

−   Permanent representative of Bpifrance Participations on the Orange Board of Directors and member of the Orange Strategy and Technology Committee (2)

−   Director of Worldline, member of its Compensation and Appointments Committee and Strategy and Investment Committee (2)

−   Permanent representative of Bpifrance Participations on the Vantiva SA Board of Directors, Chairman of the Vantiva SA Governance and Social Responsibility Committee and member of its Audit Committee (2)

−   Permanent representative of Bpifrance Participations on the Technicolor Creative Studios Board of Directors and member of its Remuneration Committee (2)

−   Representative of Bpifrance Investissement on the IDEMIA Group SAS Supervisory Board

−   Representative of Bpifrance Investissement on the IDEMIA France SAS Board of Directors

Other positions and offices held over the past five years

−   Director of Soitec (2)

−   Director of Talend (2)

−   Chairman of the Supervisory Board of Greenbureau

−   Director of Ingenico (2)

−   Director of Tiger Newco

−   Permanent representative of Bpifrance Investissement on the Mersen Board of Directors (2)

Orange — 2022 Universal Registration Document - 401

Jean-Michel Severino

Positions currently held

−   Director of Orange and member of its Audit Committee (2)

−   Member of the Michelin Supervisory Board and Corporate Social Responsibility Committee (2)

−   Chairman of the I&P SAS (Investisseurs et Partenaires) Supervisory Board

−   Manager of Emergence Développement

−   Director of Phitrust Impact Investors

−   Director of Fondation Tunisie Développement

−   Director of FERDI (public interest foundation)

International

−   Director of I&P Développement

−   Director of I&P Gestion

−   Chairman of the Board of Directors of I&P Afrique Entrepreneurs

Other positions and offices held over the past five years

−   Lead Director and Chairman of the Danone Audit Committee and member of the Danone Governance Committee (2)

−   Chairman of the Board of Directors of EBI SA (Ecobank International)

−   Director of Fondation Carrefour

−   Director of Fondation Alstom

−   Director of Fondation Avril

−   Director of Fondation Grameen Crédit Agricole

−   Director of Adenia Partners

Magali Vallée Positions currently held − Director of Orange and member of its GCSERC (2) Other positions and offices held over the past five years None

(2)   Office in a listed company.

The business address of all Directors and Officers, in relation to their positions, is that of Orange SA’s headquarters (see Section 7.1 Company identification).

Orange — 2022 Universal Registration Document - 402

Positions and offices held in 2022 by Directors whose terms of office have ended since January 1, 2022

Stéphanie Besnier

(Director representing the French State on the Board of Directors and member of the Orange Audit Committee (2) until March 5, 2023)

Positions currently held

−   Chief Financial Officer of OVHcloud

Other positions and offices held over the past five years

−   Director representing the French State on the ENGIE Board of Directors, member of the ENGIE Audit Committee, Strategy, Investment and Technology Committee, and Appointments, Remuneration and Governance Committee (2)

−   Director representing the French State on the Safran Board of Directors, member of the Safran Audit and Risk Committee and Group Appointments and Remuneration Committee (2)

−   Director representing the French State on the Air France KLM Board of Directors, member of the Air France KLM Audit Committee (2)

−   Director representing Wendel on the Bureau Véritas Board of Directors (2)

−   Director representing Wendel on the Board of Directors of IHS Towers

Helle Kristoffersen

(Director of Orange and member of its Strategy and Technology Committee (2) until January 31, 2022)

Positions and offices

−   President, Strategy & Sustainability of TotalEnergies and member of its Executive Committee (2)

Other positions and offices held over the past five years

−   Director of Strategy & General Secretariat of the Gas, Renewables & Power Business Line of the TotalEnergies group (2)

−   Member of the Peugeot Supervisory Board (2)

−   Director of Direct Énergie (2)

−   Member of the SunPower Board of Directors (United States) (2)

−   Member of the PSL ComUE Board of Directors

Stéphane Richard

(Chairman and Chief Executive Officer of Orange until April 3, 2022 inclusive, then Chairman of the Board of Directors (2) until May 19, 2022)

Positions and offices

−   Director of the Opéra National de Paris

−   Director of France Industrie

International

−   Chairman of the Board of Directors and Director of GSMA

Other positions and offices held over the past five years

−   Permanent representative of Atlas Countries Support on the Medi Telecom Board of Directors (1)

Laurence Dalboussière (Director of Orange and member of its GCSERC (2) until July 13, 2022) Positions currently held None Other positions and offices held over the past five years None

Ramon Fernandez

(Delegate Chief Executive Officer of Orange (2) until December 31, 2022)

Positions currently held

−   Chairman of the Board of Directors and Director of Orange Bank (1)

−   Chairman of the Board of Directors and Director of Compagnie Financière d’Orange Bank (1)

−   Member of the Supervisory Board of Iris Capital Management (1)

−   Chairman and Member of the Supervisory Board of Orange Ventures (1)

−   Chairman of the Board of Directors and Director of Orange Digital Investment (1)

−   Director of AXA and member of its Audit Committee and Finance and Risk Committee (2)

−   Director of Institut du Capitalisme Responsable

−   Director of the Fondation Nationale des Sciences Politiques

−   Director of Institut Jean Monnet

International

−   Director of Buyin and member of its Remuneration Committee (1)

Other positions and offices held over the past five years

−   Director of Médi Télécom (1)

−   Vice Chairman and member of the Supervisory Board of Orange Polska (1) (2)

−   Director of Orange Africa & Middle East (1)

−   Member of the Euler Hermes Supervisory Board and the Appointments and Remuneration Committee (2)

−   Member of the Orange Bank Remuneration Committee (1)

−   Director of Orange Belgium (1) (2)

−   Chairman of the Buyin Board of Directors (1)

−   Member of the Supervisory Board of Euronext N.V. (2)

−   Member of the Institut Orange Steering Committee (1)

(1)   Company in which Orange holds an interest.

(2)   Office in a listed company.

Orange — 2022 Universal Registration Document - 403

5.1.4.2   Information on Company shares held by Directors and Officers

Number of shares held by Directors and Officers

According to the terms of Article 13 of the Bylaws, each Director appointed by the Shareholders’ Meeting must hold a minimum of 1,000 Company shares, with the exception of Directors elected by employees, the Director representing employee shareholders and the Directors representing the public sector, who are exempt in accordance with the law.

In addition, the Board of Directors has decided that each of the Corporate Officers shall also hold at least 1,000 registered shares.

The following information is provided as at the date of this document and to the Company’s knowledge:

		Number of shares
Chairman of the Board of Directors, Independent Director	Jacques Aschenbroich	1,000
Chief Executive Officer, Non-Independent Director	Christel Heydemann	1,000
Independent Directors	Valérie Beaulieu	1,000
	Alexandre Bompard	1,000
	Anne-Gabrielle Heilbronner	1,000
	Bernard Ramanantsoa	1,000
	Frédéric Sanchez	1,000
	Jean-Michel Severino	1,000
Directors representing the public sector	Bpifrance Participations (Thierry Sommelet appointed as permanent representative from January 10, 2021 to replace Nicolas Dufourcq. He personally holds 400 Orange shares)	254,219,602
	Anne Lange	0
	Céline Fornaro	0
Directors elected by employees	Sébastien Crozier	552
	Vincent Gimeno	2,147
	Magali Vallée	1,249
Director representing employee shareholders	Thierry Chatelier	3,949

Transactions by Directors and Officers on Company securities

The following table details the transactions, reported to the AMF (Autorité des marchés financiers - French Financial Markets Authority), performed on Orange securities during the 2022 fiscal year and between January 1, 2023 and the date of this document by the persons referred to in Article L. 621-18-2 of the French Monetary and Financial Code.

Name	Financial instrument	Type of transaction	Transaction date	Number of securities	Average unit price (in euros)	Amount of transaction (in euros)
Sébastien Crozier	FCPE units	Disposal	06/27/2022	5,146.3234	11.08	57,021.26
Sébastien Crozier	Equities	Disposal	01/02/2022	500	9.29	4,645
Sébastien Crozier	FCPE units	Disposal	01/03/2022	1,852.3547	9.39	17,393.61
Sébastien Crozier	Equities	Disposal	01/03/2023	1,648	9.41	15,522.51

To the Company’s knowledge, no other transactions having to be reported to the AMF have taken place.

Restrictions regarding the disposal of shares by Directors and Officers

Directors and Officers holding shares under the Orange group’s savings plan through company mutual funds that are invested in shares of the Company are subject to the lock-up rules under the legal provisions applicable to investments in this type of employee savings plan.

Moreover, within the framework of the EU "market abuse" regulation, Article 16 of the Board of Directors’ Internal Guidelines prevents Directors from engaging in any transactions on the securities of the listed companies of the Group during the periods preceding the publication of results, and more generally, if they have knowledge of inside information, and from directly or indirectly engaging in short sales of such securities.

Lastly, Executive Corporate Officers must hold at least 50% of the shares they receive under a free share award plan (LTIP) in registered form until the end of their term of office.

To the Company’s knowledge, none of the Company’s Directors or Officers has agreed any other restriction on their freedom to dispose of their holdings in the Company’s capital without delay.

Orange — 2022 Universal Registration Document - 404

5.1.4.3   Other information

Court rulings and bankruptcy

To the Company’s knowledge, and as at the date of this Universal Registration Document, no Corporate Officer had, within the past five years:

−   been convicted of fraud;

−   been involved in bankruptcy, receivership or liquidation proceedings; or

−   been barred by a court from serving as a member of an administrative, managerial or supervisory body of a listed company or from being involved in the management or business operations of a listed company.

Family ties

To the Company’s knowledge, there are no family ties among Company Directors and Officers, or between the Directors and Officers and the Executive Committee members.

Conflicts of interest

Under Article 16 of the Board of Directors’ Internal Guidelines, which may be consulted on the Group’s website at www.orange.com under the heading Group/Governance (see Section 5.2.1.4 Internal Guidelines), each Director must notify the Chairman of the Board and the Lead Director, if one has been appointed, of any situation concerning them liable to give rise to a conflict of interest with a Group company (see Section 5.2.1.7 Lead Director).

In addition, Article 16.3 of these Internal Guidelines stipulates that for any situation concerning a Director that may create a conflict of interest, the Director concerned shall abstain from the vote on the corresponding resolution.

Moreover, a declaration relating to the existence or non-existence of a situation of conflict or divergence of interests (even potential) is requested annually from the Company’s Directors and Officers as part of the preparation of the Universal Registration Document, as well as when they take office and if they are reappointed. At its meeting of February 9, 2023, the GCSERC also took note of the annual declarations of the Directors and Officers (see Section 5.2.1.2 Independent Directors).

To the best of the Company’s knowledge and as at the date of this Universal Registration Document, there is no potential conflict of interest between the duties of Directors or Corporate Officers with regard to Orange and their private interests or other duties.

To the best of the Company’s knowledge, there are no arrangements or agreements with any major shareholder, customer, supplier or any other third party under which any member of the Board of Directors or Corporate Officer has been appointed to the Board of Directors or Company’s General Management (respectively).

5.1.4.4   Shares and stock options held by members of the Executive Committee

As at the date of this document, to the best of the Company’s knowledge, the members of Orange’s Executive Committee, including Christel Heydemann, Chief Executive Officer, owned a total of 111,581 Orange shares, i.e. 0.004% of the capital.

As at the date of this document, the members of the Executive Committee do not hold any stock options, the last plan in force within the Company having expired on May 21, 2017.

Orange — 2022 Universal Registration Document - 405

5.2 Operation of the management and supervisory bodies

5.2.1     Operation of the Board of Directors

The Board of Directors presides over all decisions relating to the Group’s major strategic, economic, employment, financial or technological policies and monitors the implementation of those policies by General Management, in accordance with its corporate interest and taking into account the social, environmental, cultural and sporting aspects of its operations. It also takes into consideration the Company’s purpose.

5.2.1.1   Legal and statutory rules relating to the composition of the Board of Directors

In accordance with Article 13 of the Bylaws, the Board of Directors consists of no fewer than 12 and no more than 22 members, including three Directors elected by employees and one Director appointed by the Shareholders’ Meeting and representing employee shareholders. The term of office for Directors is four years.

Pursuant to Government Order No. 2014-948 of August 20, 2014 on the governance and capital transactions of publicly held companies, as long as the French State holds more than 10% of the Company’s share capital, it is entitled to appoint a representative to the Board of Directors, and a number of positions in proportion to its stake are reserved for members that it may propose. The public sector has three representatives on the Board of Directors: one representative appointed by Ministerial Order and two Directors appointed by the Shareholders’ Meeting.

5.2.1.2   Independent Directors

The annual assessment of Directors’ independence was carried out by the Board of Directors’ Meeting of February 15, 2023, on the basis of a proposal by the Governance and Corporate Social and Environmental Responsibility Committee (GCSERC). In assessing Directors’ independence, the Board took into account all of the criteria of the Afep-Medef Code of Corporate Governance, which state that a Director, to be considered independent:

−   must not be or have been within the last five years:

-     an employee or executive Corporate Officer of the Company,

-     an employee, executive Corporate Officer or Director of a consolidated subsidiary of the Company,

-     an employee, executive Corporate Officer or Director of the parent company or a consolidated subsidiary of the parent company;

−   must not be an executive Corporate Officer of a company in which the Company directly or indirectly holds a position on the Board of Directors or in which an employee appointed as such, or a person who is an executive Corporate Officer of the Company (or who has been in the previous five years), holds the position of Director;

−   must not be a customer, supplier, commercial banker, investment banker or advisor:

-     that is material to the Company or its Group, or

-     for which the Company or its Group represents a significant share of business.

The assessment of the potential materiality of the relationship with Orange or its Group must be discussed by the Board, and the qualitative and/or quantitative criteria used in this assessment (continuity, economic dependence, exclusivity, etc.) must be explicitly stated in the Corporate Governance Report:

−   must not have close family ties with a Director or Officer;

−   must not have been a Statutory Auditor of the Company within the last five years;

−   must not have been a Director of the Company for more than 12 years. Under this criterion, loss of the status of Independent Director occurs on the date at which this period of 12 years is reached.

The Afep-Medef Code recommends presenting a summary table of each Director’s position with regard to independence criteria. The analysis of the GCSERC was thus carried out with regard to these criteria; the summary table appears at the end of this section.

The three Directors representing the public sector and the four Directors elected by employees or representing employee shareholders cannot, by definition, be deemed independent under the Afep-Medef Code. Christel Heydemann, Director and Chief Executive Officer, is furthermore considered to be non-independent due to her executive role within the Group.

With regard to the Directors considered to be independent, including the Non-Executive Chairman, the GCSERC reviewed, firstly, their annual declarations made when preparing this document, including a section on potential conflicts of interest, and, secondly, any business relationships between the Orange group and these Directors or the companies that employ them, or in which they may hold office (see Section 5.2.1.8 Board and committee activities during the fiscal year).

The GCSERC also examined the nature of the volumes of business dealings and partnerships with listed companies in which Company Directors hold office. In particular, it reviewed the business relationship with BNP Paribas which, in 2022, was involved in financial flows with Orange corresponding to commitments made by Orange in 2020 with respect to co-funded use rights on the fiber network (third-party PINs) through a BNP Paribas subsidiary. The review also indicated that some of these companies are Orange Business Services customers for "business" telecommunication services or Group suppliers in the normal course of business and for non-material amounts across the Orange group. The Board also reviewed any declared consultancy services that the Company Directors had carried out.

The Board of Directors considered, given the nature and volume of the business relationships in question and the declaration of independence made by each of the aforementioned Directors, that these existing relationships are not material either for the Orange group or for any of the Directors or groups or entities to which the Directors concerned belong. The Board of Directors concluded that these relationships are therefore not likely to compromise their independence.

Following the discussions, Jacques Aschenbroich, Valérie Beaulieu, Anne-Gabrielle Heilbronner, Alexandre Bompard, Bernard Ramanantsoa, Frédéric Sanchez and Jean-Michel Severino - seven of the Board’s 15 members - were deemed to be independent under the criteria of the Afep-Medef Code.

With the exception of Directors elected by employees or representing employee shareholders who are not taken into account by the Afep-Medef Code for the purpose of calculating the proportion of Independent Directors, as of the date of this document, the Board had seven Independent Directors out of 11, which is close to two-thirds of the Board - a proportion well above the Afep-Medef Code recommendation.

Orange — 2022 Universal Registration Document - 406

The table below presents the position of each Independent Director with regard to the independence criteria set in the Afep-Medef Code (Article 9.4).

Directors’ independence	Jacques Aschenbroich	Valérie Beaulieu	Alexandre Bompard	Anne-Gabrielle Heilbronner	Bernard Ramanantsoa	Frédéric Sanchez	Jean-Michel Severino
Criterion 1: Is not and has not been an employee, Director or Officer within the last five years	✔	✔	✔	✔	✔	✔	✔
Criterion 2: Does not hold cross-directorships	✔	✔	✔	✔	✔	✔	✔
Criterion 3: Does not have significant business relationships	✔	✔	✔	✔	✔	✔	✔
Criterion 4: Does not have close family ties with a Director or Officer	✔	✔	✔	✔	✔	✔	✔
Criterion 5: Has not been a Statutory Auditor of the Company within the last five years	✔	✔	✔	✔	✔	✔	✔
Criterion 6: Has not have been a Director of the Company for more than 12 years	✔	✔	✔	✔	✔	✔	✔
Criterion 7: Has non-executive Corporate Officer status: does not receive variable compensation in cash or shares or any compensation relating to the Company’s performance	✔	✔	✔	✔	✔	✔	✔
Criterion 8: Has major shareholder status: does not participate in the control of the Company	✔	✔	✔	✔	✔	✔	✔

The detailed list of the positions held by Directors and Officers is provided in Section 5.1.4 Information on Directors, Officers and Senior Management.

5.2.1.3   Applying the principle of diversity and balanced representation between women and men

The Board ensures that its membership complies with statutory provisions, specifically with regard to diversity and the balanced representation of women and men on the Board.

At the date of this document, the Board of Directors had a total of six women out of 15 Directors. In accordance with the criteria resulting from the laws of January 27, 2011 (on the balanced representation of women and men on Boards of Directors and supervisory boards and on professional equality) and of May 22, 2019 (on the growth and transformation of companies, known as the PACTE Act), the proportion of women on the Board was 45% (five women out of 11 members). This percentage does not take into account directors elected by employees or representing employee shareholders.

Furthermore, pursuant to Article L. 22-10-10 of the French Commercial Code and the Afep-Medef Code, Article 13 of the Company’s Internal Guidelines (see Section 5.2.1.4 Internal Guidelines) states that diversity in the composition of the Board and its committees also refers to indicators such as age, nationality, qualifications and professional experience.

This provision is consistent with the expectations of Directors expressed in the 2022 evaluation of the operation of the Board and its committees regarding the need to diversify the profiles present on the Board. It offers expertise in the field of international digital technology and is strengthening its expertise in the area of finance. This is in addition to the "Director watch" work performed by the GCSERC (see Section 5.2.1.8 Board and committee activities during the fiscal year).

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Diversity of expertise on the Board

An assessment of the key skills and expertise of the members of the Board has been carried out among the Directors and shows that the Board, in the diversity of the profiles and experience of its members, both in France and internationally, has the necessary qualities to understand the matters presented to it. With regard to social and environmental responsibility, a significant proportion of the Board’s Independent Directors have worked for companies recognized for their CSR performance, with one employee director bringing to the Board specific expertise in eco-design.

The map below, produced at the beginning of 2023 by an external consultant who had performed the assessment of the functioning of the Board and its committees, shows a balanced distribution between the different types of skills required and brought to the Board by its 15 members.

5.2.1.4   Internal Guidelines

In 2003, the Board of Directors adopted Internal Guidelines, which lay down the guiding principles and procedures for its operations and those of its committees. They are available on the website www.orange.com, under the heading Group/Governance.

The Internal Guidelines specify, among other details, the respective responsibilities of the Board of Directors, the Chairman and the Chief Executive Officer, stipulating limits to their powers; they also set the rules governing the composition, powers and operating procedures of each Board committee.

The Internal Guidelines also specify the rules governing the information provided to Directors and meetings of the Board.

The Internal Guidelines have been updated several times by the Board of Directors to reflect changes in the Company’s governance and, most recently, the transformation of the Innovation and Technology Committee into the Strategy and Technology Committee, which was approved at the Board meeting of December 7, 2022 on the recommendation of the GCSERC. The Guidelines have also been updated to improve some of the wording and make executive sessions a formal requirement, as recommended by the Afep-Medef Code.

5.2.1.5   Chairman of the Board of Directors

Article 1 of the Internal Guidelines of the Board of Directors specifies the role and duties of the Chairman.

The Chairman represents the Board of Directors and, except in unusual circumstances, is the only person authorized to act and speak in the Board’s name. The Chairman organizes and guides the work of the Board of Directors and ensures the efficient running of the corporate bodies in line with the principles of good governance. He or she liaises between the Board of Directors and the Company’s shareholders, in coordination with General Management; he or she monitors the quality of the Company’s financial information. When the roles of Chairman of the Board of Directors and Chief Executive Officer are split, he or she may, in close coordination with General Management, represent the Company in its high-level relations with the public authorities, the Group’s major partners and key customers, both within France and internationally. In this case, he or she is briefed regularly by the Chief Executive Officer on the significant events and situations relating to Group operations, and he or she may seek any information from the Chief Executive Officer needed to inform the Board of Directors and its committees. The Chairman may meet with the Statutory Auditors in order to prepare the work of the Board of Directors and the Audit Committee. He or she may attend meetings of Board Committees under the conditions provided for in the Internal Guidelines.

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In accordance with Articles 29-1 and 29-2 of French Law No. 90-568 of July 2, 1990 regarding the organization of the public postal service and France Télécom, the Chairman of the Board of Directors also has the power to appoint and manage the civil servants employed by the Company. Since the separation of functions in 2022, the Chairman decided to delegate this power to the Chief Executive Officer.

Pursuant to the Company’s Bylaws, the Chairman of the Board of Directors can remain in office until the age of 70. If this age is reached by the Chairperson while in office, the age limit shall be extended in order to allow the Chairperson of the Board of Directors to carry out their required duties until their term of office expires.

5.2.1.6   Committees of the Board of Directors

The Board of Directors is supported by expertise from three specialized committees. Their role is to provide informed input for the Board’s discussions and assist in preparing its decisions. These committees meet as often as is necessary. Their powers and operating procedures are set out in the Internal Guidelines of the Board of Directors. In line with the Afep-Medef Code, significant responsibilities are given to Independent Directors. Orange also believes that it is important that each committee benefits from the presence of at least one Director representing the public sector and at least one member representing employees or employee shareholders, enabling different opinions to be taken into account in the work of the committees (see Section 5.2.1.8 Board and committee activities during the fiscal year).

Thus, with the exception of the Chairman, who is free to attend all committee meetings, all of the Directors sit on a committee based on the choices discussed and made by the Board.

Composition of the Board Committees as at the date of this document

	Year created	Chairman	Members
Audit Committee	1997	Bernard Ramanantsoa (1)	Valérie Beaulieu (1) Sébastien Crozier Céline Fornaro (3) Jean-Michel Severino (1) (2)
Governance and Corporate Social and Environmental Responsibility Committee (GCSERC)	2003	Anne-Gabrielle Heilbronner (1)	Anne Lange Magali Vallée
Strategy and Technology Committee (STC)	2014	Frédéric Sanchez (1)	Alexandre Bompard (1) Thierry Chatelier Vincent Gimeno Bpifrance Participations (Thierry Sommelet)

(1)   Independent Director.

(2)   Audit Committee’s financial expert.

(3)   Appointed member of the Audit Committee by the Board on March 29, 2023.

Audit Committee

In accordance with the Internal Guidelines of the Board of Directors, the Audit Committee has at least three members appointed by the Board. At least two-thirds of members must be independent (excluding Directors elected by employees or representing employee shareholders, who are not taken into account). The Chairman of the Audit Committee is chosen from among the Independent Directors.

The composition of the Audit Committee complies with the recommendations of the Afep-Medef Code, with the proportion of Independent Directors, excluding Directors elected by employees or representing employee shareholders, being three out of four until the Board of Directors’ Meeting of February 16, 2022, at which time it was decided that Christel Heydemann could no longer be considered independent, even before taking up her duties on April 4, 2022 (see Section 5.2.1.2 Independent Directors). Consequently, it decided, in accordance with the Afep-Medef Code and the listing rules, that Christel Heydemann could no longer sit on the Audit Committee as a member. As from February 16, 2022, the proportion of Independent Directors on the Audit Committee was two out of three - excluding directors elected by employees or representing employee shareholders. At its meeting of July 27, 2022, the Board acted on the recommendation of the GCSERC in appointing Valérie Beaulieu as a new member of the Audit Committee. The proportion of Independent Directors on this Committee was thus restored to 75%.

The Committee does not include any Corporate Officers. The composition of the Audit Committee also complies with the provisions of Article L. 823-19 of the French Commercial Code relating to the establishment of a specialized committee to follow up questions relating to the preparation and control of accounting and financial information.

In this regard, the Committee monitors the financial reporting process and the effectiveness of internal control and risk management systems, including for non-financial risk, when preparing and processing accounting and financial information.

Every year the Audit Committee is given a presentation by General Management on risk mapping in the Company and in particular the effectiveness of the risk management system, the major risks facing the Group, and fraud prevention and detection mechanisms.

It issues a recommendation regarding the Statutory Auditors nominated for appointment, organizes their selection process and submits a reasoned recommendation to the Board regarding their choice and their compensation terms and conditions. It monitors the Statutory Auditors’ fulfillment of their engagement and approves, where applicable, the provision of services other than the certification of the financial statements, for such services that are not prohibited by law or Orange’s rules. The Committee also studies all investment or divestment projects that meet the criteria set out in Article 2 of the Internal Guidelines of the Board of Directors, and prepares the relevant Board deliberations. The Audit Committee may also request that any audit or internal/external review be carried out on any matter that it considers to fall within its remit.

Furthermore, the Chairman of the Audit Committee is assigned a particular role, and reports to the Board of Directors on a regular basis on the execution of the Committee’s functions, as well as the outcome of the statutory audit and how this has contributed to the integrity of the financial reporting, and the role the Audit Committee has played in this process. It immediately informs the Board of any difficulties encountered and submits a summary of the Audit Committee’s discussions.

The responsibilities of the Audit Committee are detailed in Article 7 of the Internal Guidelines of the Board of Directors.

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Financial expertise within the Audit Committee

Members of the Audit Committee are required to have or gain financial or accounting expertise. In accordance with the provisions of Article L. 823-19 of the French Commercial Code and Section 407 of the US Sarbanes-Oxley Act, it must also comprise at least one person with specific expertise in the field of finance, accounting or statutory auditing, who must be independent (the "financial expert").

Jean-Michel Severino was appointed financial expert to the Audit Committee during the Board of Directors’ meeting of October 25, 2017, due to his role as Financial Inspector, his past functions as Chief Executive Officer of the AFD (Agence française de développement - French international development agency) and Vice-President of the World Bank for Asia, and his current position as Chairman of fund management company I&P. As his term of office expires at the close of the Shareholders’ Meeting of May 23, 2023, the Board of Directors will appoint a new financial expert from among the Independent Directors, in order to meet the legal requirements.

Governance and Corporate Social and Environmental Responsibility Committee

In accordance with the Internal Guidelines of the Board of Directors, the Governance and Corporate Social and Environmental Responsibility Committee (GCSERC) has at least three members appointed by the Board. Its Chairman is chosen from among the Independent Directors.

Its composition is in line with the recommendations of the Afep-Medef Code, as it has 50% Independent Directors (excluding Directors elected by employees or representing employee shareholders, who are not included in this calculation).

The major areas of responsibility of this committee, whose creation is recommended by the Afep-Medef Code, are appointments and compensation, corporate social and environmental responsibility and governance. In particular, it exercises the powers of the specialized committees responsible for the appointment and re-appointment of Directors. In these areas, it is tasked in particular with making proposals to the Board of Directors, as well as to the Chairman and, as necessary, the Chief Executive Officer. The Chief Executive Officer also keeps the Committee informed of any new appointments to the Group Executive Committee; the Committee may offer, upon request of the Chief Executive Officer, its opinion on the terms and conditions for calculating the compensation of these new members, or regarding multi-year variable compensation plans (Long-Term Incentive Plans) or free share award plans in place at the Orange group. The Committee also ensures, with regard to succession plans, that a process is in place for when terms of office expire and in situations requiring particular attention.

The Committee also examines, in line with the Group’s strategy, the main thrust of Human Resources and CSR policies, based on dialog with the Group’s stakeholders. Once a year, it reviews the Ethics Committee’s report on the Group-wide actions to implement ethics practices, and is informed about the roll-out of the Group’s compliance programs.

The responsibilities of the Governance and Corporate Social and Environmental Responsibility Committee are detailed in Article 8 of the Internal Guidelines of the Board of Directors.

Strategy and Technology Committee

In accordance with the Internal Guidelines of the Board of Directors, the Strategy and Technology Committee has at least three members appointed by the Board.

The Committee notably reviews the significant multi-annual investment programs and the major technology partnerships entered into by the Group, the Group’s strategic policies in terms of innovation and research, and its performance in this respect.

The responsibilities of the Strategy and Technology Committee are detailed in Article 9 of the Internal Guidelines of the Board of Directors.

Special committees

Article 5 of the Internal Guidelines of the Board of Directors provides that the Board may decide, for certain technical issues relating to the Company’s operations and/or issues that may involve conflicts of interest and on which the Board of Directors is expected to give its view or make a decision, to establish a special committee to review these matters in consultation with the Company’s General Management. Article 5 was amended at the request of the Board on December 5, 2018 in order to enable any Director to participate in such committees, provided that they have no conflicts of interest.

The Board of Directors appoints the Chairman, who is chosen from among the Committee’s Independent Directors.

A special committee consisting of the Chairwoman of the GCSERC, Anne-Gabrielle Heilbronner, and Lead Director Bernard Ramanantsoa, was set up by the Board on October 25, 2021 to work seeking and identifying candidates to assume the roles of Non-Executive Chairman and Chief Executive Officer (see Section 5.2.1.8 Board and committee activities during the fiscal year).

5.2.1.7   Lead Director

The Internal Guidelines of the Board of Directors provide for the appointment by the Board of a Lead Director from among the Independent Directors at the proposal of the GCSERC. A Lead Director must be appointed if the same person is both Chairman of the Board of Directors and Chief Executive Officer.

Noting that the Company’s governance had been reorganized and that these two offices were now separate, the Board of Directors, at its meeting of July 27, 2022, resolved to terminate the office of Lead Director fulfilled since February 2020 by Bernard Ramanantsoa.

The powers of the Lead Director are defined in Article 15.1 of the Company’s Bylaws (calling and chairing of Board meetings if the Chairman is unavailable), and in Article 10 of the Internal Guidelines, which also defines the Lead Director’s duties.

5.2.1.8   Board and committee activities during the fiscal year

Board activities

The Board of Directors met 13 times in 2022. Its meetings had a collective attendance rate of 95.1%. Individual attendance rates are presented in the table at the end of this section. Information on allocation and payment methods for Directors’ compensation is presented in Section 5.4.2.1 Amount of compensation paid or allocated for 2022 activity. The typical Board meeting lasts around 3 hours.

Each meeting is generally preceded by a meeting of one or more of the Board’s committees with a view to preparing its work and deliberations. The matters discussed by the committees are reported on by their Chairperson to the Board of Directors.

In addition to overseeing the regular stages in the life of the Company (review of operating performance, quarterly results, half-yearly and annual financial statements, budget review, risk factors, setting the compensation of Corporate Officers, etc.), in the first half of 2022 the Board discussed and implemented the Company’s newly reorganized governance structure, which resulted in the separation of the offices of Chairman of the Board and Chief Executive Officer. It also noted the implications for the Group of the hostilities unleashed by Russia in Ukraine, particularly with regard to Orange employees and business activities in Russia and the countries bordering the conflict where the Group is an operator (Poland, Slovakia, Romania and Moldavia). At its meeting of February 16, 2022, the Board approved the proposed in-kind contribution of Totem France shares to Totem Group. It also examined the proposed merger between Orange Espagne and MásMóvil.

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With regard to Spain, it authorized the recommendation that Orange Spain bid for spectrum in the 26 GHz band, the last remaining unallocated 5G spectrum under the 5G roll-out. It also authorized the acquisition of the TV distribution rights for Spanish soccer for the 2022-2023 season.

At the close of the Shareholders’ Meeting of May 19, 2022, the Board of Directors appointed Jacques Aschenbroich as its Chairman and extended Christel Heydemann’s term of office as Chief Executive Officer. It noted that the resolution regarding approval of the 2022 compensation policy (twelfth resolution) had passed by a slim margin and advised what it intended to do in response.

In the second half of the year, the Board of Directors authorized the sale of the entire capital of Orange Studio plus Orange’s stake in OCS to the Canal + group. It also authorized the extension of the agreements relating to the Buyin joint venture, owned 50/50 by Orange and Deutsche Telekom. It discussed the repercussions for the Group of the European energy crisis, particularly in terms of energy supply for its businesses and the impact of inflation on the Company’s revenues and costs and its ability to deal with them.

It was also kept regularly informed of the Company’s employee-related news (Employment and Skills Planning (ESP), signing of agreements).

After consultation with the Central Social and Economic Committee (CSEC) on the Group’s strategic guidelines, its representative, as is the case every year, submitted a series of questions on these guidelines to the Board of Directors at its meeting of December 7, 2022. The Board is currently working on a reasoned opinion in response.

The Board proposed the renewal of the conditional multi-year variable compensation plan (long-term incentive plan, or LTIP) for Corporate Officers for the period from 2023 to 2025. This system will be submitted to the vote of the Shareholders’ Meeting of May 23, 2023 (see Section 5.4.1 Report of the Board of Directors on compensation and benefits paid to Corporate Officers). The Board of Directors’ review of points related to the appointment, compensation and evaluation of Corporate Officers is conducted in the absence of the interested parties.

On October 5, 2022, it also examined the existence and monitoring of the effectiveness of Internal Control and financial and non-financial risk management systems in the form of a joint meeting of the three committees.

The Board of Directors was presented with an update of the Group Vigilance Plan and the obligations regarding the Statement of Non-Financial Performance. It also approved the information on the corporate, social and environmental issues of the Group included in the Report of the Board of Directors to the Shareholders’ Meeting.

In accordance with the provisions of the Afep-Medef Code relating to the policy of gender balance in management bodies, the Board was presented with a progress report on the objectives that the Company has set for itself in terms of increasing the number of women in management bodies, in particular within the management network of the Group’s executives and leaders. It approved the annual resolution on the policy of professional and salary equality between women and men [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

Lastly, the Board also carried out an assessment of its operation in the second half of 2022 (see Section 5.2.1.9 Periodic review of the operation of the Board of Directors and its committees).

Committee activities

Audit Committee

The Audit Committee met nine times in 2022. Its meetings had a collective attendance rate of 96.3%.

It met regularly with Orange’s Senior Management and the main managers of the Group’s Finance Department, as well as with the Head of the Group Audit, Control and Risk Management Department and the Statutory Auditors, in order to review with them their respective action plans and follow-up on these plans.

Financial reporting

In 2022, the Committee analyzed the Statutory Financial Statements and Consolidated Financial Statements for the 2021 fiscal year and the first half of 2022, together with the first- and third-quarter results for 2022. At its meeting on February 13, 2023, it reviewed the results for the fourth quarter of 2022, as well as the Statutory Financial Statements and Consolidated Financial Statements for the 2022 fiscal year. It verified that the processes for producing accounting and financial information complied with regulatory and legal requirements, especially in terms of Internal Control. In this respect, the Committee reviewed the draft Management Report and heard the Statutory Auditors’ Reports. It also reviewed the 2023 budget. The material risks and off-balance-sheet commitments and their accounting impacts, as well as the results of the asset impairment tests, were also discussed.

The Committee furthermore reviewed all financial communications prior to their publication, including, at its meeting of February 13, 2023, the content of the presentation of the new Lead the future strategic plan ahead of the Capital Markets Day 2023 investors’ conference on February 16, 2023.

Internal control and risk management, ethics

Before approving each set of financial statements, the Committee undertook a review of the significant litigation in which the Group is involved.

Moreover, the Committee examined the results of the annual evaluation of the Financial Internal Control system, which were presented to it by Group Internal Control, and concluded that the system was effective [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

The Committee also reviewed the major risks that the Company believes could have a material adverse effect on its business, financial position or earnings, particularly in light of its risk mapping. It also ensured that the recommendations formulated after the internal audit assignments by Group Audit, Control and Risk Management were correctly implemented. The findings of the audit assignments as well as the schedule of upcoming audit assignments were presented. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

Management of debt and cash

The Committee regularly reviewed the Group’s debt refinancing and cash management policy and was given a presentation on the annual update of the Group’s derivative counterparty and cash investment limits.

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Development projects and strategic plan

The Committee was informed about the position of some of the Group’s equity interests in Europe, the Middle East and Africa, and reviewed the asset impairment tests conducted at the end of 2022 at the Group’s main subsidiaries and shareholdings, based on the entities’ updated strategic plans, in order to take the 2023 budget as well as geopolitical and macroeconomic changes into account.

Statutory Auditors

The Committee reviewed the fees of the Statutory Auditors for 2022 and the financial terms of their work during the year. At the Audit Committee’s meeting of June 20, 2022, the Statutory Auditors presented their external audit plan.

Governance and Corporate Social and Environmental Responsibility Committee (GCSERC)

The GCSERC met ten times in 2022. Its meetings had a collective attendance rate of 100%.

Compensation of Directors and Officers

In early 2022, the Committee discussed and defined the proposed targets and calculation methods for the variable compensation components of the Chairman and Chief Executive Officer and Delegate Chief Executive Officer for 2022. The proposed compensation and targets for Executive Corporate Officers for 2023 were reviewed and discussed over the course of several meetings and finally defined in February 2023. This process gave rise to a considerable amount of work for the GCSERC and Board, not least drawing lessons from the contested vote of the twelfth resolution presented to the Shareholders’ Meeting of May 19, 2022, despite Stéphane Richard’s waiver of the exceptional compensation that the Board had proposed to grant him for 2022. This led to the decision that, going forward, resolutions related to "say-on-pay" would be individualized so that shareholders had full freedom of choice when voting. The GCSERC also recommended that the thresholds for triggering outperformance in the annual variable compensation be changed (see Section 5.4 Compensation and benefits paid to Directors, Officers and Senior Management).

The Committee also monitored the implementation of the Long-Term Incentive Plans (LTIP), in particular the results of the LTIP 2020-2022 and the overall terms and conditions of a new LTIP 2023-2025, the principle of which will be put to the vote at the Shareholders’ Meeting of May 23, 2023. To support the Company’s climate objectives, the GCSERC recommended increasing the weighting of the CSR criterion pertaining to the reduction of CO2 emissions to 20%, and maintaining the weighting of that related to the proportion of women in management networks at 10% (see Section 5.4.1 Report of the Board of Directors on compensation and benefits paid to Corporate Officers).

Lastly, the Committee prepared the breakdown of compensation for Directors in respect of the 2022 fiscal year and defined the Director compensation policy for the 2023 fiscal year (see Section 5.4.2 Board of Directors’ report on Directors’ compensation).

Governance and operation of the Board

The Committee reviewed the Board’s Corporate Governance Report, which is attached to the Management Report.

It also examined, as it does every year, the situation of each of the Independent Directors with regard to the independence criteria set out in the Afep-Medef Code (see Section 5.2.1.2 Independent Directors).

At its meeting of February 9, 2023, the Committee took note of annual declarations made by Orange’s Directors and Officers, in which certain information is required: the number of Orange shares held and any related-party transactions, terms of office and positions held in 2022, personal situation, potential conflicts of interest, etc.

The members of the GCSERC noted that in light of the annual declarations made by Directors and Officers, no specific conflicts of interest had been identified. This review, together with other work carried out by the Committee, led to the proposal to the Board of Directors’ Meeting of February 15, 2023 that seven Directors be considered independent within the meaning of the Afep-Medef Code (see Section 5.2.1.2 Independent Directors).

The Committee also periodically reviewed the membership of the Board’s committees and, in July 2022, recommended appointing Valérie Beaulieu, an Independent Director appointed by the Shareholders’ Meeting of May 19, 2022, to the Audit Committee in view of her background and skills. It noted that Laurence Dalboussière had tendered her resignation effective July 13, 2022 to make way for her replacement, Thierry Chatelier, whom the Committee had recommended be appointed to the Strategy and Technology Committee (STC). Lastly, at the end of the process to restructure the Company’s governance, the GCSERC recommended to the Board in October 2022 that Magali Vallée and Vincent Gimeno, both of whom were elected by employees in December 2021, be appointed to the GCSERC and STC respectively.

During the year, the Committee was presented with the operationalization and steering of Orange’s purpose and the initial work of the "Raison d’agir Committee," designed to make recommendations on implementing the purpose commitments [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

Lastly, the Committee took note of the comments received from the AMF regarding the regular holding of executive sessions. At the initiative of the Chairwoman of the GCSERC, the Board held five executive sessions in the first half of 2022 attended only by Independent Directors. No Executive Corporate Officer was present at those meetings. This meeting format was made standard as from mid-2022 at the initiative of the Chairman of the Board of Directors. The Board of Directors’ Internal Guidelines were updated accordingly (see Section 5.2.1.4 Internal Guidelines).

Nomination

Throughout the fiscal year, the Committee has continued its ongoing monitoring work ("director watch") in order to regularly review a list of director profiles that may correspond to the Board’s needs and thus enable it to prepare for any necessary replacement. The Committee has remained particularly attentive to any profile with expertise in the fields of innovation and technology, internationally where appropriate, and who is or has been in General Management. It systematically ensures that the proportion of independent directors recommended in the Afep-Medef Code be respected when directors are appointed to committees.

In the second half of 2022, given that Jean-Michel Severino could not be reappointed as an independent director on account of reaching the end of three four-year terms, the GCSERC reviewed the candidacy of Momar Nguer to replace him. The profile and skills of Momar Nguer, who spent part of his career in Senegal and chairs the Medef International Africa Committee, were deemed particularly useful to the Board and met its needs.

At the beginning of 2023, the GCSERC also reviewed the candidacy of a new independent director to replace Bernard Ramanantsoa, who had informed the Board of his wish to step down from his directorship at the close of the Shareholders’ Meeting of May 23, 2023 in order to join the Board of Orange Belgium. After seeking and identifying a suitable replacement, the GCSERC recommended the candidacy of Gilles Grapinet. His appointment as an independent director will be submitted for approval at the Shareholders’ Meeting of May 23, 2023.

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The Committee analyzed their business relationships and any potential conflicts of interest should he be appointed. Given the nature and volume of their current business relationships, no conflicts of interest were identified and therefore they both can be considered as independent directors if the Shareholders’ Meeting of May 23, 2023 votes in favor of their appointment.

At the end of this selection process, the GCSERC reiterated that the Board was still looking for a suitable candidate to add to its financial expertise.

CSR, ethics, compliance

The Committee reviewed the Group’s strategy and important issues related to its corporate social and environmental policies. It examined the major achievements in this area in 2022. The Committee reported to the Board of Directors on its work on this subject.

The GCSERC also monitored the progress of the work done by the Raison d’agir Committee, which is tasked with making recommendations on how to implement the Company’s purpose and how to measure and align it with the Company’s undertakings. The Committee was presented with a report on the progress of the roll-out of the Group’s corruption prevention program, in particular relating to the implementation of measures resulting from the French Law of December 9, 2016, known as the Sapin II Law, and Government Order No. 2017-1180 of July 19, 2017 on the publication of non-financial information. In particular, the Committee examined the roll-out of the code of conduct and the obligations regarding the Statement of Non-Financial Performance, and the roll-out of the Group’s Vigilance Plan in 2022. The Board of Directors was informed on this matter.

With regard to CSR and climate change issues, the GCSERC wanted to strengthen the skills of the members of the Board of Directors in this area and to that end suggested that they undergo training on the topic in 2023. The Chairwoman of the GCSERC also expressed the wish to hold a special session on climate issues for future work. She furthermore suggested that the societal aspect of the CSR discussions should be more in-depth and proposed a list of topics in this respect.

The Committee also examined the annual report on ethics and compliance and studied the Group-wide actions resulting in the implementation of the ethics and compliance program [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]. It also assessed the Vigilance Plan for 2023 and the obligations regarding the Statement of Non-Financial Performance. The Committee was presented with the renewal of a syndicated revolving credit facility, the interest rate of which can change based on three CSR indicators: Scope 1 and 2 CO2 emissions, Scope 3 CO2 emissions, and the proportion of women in management networks. During the presentation, members of the GCSERC noted that on the whole, Orange was well-rated on environmental issues by non-financial ratings agencies.

The GCSERC was also presented with the system put in place to respond to the assessment notice from the AFA (Agence française anticorruption - French Anti-Corruption Agency) received in October 2021, which concerns the operations of "Orange Business Services." It was informed of the contents of the AFA’s July 2022 preliminary report to which General Management responded and presented proposals on how to strengthen its program. The GCSERC reiterated the importance of taking the necessary steps to address the issues pinpointed by the AFA and asked General Management to keep it apprised of any further developments in its dealings with this authority.

Finally, as part of the periodic review of the Board’s work (see Section 5.2.1.9 Periodic review of the operation of the Board of Directors and its committees), the Committee continued its discussions on the development and monitoring of succession plans for Corporate Officers.

Employment

The Committee monitored changes in the yearly indicators of the employee satisfaction survey. At its meeting of November 15, 2022, the Committee was presented with a detailed annual report on workplace gender equality and equal pay at Orange, specifically covering the proportion of women in the workforce, an analysis of pay gaps, and the awareness-raising and training initiatives undertaken in 2022. It prepared the relevant Board resolution, stressing to General Management the need to ensure that this policy be uniformly applied in all Group entities. The gender balance policy within the governing bodies was reviewed by the GCSERC and was the subject of a recommendation to the Board, which, in accordance with the new provisions of the Afep-Medef Code, determines the gender balance objectives within these bodies. This policy is supplemented by the special attention paid to the proportion of women on the Boards of Directors of the Group’s subsidiaries and on the specialized committees reporting to the Executive Committee.

Strategy and Technology Committee (STC)

At its meeting of June 22, 2022, the Board approved the transformation of the Innovation and Technology Committee (ITC) into the Strategy and Technology Committee (STC) so that strategic issues could be studied in more detail prior to Board meetings. The ITC, now the STC, met five times in 2022. Its meetings had a collective attendance rate of 84%.

In the second half of 2022 the STC turned its attention to issues more oriented toward the Group’s strategic and technological priorities, as part of the development and preparation of the new strategic plan.

In particular, the STC focused on network software transformation and a sovereign Cloud project. It then devoted the fall of 2022 to reviewing Orange’s strategic priorities, successively examining Orange’s situation in Africa and the Middle East, the B2B market, network infrastructures and Orange’s multi-service strategy.

Joint meeting of Board Committees

At a joint meeting in October 2022, the members of the Audit Committee, GCSERC and STC reviewed the effectiveness of the risk management system. They took stock of 2022 and focused on three major risks for the Group: cyber risk, energy risk and geopolitical risk in the MEA region.

Special committee

A special committee, as provided for by Article 5 of the Internal Guidelines, consisting of the Chairwoman of the GCSERC, Anne-Gabrielle Heilbronner, and Lead Director Bernard Ramanantsoa, was set up by the Board on October 25, 2021 to seek and identify a candidate for the position of Chief Executive Officer, as per the Group’s new governance structure. The committee was assisted in this work by a specialist recruitment firm and by an expert firm in executive compensation. In a second phase, this special committee extended its work to the search for a new Chairman of the Board of Directors and an independent director to replace Helle Kristoffersen, an Independent Director, who resigned from her position on January 31, 2022. The work of this special committee concluded with the proposal of two directors: a Chairman of the Board of Directors and a Chief Executive Officer.

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Strategic seminar

All members of the Board of Directors met on January 23 and 24, 2023 for a strategic seminar. The meeting was an opportunity to present to Directors an overview of Orange’s ecosystem and to discuss the priorities of the next strategic plan presented to the Board of Directors at its meeting of February 15, 2023 and to investors on February 16, 2023 by the Chief Executive Officer.

Individual attendance of Board members

In accordance with Article 12.1 of the Afep-Medef Code, the table below presents the attendance of each member of the Board of Directors in 2022.

	Attendance of members of the Board of Directors
	Board of Directors	Audit Committee	GCSERC	STC
Jacques Aschenbroich (1)	100%	N/A	N/A	N/A
Valérie Beaulieu	100%	100%	N/A	N/A
Stéphanie Besnier	92%	78%	N/A	N/A
Alexandre Bompard	62%	N/A	N/A	20%
Thierry Chatelier (2)	100%	N/A	N/A	100%
Sébastien Crozier	100%	100%	N/A	N/A
Laurence Dalboussière (2)	100%	N/A	100%	N/A
Vincent Gimeno	100%	N/A	N/A	100%
Anne-Gabrielle Heilbronner	100%	N/A	100%	N/A
Christel Heydemann (3)	100%	100%	N/A	N/A
Helle Kristoffersen	100%	N/A	N/A	N/A
Anne Lange	85%	N/A	100%	N/A
Bernard Ramanantsoa	100%	100%	N/A	N/A
Stéphane Richard	100%	N/A	N/A	N/A
Frédéric Sanchez	100%	N/A	N/A	100%
Jean-Michel Severino	92%	100%	N/A	N/A
Bpifrance Participations represented by Thierry Sommelet	100%	N/A	N/A	100%
Magali Vallée (4)	100%	N/A	100%	N/A

(1)   Jacques Aschenbroich joined the Board at the close of the Shareholders’ Meeting of May 19, 2022, to replace Stéphane Richard whose term of office had expired.

(2)   Laurence Dalboussière resigned from her position as director representing employee shareholders effective July 13, 2022; she was succeeded by Thierry Chatelier (elected as an alternate at the Shareholders’ Meeting of May 19, 2020).

(3)   Christel Heydemann was a member of the Audit Committee until April 3, 2022, the day before she assumed her position as Chief Executive Officer.

(4)   Magali Vallée was appointed to the GCSERC following the departure of Laurence Dalboussière. She previously served on the STC.

5.2.1.9   Periodic review of the operation of the Board of Directors and its committees

The operation of the Board of Directors and its committees is alternately assessed internally via self-assessment, as was the case in 2021, and externally with the help of an independent consultant.

In the second half of 2022, the GCSERC proposed to the Board a system of assessment by an external consultant, based on the response to a questionnaire and a one-on-one interview. All the Directors participated in this exercise.

The Board reviewed the GCSERC’s report on the results of this latest assessment at its meeting of February 15, 2023.

The Directors expressed their satisfaction with the recent change in Orange’s governance, since the separation of offices allowed the Board and its committees to operate more effectively. This separation of offices resulted in a new independence between the Chairmanship and the management team which allows balance of powers, freedom of debate and the overall improvement of the Board functioning, thanks to shortened and more efficient meetings.

The new relationship between the Chief Executive Officer and the Chairman of the Board of Directors was also perceived positively by the Directors. The functioning of this pairing is perceived as harmonious and balanced and has enabled the launch of a strategic review process which was expected by the directors, and which was formalized by the presentation of the new strategic plan in January 2023.

Following this assessment, recommendations have been made and those that have not yet been implemented will be implemented in the near future.

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5.2.1.10  Description of the procedure for evaluating current agreements

Pursuant to Article L. 225-39 of the French Commercial Code as amended by the law of May 22, 2019 on the growth and transformation of companies (known as the PACTE Act), the Boards of Directors of listed companies are required to implement a procedure to regularly assess whether agreements relating to current operations and entered into on an arm’s length basis meet these conditions.

On December 3, 2019, the Orange SA Board of Directors adopted an internal procedure to assess whether the agreements concluded between (i) Orange SA and (ii) the Directors and Officers of Orange SA or the public sector (including the French government, Bpifrance Participations, central government administrations and companies controlled by the government) or any company in which an Orange SA Director or Officer holds a position, can continue to be described as agreements "relating to current operations and entered into on an arm’s length basis."

As part of the procedure, the Group Legal Department is responsible for (i) centralizing the recording of these freely negotiated agreements with the Legal Departments of the Orange SA divisions, and (ii) carrying out subsequent evaluations.

This involves assessing agreements prior to their signature, agreements being classified on a case-by-case basis by the Legal Department in question, with the support of the Operational, Finance and Compliance Departments of the Group, on the basis of cumulative criteria (the operation must be both current and entered into on an arm’s length basis), and a re-examination of these agreements is planned on an annual basis. An annual in-depth check is also carried out on material agreements to ensure that they continue to meet the criteria for current agreements and arm’s length conditions at the level of Orange SA. Material agreements are those subject to significant commitments for Orange SA or decisions made in the Group Investment Committee.

A report on this procedure is presented annually to the Board of Directors for approval. The Board will examine the effectiveness of the procedure for evaluating current agreements entered into on an arm’s length basis within the Group.

For the year ended December 31, 2021, the above-mentioned report established that the agreements identified, subject to the procedure, could continue to be classified as current agreements entered into on an arm’s length basis. The report was presented to the Audit Committee on July 25, 2022 and was approved by the Board of Directors’ Meeting of July 27, 2022 on the recommendation of the Audit Committee. Its review led to the conclusion that the internal procedure was effective and that it was implemented under the same conditions in 2022.

5.2.2     Operation of General Management

5.2.2.1   Management structure

As part of a natural evolution that occurs during governance restructuring, with Stéphane Richard’s term of office about to expire, and in keeping with the wishes of the Company’s various shareholding stakeholders, the Board of Directors resolved on January 28, 2022 to separate the offices of Chairman and Chief Executive Officer and to entrust Christel Heydemann, at the time an Independent Director, with the office of Chief Executive Officer as from April 4, 2022. At its meeting of March 30, the Board resolved to propose the appointment of Jacques Aschenbroich as Director to succeed Stéphane Richard.

At the close of the Shareholders’ Meeting of May 19, 2022, the Board of Directors confirmed it was maintaining the way in which General Management was organized, as decided on January 28, 2022, and resolved to entrust the office of Chairman of the Board of Directors to Jacques Aschenbroich, reappoint the Chief Executive Officer for a term equal to that of the Chairman of the Board of Directors, and reappoint the Delegate Chief Executive Officer for a term equal to that of the Chief Executive Officer. Ramon Fernandez resigned from his office as Delegate Chief Executive Officer effective December 31, 2022.

5.2.2.2   Restrictions on the powers of the Chief Executive Officer

In accordance with the law and the Company’s Bylaws, the Chief Executive Officer is vested with extensive powers to act in the Company’s name. The CEO exercises these powers within the limits of the corporate scope and subject to those powers expressly attributed by the law and the Internal Guidelines of the Board of Directors. She is supported in this task by the Executive Committee and any Delegate CEOs.

Article 2 of the Internal Guidelines of the Board of Directors provides that the Chief Executive Officer must obtain the Board’s prior authorization before committing the Company to:

−   investments or divestments exceeding 200 million euros per transaction falling within the consolidation scope, and when the total consolidated exposure exceeds the Board’s prior authorization for such an investment; or

−   any new investment (excluding acquisitions of telecommunication spectrum) under the Group’s major multi-annual technology programs in its main geographic regions (such as FTTH, 5G, etc.) in an average amount per annum exceeding 2.5% of Group capital expenditure budgeted during the year in question.

In addition, acquisitions of telecommunication spectrum by the Group in regions representing at least 10% of consolidated revenues are subject to prior presentation to the Board of Directors, which will set a maximum amount that can be bid at auction.

Investments or divestments remain, as the case may be, subject to independent review by the governing bodies of the subsidiaries in question.

Furthermore, any investment or divestment that falls outside the scope of the Company’s strategic guidelines and involves a transaction in excess of 20 million euros must first be approved by the Board of Directors. Where relevant, the Board of Directors must be kept informed of any significant new developments regarding such transactions.

The Chief Executive Officer must also obtain the authorization of the Board of Directors annually, within caps determined by the latter, to issue sureties, endorsements or guarantees or for the Company to issue bonds or similar securities or arrange syndicated bank loans.

5.2.2.3   Executive Committee and Group governance committees

The Executive Committee, under the authority of the Chief Executive Officer, is responsible for managing the Group and coordinating the implementation of its strategic guidelines. It oversees the achievement of operational, employee-related and technical objectives, as well as those relating to the allocation of financial resources. Its meetings are generally held weekly. Its composition is set out in Section 5.1.3 Executive Committee.

Within the Company, a series of powers and signing authorities is established by the Chief Executive Officer for each of the members of the Executive Committee, each of whom has applied them in their respective area of expertise.

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Several specialized committees reporting to the Executive Committee were created to apply or oversee the implementation of its directives throughout the Group. The main committees that support Group governance are the Group Investment Committee, the Financing and Treasury Committee, the Tax Committee, the Claims and Commitments Committee, the Risk Committee, the Disclosure Committee, and the Group Ethics and Sustainability Committee. Each committee has adopted Internal Guidelines or a charter defining their operating and resolution procedures. These committees are also responsible for monitoring risk management with regard to financial liabilities, thereby helping limit the Group’s overall exposure.

The Group Investment Committee, which reports to the Chief Executive Officer, is chaired by the Deputy Chief Executive Officer, Executive Director of Finance, Performance and Development. It includes four other permanent members: the Executive Director of Human Resources and Group Transformation, the Executive Director of Technology and Innovation, the Executive Director of Strategy and Cybersecurity activities, and the Secretary General. The Internal Guidelines of this Committee (terms of reference) evolved in April 2022. Its role is to review the financial commitments, off-balance-sheet commitments and non-financial commitments of the Group, also focusing on value creation. Other than in extraordinary circumstances, the Committee has decision-making authority on investment projects in IT systems and service platforms exceeding 10 million euros as well as responses to calls for tenders on the B2B market whose financing needs exceed 10 million euros, and on other investment projects exceeding 50 million euros (including implied operating expenses). It also rules on acquisitions and asset disposals, and the financing needs of subsidiaries in the event of an increase in the Group’s financial exposure. This Committee meets as often as it deems necessary and in general once a week.

The Financing and Treasury Committee is chaired by the Deputy Chief Executive Officer, Executive Director Finance, Performance and Development. It sets the guidelines for managing the Group’s debt and financing on a quarterly basis, especially in respect of its liquidity, interest rate, foreign exchange and counterparty risks. The financial monitoring of the subsidiaries is also presented to the Committee. The Committee also reviews past management (key debt figures, completed transactions, financial results, etc.). It met four times in 2022.

The Tax Committee is chaired by the Deputy Chief Executive Officer, Executive Director Finance, Performance and Development. Its role is to review the major tax issues in order to determine their accounting consequences, if any. The materiality threshold for tax matters that must be submitted to the Tax Committee is 10 million euros. This Committee meets twice a year. However, the Committee may hold special meetings to assess and approve the tax options to be taken on issues that are particularly important for the Group. It met 3 times in 2022.

The Claims and Commitments Committee is chaired by the General Secretary. It examines the Group’s significant litigation and contractual commitments to ensure that the related risks are taken into account as necessary in the form of accounting provisions. The Committee’s role also includes approving the information in the notes to the financial statements on significant litigation. It met 7 times in 2022.

The Risk Committee, which reports to the Chief Executive Officer, is chaired by the Deputy Chief Executive Officer, Executive Director Finance, Performance and Development. It is made up of members of the Executive Committee, ten of whom are permanent members. The Committee’s role is to review the Group’s principal risks and to propose to the Executive Committee all decisions regarding risk management and the quality of Internal Control, as well as to assist the General Management in its risk management reporting to the Audit Committee and Board of Directors. To that end, the Committee validates the risk mapping, validates and monitors the execution of the annual internal audit program and ensures the monitoring of the implementation of audit recommendations and corrective action plans. It monitors the fraud and corruption prevention programs and reviews identified cases during meetings with the Lead Director, if one has been appointed. It is also informed of the main work on Internal Control, and ensures the consistency of the Internal Control and internal audit plans with the risk management objectives. It met 4 times in 2022.

The Disclosure Committee operates under the authority of the Deputy Chief Executive Officer, Executive Director Finance, Performance and Development. It is chaired, by delegation, by the Group Chief Accounting Officer, and includes the relevant department heads within the accounting, legal, internal audit, management control, investor relations and communications fields. It ensures the integrity, accuracy, compliance with applicable laws and regulations and recognized practices, consistency and quality of the Group’s financial information. It carries out this task within the procedural framework for the preparation and validation of financial information as defined for the entire Group. Accordingly, it examines all financial disclosures made by the Company: the Consolidated Financial Statements, the annual and half-yearly financial reports, the Universal Registration Document filed with the AMF and the US Annual Report (Form 20-F) filed with the SEC, as well as any press releases containing financial information and presentations to institutional investors. In addition, the Committee looks at the financial communication of the principal listed subsidiaries. It met 13 times in 2022.

The Group Ethics and Sustainability Committee deals with issues of compliance, ethics and social responsibility at Orange. The Committee is co-chaired by the Deputy Chief Executive Officer and Executive Director Finance, Performance and Development and the Executive Director CSR, Diversity and Solidarity. It is made up of members of the Executive Committee, the Group’s Inspector General, the CSR Director, and the Chief Compliance Officer, who acts as secretary. Since 2021, it has been the Executive Committee’s collegiate governance decision-making body for environmental and social responsibility issues. As such, it validates the principles for implementing the Group’s CSR strategy, reviews the human and financial resources to be committed and action plans to be implemented, steers the Group’s non-financial communications (particularly the Statement of Non-Financial Performance (SNFP) and the "Orange group Vigilance Plan," which are included in the Management Report presented to the Shareholders’ Meeting), and validates the information presented to the GCSERC. The Group Ethics and Sustainability Committee met four times in 2022.

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5.3 Reference to a Code of Corporate Governance

Orange refers to the Afep-Medef Corporate Governance Code for listed companies revised in December 2022, which can be viewed on the Orange, Afep and Medef websites. The Company hereby declares that it complies with the recommendations of the Afep-Medef Code as at the date of this document.

Main differences with the rules of the New York Stock Exchange

Orange has endeavored to take the New York Stock Exchange (NYSE) Corporate Governance rules into account. However, since the Company is not a US company, most of these rules do not apply to it, and the Company is allowed to follow the rules applicable in France instead. Accordingly, Orange has elected to refer to the Afep-Medef Code, where the recommendations differ in some respects from the NYSE governance rules applicable to US companies listed on the NYSE.

The main differences between Orange’s practices and the rules applicable to US companies are described in the Group’s US Annual Report (Form 20-F), filed with the US Securities and Exchange Commission (SEC).

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5.4 Compensation and benefits paid to Directors, Officers and Senior Management

5.4.1     Report of the Board of Directors on compensation and benefits paid to Corporate Officers

The Company refers in general, and in particular with regard to compensation, to the Afep-Medef Corporate Governance Code for listed companies in its revised version of December 2022.

This report presents the itemized total compensation and benefits of any kind paid to Directors and Officers during the fiscal year ended December 31, 2022, or awarded in respect of that same fiscal year, as well as the compensation policy for Directors and Officers for their terms of office, pursuant to Article L. 22-10-8 I. of the French Commercial Code.

This report was prepared under the aegis of the Governance and Corporate Social and Environmental Responsibility Committee (GCSERC).

5.4.1.1   Compensation policy for executive and non-executive Corporate Officers

Orange aims to define and implement a balanced and socially equitable compensation policy for its Corporate Officers.

The compensation policy for executive Corporate Officers is in line with the Group’s strategic guidelines, and especially its financial objectives. It is not only a management tool for attracting, motivating, and retaining the talent the Company needs, but also meets the expectations of shareholders and other stakeholders, particularly in terms of transparency, performance and fulfillment of CSR commitments. It takes into account the result of the vote on the twelfth resolution at the Shareholders’ Meeting of May 19, 2022 regarding the approval of the 2022 compensation policy for Corporate Officers, plus observations made by shareholders.

All compensation and benefits are analyzed item by item, then overall, to obtain the appropriate balances between fixed and variable, individual and collective, and short- and long-term compensation.

Orange ensures that the criteria governing the annual and multi-year variable components for executive Corporate Officers are aligned with the criteria for all the Company’s Senior Management.

The compensation policy for Corporate Officers is set by the Board of Directors upon the recommendation of the GCSERC, while taking into account applicable laws (particularly Articles L. 22-10-8 and L. 22-10-9 of the French Commercial Code), and recommendations from the Afep-Medef Code. The ex-ante say-on-pay resolutions will be submitted separately for each Corporate Officer, as is already the case for ex post say-on-pay resolutions.

The compensation policy includes a clawback mechanism that will come into effect as from the deadline set by the US Securities and Exchange Commission (SEC) and New York Stock Exchange (NYSE) for entry into force of the new NYSE regulations regarding the listing standards relating to recovery of erroneously awarded compensation, as mandated by the Dodd-Frank Act.

Governance

The general principles and criteria for the compensation and assessment of Directors and Officers are prepared and examined by the GCSERC, which then makes recommendations to the Board of Directors for decision.

The GCSERC may use external benchmarks to evaluate the positioning of the compensation of Directors and Officers. In this respect, surveys are periodically conducted with the help of a firm specializing in executive compensation to ensure that compensation levels and structures are competitive in relation to a panel of comparable companies in size and complexity, including companies based in France and internationally that are the Group’s competitors in telecommunications, as well as services companies, in some of which the French State is a shareholder.

The GCSERC listens to the comments and requests of investors and other stakeholders, as was the case with the contested vote on the twelfth resolution at the Shareholders’ Meeting of May 19, 2022, and takes them into account while maintaining a consistent compensation policy, subject to constraints imposed by the confidentiality of the information published.

Finally, the GCSERC ensures the proper alignment of the compensation policies for the Company’s executive Corporate Officers and other Senior Management in terms of the annual variable compensation and Long-Term Incentive Plans (LTIPs) involving the awarding of performance shares, and more generally the balance of Orange’s compensation packages with the analysis of changes in internal pay ratios.

The GCSERC generally defines the compensation structure for executive Corporate Officers at the end of the previous year, and at the start of the current year, sets the targets and criteria governing variable compensation packages in line with the Group’s strategic guidelines, the contribution demanded of these Corporate Officers and the compensation of the other Directors and Officers.

The topic of the compensation of Corporate Officers was addressed during four meetings of the Board of Directors in 2022. Corporate Officers do not participate in discussions of the Board of Directors about their own compensation.

Compensation structure for executive Corporate Officers (Chief Executive Officer and any Delegate Chief Executive Officers)

The compensation structure for each executive Corporate Officer mainly consists of fixed compensation, annual variable compensation and multi-year variable compensation. Each of these items is described in more detail below.

Fixed compensation

The fixed compensation of Corporate Officers is based on:

−   the importance and complexity of their responsibilities;

−   the experience and background of the individuals holding the various positions;

−   market analyses for comparable positions.

Annual variable compensation

The purpose of annual variable compensation is to inspire executive Corporate Officers to achieve the annual performance targets set for them by the Board of Directors, in line with the Group’s strategic guidelines, and in particular, its financial objectives. Pursuant to the Afep-Medef Code, the potential amount of variable compensation is expressed as a percentage of fixed compensation.

Variable compensation depends on performance levels applied to financial and non-financial indicators, with both reflecting the overall performance expected. The entire variable compensation is determined on the basis of precise targets - most importantly a quantitative performance measurement, including for the non-financial indicators, made on the basis of the target chosen by the Board of Directors for the needs of the measurement.

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Multi-year variable compensation

Orange offers executive Corporate Officers an annual performance share plan (LTIP) for their multi-year variable compensation to retain talent and further align their interests with the Company’s success as well as with shareholder returns, in line with market practices. The Shareholders’ Meeting approves the volume and major policies of the plan. The plan will include criteria that take into account the beneficiaries’ direct contribution to the Company’s long-term and overall performance using financial, social and environmental indicators. Some employees holding key positions within the Orange group are also eligible for the plan.

In addition to the performance conditions, the vesting of the shares is subject to the executive Corporate Officers still being in office on the date the performance conditions assessment is completed. Beneficiaries must hold in registered form at least 50% of the shares so granted to them in their capacity as Corporate Officers, until they leave office.

In the event that a beneficiary loses their corporate office, the Board may decide whether or not they may keep an unvested performance share plan, in which case, the maximum number of performance shares that may be granted will be prorated to the length of time the employee was with the company.

The use of a multi-year cash incentive plan may again be considered in the future if regulatory changes or any other circumstances were to make it difficult or impossible for the Company to use a performance share-based plan.

Holding a corporate office in an Orange subsidiary

Executive Corporate Officers may be required to hold offices in Group companies. In such cases, they do not receive compensation (e.g. "attendance compensation") for the offices held.

Clawback mechanism

Following changes in US regulations for companies listed on US markets, a mechanism for recovering certain incentive-based compensation, both annual and multi-year, partially or wholly contingent on the attainment of financial performance indicators, will come into effect as from the deadline set by the SEC and NYSE) for entry into force of the new NYSE regulations. It will affect the Chief Executive Officer in the event that the Company is required to prepare an accounting restatement due to material noncompliance with a financial reporting requirement, or to an error that would be material in this context or could lead to a material misstatement.

Supplemental retirement plan

In addition to the mandatory and supplementary pension plans, a supplemental retirement plan has been set up for executive Corporate Officers. Under this plan, the Company pays an annual contribution, half of which comprises premiums paid to a third-party organization under a defined-contribution retirement plan (an "Article 82" plan) and half consists of a cash sum, since enrollment in the plan gives rise to immediate taxation. This contribution is calculated on the basis of 20% of fixed plus variable compensation. The premium paid to the third-party organization is considered as salary and therefore treated as a benefit in kind.

Plans related to involuntary termination of service or involuntary loss of corporate office

The Company realized that the compensation package of Stéphane Richard, who served as Chairman and CEO until April 3, 2022, did not include any severance pay should he lose his corporate office (including income replacement benefits equal to unemployment benefits), which does not align with market practices. This led the Board to decide, when recruiting his replacement to serve as Chief Executive Officer, and based on the recommendation of the GCSERC, to institute severance pay, non-compete compensation, and Compensation Insurance for Business Owners and Executive Officers (private unemployment insurance set up with Association pour la Garantie Sociale des Chefs et Dirigeants d’Enterprise - GSC) for Christel Heydemann, Chief Executive Officer. In accordance with Afep-Medef Code recommendations, the Chief Executive Officer does not have an employment contract with the Company.

In accordance with Afep-Medef Code recommendations, the total amount of severance pay, non-compete compensation, and Compensation Insurance for Business Owners and Executive Officers may not exceed two years of compensation (annual fixed and variable).

Note that the insurance premium paid to GSC for involuntary loss of office is considered as salary and treated in payroll as a benefit in kind.

Compensation structure for non-executive Corporate Officers (separated Chairman of the Board of Directors)

Fixed compensation

The fixed compensation of the separated Chairman of the Board of Directors is established by comparing the compensation levels and structures of a panel of comparable companies.

Compensation allocated to Directors (e.g. "attendance compensation")

The Board of Directors determines how compensation is allocated among Directors for their work (e.g. "attendance compensation"). The Board may decide that the separated Chairman of the Board will not receive compensation as a Director (see Section 5.4.2.2 Directors’ compensation policy).

The non-executive Chairman of the Board of Directors does not receive any other compensation (particularly variable compensation, stock options or performance shares).

Other items

Benefits in kind

Corporate Officers are provided, if they so desire, with a company car and driver, consulting services providing personal legal assistance related to their duties, an annual health check, and Internet/telephone access and equipment, including IT equipment, necessary to perform their duties.

Note that the premiums paid by the Company under the "Article 82" supplemental retirement plan for executive Corporate Officers, together with the insurance premiums for involuntary loss of office paid to GSC for the Chief Executive Officer, are considered as salary and treated in payroll as a benefit in kind.

Furthermore, expenses incurred by Corporate Officers in the course of their duties are reimbursed by the Company upon presentation of receipts.

Miscellaneous

Corporate Officers are enrolled in the Orange group’s death and disability and supplementary health insurance plans under the same conditions as enrolled employees.

Following Government Order No. 2019-1234 of November 27, 2019 regarding the compensation of corporate officers of listed companies, which repealed Article L. 225-42-1 of the French Commercial Code, and the revision of the regulated agreements, which remained in effect in fiscal year 2022, the following regulated agreements:

−   amendment to the death and disability insurance policy;

−   amendment to the healthcare costs policy,

are no longer subject to the regulated agreements procedure.

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5.4.1.2   Amount of compensation paid or allocated to Officers for 2022

Tables 1 to 11 below follow the standard presentation as recommended in Annex 4 of the Afep-Medef Code.

Summary of the compensation, stock options and shares allocated to each executive Corporate Officer (Table 1)

(in euros)	2022	2021
Stéphane Richard
Compensation allocated in respect of the fiscal year (breakdown in Table 2) (1)	460,420	1,782,271
Valuation of options allocated during the fiscal year	-	-
Valuation of LTIP performance shares allocated during the fiscal year	0	221,550
Valuation of other long-term compensation plans	N/A	N/A
Total	460,420	2,003,821
Christel Heydemann
Compensation allocated in respect of the fiscal year (breakdown in Table 2) (1)	1,450,155	N/A
Valuation of options allocated during the fiscal year	-	-
Valuation of LTIP performance shares allocated during the fiscal year	527,100	N/A
Valuation of other long-term compensation plans	N/A	N/A
Total	1,977,255	N/A
Ramon Fernandez
Compensation allocated in respect of the fiscal year (breakdown in Table 2)	1,062,633	963,063
Valuation of options allocated during the fiscal year	-	-
Valuation of LTIP performance shares allocated during the fiscal year	135,540	113,940
Valuation of other long-term compensation plans	N/A	N/A
Total	1,198,173	1,077,003
Gervais Pellissier
Compensation allocated in respect of the fiscal year (breakdown in Table 2)	N/A	966,190
Valuation of options allocated during the fiscal year	-	-
Valuation of LTIP performance shares allocated during the fiscal year	N/A	113,940
Valuation of other long-term compensation plans	N/A	N/A
Total	N/A	1,080,130

N/A: Not Applicable.

(1)   Compensation prorated as applicable.

(2)   Under the LTIP 2021-2023, the equivalent value of the performance shares awarded in 2021 and 2022 under the LTIP 2021-2023 and LTIP 2022-2024 is the IFRS fair value at their award date (see Table 6 "Performance shares awarded during the financial year").

(3)   Gervais Pellissier ceased to be a Corporate Officer of Orange on December 31, 2021.

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Summary of the compensation paid to each executive Corporate Officer (Table 2)

Gross amounts (in euros)	2022		2021
	Amounts allocated in respect of the fiscal year	Amounts paid during the fiscal year	Amounts allocated in respect of the fiscal year	Amounts paid during the fiscal year
Stéphane Richard
Fixed compensation	245,416	245,416	950,000	950,000
Variable compensation	211,255	817,760	817,760	570,000
Multi-year variable compensation (LTIP)	-	-	-	-
Exceptional compensation	-	-	-	-
Attendance compensation (1)	-	-	-	-
Benefits in kind	3,749	3,749	14,511	14,511
Total	460,420	1,066,925	1,782,271	1,534,511
Christel Heydemann
Fixed compensation	667,500	667,500	N/A	N/A
Variable compensation	616,970	N/A	N/A	N/A
Multi-year variable compensation (LTIP)	-	-	-	-
Deferred compensation "Article 82": Paid directly to the beneficiary (50%) (2)	66,750	66,750
Exceptional compensation	N/A	N/A	-	-
Attendance compensation (1)	25,583	58,000	58,000	56,000
Benefits in kind (including deferred compensation "Article 82": Paid into a life insurance plan (50%)	73,352	73,352	N/A	N/A
Total	1,450,155	865,602	58,000	56,000
Ramon Fernandez
Fixed compensation	600,000	600,000	600,000	600,000
Variable compensation	362,927	353,520	353,520	234,000
Multi-year variable compensation (LTIP)	-	-	-	-
Deferred compensation "Article 82": Paid directly to the beneficiary (50%) (2)	44,500	44,500
Exceptional compensation	N/A	N/A	-	-
Attendance compensation	N/A	N/A	N/A	N/A
Benefits in kind (including deferred compensation "Article 82": Paid into a life insurance plan (50%)	55,206	55,206	9,543	9,543
Total	1,062,633	1,053,226	963,063	843,543
Gervais Pellissier
Fixed compensation	N/A (3)	N/A (3)	600,000	600,000
Variable compensation	N/A (3)	353,520	353,520	234,000
Multi-year variable compensation (LTIP)	-	-	-	-
Exceptional compensation	-	-	-	-
Attendance compensation	N/A	N/A	N/A	N/A
Benefits in kind	N/A (3)	N/A (3)	12,670	12,670
Total	N/A	353,520	966,190	846,670

N/A: Not Applicable.

(1)   Stéphane Richard and Christel Heydemann waived their entitlement to "attendance compensation" in their capacities as executive Corporate Officers. Christel Heydemann was allocated "attendance compensation" for her role as Company Director until she was appointed Orange’s Chief Executive Officer.

(2)   As part of the defined-contribution retirement plan ("Article 82" plan), Christel Heydemann and Ramon Fernandez, since April 4, 2022, benefit from of a cash sum, since enrollment in the plan gives rise to immediate taxation. This cash sum represents 50% of the contribution which is calculated on the basis of 20% of the fixed plus variable compensation.

(3)   Gervais Pellissier ceased to be a Corporate Officer of Orange on December 31, 2021.

Annual fixed compensation

In accordance with the resolutions approved by the Shareholders’ Meeting of May 19, 2022, the compensation of Stéphane Richard remained unchanged at 950,000 euros annually, that of Christel Heydemann was set at 900,000 euros annually, and that of Ramon Fernandez at 600,000 euros annually, Gervais Pellissier having resigned from office effective December 31, 2021. Where applicable, this compensation is prorated to the time served in office during the fiscal year.

Annual variable compensation

In respect of fiscal year 2021, Stéphane Richard received variable compensation in 2022 of 817,760 euros, while Ramon Fernandez and Gervais Pellissier each received variable compensation of 353,520 euros. These amounts were approved by the Shareholders’ Meeting of May 19, 2022 (ex post say-on-pay).

For fiscal year 2021, Stéphane Richard received variable performance-related compensation of 80% of his annual fixed compensation, and up to 100% for over performance.

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For fiscal year 2021, Ramon Fernandez and Gervais Pellissier were each entitled to performance-related variable compensation capped at 60% of their annual fixed compensation.

Reminder of targets and results achieved for 2022

For fiscal year 2022, executive Corporate Officers’ annual variable compensation was based on the weighted average of five indicators focusing on the Group’s growth (revenue growth rate), profitability [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED], quality of service, and CSR performance. The expected performance levels were set by the Board of Directors, with financial indicators based on the Group’s budget.

In view of the separation of the offices of Chairman and Chief Executive Officer and Stéphane Richard’s subsequent departure from the Group, for the sake of simplicity, the Board of Directors decided to keep Stéphane Richard’s annual variable compensation for 2022 as Chairman and Chief Executive Officer in line with his variable compensation for 2021, prorating it up to April 3, 2022.

With regard to Christel Heydemann and Ramon Fernandez, their annual variable compensation for 2022 was calculated using a flexible payout curve whereby each indicator was assigned an achievement rate based on actual performance.

Organic revenue growth (for 15%)

The revenue growth target (on a comparable basis) set for the executive Corporate Officers for 2022 was in line with the Group’s budget. With growth of 276 million euros, the flexible payout curve put the achievement rate of this indicator at 109.4% for Christel Heydemann and 100% for Ramon Fernandez.

Organic cash flow from telecom activities (for 15%)

The target for organic cash flow of telecom activities set for the executive Corporate Officers for 2022 was in line with the Group’s budget. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED] the flexible payout curve put the achievement rate of this indicator at 114.9% for Christel Heydemann and 100% for Ramon Fernandez.

EBITDAaL (for 20%)

The EBITDAaL target set for the Corporate Officers for 2022 was in line with the Group’s budget. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED] the flexible payout curve put the achievement rate of this indicator at 32.10% for both Christel Heydemann and Ramon Fernandez.

B2C and B2B service quality (for 17%)

The customer experience indicator is broken down into two sub-indicators: mass-market customer experience (B2C customer survey), which accounts for 75% of the result, and global B2B customer experience (B2B customer survey), which accounts for 25%.

The B2C and B2B sub-indicators are Mean Recommendation Scores (MRS) given by customers. These surveys are conducted in several countries: in France, in the Europe region and the MEA region, and with the B2B customers of Orange Business Services. Geographic and functional measurement scopes are relatively unchanged from fiscal year 2021.

For 2022, the target for the B2C indicator was 82.20 and the actual was 81.75. For the B2B indicator, the target was 7.80 and the actual was 7.88.

The flexible payout curve put the achievement rate for the B2C indicator at 88.7% for both Christel Heydemann and Ramon Fernandez. The flexible payout curve put the achievement rate for the B2B indicator at 110% for Christel Heydemann and 100% for Ramon Fernandez.

CSR performance (for 33%)

The aim was to achieve overall progress in three CSR components:

−   16.50% for the employee survey; this CSR performance criterion remains critically important for a group such as Orange, which will continue to use a reputable independent firm to measure it. The result is examined on the basis of employee perceptions on three themes and is equal to the average of the scores obtained on those three themes.

The flexible payout curve gave a score for this indicator of 74.7% for both Christel Heydemann and Ramon Fernandez;

−   8.25% for the proportion of women in management networks.

The flexible payout curve gave a score for this indicator of 141.3% for Christel Heydemann and 100% for Ramon Fernandez;

−   8.25% for access to training.

The flexible payout curve gave a score for this indicator of 150% for Christel Heydemann and 100% for Ramon Fernandez.

Amount of annual variable compensation for 2022

g Achievement rate for Christel Heydemann

Criterion	Weighting	Annual variable compensation 2022 results			Score
		Threshold	Target	Maximum
Organic revenue growth	15.00%	Budget - 1.15 pts	Budget	Budget + 0.85 pt	16.41%
Organic cash flow	15.00%	Budget - €180 m	Budget	Budget + €180 m	17.24%
EBITDAaL	20.00%	Budget - €30 m	Budget	Budget + €45 m	6.43%
B2C service quality	12.75%	78.2	82.2	86.2	11.32%
B2B service quality	4.25%	7.4	7.8	8.2	4.67%
Employee survey	16.50%	70%	87%	92%	12.33%
Proportion of women in management networks	8.25%	31.6%	32.4%	33.2%	11.65%
Training access rate	8.25%	83%	87%	91%	12.38%
Weighted total	100.00%				92.43%

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g Achievement rate for Ramon Fernandez

Criterion	Weighting	Annual variable compensation 2022 results			Score
		Threshold	Target	Maximum
Organic revenue growth	15.00%	Budget - 1.15 pts	Budget	Budget + 0.85 pt	15.00%
Organic cash flow	15.00%	Budget - €180 m	Budget	Budget + €180 m	15.00%
EBITDAaL	20.00%	Budget - €30 m	Budget	Budget + €45 m	6.43%
B2C service quality	12.75%	78.2	82.2	86.2	11.32%
B2B service quality	4.25%	7.4	7.8	8.2	4.25%
Employee survey	16.50%	70%	87%	92%	12.33%
Proportion of women in management networks	8.25%	31.6%	32.4%	33.2%	8.25%
Training access rate	8.25%	83%	87%	91%	8.25%
Weighted total	100.00%				80.83%

The application of these achievement rates to the executive Corporate Officers’ respective annual variable compensation objectives yields the following amounts for 2022:

Executive Corporate Officer	Fixed compensation (in euros)	Target (%)	Achievement rate (%)	Variable compensation due (in euros)	Payment rate (%)
Christel Heydemann	667,500	100%	92.43%	616,970	92.43%
Ramon Fernandez	600,000	60%/80% (1)	80.83%	362,927	60.49%

(1)   60% from Jan 1 to April 3, 2022 ; 80% as from April 4, 2022.

g Achievement rate for Stéphane Richard

Executive Corporate Officer	Fixed compensation (in euros)	Target (%)	Achievement rate (%)	Variable compensation due (in euros)	Payment rate (%)
Stéphane Richard (until April 3, 2022)	245,416	80%	N/A	211,255	N/A

Performance share plans

Christel Heydemann was not eligible for the LTIP 2020-2022.

Under the LTIP 2020-2022, 18,000 Orange shares were allocated to Ramon Fernandez, subject to performance and continued employment conditions in accordance with the nineteenth resolution approved by the Shareholders’ Meeting of May 19, 2020.

The Board of Directors decided to maintain the award that it had already approved for Chairman and Chief Executive Officer Stéphane Richard under the LTIP 2020-2022, even though the plan had not yet vested, and to waive the continued employment condition without changing the performance condition, and to prorate his actual presence in the company as Chairman and CEO - i.e. until April 3, 2022. This meant that the maximum award, which was 35,000 Orange shares, was reduced to 26,250 shares (taking into account 27 months of actual presence over the 36 months of the plan), which in turn, given the level of achievement of the performance conditions for this plan (see below), gives a total of 15,503 shares.

Results of the LTIP 2020-2022

The performance conditions of this plan are measured using the following four indicators:

−   the comparative change between the Orange Total Shareholder Return (TSR) and the TSR of the Stoxx Europe 600 Telecommunications index over the duration of the plan, for 40%;

−   organic cash flow as defined by the plan, accumulated over three fiscal years, for 40%;

−   the renewable electricity rate, for 10%;

−   CO2 per customer use, for 10%.

Total Shareholder Return (TSR)

The TSR target was not met for the 2020-2022 period. Orange’s TSR was 17.4%, less than the Stoxx Europe 600 Telecommunications index TSR, which was 9.6%, which gives this indicator an achievement rate of 0%.

Organic cash flow (telecom activities), as defined by the plan

Organic cash flow from telecom activities from 2020 to 2022 was 97.64% of target. This gives a score of 39.06%.

Renewable electricity rate

The renewable electricity rate in 2022 was 37.78% compared to a target of 35%. This gives a score of 10.00%.

CO2 per customer use

CO2 per customer use in 2022 was -77.88% compared to a target of - 71%. This gives a score of 10.00%.

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Valuation of LTIP 2020-2022 in number of shares

The combined results of the four indicators give a result of 59.06%.

Executive Corporate Officer in office at December 31, 2022	Target	Achievement rate (%)	Shares vested LTIP 2020-2022
Christel Heydemann	N/A	N/A	N/A
Ramon Fernandez	18,000	59.06%	10,630

N/A Non Applicable.

Breakdown of benefits in kind in 2022

The executive Corporate Officers were able to receive the following benefits in kind in 2022:

Benefits in kind	Company car	Health check	Legal advice	Internet/ telecommunication	GSC	Article 82
Stéphane Richard	X
Christel Heydemann	X	X	X	X	X	X
Ramon Fernandez		X	X	X		X

Internal pay ratios

The internal pay ratios for 2022 and the four previous years are published in accordance with the Afep recommendations:

−   selected entity: Orange SA, which represents 78.44% of employees on permanent contracts in France (73,824 employees);

−   scope: all private or public employees, civil servants excluding expatriates present throughout the prior and current years;

−   compensation taken into account: compensation (full-time equivalent for part-time employees) and benefits in kind paid in the current year on a gross basis and LTIP allocated in the current year measured at fair value in accordance with IFRS.

	Ratio	2018	2019	2020	2021	2022
Stéphane Richard	versus mean	39.2	37.9	31.4	31.86	21.07
	versus median	44.8	43.0	35.5	36.01	23.83
Christel Heydemann	versus mean	N/A	N/A	N/A	N/A	23.76
	versus median	N/A	N/A	N/A	N/A	26.87
Ramon Fernandez	versus mean	22.9	22.0	17.2	17.37	21.17
	versus median	26.2	24.9	19.5	19.64	23.93

N/A Non Applicable.

The years 2018 and 2019 are atypical since they simultaneously include the payment of a cash LTIP and the award of an LTIP benefit in the form of performance shares.

For instance, the cash LTIP 2015-2017 paid in 2018 and the award of the LTIP 2018-2020 in performance shares are both taken into account in the calculation of the 2018 ratio. Likewise, the cash LTIP 2016-2018 paid in 2019 and the award of the LTIP 2019-2021 in performance shares are both taken into account in the calculation of the 2019 ratio.

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As such, for a better understanding of changes in the Corporate Officers’ compensation in connection with changes in performance (as shown below), the table below presents a pro-forma calculation of the ratios by allocating the cash LTIP amounts at the start of the plan, i.e. in 2015 for the LTIP 2015-2017 and in 2016 for the LTIP 2016-2018:

	2018	2019	2020	2021	2022
Stéphane Richard
% change in compensation	4.4%	-0.6%	-1.5%	-4.13%	-33,3%
ratio versus mean	33.8	32.7	31.4	31.86	21.07
ratio versus median	38.6	37	35.5	36.01	23.83
Christel Heydemann
% change in compensation	N/A	N/A	N/A	N/A	N/A
ratio versus mean	N/A	N/A	N/A	N/A	23.76
ratio versus median	N/A	N/A	N/A	N/A	26.87
Ramon Fernandez
% change in compensation	3.4%	-5.1%	-4.3%	-4.83%	24.16%
ratio versus mean	20	18.5	17.2	17.37	21.17
ratio versus median	22.9	20.9	19.5	19.64	23.93
Employees of Orange SA
% change in average compensation	-0.5%	2.7%	2.5%	-5.5%	1.89%
% change in median compensation	-0.4%	3.8%	2.8%	-5.6%	1.88%

N/A Non Applicable.

Change in performance

Amounts in accordance with IFRS (in millions of euros)	2018	2019	2020	2021	2022
(on a historical basis)
Revenues	41,381	42,238	42,270	42,522	43,471
Change (in %)	1.3%	2.1%	0.1%	0.6%	2.23%
Adjusted EBITDA/EBITDAaL (1)	13,005	12,856	12,680	12,566	12,963
Change (in %)	2.6%	(1.1)%	(1.4)%	(0.9)%	3.16%
Operating income	4,829	5,930	5,521	2,521	4,801
Change (in %)	1.1%	22.8%	(6.9)%	(54.3)%	90.44%

(1)   2018 adjusted EBITDA; from 2019 to 2022 EBITDAaL.

Summary of the compensation paid to each non-executive Corporate Officer (Table 3)

This table does not apply to fiscal year 2021. Only fiscal year 2022 is included, since the offices of Chairman and Chief Executive Officer were separated as from April 4, 2022.

Gross amounts (in euros)	2022		2021
	Amounts allocated in respect of the fiscal year	Amounts paid during the fiscal year	Amounts allocated in respect of the fiscal year	Amounts paid during the fiscal year
Stéphane Richard
Compensation (fixed and variable) (1)	56,734	56,734
Other compensation (2)	-	-
Benefits in kind	2,298	2,298
Total	59,032	59,032
Jacques Aschenbroich
Compensation (fixed and variable) (1)	277,016	277,016
Other compensation (2)	-	-
Benefits in kind	1,264	1,264
Total	278,280	278,280

(1)   The duties of non-executive Chairman of the Board (separated office) are paid solely through annual fixed compensation, prorated as applicable.

(2)   Stéphane Richard and Jacques Aschenbroich do not receive "attendance compensation" in their sole capacity as directors.

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Annual fixed compensation

In accordance with the resolutions approved by the Shareholders’ Meeting of May 19, 2022, the compensation paid to Stéphane Richard in his capacity as non-executive Chairman of the Board of Directors was set at 450,000 euros, prorated to his time in office, and the compensation paid to Jacques Aschenbroich in his capacity as non-executive Chairman of the Board of Directors was also set at 450,000 euros, prorated to his time in office.

Annual variable compensation

In their capacity as non-executive Chairmen, from April 4, 2022 to May 18, 2022 in the case of Stéphane Richard, and from May 19, 2022 to December 31, 2022 in the case of Jacques Aschenbroich, these two officers were not eligible for annual or multi-year variable compensation.

The non-executive Chairman of the Board of Directors also benefits from a vehicle provided by the Company.

Stock options awarded during the fiscal year to each executive Corporate Officer by the Company or by any Group company (Table 4)

During the 2022 fiscal year, neither Orange SA nor any other of the Group’s companies awarded any stock options to executive Corporate Officers.

Stock options exercised during the fiscal year by each executive Corporate Officer (Table 5)

None.

Performance shares awarded during the fiscal year to each executive Corporate Officer by the Company or by any Group company (Table 6)

Executive Corporate Officers of the Company are only entitled to receive performance shares awarded by Orange SA, where such awards are applicable.

Executive Corporate Officer	Award date	Number of shares awarded	Value of the award (in euros) (IFRS fair value)	Vesting date of shares	First possible disposal date for a portion of them (1)	Performance conditions
Stéphane Richard	N/A
Christel Heydemann	07/27/2022	70,000	527,100	03/31/2025	50% as of April 1, 2025	Yes
Ramon Fernandez	07/27/2022	18,000	135,540	03/31/2025	50% as of April 1, 2025	Yes

(1)   In accordance with the recommendations of the Afep-Medef Code, and pursuant to the rules of the plans applicable to them, executive Corporate Officers must retain at least 50% of the shares awarded to them until the end of their term of office.

NB: the performance shares awarded to Christel Heydemann during the fiscal year account for 0.0026% of the share capital and those awarded to Ramon Fernandez account for 0.0007% of the share capital.

Performance shares vesting to each executive Corporate Officer during the fiscal year (Table 7)

Executive Corporate Officer	Plan	Number of shares vested (1)
Christel Heydemann		N/A
Ramon Fernandez	LTIP 2019-2021	8,730
Stéphane Richard	LTIP 2019-2021	16,975

N/A: not applicable.

(1)   In accordance with the recommendations of the Afep-Medef Code, and pursuant to the rules of the plans applicable to them, executive Corporate Officers must retain at least 50% of the shares that become available, until the end of their term of office.

History of stock option awards (Table 8)

The last Orange SA stock-option plan matured on May 21, 2017.

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History of performance share awards (Table 9)

	LTIP 2019-2021	LTIP 2020-2022	LTIP 2021-2023	LTIP 2022-2024
Date of Shareholders’ Meeting	05/21/2019	05/19/2020	05/18/2021	05/19/2022
Date of Board of Directors’ meeting	07/24/2019	07/29/2020	07/28/2021	07/27/2022
Total number of free shares awarded	1,669,000	1,762,000	1,600,000	1,835,000
o/w to Stéphane Richard (1)	35,000	26,250	14,583	-
o/w to Christel Heydemann	N/A	N/A	N/A	70,000
o/w to Ramon Fernandez	18,000	18,000	18,000	18,000
Vesting date	03/31/2022	03/31/2023	03/31/2024	03/31/2025
First disposal possible for Corporate Officers	50% as of April 1, 2022	50% as of April 1, 2023	50% as of April 1, 2024	50% as of April 1, 2025
Performance conditions	Yes	Yes	Yes	Yes
Number of shares vested (delivered)	721,901	914,026
Number of shares canceled	127,000	162,750
Number of residual shares (2)	1,542,000	1,599,250

N/A: not applicable.

(1)   Prorated for the LTIP 2020-2022 (taking into account 27 months of actual presence over the 36 months of the plan) and for the LTIP 2021-2023 (taking into account 15 months of actual presence over the 36 months of the plan), without changing any performance conditions or vesting dates for these plans.

(2)   Some beneficiaries received a number of shares calculated on a pro rata basis due to specific events (retirement or departure to a non-consolidated group entity).

Summary of the multi-year variable compensation paid to each executive Corporate Officer (Table 10)

The only multi-year variable compensation paid to Corporate Officers is for successive LTIPs. Shares vested under the LTIP 2019-2021 were delivered in 2022. The LTIP 2020-2022 is delivered in 2023, while the LTIP 2021-2023 and LTIP 2022-2024 are still active. The Board of Directors will ask the Shareholders’ Meeting of May 23, 2023 to set up a new LTIP for 2023-2025.

All amounts (in euros)	LTIP 2019-2021 (1)	LTIP 2020-2022 (1)	LTIP 2021-2023 (1)	LTIP 2022-2024 (1)
	See Table 7, "Performance shares that became available during the fiscal year," and Table 9, "History of performance share awards"	See Table 9, "History of performance share awards"	See Table 9, "History of performance share awards"	See Table 6, "Performance shares awarded during the fiscal year"
Christel Heydemann	N/A	N/A	N/A	527,100
Ramon Fernandez	140,400	109,008	113,940	135,540
Stéphane Richard	273,000	159,075	92,310	N/A

N/A: not applicable.

(1)   The equivalent value is the IFRS award date fair value multiplied by the number of performance shares initially awarded.

(2)   Due to his departure from the Group at the end of first quarter of 2023, Ramon Fernandez loses his rights to acquire shares under the LTIP 2021-2023 and LTIP 2022-2024.

(3)   Due to Stéphane Richard’s departure from the Group, the number of performance shares initially awarded to him have been prorated for the LTIP 2020-2022 (taking into account 27 months of actual presence over the 36 months of the plan) and for the LTIP 2021-2023 (taking into account 15 months of actual presence over the 36 months of the plan), without changing any performance conditions or vesting dates for these plans. This brings the number of shares awarded to him under the two plans to 26,250 and 14,583 respectively.

Other benefits granted to executive Corporate Officers (Table 11)

Executive Corporate Officer	Employment contract	Supplemental retirement plan	Compensation or benefits due or likely to be due upon termination or change of office	Compensation payable under a non-compete clause
Christel Heydemann	No	Yes	Yes	Yes
Ramon Fernandez	No	Yes	No	No
Stéphane Richard	No	No	No	No

The Chief Executive Officer, Christel Heydemann, does not have an employment contract.

Ramon Fernandez’s employment contract was suspended on January 1, 2016, when he was appointed Delegate Chief Executive Officer.

Stéphane Richard’s employment contract was terminated on March 1, 2010, when he was appointed Chief Executive Officer.

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5.4.1.3   Compensation policy for executive and non-executive Corporate Officers for 2023

The principles of the compensation policy for Corporate Officers are described in Section 5.4.1.1 Compensation policy for executive and non-executive Corporate Officers.

The Board of Directors took into account:

−   by what margin the Shareholders’ Meeting approved the resolutions relating to the compensation of Corporate Officers for 2022;

−   investors’ comments and requests;

−   the resignation of Ramon Fernandez from his office as Delegate Chief Executive Officer, effective December 31, 2022;

−   the decision not to appoint a new Delegate Chief Executive Officer.

The Board of Directors has not made any changes to the compensation structure of the Chief Executive Officer or the Chairman of the Board of Directors or in the amounts and targets involved are the same as in the previous fiscal year. However, it did review the components of this compensation and changed the multi-year variable compensation by increasing the share of non-financial indicators (from 20% to 30%) and decreasing the share of financial indicators (from 80% to 70%).

The compensation structure presented below is the one used for the Chief Executive Officer, Christel Heydemann. In the event that a Delegate Chief Executive Officer is appointed, this structure would remain the same - namely annual fixed compensation, annual variable compensation, multi-year variable compensation, a supplemental retirement plan (known as an "Article 82" plan), and benefits in kind. The Board of Directors would propose a target percentage for the annual variable compensation, along with the possibility of over performance of the variable component, plus some shares awarded under the LTIP. This is in line with the policy previously applied to Delegate Chief Executive Officers and will be submitted for approval to the next Shareholders’ Meeting.

However, the arrangements related to the loss of corporate office (severance pay, non-compete compensation, specific insurance in the event of loss of corporate office) do not apply to Delegate Chief Executive Officers.

Annual fixed compensation

Corporate Officers’ fixed compensation for 2023 will be as follows:

−   annual fixed compensation of the CEO: 900,000 euros unchanged;

−   annual fixed compensation of the non-executive Chairman of the Board of Directors: 450,000 euros unchanged.

In accordance with the provisions of Article L. 22-10-8 II of the French Commercial Code, this fixed compensation for Corporate Officers is subject to resolutions that will be submitted for a vote by the Shareholders’ Meeting of May 23, 2023 (ex-ante "say-on-pay") [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

Annual variable compensation

The Board of Directors decided that the calculation methods for the executive Corporate Officers’ annual variable compensation will be as follows for 2023, it being specified that the separated Chairman of the Board of Directors, as a non-executive Corporate Officer, will not be eligible for annual variable compensation:

−   target amount of variable compensation provided targets are achieved: 100% of fixed compensation for the Chief Executive Officer;

−   over performance of up to 150% for the Chief Executive Officer.

Executive Corporate Officer	Fixed compensation (in euros)	Target (%)	Target amount (in euros)	Min (%)	Max (%)	Maximum amount achievable (in euros)
Christel Heydemann	900,000	100%	900,000	0.00%	150%	1,425,050

Annual variable compensation structure for the Chief Executive Officer and the Delegate Chief Executive Officer(s)

−   financial indicators accounting for 50% of the annual variable compensation calculated based on the budget in effect, including:

-     revenue growth for 15%,

-     organic cash flow (telecom activities) for 15%,

-     EBITDAaL for 20%;

−   non-financial indicators accounting for 50% of the annual variable compensation, including:

-     service quality/customer experience for 17%:

-     B2C customer experience (weighted 75%),

-     B2B customer experience (weighted 25%),

-     CSR performance for 33%, based on:

-     an employee engagement survey for 50%,

considering 2 criteria: the participation rate and the result of the survey. As this CSR performance criterion is still extremely important for a group like Orange, it was decided to replace the employee survey with an employee engagement survey standardized against market practices and to be carried out by an independent, certified firm. The result for this criterion will be analyzed against the benchmark of a panel of companies;

-     50% for two HR and CSR indicators: the training access rate and the proportion of women in management networks.

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For the Chief Executive Officer

Criterion	Weighting	2022 performance targets			Range
		Threshold	Target	Maximum
Organic revenue growth	15.00%	Budget - 0.42 pts	Budget	Budget + 0.63 pts	0-22.50%
Organic cash flow	15.00%	Budget - €50m	Budget	Budget + €200m	0-22.50%
EBITDAaL	20.00%	Budget - €88m	Budget	Budget + €160m	0-30.00%
B2C service quality	12.75%	81.7	82.2	82.7	0-19.125%
B2B service quality	4.25%	7.9	8.1	8.3	0-6.375%
Employee Survey
Participation rate	8.25%	55.00%	65.00%	Bench	0-12.375%
Result of the survey	8.25%	Bench -10 pts	Benchmark	Bench +10 pts	0-12.375%
Proportion of women in management networks	8.25%	33.10%	33.70%	34.30%	0-12.375%
Training access rate	8.25%	91.00%	92.50%	94.00%	0-12.375%
Weighted total	100.00%				0-150%

Termination of service

In the event of departure from the Group, the annual variable compensation will be prorated to the officer’s time in office.

Multi-year variable compensation

The Board of Directors has decided to implement a new performance share plan (LTIP) for 2023-2025 in line with the previous plans. The LTIP 2023-2025 was the subject of a resolution submitted for approval by the Shareholders’ Meeting of May 23, 2023, to authorize the Board to award free shares to executive Corporate Officers and to certain employees holding key positions within the Group [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]. The total number of free shares awarded will not represent more than 0.08% of the capital, it being specified that, as in previous years, the total number of free shares awarded to the Company’s executive Corporate Officers may not exceed 100,000 shares.

If the Shareholders’ Meeting of May 23, 2023 does not approve the twenty-eighth resolution, the Board of Directors may decide to pay compensation due in respect of the LTIP 2023-2025 in cash.

Performance indicators

The Board of Directors has selected the following indicators for the new LTIP 2023-2025, which still has a term of three years:

−   a market indicator, Total Shareholder Return (TSR), based on the relative performance over three fiscal years against the Stoxx Europe 600 Telecommunications index, with a weighting of 30%. The TSR assessment compares the respective values of the indicators in the fourth quarter of 2022 (the last quarter prior to the plan) and the fourth quarter of 2025 (the last quarter of the plan);

−   organic cash flow (telecom activities), for which growth is measured on a multi-year basis over the term of the plan, with a weighting of 40%;

−   a composite CSR indicator, with a weighting of 30%, made up of the following criteria:

-     reduction in CO2 emissions (20%),

-     proportion of women in management networks (10%).

Performance conditions

−   TSR:

-     if the Orange TSR is equal to or greater than the change in the Stoxx Europe 600 Telecommunications benchmark over the plan period: 100% of the award. However, should the Orange TSR reach the target but be negative, the result would be submitted to the Board of Directors for approval,

-     if the Orange TSR is lower than the change in the index: no award;

−   organic cash flow (telecom activities):

-     organic cash flow (telecom activities) will be assessed over the three-year plan period against the target set by the Board of Directors:

-     if the result is below 95% of the target: no award,

-     if the result is equal to or above the target: 100% of the award,

-     straight-line variation between 80% and 100% between the two previous limits,

-     a composite CSR indicator, for each CSR criterion:

-     if the result is lower than the target defined by the Board of Directors: no award,

-     if the result is equal to or above the target: 100% of the award.

Continued employment condition

The final vesting of the shares is subject to the beneficiary executive Corporate Officers still being in office on the date the performance conditions assessment is completed.

However, if the beneficiary stops performing his or her functions before the three-year LTIP period ends, the Board may decide to maintain unvested performance share plans under the following conditions:

−   if the beneficiary’s functions are terminated due to death or disability, the TSR, organic cash flow and CSR indicator targets will be considered achieved over the three-year period;

−   if the beneficiary’s functions are terminated due to the loss of his or her corporate office leading to his or her departure from the Group:

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-     the performance conditions will be assessed by taking into account the changes approved for each year until the plan ends, i.e. without changing the performance conditions,

-     the award of shares will be pro-rated to his or her effective time with the Company as an executive Corporate Officer.

It is stipulated that if the beneficiary is no longer an executive Corporate Officer while remaining in the Group during the LTIP period, he or she shall retain their right to shares awarded under the plan.

Maximum award

The number of performance shares awarded under the LTIP 2023-2025 will be 70,000 for Christel Heydemann. This is the maximum amount that can be awarded, subject to performance and continued employment conditions.

Lock-up period

When the Shareholders’ Meeting authorizes the award of performance shares, executive Corporate Officers must keep at least 50% of the shares they receive as registered shares until the end of their terms of office. Moreover, the Corporate Officers have made the formal commitment not to use hedging instruments on these shares until the end of their term of office.

Plans related to termination of service or loss of corporate office

The Shareholders’ Meeting of May 19, 2022 approved the compensation policy for executive Corporate Officers, which includes measures related to the termination of duties or loss of corporate office (severance pay, non-compete compensation, and Compensation Insurance for Business Owners and Executive Officers). These measures have not been revised since then nor undergone any material changes within the meaning of Article L. 22-10-8 II of the French Commercial Code, and therefore remain valid and in force with respect to the Chief Executive Officer.

Severance pay

If her corporate office is revoked or not renewed and this is not due to gross misconduct or gross negligence, Orange will pay Chief Executive Officer Christel Heydemann gross severance pay equal to 12 months of fixed compensation and annual variable compensation, calculated based on the last fixed compensation plus the annual variable compensation paid, with the latter being calculated based on the average annual variable compensation paid for the last 24 months prior to departure from the Company. This compensation will only be due if the performance conditions for annual variable compensation for the two years prior to departure from the Company were achieved at an average of at least 90%. In accordance with Afep-Medef Code recommendations, the total amount of severance pay, non-compete compensation, and Compensation Insurance for Business Owners and Executive Officers may not exceed two years of compensation (annual fixed and variable).

Non-compete agreement

In order to protect the Group’s legitimate interests, and considering her duties and the strategic information to which she has access as Chief Executive Officer, Christel Heydemann undertakes, for a period of one year starting from the day she ceases to perform her functions as CEO, not to work for or manage a telecommunication operator in the European Union, directly or indirectly, personally or through a third party, in any way or for any purpose, on her own behalf or on behalf of a third party.

The non-compete compensation will be a gross amount equal to 12 months of fixed compensation and annual variable compensation, with the variable compensation being calculated based on the average annual variable compensation paid for the last 24 months prior to leaving the Company. Subject to the Board of Directors’ approval, Orange may decide to release the CEO from this commitment at its sole discretion.

Loss of corporate office

Orange has taken out Compensation Insurance for Business Owners and Executive Officers for its Chief Executive Officer, Christel Heydemann. This policy will provide the Chief Executive Officer with replacement income (subject to the policy’s terms and conditions) if the Company ever decides to revoke her corporate office. Orange is paying the full amount of the contribution and it will be treated as a benefit in kind.

This unemployment insurance provides for the payment of compensation in proportion to the Corporate Officer’s previous income in the event of involuntary loss of corporate office.

In the event that the Chief Executive Officer involuntarily loses her corporate office, she will receive compensation once 12 months have elapsed since the effective date of enrollment in the policy. This is known as the waiting period.

Clawback mechanism

As from the deadline set by the SEC and NYSE for the entry into force of the new NYSE regulations, annual and multi-year variable compensation paid to the Chief Executive Officer will be subject to a clawback mechanism whereby the Chief Executive Officer will be obligated to return all or some of her variable compensation, partially or wholly contingent on the attainment of financial performance indicators, for the periods concerned (within the retroactive limit of three fiscal years from the date of the decision to publish the restated financial statements or the date of an administrative or judicial decision to do so), whether such compensation was awarded, paid or remained due, after entry info force of Section 10D-1 of the Exchange Act, as amended, in the event that the Company is required to prepare an accounting restatement due to omissions or misstatements which, individually or collectively, are material and could influence economic decisions made on the basis of published financial statements. The share of this compensation to be recovered is the amount received in excess of what would have been awarded, paid or been due had there not been any such accounting restatements.

Supplemental retirement plan

In 2022, the Board of Directors decided to set up what is called an "Article 82" (defined-contribution) supplemental retirement plan for executive Corporate Officers. Under this plan, the Company pays an annual matching contribution, half of which comprises premiums paid to a third-party organization under a defined-contribution retirement plan (an "Article 82" plan) and half consists of a cash sum, since enrollment in the plan gives rise to immediate taxation. This matching contribution is calculated on the basis of 20% of fixed plus variable compensation. The premium paid to the third-party organization is considered as salary and therefore treated as a benefit in kind.

Benefits in kind

In addition to paying the contribution for the Compensation Insurance for Business Owners and Executive Officers for Chief Executive Officer Christel Heydemann, and premiums for the supplemental retirement plan (see above), executive Corporate Officers may also receive, if they wish, a company car with driver, personal legal assistance related to their duties, an annual health check, and Internet/telephone access and equipment, including IT equipment, necessary to perform their duties.

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5.4.2     Board of Directors’ report on Directors’ compensation

5.4.2.1   Amount of compensation paid or allocated for 2022 activity

The Board of Directors’ Meeting of February 15, 2023 decided on the award of compensation to Directors for the 2022 fiscal year in accordance with the compensation policy approved by the Shareholders’ Meeting of May 19, 2022.

Pursuant to this policy, the total amount of compensation allocated to Directors for their corporate office in respect of the 2022 fiscal year amounts to 929,131 euros. The Chairman of the Board of Directors and the Chief Executive Officer both waived their right to receive the compensation allocated to them in respect of their directorships. The variable share of this compensation, linked to attendance and participation in the work of the Board and its committees, represents 80.4% of the sums to be paid in respect of fiscal year 2022.

The compensation of Directors who are not Corporate Officers will be paid in the month following the Shareholders’ Meeting of May 23, 2023, subject to approval. Compensation allocated to Directors representing the French State will be paid to the State budget. In addition, the Directors elected by employees have requested that the compensation for their corporate offices be paid to their trade union.

Compensation for activity (in euros)	Gross amounts paid in 2023 (for the 2022 fiscal year)	Gross amounts paid in 2022 (for the 2021 fiscal year)	Gross amounts paid in 2021 (for the 2020 fiscal year)
Directors
Valérie Beaulieu	30,167	N/A	N/A
Stéphanie Besnier (3)	62,000	36,222	N/A
Alexandre Bompard	36,000	32,000	38,000
Bpifrance Participations	61,000	40,000	24,000
Thierry Chatelier (1)	16,667	N/A	N/A
Sébastien Crozier (1)	69,000	58,000	62,000
Vincent Gimeno (1)	61,000	4,806	N/A
Anne-Gabrielle Heilbronner	125,000	63,000	57,000
Christel Heydemann (4)	25,583	58,000	56,000
Helle Kristoffersen	3,833	46,000	46,000
Anne Lange (2)	65,000	54,000	54,000
Bernard Ramanantsoa	133,548	84,000	81,329
Frédéric Sanchez	73,000	42,000	20,167
Jean-Michel Severino	68,000	56,000	54,000
Magali Vallée (1)	53,000	4,806	N/A
Former Directors
Philippe Charry (1)	N/A	N/A	19,833
Laurence Dalboussière (1)	46,333	44,000	22,167
Hélène Dantoine (3)	N/A	N/A	39,028
Charles-Henri Filippi	N/A	N/A	35,504
Fabrice Jolys (1)	N/A	47,194	54,000
René Ollier (1)	N/A	39,194	42,000
Claire Vernet-Garnier (3)	N/A	21,778	7,778
Total	929,131	731,000	712,806

N/A: not applicable.

(1)   Directors who requested the direct payment of their compensation to their trade union.

(2)   Director proposed by the French State; 15% of the amount of compensation due is paid to the French State budget.

(3)   Directors representing the French State, whose compensation is paid to the French State budget.

(4)   For the period from January 1, 2022 to April 4, 2022, the date on which Christel Heydemann was appointed Chief Executive Officer.

5.4.2.2   Directors’ compensation policy

In accordance with the law, the maximum amount of compensation allocated annually to Directors is set by the Shareholders’ Meeting. The resolution approved remains valid until a new decision is made by the Shareholders’ Meeting. The Shareholders’ Meeting of May 19, 2022 set this amount at 1,050,000 euros.

At the beginning of every year, the Board of Directors sets the Directors’ compensation policy based on their corporate office for the fiscal year within the amount limit decided on by the Shareholders’ Meeting, and upon a proposal by the Governance and Corporate Social and Environmental Responsibility Committee (GCSERC). Then it is put to the vote at the Shareholders’ Meeting (ex-ante "say-on-pay").

The Board of Directors set the Directors’ compensation policy at its meeting of February 15, 2023. The following elements were used as a scale for the 2023 fiscal year:

−   a fixed amount of 10,000 euros per Director per year, calculated prorata temporis where applicable;

−   an amount directly related to attendance and participation in the work of the Board and its committees, namely:

-     3,000 euros per meeting of the Board of Directors and the strategic seminar,

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-     2,000 euros per meeting of the Audit Committee, the GCSERC and the Strategy and Technology Committee,

-     2,000 euros additional per committee meeting for the Chairmen of the committees.

The total amounts definitively allocated may not exceed the maximum amount set by the Shareholders’ Meeting, and consequently, these amounts may be reduced after cross multiplying once they are granted.

Corporate Officers who are also Directors will not be eligible for this compensation.

In addition, the Internal Guidelines of the Board of Directors provide for:

−   the creation of special committees, when the Board of Directors decides to assign, on an exceptional basis, a task to one (or several) of its members or one or several third parties, with the Board of Directors deciding the main characteristics of this task (Article 5);

−   the power for the Board of Directors to appoint a Lead Director from among the Independent Directors, as recommended by the GCSERC (such appointment becoming mandatory when the offices of the Chairman of the Board of Directors and the Chief Executive Officer are combined) (Article 10).

In this context, it is recommended that the following gauge be used:

−   in accordance with Article 5 of the Internal Guidelines of the Board, the Board of Directors will determine not only the special committees’ assignments, but also their compensation, if applicable, taking into account the type of assignment, its duration and the time needed to complete it;

−   a set annual amount for the Lead Director, if one is appointed, for his or her assignment, it being specified that compensation for members of the special committee, where applicable, or for the Lead Director, can be paid in the same form as the compensation allocated to Directors (e.g. "attendance compensation"), and in both cases, under the same conditions as relating to any maximum amount and reductions applying to sums allocated under compensation for Directors who are not Corporate Officers.

Directors elected by employees and Directors representing employee shareholders receive compensation for their activities under the same conditions and in the same manner as any other Director who is not a Corporate Officer.

The proposed compensation policy will apply from January 1, 2023, subject to approval by the Combined Ordinary and Extraordinary Shareholders’ Meeting of May 23, 2023.

5.4.2.3   Other compensation

The following table sets out the prorata compensation paid to the Directors elected by employees and the Directors representing employee shareholders, excluding compensation for their activities as Directors who are not Corporate Officers (as mentioned above).

Gross amounts (in euros)	Amounts paid in 2022	Amounts paid in 2021
Thierry Chatelier (1)	65,322	N/A
Sébastien Crozier	218,884	218,396
Laurence Dalboussière (2)	49,155	88,490
Vincent Gimeno (3)	114,098	6,511
Fabrice Jolys (4)	N/A	41,264
René Ollier (5)	N/A	37,072
Magali Vallée (6)	42,305	3,281

N/A: not applicable.

(1)   Starting from July 13, 2022.

(2)   For fiscal year 2022, until July 13, 2022.

(3)   Starting from December 03, 2021.

(4)   Until December 02, 2021.

(5)   Until December 02, 2021.

(6)   Starting from December 03, 2021.

This amount includes all compensation paid in respect of the 2022 fiscal year: gross salaries, bonuses (including annual variable compensation), LTIP awarded, benefits in kind, profit sharing and incentives (excluding any employer’s matching contribution as regards the last two items).

The Directors elected by employees and the Directors representing employee shareholders are employed by Orange SA as civil servants or private company employees contractually covered by the French telecommunication collective bargaining agreement. Like eligible Orange group employees, they benefit from free share award plans (where applicable as part of Long-Term Incentive Plans - LTIPs).

With the exception of this compensation, Directors who are not Corporate Officers receive no compensation other than that paid for their office.

Furthermore, there are no contracts linking any member of the Board of Directors to Orange SA or any of its subsidiaries that provide for the granting of any benefits to this Director at the end of his or her term.

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5.4.3     Compensation of members of the Executive Committee

The Executive Committee’s members are described in Section 5.1.3. Executive Committee.

The overall gross amount, excluding employer social security contributions, of compensation due for the 2022 fiscal year from Orange SA and the controlled companies to all members of the Orange Executive Committee is 12,061,833 euros.

This amount includes all compensation due in respect of the 2022 fiscal year: gross salaries, bonuses (including annual variable compensation), LTIP shares awarded, benefits in kind, profit sharing and incentives (excluding any employer’s matching contribution as regards the last two items).

For members who were not part of the Executive Committee for the full year 2022, compensation has been calculated prorata temporis for reasons of comparability.

The annual variable portions included are the target amounts for 2022 to be paid in 2023 concerning Executive Committee members, but not including Directors and Officers. For Directors and Officers, the variable portion included is the part due for 2022, to be paid in 2023.

The employment contracts of the members of the Executive Committee (excluding Corporate Officers), signed from January 1, 2015, include a clause providing for contractual severance pay not exceeding 15 months of salary based on total gross annual compensation (including any termination pay provided for by contractual agreements).

The "claw-back" mechanism (see section 5.4.1.1 Compensation policy for executive and non-executive Corporate Officers) for recovering certain incentive-based compensation shall apply to executive officers, subject to compliance with applicable local laws, within the same timeframe.

Ramon Fernandez’s employment contract, which had been suspended on the date of his appointment as a Corporate Officer, was reactivated following the termination of his office as Delegate Chief Executive Officer on December 31, 2022.

The members of the Executive Committee do not receive any compensation for the corporate offices they hold in Orange subsidiaries.

They did not receive any stock options during the 2022 fiscal year.

The Board of Directors set up share-based Long-Term Incentive Plans (LTIPs) that also apply to Executive Committee members subject to the terms and conditions voted on by the Shareholders’ Meeting.

Under the LTIP 2020-2022, a maximum of 211,000 Orange shares were available for award to all Executive Committee members, including the Chairman and Chief Executive Officer, subject to their fulfillment of the continued employment condition.

The Board of Directors, called upon to award free shares under the LTIP 2023-2025, which is the subject of the twenty-eighth resolution to be voted on by the Shareholders’ Meeting of May 23, 2023, will determine the award criteria applicable to each member of the Executive Committee, subject to approval of said resolution.

Stock options awarded to the top ten employees and options exercised by them

During the 2022 fiscal year, neither Orange SA nor any other Group company awarded any stock options to employees.

There have been no stock option plans in effect since 2017, when the last Orange SA stock option plan matured. Therefore, no stock options were exercised during the fiscal year.

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[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

6.1.3     Authorizations to carry out capital increases

The Orange SA Shareholders’ Meeting of May 18, 2021 approved various financial authorizations that delegated to the Board of Directors the authority to increase the capital of the Company by issuing shares or other securities, with or without preferential subscription rights (public tender offer, securities transfers, etc.) and subject to certain conditions (outside public tender offer periods for the Company’s securities, caps, etc.).

The Orange SA Shareholders’ Meeting of May 19, 2022 also delegated authority to the Board of Directors to carry out capital increases reserved for members of the Group savings plan.

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

The Shareholders’ Meeting of May 23, 2023 will again be asked to authorize the Board of Directors to carry out capital increases [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

6.1.4     Treasury shares - Share Buyback program

The Shareholders’ Meeting of May 19, 2022 renewed the share Buyback program for 18 months within a limit of 10% of the share capital outstanding at the date of the Meeting. The Board of Directors’ Meeting of February 15, 2023 resolved to ask the Shareholders’ Meeting of May 23, 2023 to renew this authorization under the same conditions.

A description of the program for 2023 appears in the Board of Directors’ Report on the nineteenth resolution submitted to the Shareholders’ Meeting of May 23 [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

In addition, the liquidity contract relating to its shares and entered into by Orange with Rothschild Martin Maurel on February 11, 2019 was rolled over into 2022. The resources allocated to the liquidity account when the contract was implemented amounted to 950,000 Orange shares and 37,913,500 euros. At December 31, 2022, the liquidity account contained 660,000 Orange shares and 44,509,929.42 euros.

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Summary of purchases and sales of treasury shares during the 2022 fiscal year

Objective of the purchases	Number of shares held at December 31, 2021	Number of shares purchased	Gross weighted average price (in euro)	Number of shares sold	Gross weighted average price (in euro)	Number of shares held at December 31, 2022	% of capital
Shares allocated to employees	2,009,500			724,329 (1)		1,285,171	0.05%
Liquidity contract	0 (2)	20,744,019	10.58	20,064,019	10.61	680,000 (3)	0.02%
Total	2,009,500	20,744,019		20,788,348		1,965,171	0.07%

(1)   Shares freely granted on expiration of the 2019-2021 LTIP and, in accordance with Article L. 225-197-3 of the French Commercial Code, to the heirs and assigns of beneficiaries of free share award plans who died or became incapacitated before the end of the plans’ vesting period.

(2)   Position at December 29, 2021 in order to take into account the two business days needed for transfer of ownership.

(3)   Position at December 28, 2022 in order to take into account the two business days needed for transfer of ownership.

6.2 Major shareholders

6.2.1     Distribution of capital and voting rights

Holder	12/31/22			12/31/21			12/31/20
	Number of shares	% of capital	% of voting rights	Number of shares	% of capital	% of voting rights	Number of shares	% of capital	% of voting rights
Bpifrance Participations (1)	254,219,602	9.56%	8.15%	254,219,602	9.56%	8.19%	254,219,602	9.56%	8.20%
French state	356,194,433	13.39%	21.10%	356,194,433	13.39%	21.22%	356,194,433	13.39%	21.23%
Total public sector	610,414,035	22.95%	29.25%	610,414,035	22.95%	29.41%	610,414,035	22.95%	29.43%
Group employees (2)	203,225,062	7.64%	11.55%	196,264,286	7.38%	10.81%	163,270,522	6.14%	9.67%
Treasury shares	1,965,171	0.07%	0.00%	2,009,500	0.07%	0.00%	1,265,099	0.05%	0.00%
Free float	1,844,452,331	69.34%	59.20%	1,851,368,778	69.60%	59.78%	1,885,106,943	70.86%	60.90%
Total	2,660,056,599	100%	100%	2,660,056,599	100%	100%	2,660,056,599	100%	100%

(1)   Public financing and investment group for businesses, resulting from the combination of OSEO, CDC Entreprises, FSI and FSI Régions.

(2)   Includes shares held as part of the Group savings plan, in particular through the Orange Actions and Orange Ambition International mutual funds, or directly by employees in registered form.

The public sector (the French State and Bpifrance Participations) and the Orange Actions mutual funds of the Group savings plan invested in Orange shares have double voting rights on their registered shares which they have held for over two years (see Section 6.4.1 Rights, preferences and restrictions attached to shares).

At December 31, 2022, the French State and Bpifrance Participations hold in concert 22.95% of the capital and 29.25% of the voting rights at Shareholders’ Meetings, taking into consideration the double voting rights.

At December 31, 2022, the mutual funds of the Group savings plan invested in Orange shares represented 7.08% of the Company’s capital and 10.70% of voting rights at Shareholders’ Meetings. The regulations governing the mutual funds state that voting rights attached to securities held as fund assets are exercised by the Supervisory Boards of these funds. In the absence of an express reference in the regulations to cases where the Supervisory Boards must gather the prior opinions of holders, the Supervisory Boards decide whether or not to take securities held as fund assets to public tender or exchange offers, in accordance with Article L. 214-164 of the French Monetary and Financial Code.

As of the date of this document, to Orange’s knowledge, no shareholder other than the French State, Bpifrance Participations and Group employees (in particular via the Orange Actions mutual fund) held, directly or indirectly, more than 5% of the capital or voting rights.

6.2.1.1   Changes in the distribution of capital held by major shareholders over the last three fiscal years

In the last three fiscal years, the Company has bought and sold treasury shares to meet obligations related to employee share allocation programs. To Orange’s knowledge, there has been no major change in the distribution of capital and voting rights since December 31, 2022.

6.2.1.2   Information on shareholders’ agreements

On February 23, 2016, the AMF was notified of the execution, on February 18, 2016, of a new shareholders’ agreement between the French Republic and Bpifrance Participations. This agreement replaces the previous shareholders’ agreement signed between the same parties on December 24, 2012, formalizing their existing concerted action with respect to their shareholdings in Orange.

The shareholders’ agreement has been established for a period of two years (renewable), and stipulates that the parties will:

1.  consult on voting on resolutions put to the Shareholders’ Meeting, with a commitment to exchange respective views and seek a common position on resolutions, without being under any obligation to reach a joint position;

2.  consult each other on the form (within the meaning of Article L. 228-1 of the French Commercial Code) of their Orange securities.

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6.2.1.3   Additional information on the distribution of the free float

Orange regularly identifies its shareholders, notably via the procedure known as "Identifiable Bearer Securities" (IBS). At December 31, 2022, institutional investors held 62.6% of the capital (down by 0.4 points compared with 2021) and individual investors 6.8% (up by 0.2 points).

Geographical distribution of institutional investors at December 31, 2022

France	27%
United Kingdom	17%
Other European countries	17%
Europe total	61%
North America	35%
Rest of the world	4%
Total	100%

Source: IBS survey.

6.2.2     Direct or indirect control of Orange SA

As of the date of this document, the public sector (French State and Bpifrance Participations) has three representatives out of a total of 15 members on the Board of Directors of Orange (see Section 5.1.1 Board of Directors).

Orange’s major shareholder is the public sector: the French State, which, in concert with Bpifrance Participations, held 22.95% of the share capital and 29.25% of voting rights at December 31, 2022. As is the case with all Orange’s shareholders, these shares carry double voting rights when held in registered form for over two years (see Section 6.2.1.2 Information on shareholders’ agreements and Section 6.2.1 Distribution of capital and voting rights above). While not giving it as such the ability to exercise control over the Company, this level of holding could, based on the attendance rate at Shareholders’ Meetings in the past, allow the public sector to block the adoption of resolutions requiring a qualified majority vote by the shareholders.

In light of the recommendations of the Afep-Medef Code, Orange has put in place Corporate Governance rules to ensure the proper operation of the Board of Directors and its specialist committees in respecting the interests of all shareholders. The Board of Directors comprises seven Independent Directors, one of whom serves as Chairman (see Section 5.2 Operation of the management and supervisory bodies). Orange therefore feels there is no risk that the French State may exercise control in an abusive manner.

No other natural or legal persons exercise or could exercise control over Orange, either directly or indirectly, or individually, jointly or in concert.

To Orange’s knowledge, there is no agreement which, if implemented, could, at a later date, entail a change in its control.

6.3 Dividend distribution policy

The Shareholders’ Meeting of May 19, 2022 decided on the distribution of a dividend of 0.70 euros per share for the fiscal year 2021. Taking into account the 0.30-euro interim dividend paid on 15 December 2021, the balance of the dividend distributed by the Shareholders’ Meeting was 0.40 euros per share and was paid in cash on June 9, 2022.

On July 27, 2022, the Board of Directors decided on the distribution of an interim dividend of 0.30 euros per share. The interim dividend was paid in cash on December 7, 2022.

For fiscal year 2022, the 2023 Shareholders’ Meeting will be asked to approve a maintained dividend of 0.70 euros per share. Taking into account the interim dividend paid, the balance of the dividend to be distributed, subject to shareholders’ approval, will be 0.40 euros per share and will be paid in cash on June 7, 2023, the ex-dividend date being June 5, 2023.

In line with the solid growth in its organic cash flow, Orange intends, subject to shareholders’ approval, to increase its dividend to 72 cents per share for fiscal year 2023 (including the distribution of an interim dividend of 0.30 euros per share in December 2023) and to reach a new floor of 75 cents per share in respect of the 2024 fiscal year.

Past dividend payments

Fiscal year	2021	2020	2019	2018	2017
Dividend per share (in euro)	0.70	0.90	0.50	0.70	0.65

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6.4 Statutory information on shares and Shareholders’ Meetings

6.4.1     Rights, preferences and restrictions attached to shares

Orange has only issued ordinary shares. Each share entitles its holder to a portion of the corporate profits and assets proportional to the amount of capital represented thereby. Furthermore, each share entitles its holder to vote and be represented in the Shareholders’ Meetings in accordance with the provisions of the law and of the Bylaws. Ownership of one share implies, ipso jure, adherence to the Bylaws and the decisions of the Shareholders’ Meeting.

There is no clause in the Bylaws providing for double or multiple voting rights for Orange shareholders. However, in accordance with the law, double voting rights are automatically granted to all shares held in registered form by the same holder for at least two years.

The shareholders are only liable for losses within the limits of their contributions to the Company’s capital.

Payment of dividends

The terms and conditions for the payment of the dividends approved by the Shareholders’ Meeting are determined by the Shareholders’ Meeting, or failing this, by the Board of Directors. However, cash dividends must be paid within a maximum of nine months after the close of the fiscal year, unless extended by court order. The Ordinary Shareholders’ Meeting may grant each shareholder, for all or part of the dividends to be distributed, an option of payment of the dividends either in cash or in shares, subject to legal requirements.

Interim dividends may be distributed before the approval of the financial statements for the fiscal year when the balance sheet established during or at the end of a fiscal year and certified by a Statutory Auditor shows that the Company has made a profit since the close of the last fiscal year, after recognizing the necessary depreciation, amortization and provisions and after deducting prior losses, if any, and the sums to be allocated to reserves, as required by law or the Bylaws, and including any retained earnings. The amount of such interim dividends may not exceed the amount of the profit thus defined.

Dividends not claimed within five years after the payment date revert to the French State.

Disposal and transfer of shares

Shares are freely tradable, subject to applicable legal and regulatory provisions. They are registered in a share account and are transferred by means of a transfer order from account to account.

6.4.2     Actions necessary to modify shareholders’ rights

Shareholders’ rights may be modified as allowed by law. Only the Extraordinary Shareholders’ Meeting is authorized to amend any and all provisions of the Bylaws. The Meeting may not, however, increase shareholder commitments, except for properly executed transactions resulting from a share consolidation.

6.4.3     Rules for participation in and notice of Shareholders’ Meetings

Access to, participation in and voting rights at Shareholders’ Meetings

Shareholders’ Meetings are composed of all shareholders whose shares are fully paid-up and for whom a right to attend Shareholders’ Meetings has been established by registration of their shares in an account in the name either of the shareholder or of the intermediary holding their account, where the shareholder is not resident in France, by midnight (Paris time) on the second business day preceding the Meeting.

The shares must be registered within the time limit specified above, either in an account in their own name maintained by the Company, or in the bearer share accounts maintained by an authorized intermediary.

If it sees fit to do so, the Board of Directors may distribute personalized admission cards to shareholders and require them to produce these cards at the Meeting.

Shareholders participating via video-conferencing or other means of telecommunication which meet legal and regulatory conditions and allow identification shall be deemed present for the calculation of the quorum and majority at Shareholders’ Meetings. The Board of Directors organizes, in accordance with legal and regulatory requirements, the participation and voting of these shareholders at the Shareholders’ Meeting, assuring, in particular, the effectiveness of the means of identification.

Any shareholder may, in accordance with legal and regulatory requirements, vote remotely or grant a proxy to any other natural or legal person of his or her choice. Shareholders may, in accordance with legal and regulatory requirements, send their ballot or proxy, either in hard copy or via electronic means, no later than 3.00 pm (Paris time) on the day before the Shareholders’ Meeting. Transmission methods are specified by the Board of Directors in the meeting notice and the convocation notice.

Shareholders voting remotely, within the time limit specified in the Bylaws, by means of the ballot provided by the Company to shareholders, are deemed present or represented at the Meeting.

The remote or proxy ballots and the certificate of attendance may be completed in electronic format duly signed under the conditions provided for in the applicable laws and regulations. For this purpose, the ballot can be filled in and electronically signed directly on the website established by the organizer of the Meeting.

Shareholders not resident in France may be represented at a Shareholders’ Meeting by a registered intermediary who may participate subject to legal requirements.

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Notice of Shareholders’ Meetings

Shareholders’ Meetings are convened by the Board of Directors, or, failing this, by the Statutory Auditors, or by any person authorized for this purpose. Meetings are held at the headquarters or at any other location indicated in the convocation notice. Subject to exceptions provided by law, notice must be given at least 15 days before the date of the Shareholders’ Meeting. When the Shareholders’ Meeting cannot deliberate due to the lack of the required quorum, the second Meeting and, if applicable, the second postponed Meeting, must be convened at least ten days in advance in the same manner as the first.

Ordinary Shareholders’ Meeting

Ordinary Shareholders’ Meetings are called to make any and all decisions that do not amend the Bylaws. An Ordinary Shareholders’ Meeting is convened at least once a year within six months of the end of each fiscal year in order to approve the Statutory Financial Statements and Consolidated Financial Statements for the fiscal year in question or, in the case of postponement, within the period established by court order. When convened for the first time, the Meeting only validly deliberates if the shareholders present or represented by proxy or voting remotely represent at least one-fifth of the shares with voting rights. When the Meeting is convened for the second time, no quorum is required. Decisions are made by a majority of the votes held by the shareholders present, represented by proxy or voting remotely.

Extraordinary Shareholders’ Meeting

Only the Extraordinary Shareholders’ Meeting is authorized to amend any and all provisions of the Bylaws. Subject to the legal provisions governing capital increases by capitalization of reserves, profits or premiums, the Extraordinary Shareholders’ Meeting only validly deliberates if the shareholders present, represented by proxy or voting remotely represent at least one-fourth of all shares with voting rights when convened for the first time, or one-fifth when convened for the second time. If the latter quorum is not reached, the second Meeting may be postponed to a date no later than two months after the date for which it was convened. Subject to the same condition, the second Meeting makes decisions by a two-thirds majority of the shareholders present, represented by proxy, or voting remotely.

6.4.4     Declarations of threshold crossing

In addition to the legal obligation to inform the Company and the French Financial Markets Authority (Autorité des marchés financiers - AMF) when thresholds of 5%, 10%, 15%, 20%, 25%, 30%, 33 1/3%, 50%, 66 2/3%, 90% and 95% of the capital and voting rights are crossed, any natural or legal person, acting alone or in concert with others, that acquires, directly or indirectly, as defined by Articles L. 233-7 et seq. of the French Commercial Code, a number of shares, voting rights or securities representing shares equal to 0.5% of the capital or voting rights in Orange is required, within five trading days from the date of registration of the securities that result in reaching or crossing such threshold, to declare to Orange by registered letter with return receipt, the total number of shares, voting rights and securities giving access to the capital that such natural or legal person holds.

This declaration must be repeated in accordance with the conditions indicated above each time a new 0.5% threshold is reached or crossed, whether crossing above or below, for any reason whatsoever, including beyond the 5% threshold.

In the event of failure to comply with any of the provisions set forth above, the shareholder or shareholders in question are stripped of the voting rights attached to any securities in excess of the thresholds, subject to legal provisions and limits, if one or more shareholders holding at least 0.5% of the capital or voting rights so requests at a Shareholders’ Meeting.

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7.1 Company identification

Company name: Orange

Place and registration number:

Paris Trade and Companies Register 380 129 866 APE (principal activity) code: 6110Z

Legal Entity Identifier (LEI): 969500MCOONR8990S771

Date of incorporation and term:

Orange SA was incorporated as a French société anonyme (a public limited company under French law) on December 31, 1996 for a 99-year term. Barring early liquidation or extension, the Company will expire on December 31, 2095.

Registered office:

111, quai du président Roosevelt, 92130 Issy-les-Moulineaux, France

Telephone: + 33 (0)1 44 44 22 22

Website: www.orange.com

Legal form and applicable legislation:

Orange is governed by French corporate law subject to specific laws governing the Company, notably Law no. 90/568 of July 2, 1990 on the organization of public postal services and France Telecom, as amended.

The regulations applicable to Orange as a result of its operations are described in Section 1.7 Regulation of telecommunication activities.

Purpose: "As a trusted partner, Orange gives everyone the keys to a responsible digital world."

The purpose of Orange, included in Article 2 Corporate scope and purpose of the Bylaws, is part of the Lead the future strategic plan, which is guided by exemplary social and environmental accountability. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

Corporate scope:

The Company’s corporate scope, in France and abroad, specifically pursuant to the French Postal and Electronic Communications Code, is:

−   to provide all electronic communication services in internal and international relations;

−   to carry out activities related to public services and, in particular, to provide, where applicable, a universal telecommunication service and other mandatory services;

−   to establish, develop and operate all electronic communications networks open to the public necessary for providing said services and to interconnect the same with other French and foreign networks open to the public;

−   to provide all other services, facilities, handset equipment and electronic communication networks, and to establish and operate all networks distributing audiovisual services, and especially radio, television and multimedia broadcasting services;

−   to set up, acquire, rent or manage all real estate or other assets and businesses and to lease, install and operate all structures, businesses, factories and workshops within the corporate scope defined above;

−   to obtain, acquire, operate or transfer all processes and patents related to any of the purposes defined above;

−   to participate directly or indirectly in all transactions that may be related to any of the purposes defined above, through the creation of new companies or enterprises, the contribution, subscription or purchase of securities or corporate rights, acquisitions of interests, mergers, partnerships, or by any other means;

−   and more generally, all industrial, commercial and financial transactions, or transactions involving movable or fixed assets, that may be related directly or indirectly, in whole or in part, to any of the aforementioned corporate purposes, or to any similar or related purposes, or to any and all purposes that may enhance or develop the Company’s business.

7.2 Glossaries

7.2.1     Financial glossary

Average number of employees (full-time equivalents): average number of active employees over the reporting period, prorated for their work time, including on both permanent contracts and fixed-term contracts.

Change in working capital requirement: the change in working capital requirement is made up of:

−   the change in working capital requirement for operations, which is made up of (i) the change in gross inventories, (ii) the change in gross trade receivables, (iii) the change in trade payables for other goods and services, and (iv) changes in other customer contract assets and liabilities;

−   and the change in working capital requirement excluding operations, which includes changes in other assets and liabilities (excluding receivables and payables related to operating taxes and levies).

Commercial expenses, equipment and content costs: see External purchases.

Convergent ARPO: average revenues per customer from convergent services (Average Revenues Per Offer, ARPO) for the period is calculated by dividing (i) the revenues from consumer convergent offers invoiced to customers (excluding the effect of spreading the equipment subsidy pursuant to IFRS 15) over the period in question, by (ii) the weighted average number of customers of retail convergent services over the same period. The weighted average number of customers is the average of monthly averages over the period in question. The monthly average is the arithmetic average of the number of customers at the beginning and end of the month. Convergent ARPO is expressed in monthly revenues per convergent services customer.

Convergent services: see Revenues.

Data on a comparable basis: data with comparable methods, scope and exchange rates are presented for the preceding period (see Section 3.1.5.1 Data on a comparable basis). The transition from data on a historical basis to data on a comparable basis consists of keeping the results for the last fiscal year and restating the previous fiscal year in order to present financial data with comparable methods, scope and exchange rates over comparable periods. The method used is to apply to the data of the corresponding period of the previous fiscal year the methods and the scope of consolidation for the period just ended, as well as the average exchange rates used for the consolidated income statement in the Consolidated Financial Statements for the period just ended. Changes on a comparable basis enable organic business changes to be reflected. Data on a comparable basis is a financial indicator not defined by IFRS and may not be comparable to similarly titled indicators used by other groups (see Section 3.1.5 Financial indicators not defined by IFRS).

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Data on a historical basis: data for past periods as reported in the Consolidated Financial Statements of the current financial period.

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

eCAPEX or "economic CAPEX": investments in property, plant and equipment and intangible assets excluding telecommunication licenses and financed assets, minus the price of disposal of fixed assets (see Note 1.6 to the Consolidated Financial Statements). eCAPEX is a financial indicator not defined by IFRS and may not be comparable to similarly titled indicators used by other groups (see Section 3.1.5 Financial indicators not defined by IFRS).

Economic CAPEX: see eCAPEX.

Equipment sales: see Revenues.

External data: data after elimination of internal flows between the scopes considered.

External purchases: external purchases include the following operating expenses, excluding leases falling within the scope of application of IFRS 16 (see Note 5.1 to the Consolidated Financial Statements):

−   commercial expenses, equipment and content costs: cost of handsets and other equipment sold, retail fees and commissions, advertising, promotional, sponsoring and rebranding expenses, and content costs;

−   service fees and inter-operator costs: network expenses and interconnection costs;

−   other network expenses and IT expenses: subcontracting expenses for operations and technical maintenance, IT expenses;

−   and Other external purchases: overheads, real estate fees, purchases of other services and service fees, purchases of equipment and other supplies held in inventories, call center subcontracting expenses and other external services, net of capitalized costs of goods and services.

Financial investments: financial investments include (i) acquisitions of equity securities in subsidiaries (net of cash acquired), in associates and joint ventures, and measured at fair value, and (ii) changes in ownership interests with no gain of control.

Fixed-only broadband ARPO: average revenues per fixed-only services customer (Average Revenues Per Offer - ARPO) for the period is calculated by dividing (i) the revenues from fixed-only broadband services sold on a retail basis (excluding the effect of spreading the equipment subsidy pursuant to IFRS 15) over the period in question, by (ii) the weighted average number of fixed-only broadband customers over the same period. The weighted average number of customers is the average of monthly averages over the period in question. The monthly average is the arithmetic average of the number of customers at the beginning and end of the month. Fixed-only broadband ARPO is expressed in monthly revenues per fixed-only services customer.

Fixed-only services: see Revenues.

Investments in property, plant and equipment and intangible assets: see eCAPEX.

IT & Integration Services: see Revenues.

Labor expenses: wages and employee benefit expenses (net of capitalized costs), employee profit-sharing expenses, and expenses relating to share-based compensation (see Note 6.1 to the Consolidated Financial Statements).

Mobile-only ARPO: average revenues per mobile-only services customer (Average Revenues Per Offer - ARPO) for the period is calculated by dividing (i) the revenues from mobile-only services sold on a retail basis (excluding Machine to Machine and excluding the effect of spreading the equipment subsidy pursuant to IFRS 15) over the period in question, by (ii) the weighted average number of customers of mobile-only offers (excluding Machine to Machine) over the same period. The weighted average number of customers is the average of monthly averages over the period in question. The monthly average is the arithmetic average of the number of customers at the beginning and end of the month. Mobile-only ARPO is expressed in monthly revenues per mobile-only customer.

Mobile-only services: see Revenues.

Net financial debt: net financial debt as defined and used by Orange does not take into account Mobile Financial Services activities, for which this concept is not relevant. It consists of (i) financial liabilities excluding operating payables (translated into euros at the year-end closing rate) including derivative instruments (assets and liabilities), (ii) less cash collateral paid, cash, cash equivalents and financial assets at fair value. Furthermore, financial instruments designated as cash flow hedges included in net financial debt are set up to hedge items that are not included therein, such as future cash flows. As a consequence, the portion of these unmatured hedging instruments recorded in other comprehensive income is added to gross financial debt to offset this temporary difference (see Note 13.3 to the Consolidated Financial Statements). Net financial debt is a financial indicator not defined by IFRS and may not be comparable to similarly titled indicators used by other groups (see Section 3.1.5 Financial indicators not defined by IFRS).

Number of employees (active employees at end of period): number of employees working on the last day of the reporting period, including on both permanent contracts and fixed-term contracts.

Operating taxes and levies payables: taxes and levies including the CET (contribution économique territoriale - territorial economic contribution) and the IFER (Imposition Forfaitaire sur les Entreprises de Réseaux - flat-rate tax on network enterprises) in France, spectrum fees and levies on telecommunication services (see Note 10.1 to the Consolidated Financial Statements).

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED]

Other external purchases: see External purchases.

Other network expenses and IT expenses: see External purchases.

Other operating expenses: see Other operating income and expenses.

Other operating income and expenses: other operating income net of other operating expenses. Other operating income and expenses include:

−   other operating income: primarily net banking income (NBI), income related to recovery of trade receivables, site rentals and franchises income, tax credits and subsidies, income from universal service, brand royalties and management fees invoiced to certain unconsolidated entities, rebilling of network sharing costs, income from litigation, income relating to line damage (see Note 4.2 to the Consolidated Financial Statements);

−   and Other operating expenses: mainly disputes, impairments and losses on trade receivables from telecom activities, cost of bank credit risk, universal service charges, operating foreign exchange gains/losses, and acquisition and integration costs (see Note 5.2 to the Consolidated Financial Statements).

Other operating income: see Other operating income and expenses.

Other revenues: see Revenues.

Retail Services (B2C+B2B) revenues: aggregation of convergent services, mobile-only services, fixed-only services and IT & Integration Services revenues (see these definitions). Retail Services (B2C+B2B) revenues bring together all revenues from a given scope, excluding revenues from wholesale services, equipment sales and other revenues (see these definitions).

Retail services (B2C+B2B): see Retail Services (B2C+B2B) revenues.

Revenues: revenues (see Notes 1.2 and 4.1 to the Consolidated Financial Statements) include:

−   convergent services: revenues from the convergent offers sold on a retail basis to B2C customers, excluding equipment sales (see this definition). A convergent service is defined as the combination of, at least, fixed broadband access (xDSL (sum total Digital Subscriber Line), FTTx (Fiber To The X), cable, fixed 4G) and a mobile voice plan;

−   mobile-only services: revenues from mobile plans (mainly outgoing calls: voice, SMS and data) for retail sales, excluding convergent services and equipment sales (see these definitions);

−   fixed-only services: revenues from fixed-only services sold on a retail basis, excluding convergent services and equipment sales (see these definitions). It includes (i) fixed narrowband services (conventional fixed telephony), (ii) fixed broadband services, and (iii) business solutions and networks (with the exception of France, for which most business solutions and networks are supported by the Enterprise segment). For the Enterprise segment, revenues from fixed-only services include network equipment sales linked to the operation of voice and data services;

−   IT & Integration Services: revenues including unified communication and collaboration services (Local Area Network and telephony, consultancy, integration, project management), hosting and infrastructure services (including Cloud Computing), app services (Customer Relations management and other app services), security services, video-conferencing services, services related to Machine to Machine activities (offline) and equipment sales related to the above products and services;

−   wholesale services: revenues including (i) mobile services to carriers, including in particular incoming mobile traffic, visitor roaming, network sharing, national roaming and mobile virtual network operators (MVNOs), and (ii) fixed services to other carriers, which include in particular national interconnection, international wholesale services, high-speed and very high-speed broadband access services (fiber access, unbundling of telephone lines, xDSL access sales), and sales of telephone lines on the wholesale market;

−   equipment sales: fixed and mobile equipment sales, excluding (i) equipment sales related to the supply of IT & Integration Services, and (ii) network equipment sales related to the operation of voice and data services for the Enterprise segment and (iii) equipment sales to external dealers and brokers;

−   and Other revenues: other revenues include equipment sales to external dealers and brokers, revenues from portals, online advertising revenues and transverse activities of the Group and other miscellaneous revenues.

Service fees and inter-operator costs: see External purchases.

Statutory data: data before elimination of internal flows between the scopes considered.

Wages and employee benefit expenses: see Labor expenses.

Wholesale services: see Revenues.

7.2.2     Glossary of technical terms

API (Application Programming Interface): computer programming interface that enables programs to interact with one another, in a similar manner to a human-machine interface.

Arcep: (Autorité de régulation des communications électroniques, des postes et de la distribution de la presse - French regulatory authority for electronic communications, postal and print media distribution).

Bitstream: wholesale service enabling alternative operators to rent broadband access which has been activated by the incumbent operator. In this way they can offer retail broadband services in areas where they do not offer unbundled access.

Call termination (interconnection or termination rate): amount per minute paid by one telephone operator to another to transmit a telephone conversation over the network of the second operator to its destination. These rates are regulated.

Civil Engineering for Optical Loops and Links: Civil engineering and air-assist offer for Orange’s local loop and for the fiber optic networks. To accelerate the roll-out of new very high-speed broadband networks, Orange has decided to open its facilities (ducts and air-assist) to operators, to allow them to lay their optical cables so that open access fiber optic networks can be rolled out.

Cloud Computing: a concept that involves using remote servers for the storage and processing of electronic data, traditionally located on local servers or the user’s workstation.

DSL (Digital Subscriber Line): technologies enabling the use of copper cables connecting subscribers of "Switched Telephone Networks" (STN) to enable broadband transfers of digital packets.

DSLE (DSL Enterprise): broadband data transport offer in one or more DSL regions. It connects a set of "end" sites to a central site and enables operators to develop Internet/Intranet access offers for their B2B customers.

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DWDM (Dense Wavelength Division Multiplexing): digital transmission technology based on multiplexing wavelengths over fiber optic, enabling very high-speed broadband (up to 10 Gigabits per second) information transfers over long-distance networks.

Efficient operator: a concept used in relation to the regulation of prices for wholesale and retail services sold by an operator when the regulatory authority requires the operator to orient its prices toward the costs borne. If the actual costs of this operator turn out to be higher than they should be because it is inefficient, the corresponding excess cost is excluded from the price base used to determine prices.

FOL: Fiber Optic Link.

FTTx (Fiber To The X): generic name for different forms of optical connections:

−   FTTH (Fiber To The Home): B2C and Pro-SME offer of a fiber optic link from the operator’s optical connection node (OCN) directly to the subscribers’ home. Ensures very high-speed broadband transmissions compatible with triple play packages and has the following characteristics: shared local loop, asymmetrical speeds (download speed faster than upload speed), which are not guaranteed, limited support and no guaranteed recovery time (GRT);

−   FTTE (Fiber To The Enterprise): B2B offer with dedicated fiber between the pooling point and the business, dedicated business support and GRT;

−   FTTO (Fiber To The Office): B2B offer with higher quality of service and security levels (dedicated fiber from the optical connection node to the business, symmetrical and guaranteed speeds allowing the proper functioning of business applications, GTR ensuring rapid reconnection in the event of an incident).

Full MVNO: an MVNO (mobile virtual mobile operator) that operates its own core network components and its own app platforms, while renting radio capacity to host operators. See MVNO.

Gbit/s or Gigabit per second: one billion bits (109) (BInary digiT - binary-coded (0 or 1) information element used by digital systems) transferred per second on a transmission network.

Go or Gigaoctet: a unit of measurement used in computing to indicate memory capacity. Each unit corresponds to a billion octets (one octet is a computer coding unit consisting of 8 bits).

GPON (Gigabit Passive Optical Network): passive FTTH optical network architecture, not to be confused with the competing point to point FTTH architecture; it is used for on-demand broadcasting such as video over IP (IPTV). XGS-PON is a standard for passive optical networks that supports higher speed (10 Gbits/s) symmetrical data transfer. It is part of the Gigabit-capable PON, or G-PON, family of standards. G-PON stands for Gigabit PON or 1 Gigabit PON. The "X" in "XGS" represents the number ten and the "S" stands for "symmetrical." XGS-PON = 10 Gigabit Symmetrical PON.

GSMA (GSM Association): an association representing nearly 800 mobile telephony operators and manufacturers in 220 countries of the world. The GSMA takes part in the definition and publication of mobile telephony standards.

ICT (Information and Communication Technologies): techniques used to process and transmit information, mainly computing, audiovisual, multimedia, Internet and telecommunication.

IMS (IP Multimedia Subsystem): standardized IP-based network architecture and technology providing fixed and mobile voice and multimedia services, including VoIP, VoLTE and VoWifi.

Integrated Service Digital Network (ISDN): digital network for the transmission of integrated information: data, voice and video. Orange trade name: Numéris.

IP-VPN: see Virtual Private Network (VPN).

IPX: interconnection service ensuring interoperability between the different technologies, thus allowing the secure exchange of IP-based traffic between customers of the different mobile, fixed-line telephony and Internet operators.

ISDN: see Integrated Service Digital Network.

LAN (Local Area Network): network enabling workstations or PCs of the same entity on the same site to be interconnected with other local networks on other sites and be linked to the public network.

LoRaWAN (Long Range Wide-Area Network): telecommunication protocol that allows connected devices to exchange small amounts of data in narrowband, reducing the energy used by the objects.

LTE (Long-Term Evolution): standard developed within 3GPP which produced technical specifications for the fourth-generation mobile network standard (4G). By extension, LTE also refers to so-called fourth generation mobile systems.

LTE-M (LTE for Machines): technology which enables Internet of Things equipment to connect to the 4G network without a gateway.

M2M or Machine to Machine: exchanges of information between machines that are established between the central control system (server) and any type of equipment, through one or several communication networks.

MEA (Africa & Middle East): Africa & Middle East region.

Mobile network sharing: Pooling between several operators of all or part of the equipment constituting their mobile networks. There are different types of infrastructure sharing:

−   passive sharing: pooling of passive infrastructure among operators. The partners jointly use the masts, premises or the technical environment (power supply, air conditioning), but each operator rolls out its own active network equipment;

−   active sharing: pooling of active elements (base station equipment, base station controllers, transmission links) among operators, in addition to passive infrastructure sharing.

MPLS (Multi-Protocol Label Switching): data transfer technique which improves network speed and efficiency, allowing routers to transfer information along p-defined paths depending on the level of quality required.

Multiplexing: technique to simultaneously transfer several communications on a single transmission channel.

NFC (Near Field Communication): technology for short-range and high-frequency wireless communications, allowing the exchange of information between devices up to a distance of about 10 cm.

NGA: New Generation Access.

NGN (New Generation Network or Next Generation Network): generic concept referring to IP-based voice and data networks, making it possible to switch from a simple connectivity approach to a new approach to developing services for customers.

OCN (Optical Connection Node): Concentration point of a fiber optic network where the active equipment is installed from which the operator activates the accesses of its subscribers.

OTT (Over-The-Top): refers to a broadcaster that provides services, for example on-demand video services on the Internet, using the infrastructures of a telecoms network operator, when the network operator does not offer this service itself.

Roaming: the use of a mobile phone service on the network of another operator than the one with which the subscription is taken out. A typical example is the use of a mobile phone abroad from another operator’s network.

Seamless network: a telecommunication service provided by a network operator or a service provider which uses the resources of one or more other operators or suppliers to give users the impression that they are accessing the same network without interruption regardless of where they are.

SCN: Subscriber connection node.

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Scopes 1, 2 and 3 (linked to the greenhouse gas emission scopes):

−   Scope 1: emissions directly related to Orange’s activities (equipment, buildings, etc.);

−   Scope 2: indirect emissions related to Orange’s energy consumption (electricity);

−   Scope 3: other indirect emissions (employee travel, product transport, emissions from Orange customers and suppliers).

Signaling System 7 (SS7): information exchanges required for the management of a telephone communication (establishment and termination, maintenance and supervision, invoicing) and transferred in digital form by a network separate from that used for the communication itself.

Slicing: or "network slicing," which consists of virtually dividing the 5G network into slices operating independently to provide different levels of mobile network performance according to customer needs.

SS7: see Signaling System 7.

Streaming: technology enabling the broadcasting of video images on the Internet and continuous viewing in real time.

Switched telephone network (STN): voice transmission network comprising handsets, subscriber lines, circuits and switches. It is also used to access certain data services.

Triple play: broadband subscription package including Internet access, telephony and a package of television channels.

UMTS (Universal Mobile Telecommunications System): a third-generation (3G) mobile telephony standard allowing broadband communication (up to 2 Mbits/s at theoretical symmetrical speed) over the 1.9 to 2.2 GHz frequency band.

vDSL (Very high bit-rate DSL): a technique based on the same technique as xDSL. vDSL signals are sent over a pair of copper wires, simultaneously and without interfering with voice telephony. This allows for very high speeds.

Virtual Private Network (VPN): a set of resources on a public network made exclusively available to a B2B customer.

Voice over Internet Protocol - VoIP: transport of voice services using IP technologies.

VPN: see Virtual Private Network.

VSAT (Very Small Aperture Terminal): a satellite communications technology that uses two-way satellite dishes with a diameter of less than 3 m and requires few ground resources. VSAT is used to connect a small site to communication networks, either for telephony or Internet access.

WiFi (Wireless-Fidelity): a technology enabling the connection of wireless equipment using radio waves in the 2.4 GHz wavelength, at speeds of 11 Mbits/s (802.11b standard) or 54 Mbits/s (802.11g standard). By extending the Ethernet protocol to cover radio services, WiFi offers businesses and individuals the ability to wirelessly connect several computers or shared devices in a network over distances that may reach several dozen meters.

xDSL: see DSL

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